                              Smart Machines Inc.
                             651 River Oaks Parkway
                           San Jose, California 95134

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 26, 1999

To the Shareholders of Smart Machines Inc.:

   Notice is hereby given that a special meeting of shareholders of Smart Machines will be held at 2:00 p.m. local time, on August 26, 1999, at the offices of Smart Machines at 651 River Oaks Parkway, San Jose, California 95134 to consider and vote upon an Agreement and Plan of Merger, dated as of July 7, 1999, by and among Brooks Automation, Inc., Smart Acquisition Corp., a wholly-owned subsidiary of Brooks, and Smart Machines, and the merger of Smart Acquisition with and into Smart Machines. As a result of the merger, Smart Machines will become a wholly-owned subsidiary of Brooks and all shares of Smart Machines common stock and preferred stock issued and outstanding immediately prior to the merger will be converted into the right to receive shares of Brooks common stock with a total market value of approximately $10.5 million.

   The proposed merger and other related matters are more fully described in the attached proxy statement/prospectus. A copy of the merger agreement is included as Appendix A of the proxy statement/prospectus.

   Only the holders of record of Smart Machines common stock and preferred stock as of the close of business on the record date, August 6, 1999, are entitled to vote at the meeting. The approval of the foregoing proposal requires the approval of the holders of: (i) a majority of the outstanding shares of Smart Machines common stock; (ii) a majority of the outstanding shares of all series of Smart Machines preferred stock, voting as a single class; and (iii) at least 66 2/3% of the outstanding shares of Smart Machines Series D preferred stock, voting as a separate class.

   Dissenters' rights will be available to those shareholders of Smart Machines who comply with the requirements of Chapter 13 of the California General Corporation Law ("CGCL"), a copy of which is included as Appendix B of the proxy statement/prospectus. See the section entitled "The Merger-Dissenters' Rights of Smart Machines Shareholders" in the proxy statement/prospectus for a discussion of the requirements of and the procedures to be followed in exercising dissenters' rights in connection with the proposed merger under Chapter 13 of the CGCL.

   All shareholders are cordially invited to attend the Smart Machines special meeting in person. Whether or not you expect to attend, we urge you to sign and date the enclosed proxy and return it promptly in the envelope provided.

   Your board of directors unanimously recommends that you vote FOR the adoption of the merger agreement and the approval of the merger.

                                          By Order of the Board of Directors,

                                          K. Charles Janac
                                          President and Chief Executive
                                           Officer

San Jose, California
August 13, 1999

   To assure that your shares are represented at the meeting, you are urged to complete, date and sign the enclosed proxy and mail it promptly in the enclosed postage-paid envelope provided, whether or not you plan to attend the meeting in person. Your proxy can be withdrawn by you at any time before it is voted.

                                                Filed pursuant to Rule 424(b)(1)
                                                Registration No. 333-84727


          SMART MACHINES INC.                    BROOKS AUTOMATION, INC.
            PROXY STATEMENT                            PROSPECTUS
                                              Common Stock, $.01 Par Value

   We are providing this proxy statement/prospectus to you, the shareholders of Smart Machines, in connection with Smart Machines' Board of Directors' request for your proxy relating to the proposed merger described in detail in this proxy statement/prospectus.

   The Boards of Directors of Brooks and Smart Machines have unanimously approved a merger agreement that would result in Smart Machines becoming a wholly-owned subsidiary of Brooks. If you approve the merger and it is completed by August 31, 1999, you would receive your pro rata portion of shares of Brooks common stock with a value equal to $10,454,506 in exchange for your shares of Smart Machines capital stock. The total purchase price will be allocated to the holders of the Smart Machines capital stock as follows:

Holders of Class of Smart Machines Capital Stock        Allocation of Total Purchase Price
------------------------------------------------        ----------------------------------
            Series A preferred stock                                $1,342,621
            Series B preferred stock                                 1,246,707
            Series C preferred stock                                 2,291,342
            Series D preferred stock                                 3,213,955
              Common Stock                                           2,359,881

   For one year after the merger, an escrow agent will hold 5% of the shares of Brooks common stock payable to you to satisfy claims of Brooks under the merger agreement. If Brooks asserts claims under the merger agreement, you may never collect these shares.

   Subject to their prior agreement, holders of Smart Machines' 7% convertible promissory notes issued pursuant to Smart Machines' Note Purchase Agreement dated June 15, 1998 will receive shares of Brooks common stock in exchange for the cancellation of their notes. The shares of Brooks common stock issuable to the note holders are not subject to the escrow.

   Smart Machines shareholders must approve the merger for it to occur. The Smart Machines Board of Directors has scheduled a special meeting for Smart Machines shareholders to vote on the merger at 2:00 p.m., local time, on August 26, 1999 at the offices of Smart Machines, 651 River Oaks Parkway, San Jose, California 95134. Shareholders of Smart Machines holding in the aggregate approximately 50.3% of the Smart Machines common stock, 26.2% of Smart Machines preferred stock and 48.6% of Smart Machines Series D preferred stock have granted proxies to Brooks to vote all of their shares in favor of the merger.

   Shares of Brooks common stock are traded on the Nasdaq National Market under the symbol "BRKS." On August 11, 1999, the closing sales price of the Brooks common stock, as reported on the Nasdaq National Market, was $26.50 per share.

   Investing in Brooks common stock involves a high degree of risk. See "Risk Factors" beginning on page 16. The proposed merger is a complex transaction. We strongly urge you to read this proxy statement/prospectus in its entirety.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

               Proxy Statement/Prospectus dated August 13, 1999.
         First mailed to Smart Machines Shareholders on August 13, 1999

                               ----------------

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER....................................    1
SUMMARY...................................................................    5
RISK FACTORS..............................................................   16
WARNING REGARDING FORWARD-LOOKING STATEMENTS..............................   23
THE SMART MACHINES SPECIAL MEETING........................................   24
  Purpose of the Smart Machines Special Meeting...........................   24
  Time, Date and Place of Meeting.........................................   24
  Proxies.................................................................   24
  Revocability of Proxies.................................................   24
  Solicitation of Proxies.................................................   24
  Voting Rights and Outstanding Shares....................................   24
  Vote Required to Approve the Merger.....................................   25
  All Smart Machines' Directors and Executive Officers Have Agreed To Vote
   For the Merger.........................................................   25
THE MERGER................................................................   27
  Background of the Merger................................................   27
  Smart Machines' Reasons for the Merger..................................   28
  Recommendation of Smart Machines Board of Directors.....................   29
  Brooks' Reasons for the Merger..........................................   29
  Interests of Certain Persons in the Merger..............................   30
  Material Contracts Between Brooks and Smart Machines....................   30
  Certain Federal Income Tax Consequences of the Merger...................   30
  Accounting Treatment of the Merger......................................   32
  Federal Securities Law Consequences of the Merger.......................   32
  Regulatory Approvals Necessary for the Merger...........................   33
  Dissenters' Rights of Smart Machines Shareholders.......................   33
THE MERGER AGREEMENT......................................................   35
  General.................................................................   35
  Effective time..........................................................   35
  Conversion of Your Shares Into Brooks Common Stock......................   35
  The Mechanics of the Exchange of Your Shares for Shares of Brooks Common
   Stock..................................................................   37
  You May Be Required to Forfeit Brooks Shares............................   38
  Representations and Warranties..........................................   39
  Covenants...............................................................   41
  Conduct of Business of Smart Machines Pending the Merger................   41
  Smart Machines May Not Solicit Others to Purchase Its Business..........   43
  Conditions to the Completion of the Merger..............................   43
  Events Which Could Lead to Termination of the Merger....................   45
  Consequences of Termination of the Merger...............................   46
  Cash Election...........................................................   46
  Waiver and Amendment....................................................   46
COMPARATIVE MARKET PRICE DATA.............................................   47
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA...........................   49
UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA......................   52
BROOKS RECENT DEVELOPMENTS................................................   53
BROOKS MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................   54
QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT BROOKS MARKET RISK...........   62
SMART MACHINES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS................................................   63
INFORMATION REGARDING BROOKS..............................................   66
INFORMATION REGARDING SMART MACHINES......................................   77
BROOKS MANAGEMENT.........................................................   79
CERTAIN TRANSACTIONS......................................................   86
SMART MACHINES MANAGEMENT.................................................   87
PRINCIPAL SHAREHOLDERS OF BROOKS..........................................   88
PRINCIPAL SHAREHOLDERS OF SMART MACHINES..................................   89
DESCRIPTION OF BROOKS SECURITIES..........................................   93
COMPARISON OF RIGHTS OF STOCKHOLDERS OF BROOKS AND SMART MACHINES.........   96

LEGAL MATTERS............................................................... 104
EXPERTS..................................................................... 104
WHERE YOU CAN FIND MORE INFORMATION......................................... 105
APPENDIX A AGREEMENT AND PLAN OF MERGER..................................... A-1
APPENDIX B CALIFORNIA GENERAL CORPORATION LAW CHAPTER 13.................... B-1

                               ----------------

   Aculigner(TM), Acutran(TM), Acutrav(TM), BiSymmetrik(TM), Caliber(TM), CELLguide(R), CELLman(R), CELLworks(R), ClusterLink(TM), ControlPower(TM), ControlVision(TM), Cornerstone(TM), FMMS(TM), FACTORYworks(R), FASTech(R), FASTech Integration(R), FASTech Integration, Inc.(R), FASTspc(TM), Hercules(TM), InCooler(TM), InLigner(TM), LeapFrog(TM), MagnaTran(TM), MAKING DATA MAKE SENSE(R), Marathon(R), Marathon Express(TM), MultiTran(TM), Patterns(TM),RS/DISCOVER(R), RS/EXPLORE(R), RS/1(R), SPCsrv(TM), STATIONworks(R), TOM(TM),VCE(TM), VacuTran(TM), We Deliver Productivity(R), WinClient(TM), WORKMAP(R), Xsite(TM), and the FASTech logo and the Brooks logo are trademarks of Brooks.

   SVR300(TM), SAR300(TM), SmartAligner(TM), SmartLift(TM), SmartDwill(TM), and the Smart Machines logo are trademarks of Smart Machines.

   Service marks and trademarks of other companies are referred to in this proxy statement/prospectus.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

   Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I, A SHAREHOLDER OF SMART MACHINES, BENEFIT?

   A: The Board of Directors of Smart Machines believes, among other things, that:

    . the combined company will provide the resources necessary to enable
      Smart Machines to credibly continue sales discussions with large semiconductor original equipment manufacturers. These greater resources will enhance the opportunity to provide worldwide support and rapidly expanding manufacturing capacity to Smart Machines' most attractive potential customers;

    . Brooks' liquidity and capital resources will enhance Smart Machines' financial position and provide it with the capital resources necessary to enable Smart Machines to pursue its business plan;

    . the combination with Brooks will provide greater access to sales, marketing, management and capital resources necessary to pursue product development; and

    . the current Smart Machines shareholders will benefit from increased liquidity of their investments. Brooks is a publicly-traded company. Unless you are an affiliate of Smart Machines or Brooks, the Brooks common stock you receive in the merger will be freely tradeable on the Nasdaq National Market; in contrast, Smart Machines is a private company with no market for its capital stock.

   A: The management of Brooks believe the merger will be of benefit to shareholders in several areas. The combined company will benefit by significantly broadening Brooks' portfolio of patents in the area of direct drive robotic products. This, along with the combined company's complementary scientific and technical and product development opportunities, is expected to expand potential customer opportunities as compared to each company on a stand-alone basis. The Board of Directors of Brooks believes that the merger is in the best interests of Brooks and its shareholders and, therefore, has approved unanimously the merger based upon consideration of the following:

    . Smart Machines' leading edge robot arm products offer Brooks incremental opportunities in the atmospheric and vacuum robotics markets;

    . the synergy of the two companies' robot technologies provides expanded product choices which are supported by a global sales and service organization;

    . the combined company's design efforts are anticipated to offer customers common robotic architectures and control strategies for a wide range of applications;

    . Smart Machines will provide Brooks with its first design, engineering, and manufacturing presence in Silicon Valley, near Brooks' largest customers; and

    . Smart Machines' successful penetration of the Japanese semiconductor and storage device markets complements Brooks existing presence in Asia.

   To review the background and reasons for the merger in greater detail, see pages 27 through 29 of the proxy statement/prospectus. The merger also involves risks which are discussed beginning on page 16.

   Q: DOES THE BOARD OF DIRECTORS OF SMART MACHINES RECOMMEND VOTING IN FAVOR OF THE MERGER?

   A: Yes. The Board of Directors of Smart Machines unanimously recommends voting in favor of the merger.

   Q: WHAT IS THE TOTAL PURCHASE PRICE FOR SMART MACHINES?

   A: If the merger closes by August 31, 1999, the total purchase price for Smart Machines will be paid in Brooks common stock in an amount equal to $10,454,506. The purchase price is subject to increase in the event Smart Machines reduces the principal and interest on its loan from Venture Lending and Leasing II, Inc. Smart Machines pays Venture Lending $47,100 of principal and interest on the first day of each month. If Smart Machines makes the scheduled payment on the Venture Lending loan on September 1, 1999, the total purchase price would increase to $10,501,606.


   The price per share of the Brooks common stock used to calculate the number of shares issuable pursuant to the merger agreement will be the average of the closing price for Brooks common stock on the Nasdaq National Market for the 20 consecutive trading day period ending five trading days before the close of the merger.

   Q: WHAT WILL I RECEIVE IN THE MERGER?

   A: Overview. If the merger is completed by August 31, 1999 you will receive a portion of the total purchase price based on the number and class of shares of Smart Machines capital stock that you own at the time it is completed. As we indicated in our previous answer, the total purchase price is payable in shares of Brooks common stock. The total purchase price will be divided among the different classes of Smart Machines capital stock as follows:

       Class of Smart Machines Capital Stock   Allocation of Total Purchase Price
       -------------------------------------   ----------------------------------
             Series A preferred stock                      $1,342,621
             Series B preferred stock                       1,246,707
             Series C preferred stock                       2,291,342
             Series D preferred stock                       3,213,955
             Common stock                                   2,359,881

   If the merger closes after August 31, 1999, the total purchase price will increase as described in our previous answer. Any increases in the total purchase price will be allocable solely to the Smart Machines common stock. The allocations of the total purchase price to each Series of Smart Machines preferred stock will not change.

   Members of each class of Smart Machines capital stock will share the portion of the total purchase price allocated to that class of stock proportionally, based upon the number of shares of that class held by the member compared to the total number of outstanding shares of that class. The allocation of the purchase price among the various classes of stock is based on the assumption that prior to completing the merger each holder of Smart Machines preferred stock would convert the following amounts of preferred stock to Smart Machines common stock: Series A, 31.673%; Series B, 21.942%; Series C, 21.512%; and Series D, 21.285%. We cannot require you to convert your shares of Smart Machines preferred stock. However, the merger may not proceed if the holders of Smart Machines preferred stock do not agree to convert the necessary amounts of preferred stock to Smart Machines common stock.

   Five percent of your shares will be held in escrow. An escrow agent will hold five percent of the shares of Brooks common stock issuable to you in escrow for one year to satisfy claims by Brooks under the merger agreement. See "Risk Factors--Risks Relating to the Merger--A Portion of Your Shares Will be Held in Escrow and You May Never Collect Them" on page 16.

   No fractional shares. Brooks will not issue fractions of its shares to you in the merger. Instead, you will receive cash for any fractional shares of Brooks common stock owed to you in connection with the merger, based on the market value of the fractional shares. To calculate the amount of cash payable to you, you must multiply the fraction of a share by the 20 trading day average closing price.

   Calculating the number of shares issuable to you. To calculate the approximate number of shares of Brooks common stock you will receive in the merger for each class of Smart Machines capital stock you own, you must:

  .  multiply:

   (1) the total allocation of the total purchase price that class of Smart Machines capital stock is entitled to receive; by

   (2) your percentage ownership of that class of Smart Machines capital stock on the day the merger is completed; and

  . divide this result by the 20 trading day average closing price of Brooks common stock.

 Example.

   For example, assume:

  . the merger is completed on August 31, 1999 and, therefore, the total purchase price is $10,454,506;

  .  the 20 trading day average closing price for Brooks common stock is $25;
     and

  . you own 2% of Smart Machines' common stock on the day the merger is completed.

   To determine the number of shares you are eligible to receive as a result of the merger:

  .  multiply:

     (1) $2,359,881, the total allocation of the purchase price to Smart Machines common shareholders; by

     (2) 2%, the percentage of the outstanding Smart Machines common stock you own; and

  .  divide this result by $25, the 20 trading day average closing price.

   Under this example, the total allocation of the purchase price to the Smart Machines common shareholders would equal $2,359,881. Therefore you would be entitled to receive 1,887.9 shares of Brooks common stock. However, you would actually receive 1,793 shares of Brooks common stock, $22.50 as cash payment for fractional shares and the right to receive up to 94 shares of Brooks common stock, representing five percent of your total shares of Brooks common stock, upon the termination of the escrow in one year.

   Q: WHAT WILL HAPPEN TO MY SHARES HELD IN ESCROW?

   A: You may be required to forfeit up to five percent of the shares of Brooks common stock you would otherwise receive. Whether or not you vote in favor of the merger, if the merger is completed, you will be liable for damages suffered by Brooks and its affiliates after the merger as a result of any misrepresentation, breach of warranty, or failure to perform any covenant or agreement contained in the merger agreement. You will also be liable for reimbursement of fees and expenses of Smart Machines' legal counsel in excess of $150,000.

   However, the total liability of all Smart Machines shareholders is limited to an aggregate of five percent of the shares of Brooks common stock issued pursuant to the merger and only begins when Brooks and its affiliates have suffered total damages in excess of $50,000. Your individual liability as a shareholder is limited to five percent of the shares of Brooks common stock that you are entitled to receive in the merger.

   The escrow and your indemnification obligations will end one year after the closing. At that time, the escrow agent will release to you any escrowed shares against which no claim has been made.

   Q: WHEN AND WHERE IS THE SPECIAL MEETING RELATING TO THE MERGER?

   A: The special meeting will be held at 2:00 p.m. on August 26, 1999 at the offices of Smart Machines, 651 River Oaks Parkway, San Jose, California 95134.

   Q: WHAT SPECIFIC PROPOSALS WILL I BE ASKED TO CONSIDER?

   A: At the special meeting, you will be asked to approve the merger.

   Q: WHAT DO I NEED TO DO NOW?

   A: After carefully reading and considering the information contained in this document, indicate on your proxy card how you want to vote. Then sign and mail the proxy card in the enclosed return envelope as soon as possible, so that your shares will be voted in accordance with your instructions at the special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of the merger. If you do not vote or you abstain, it will count as a vote against the merger.

   Q: SHOULD I SEND MY STOCK CERTIFICATES NOW?

   A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

   Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

   A: In most cases, the exchange of shares should be tax-free to you for federal income tax purposes, except that you will have a taxable gain or loss for the small amount of cash you may receive for fractional shares. To review the tax consequences to you and to Smart Machines in more detail, see pages 30 through 32. Because tax matters are very complicated and the tax consequences to you of the exchange of shares will depend on the facts of your particular situation, we encourage you to contact your own tax advisor.

   Q: IF I DO NOT APPROVE THE MERGER, AM I ENTITLED TO DISSENTERS' RIGHTS?

   A: If you object to the merger, California law permits you to seek relief as a dissenting shareholder. As a dissenting shareholder, you have the right to have the fair value of your shares of Smart Machines stock determined by a court and paid to you in cash. Your failure to strictly comply with the provisions of California law may result in waiver or forfeiture of your dissenters' rights. Dissenters' rights are described in greater detail beginning on page 33 of the proxy statement/prospectus. A copy of the relevant provisions of the California law governing this process are attached as Appendix B to this proxy statement/prospectus.

   Q: WHO CAN ANSWER QUESTIONS?

   A: If you have additional questions about the merger or about Smart Machines' solicitation of your proxy, you should contact:

                            Smart Machines Inc.
                            651 River Oaks Parkway
                            San Jose, CA 95134
                            Phone Number: (408) 324-1234
                            Attn: Sharon Andres
                             Chief Financial Officer

                                    SUMMARY

   This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document and the documents to which it refers you. You should particularly focus on the information set forth under the heading "Risk Factors" beginning on page 16. All references to "Brooks common stock" include the "rights" issuable pursuant to a Rights Agreement entered into in July 1997 providing for the delivery of a right along with each share of Brooks common stock issued by Brooks.

                              About the Companies

Brooks Automation, Inc.

   Brooks is a leading supplier of tool and factory automation solutions for the global semiconductor, data storage, and flat panel display manufacturing industries. Founded in 1978, Brooks has distinguished itself as a technology and market leader, particularly in the demanding cluster-tool vacuum-processing environment. In September 1998, Brooks acquired FASTech Integration, Inc., which designs, develops, markets, and supports an integrated suite of manufacturing execution system workflow software products for the semiconductor, electronics, and general discrete manufacturing industries. In 1999, Brooks acquired Hanyon Technology, Inc. and Domain Manufacturing Corporation to enhance its position in factory automation software through integrated process control and optimization solutions. The mailing address of Brooks' principal executive offices is 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 and its telephone number is (978) 262-2400.

Smart Machines Inc.

   Smart Machines produces process tool automation components for semiconductor manufacturers. These components are designed to transport wafers or discs on which semiconductors are manufactured into and inside of semiconductor process tools. Many of Smart Machines' products have been designed to address the anticipated transitions in the semiconductor manufacturing industry to increased use of deep submicron processes and larger, 300mm diameter wafers. The mailing address of Smart Machines' principal executive offices is 651 River Oaks Parkway, San Jose, California 95134 and its telephone number is (408) 324-1234.

                 Special Meeting of Smart Machines Shareholders

Purpose of the Smart Machines Special Meeting

   The purpose of the Smart Machines special meeting is to consider and vote upon approval of the merger. The merger will occur only if the proposal is approved.

   The Smart Machines' Board of Directors unanimously approved the merger agreement and the merger and recommends a vote by the shareholders of Smart Machines FOR approval of the merger.

Time, Date and Place of Meeting

   The Smart Machines special meeting will be held at 2:00 p.m., local time, on August 26, 1999 at the offices of Smart Machines, 651 River Oaks Parkway, San Jose, California 95134.

Proxies

   The form of proxy accompanying this proxy statement/prospectus is being solicited on behalf of the Smart Machines' Board of Directors for use at the Smart Machines special meeting. Each of the persons named in the Smart Machines proxy as a proxy holder is an officer of Smart Machines. All shares of Smart Machines capital stock that are entitled to vote and are represented at the Smart Machines special meeting by properly executed proxies received prior to or at the meeting and not duly and timely revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, proxies will be voted FOR the merger.

Revocability of Proxies

   Any person giving a proxy to vote at the Smart Machines special meeting has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with the corporate secretary of Smart Machines at its principal office, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Solicitation of Proxies

   This proxy statement/prospectus was mailed to all Smart Machines shareholders of record as of the record date and constitutes notice of the Smart Machines special meeting in accordance with California law. The cost of soliciting proxies from holders of Smart Machines capital stock will be borne by Smart Machines. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of Smart Machines without additional compensation, and by telephone, email, facsimile or similar method.

Voting Rights and Outstanding Shares

   Only holders of record of Smart Machines capital stock at the close of business on the record date, which has been set as August 6, 1999, will be entitled to notice of, and to vote at, the Smart Machines special meeting. At the close of business on the record date there were 4,626,218 shares of Smart Machines common stock, 1,965,000 shares of Series A preferred stock, 532,382 shares of Series B preferred stock, 834,096 shares of Series C preferred stock and 1,166,581 shares of Series D preferred stock outstanding and entitled to vote.

   Prior to consummating the merger, each holder of preferred stock of Smart Machines will be asked to exercise its right to convert the following amounts of its preferred stock into common stock:

       Series of
       Smart
       Machines
       Preferred   Percent to Convert
       Stock       to Common Stock
       ---------   ------------------
       Series A         31.673%
       Series B         21.942%
       Series C         21.512%
       Series D         21.285%

   You will receive separate instructions directly from Smart Machines on how to convert the appropriate portion of your Smart Machines preferred stock into Smart Machines common stock. As a result of those conversions, the number of shares of preferred stock is expected to be reduced prior to completing the merger. The merger may not proceed if the Smart Machines preferred stock does not convert into Smart Machines common stock in the above amounts.

   Each holder of record of Smart Machines capital stock on the record date will be entitled to the following number of votes for each share held on all matters to be voted upon at the Smart Machines special meeting:

  . Common stock--one vote for each share held;

  . Series A preferred stock--one vote for each share held;

  . Series B preferred stock--1.052632 votes for each share held;

  . Series C preferred stock--1.080247 votes for each share held; and

  . Series D preferred stock--one vote for each share held.

  Any fractional voting rights will be rounded to the nearest whole number (with one-half being rounded upward).

Vote Required to Approve the Merger

   The presence, in person or by properly executed proxy, of the holders of a majority of all classes of the outstanding shares of Smart Machines capital stock entitled to vote at the Smart Machines special meeting is necessary to establish a quorum.

   Approval of the proposal requires a quorum and the approval of:

  . a majority of the outstanding shares of Smart Machines common stock; plus

  . a majority of the outstanding shares of all series of Smart Machines preferred stock, voting as a single class; plus

  . at least 66 2/3% of the outstanding shares of Smart Machines Series D preferred stock, voting as a separate class.

  Abstentions will be counted towards the tabulation of votes cast on the proposal presented to the shareholders, but will have the same effect as a vote against approval of the merger. Your failure to vote also will have the same effect as a vote against approval of the merger.

All Smart Machines' Directors and Executive Officers Have Agreed to Vote For the Merger

  The chart below lists all Smart Machines' directors and executive officers. These individuals have granted Brooks irrevocable proxies to vote in favor of the merger with respect to all of their shares of Smart Machines capital stock:

       Name              Position with Smart Machines
       ----              ----------------------------
       James E. Solomon  Chairman and Director
       K. Charles Janac  President, Chief Executive Officer and Director
       Eugene Bernosky   Director
       Bruce Graham      Director
       Nancy Magoun      Director
       Sharon Andres     Chief Financial Officer and Controller
       August Moretti    Secretary

   These proxies represent a total of 2,329,188 shares, or approximately 50.3% of the votes entitled to be cast by all outstanding shares of Smart Machines common stock, a total of 1,777,915 shares, or approximately 26.2% of the outstanding shares of Smart Machines preferred stock, and a total of 566,947 shares, or approximately 48.6% of the outstanding shares of Smart Machines Series D preferred stock.

                                   The Merger

   The merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the entire merger agreement as it is the legal document that governs the merger. For a discussion of the conversion of your shares of Smart Machines capital stock into Brooks common stock and examples, see "What Will I Receive in the Merger?" on page 2.

Effects of the Merger (see page 35)

   In the merger Smart Machines will become a subsidiary of Brooks. Persons who owned stock in Smart Machines before the merger will own stock in Brooks after the merger.

Interests of Certain Persons in the Merger (see page 29)

   You should be aware that certain officers of Smart Machines and the Smart Machines' Board of Directors have interests in the merger in addition to their interests as shareholders of Smart Machines generally. Pursuant to the merger agreement, Brooks is obligated to preserve and assume certain indemnification rights and benefits of the existing officers and directors of Smart Machines. Brooks anticipates that K. Charles Janac (President and a director of Smart Machines) and Sharon Andres (the Chief Financial Officer and Controller), as well as a number of the other employees, will continue to be employed by it after the merger.

Conditions to Completion of the Merger (see page 43)

   Several conditions must be satisfied before the parties are required to complete the merger. These conditions include:

  . the approval of the merger by the Smart Machines shareholders;

  . the conversion of all of the 7% convertible promissory notes and unpaid, accrued interest of Smart Machines into shares of Brooks common stock;

  . the receipt by Brooks of an opinion from its independent accountants, PricewaterhouseCoopers LLP, that the merger may be accounted for as a "pooling of interests"; and

  . that holders of not more than five percent of Smart Machines stock shall have exercised statutory dissenters' rights.

   If the law permits, the conditions to the merger may be waived. The merger may not proceed if a portion of each series of Smart Machines preferred stock is not converted into Smart Machines common stock.

Events Which Could Lead To Termination of the Merger (see page 45)

   Prior to the completion of the merger, the merger may be terminated by one or both of the parties as described below.

   Either Brooks or Smart Machines may terminate the merger if the terminating party is not at fault and if:

  . the merger has not been completed by October 31, 1999;

  . Brooks or Smart Machines has failed to comply in any material respect with any of its covenants in the merger agreement, and the failure has not been corrected within 15 days after notice of the failure; or

  . a governmental authority has taken action having the effect of permanently restraining the merger.

   Brooks may terminate the merger if:

  . Smart Machines breaches any of its representations or warranties in the merger agreement, the breach causes a material adverse effect to Smart Machines' business and the breach has not been corrected within 15 days after notice of the breach; or

  . Smart Machines engages in any conduct or takes any action intended to facilitate the acquisition of Smart Machines or any significant portion of its stock or assets by a person other than Brooks.

   Smart Machines may terminate the merger if:

  . Brooks breaches any of its representations or warranties in the merger agreement; and

  . the breach causes a material adverse effect to Brooks' business; and

  . the breach has not been disclosed to the public; and

  . the breach has not been corrected within 15 days after notice of the breach.

Consequences of Termination of the Merger (see page 46)

   Brooks must pay to Smart Machines $1,000,000 and all of Smart Machines' reasonable costs and expenses associated with the merger agreement if the merger is terminated because:

  . Brooks fails to comply with any of its covenants or agreements contained in the merger agreement;

  . Brooks breaches any of its representations or warranties contained in the merger agreement; or

  . the shares of Brooks common stock issuable to Smart Machines shareholders would equal or exceed 20% of the then outstanding shares of Brooks common stock and Brooks chooses not to exercise its option to purchase Smart Machines for cash.

   Smart Machines must pay to Brooks $1,000,000 and all of Brooks' reasonable costs and expenses associated with the merger agreement if the merger is terminated because:

  . Smart Machines engages in conduct or takes action intended to facilitate the acquisition of Smart Machines or any significant portion of its stock or assets by a person other than Brooks; or

  . Smart Machines fails to comply with any of its covenants or agreements or breaches any of its representations or warranties, and within six months of such termination Smart Machines agrees to be acquired by a person other than Brooks.

Smart Machines May Not Solicit Others to Purchase Its Business (see page 43)

   Smart Machines has agreed that it will not take any action until October 31, 1999 intended or designed to assist any person or entity, other than Brooks, to acquire Smart Machines or any significant portion of its stock or assets.

        Federal Securities Law Consequences of the Merger (see page 32)

   In exchange for your shares of Smart Machines stock, Brooks will issue to you freely transferable shares of Brooks common stock. However, if you are deemed to be an "affiliate" of Smart Machines or Brooks under applicable federal securities laws, the transfer of your shares will be subject to certain limitations.

                Accounting Treatment of the Merger (see page 32)

   We intend that the merger will qualify as a "pooling of interests" for accounting purposes under generally accepted accounting principles. This means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

                 Regulatory Approvals Necessary for the Merger

   Neither Brooks nor Smart Machines is aware of any governmental or regulatory approvals required for the consummation of the merger other than (i) compliance with applicable securities laws and (ii) certain filings under Delaware and California law.

   Comparative Rights of Smart Machines and Brooks Shareholders (see page 96)

   Smart Machines is a California company and your rights as a Smart Machines shareholder are currently governed by California law. After the merger, you will hold shares of Brooks common stock and your rights as a shareholder of Brooks will be governed by Delaware law. See "Comparison of Rights of Shareholders of Brooks and Smart Machines" for a summary of certain differences between the rights of holders of Brooks common stock and the rights of holders of Smart Machines capital stock.

                      Recent Market Price of Brooks Stock

   Brooks common stock is traded on the Nasdaq National Market under the symbol "BRKS." No established trading market exists for any Smart Machines capital stock.

   The following tables set forth the closing prices per share of the Brooks common stock on the Nasdaq National Market on July 7, 1999, the last trading day preceding the public announcement of the merger, and on August 12, 1999, the latest practicable trading day before the printing of this proxy statement/prospectus. The tables also set forth the equivalent per share prices of Smart Machines capital stock. These determinations are based on the portion of the total purchase price allocable to the applicable class of Smart Machines capital stock described on page 2, divided by the total outstanding number of shares of the applicable class of Smart Machines capital stock. The first table is based upon the number of shares of each class of Smart Machines capital stock outstanding on the date of this proxy statement/prospectus. The second table assumes that each holder of Smart Machines preferred stock converts the following amounts of its preferred stock into common stock: Series A, 31.7%; Series B, 29.9%, Series C, 21.5%; and Series D, 21.3%.

                                          Smart Machines Equivalent (Current
                                                     Outstanding)
                                      ------------------------------------------
                                                       Preferred Stock
                            Brooks    Common -----------------------------------
                         Common Stock Stock  Series A Series B Series C Series D
                         ------------ ------ -------- -------- -------- --------
July 7, 1999............    $27.00    $0.51   $0.68    $2.34    $2.75    $2.76
August 12, 1999.........    $26.50     0.51    0.68     2.34     2.75     2.76
                                         Smart Machines Equivalent (Assuming
                                                     Conversion)
                                      ------------------------------------------
                                                       Preferred Stock
                            Brooks    Common -----------------------------------
                         Common Stock Stock  Series A Series B Series C Series D
                         ------------ ------ -------- -------- -------- --------
July 7, 1999............    $27.00    $0.41   $1.00    $3.00    $3.50    $3.50
August 12, 1999.........    $26.50     0.41    1.00     3.00     3.50     3.50

   You should obtain current market quotations for Brooks common stock. The market prices of Brooks common stock at or after the effective time of the merger may be different than stated above.

              Number of Holders of Smart Machines and Brooks Stock

   As of July 26, 1999, there were 197 holders of record of Brooks common stock and 159 holders of record of Smart Machines capital stock.

                  Dividend Policy of Smart Machines and Brooks

   Other than dividends paid by Brooks Canada prior to its acquisition by Brooks, neither Brooks nor Smart Machines has ever paid or declared any cash dividends on its capital stock and neither plans to pay any cash dividends in the foreseeable future. Brooks' current policy is to retain all of its earnings to finance future growth. Smart Machines' credit facilities prohibit Smart Machines from making distributions on the Smart Machines capital stock.

             Brooks Summary Historical Consolidated Financial Data
                     (in thousands, except per share data)

   The following summary historical consolidated financial data of Brooks have been derived from its historical consolidated financial statements. You should read this summary in conjunction with such consolidated financial statements and the notes thereto, which are included in this proxy statement/prospectus. This data has been retroactively restated to reflect Brooks' acquisition of FASTech in September 1998 and Techware in February 1996. These acquisitions were accounted for as poolings of interests.

                           (unaudited)
                           Six months
                         ended March 31,        Fiscal year ended September 30,
                         ----------------  --------------------------------------------
                          1999     1998      1998      1997      1996    1995    1994
                         -------  -------  --------  --------  -------- ------- -------
Consolidated statement
 of operations data:
 Revenues (a)........... $43,085  $53,723  $ 99,862  $108,741  $112,730 $68,488 $38,096
 Net income (loss)
  available to common
  stockholders.......... $  (441) $(9,537) $(18,882) $ (2,122) $  8,073 $ 6,084 $ 1,632
 Earnings (loss) per
  share:
  Basic................. $ (0.04) $ (0.93) $  (1.84) $  (0.27) $   1.06 $  1.00 $  0.36
  Diluted............... $ (0.04) $ (0.93) $  (1.84) $  (0.27) $   0.94 $  0.86 $  0.37
 Shares used in
  computing earnings
  (loss) per share:
  Basic.................  11,028   10,235    10,269     7,818     7,628   6,093   4,564
  Diluted...............  11,028   10,235    10,269     7,818     9,108   7,661   5,841

                         (unaudited)               September 30,
                          March 31,  -----------------------------------------
                            1999       1998     1997    1996    1995    1994
                         ----------- -------- -------- ------- ------- -------
Consolidated balance
 sheet data:
 Total assets...........  $140,172   $140,952 $160,989 $78,174 $65,016 $21,080
 Working capital........   100,742     99,921  115,439  34,294  34,870   8,124
 Long-term debt
  (excluding current
  portion)..............        11        130    2,520     931     938   3,845
 Redeemable convertible
  preferred stock.......       --         --    10,366   9,831   9,298   8,764
 Nonredeemable preferred
  stock, common stock,
  and other
  stockholders' equity
  (deficit).............  $121,841   $121,763 $126,870 $45,916 $37,768 $    (8)

--------
   (a) Includes revenues from related party of $15.9 million, $18.2 million, $19.1 million, $10.5 million, $6.4 million, $4.1 million and $10.3 million in the fiscal years ended September 30, 1998, 1997, 1996, 1995, 1994 and the six months ended March 31, 1999 and 1998, respectively.

                Smart Machines Summary Historical Financial Data

                     (In thousands, except per share data)

   We derived the following summary historical financial data of Smart Machines from its historical financial statements. You should read this summary in conjunction with such financial statements and the notes thereto, which are included elsewhere in this proxy statement/prospectus.

                            (unaudited)
                           Three months
                          ended March 31,   Fiscal year ended December 31,
                          ----------------  ----------------------------------
                           1999     1998     1998     1997     1996     1995*
                          -------  -------  -------  -------  -------  -------
Statement of operations
 data:
 Net sales............... $   230  $    32  $   382  $   687  $    --  $    --
 Net loss attributable to
  common stockholders.... $(1,130) $(1,128) $(5,497) $(3,852) $(2,803) $(1,891)
 Loss per share:
  Basic.................. $ (0.25) $ (0.25) $ (1.22) $ (0.94) $ (0.80) $ (0.77)
  Diluted................ $ (0.25) $ (0.25) $ (1.22) $ (0.94) $ (0.80) $ (0.77)
 Shares used in computing
  loss per share:
  Basic..................   4,566    4,491    4,524    4,104    3,503    2,446
  Diluted................   4,566    4,491    4,524    4,104    3,503    2,446

                                       (unaudited)         December 31,
                                        March 31,  -----------------------------
                                          1999      1998     1997   1996   1995
                                       ----------- -------  ------ ------ ------
Balance sheet data:
Total assets.........................    $ 2,004   $ 2,507  $3,824 $1,840 $1,363
Working capital......................        848     1,428   2,632    853    851
Long-term debt (excluding current
 portion)............................      3,499     3,214     104    --     --
Redeemable convertible preferred
 stock...............................      3,787     3,562   2,663    --     --
Nonredeemable preferred stock, common
 stock, and other stockholders'
 equity (deficit)....................    $(6,120)  $(4,991) $  449 $1,309 $1,115

--------
 * Includes results of operations from October 1, 1994, (date of inception) through December 31, 1995.

            Summary Unaudited Pro Forma Consolidated Financial Data
                     (In thousands, except per share data)

   We derived this summary unaudited pro forma consolidated financial data from the Unaudited Pro Forma Condensed Consolidated Financial Statements. The Unaudited Pro Forma Condensed Consolidated Financial Statements give effect to the merger as a pooling of interests. You should read this summary in conjunction with the unaudited Pro Forma Statements and the notes thereto, both of which are included in this proxy statement/prospectus.

   We present this pro forma information for illustrative purposes only. This information is not necessarily indicative of the operating results or financial position that would have occurred if the combination had been consummated, nor is it necessarily indicative of the future operating results or financial position of Brooks or Smart Machines.

                                Six months ended       Fiscal year ended
                                   March 31,             September 30,
                                -----------------  ----------------------------
                                 1999      1998      1998      1997      1996
                                -------  --------  --------  --------  --------
Pro forma consolidated
 statement of operations data:
 Revenues.....................  $45,082  $ 53,882  $107,697  $109,428  $112,730
 Net income (loss)
  attributable to common
  stockholders................  $(2,780) $(11,889) $(21,374) $ (5,973) $  5,270
Earnings (loss) per share:
 Basic........................  $ (0.24) $  (1.12) $  (1.99) $  (0.73) $   0.67
 Diluted .....................  $ (0.24) $  (1.12) $  (1.99) $  (0.73) $   0.62
Shares used in computing
 diluted earnings
 (loss) per share
 Basic........................   11,502    10,609    10,739     8,175     7,846
 Diluted......................   11,502    10,609    10,739     8,175     9,326

                                                                       March 31,
                                                                         1999
                                                                       ---------
Pro forma consolidated balance sheet data:
 Total assets......................................................... $144,386
 Working capital (1)..................................................   98,967
 Long-term debt (excluding current portion)...........................    2,185
 Total shareholders' equity (1)....................................... $121,399

--------
(1) Gives effect as of March 31, 1999, to a reserve for direct costs of the merger which are estimated to be $750,000.

          Comparative Historical And Pro Forma Combined Per Share Data

   The following table sets forth certain per share data for Brooks and Smart Machines on both an historical and pro forma combined basis after giving effect to the merger as a pooling of interests as though it occurred at October 1, 1995. The equivalent pro forma and combined pro forma per share data is based upon the issuance of 478,000 shares of Brooks common stock at $27.49 per share in exchange for all of the Smart Machines common stock, preferred stock, and convertible notes. This comparative historical and combined per share data does not necessarily indicate the results that actually would have occurred if the merger had been completed on October 1, 1995, or which may be expected in the future. You should read this consolidated financial information in conjunction with the historical consolidated financial statements of Brooks and of Smart Machines and in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements included elsewhere herein. Estimated direct costs of the merger are not included in pro forma consolidated net earnings (loss) per share below. Neither Brooks nor Smart Machines has ever declared or paid cash dividends to holders of its common stock with the exception of dividends paid by Brooks Canada prior to its acquisition by Brooks.

                                      Comparative Per Share Data
                           ---------------------------------------------------
                           Six months ended Fiscal year ended September 30,
                              March 31,     ----------------------------------
                                 1999          1998        1997        1996
                           ---------------- ----------  ----------  ----------
Brooks Historical:
 Earnings (loss) per
  share:
  Basic..................       $(0.04)     $    (1.84) $    (0.27) $     1.06
  Diluted................        (0.04)          (1.84)      (0.27)       0.94
 Book value(1)...........        11.02           11.06          --          --
Smart Machines Histori-
 cal:
 Loss per share:
  Basic..................       $(0.60)     $    (1.22) $    (0.94) $    (0.80)
  Diluted................        (0.60)          (1.22)      (0.94)      (0.80)
 Book value(2)...........        (2.75)          (2.52)         --          --
Pro Forma Combined-Brooks
 and Smart Machines(3):
 Earnings (loss) per
  share:
  Basic..................       $(0.24)     $    (1.99) $    (0.73) $     0.67
  Diluted................        (0.24)          (1.99)      (0.73)       0.61
 Book value..............        10.52           10.67          --          --
Smart Machines Equivalent
 Pro Forma:
 Loss per share:
  Basic..................       $(0.00)     $    (0.03) $    (0.01) $     0.01
  Diluted................        (0.00)          (0.03)      (0.01)       0.01
 Book Value(4)...........         0.16            0.16          --          --

-------
(1) Brooks historical book value per share as of September 30, 1998, and March 31, 1999, is computed by dividing total stockholders' equity by the number of shares of Brooks common stock outstanding at the end of the period.
(2) Smart Machines historical book value per share as of December 31, 1998, and March 31, 1999, is computed by dividing total shareholders' equity, excluding Smart Machines preferred stock, by the number of shares of Smart Machines common stock outstanding at the end of the period.
(3) Pro forma combined earnings (loss) per share is computed based upon the weighted average number of common and dilutive potential common shares of Brooks and Smart Machines for each period presented, giving effect to the merger as if it occurred at the beginning of the earliest period presented. See the Unaudited Pro Forma Condensed Combined Financial Statements and notes thereto included elsewhere in this proxy statement/prospectus, for a discussion of the historical periods combined. Pro forma combined book value per share is computed by dividing pro forma combined shareholders' equity by the number of shares of Brooks common stock outstanding at the end of the period after giving effect to the assumed conversion of Smart Machines common and preferred stock, and convertible notes into Brooks common stock based upon $27.49.
(4) Equivalent pro forma combined earnings (loss) and book value per share are computed by multiplying the pro forma combined earnings (loss) per share and book value per share by the Common Stock Conversion Ratio.

                                 RISK FACTORS

   In addition to the other information in this proxy statement/prospectus, you should carefully consider the following risk factors when determining whether to vote for the approval of the merger and the acquisition of Brooks common stock. References to the business and operations of Brooks include its subsidiaries and, for the period following the merger, Smart Machines, unless the context otherwise requires.

Risks Related to Merger

   The Integration of Smart Machines with Brooks Will Be Expensive and Time Consuming And Poses a Number of Challenges Which Could Materially Adversely Affect Brooks' Business. The merger will not achieve its anticipated benefits unless Brooks successfully combines its operations with those of Smart Machines and integrates the two companies' products in a timely manner. Integrating Brooks and Smart Machines will be a complex, time consuming and expensive process and may result in revenue disruption if not completed in a timely and efficient manner. Prior to the merger, Brooks and Smart Machines operated independently, each with its own business, business culture, customers, employees and systems. Following the merger, the companies must operate as a combined organization utilizing common:

  . sales forces;

  . information communication systems;

  . operating procedures;

  . financial controls; and

  . human resource practices, including benefit, training and professional development programs.

There may be substantial difficulties, costs and delays involved in integrating Brooks and Smart Machines. These could include:

  . distracting management from the business of the combined company;

  . problems with compatibility of business cultures;

  . customer perception of an adverse change in service standards, business focus, billing practices or service offerings available;

  . costs and inefficiencies in delivering services to the customers of the combined company;

  . problems in successfully coordinating the research and development and sales and marketing efforts;

  . costs and delays in implementing common systems and procedures, including financial accounting systems; and

  . inability to retain and integrate key management, technical sales and customer support personnel.

Further, we cannot assure you that the combined company will realize any of the anticipated benefits and synergies of the merger. Any one or all of the factors identified above could cause increased operating costs, lower than anticipated financial performance, or the loss of customers and employees. The failure to integrate Brooks and Smart Machines will have a material adverse effect on the business, financial condition and results of operations of the combined company.

   A Portion of Your Shares Will Be Held in Escrow and You May Never Collect Them. You could be required to forfeit to Brooks up to five percent of the Brooks common stock you would otherwise receive in the merger. Whether or not you vote in favor of the merger, you will be liable for indemnification of Brooks and its affiliates for damages suffered by them as a result of any misrepresentation, breach of warranty or a failure to perform any agreement contained in the merger agreement. You will also be liable for reimbursement of fees and expenses of Smart Machines' legal counsel in excess of $150,000. To secure the indemnification obligations of the Smart Machines shareholders, the number of shares of Brooks common stock you receive at the time of the merger will be reduced by five percent. This five percent will be deposited into an escrow fund held by an escrow agent. The shares in the escrow fund may be used to pay any indemnification and expense claims of Brooks under the merger agreement.

   You May Be Required to Surrender Your Shares Held in Escrow At Less Than Market Value. The value of the shares held in the escrow fund used to pay any indemnification claim will be determined based upon the average closing price of Brooks common stock on the Nasdaq National Market during the 20 trading day period ending five trading days before the merger. Therefore, you may be required to satisfy indemnification obligations with shares having a value artificially lower than the market value of the shares of Brooks common stock at the time the claim is paid.

   You Have Limited Recourse If Your Shareholder Representative Commits an Error. The merger agreement provides for the appointment of K. Charles Janac as your shareholder representative. Mr. Janac is empowered to take all actions necessary or appropriate in his judgment to accomplish the terms of the escrow agreement. Mr. Janac will not be liable for any liability or loss you suffer because of any act he performs or omits to perform under the escrow agreement unless he is grossly negligent or his misconduct is willful. Mr. Janac could make a variety of mistakes and errors in judgment which would not violate that standard.

   Brooks And Smart Machines May Lose Orders For Their Products And Services As a Result of Uncertainties Created by the Proposed Merger. Customers of Brooks and Smart Machines may change their current and historical buying patterns or defer purchasing decisions as they evaluate the effects of the proposed merger and combined company's product strategy as compared to product offerings of competitors. In addition, as commonly occurs with mergers of technology companies during the pre-merger and integration phases, aggressive competitors may offer incentives to attract Brooks' or Smart Machines' customers. Customers may ultimately decide to purchase competitors' products instead of the combined company's products. Each of Smart Machines and Brooks has historically depended upon a limited number of customers for a significant portion of its business. Consequently, decisions by a relatively small number of customers to defer their purchasing decisions or to purchase products elsewhere could have a material adverse effect on the business, results of operations and financial condition of the combined company.

   Brooks And Smart Machines Will Incur Transaction Costs As a Result of the Merger. Brooks and Smart Machines estimate they will incur direct transaction costs of approximately $750,000 in the aggregate in connection with the merger. These costs relate primarily to the fees of financial advisors, attorneys, accountants and financial printers, and will be charged to operations upon consummation of the merger. While the amount cannot be currently estimated, Brooks and Smart Machines expect that the combined company also will incur a significant charge to operations in the quarter in which the merger is consummated to reflect costs associated with integrating the two companies. The combined company also may be required to incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

   Smart Machines Will Require Additional Capital if the Merger Fails to Occur. Smart Machines' accountants stated in their Report of Independent Accountants dated June 1, 1999 that Smart Machines is in the development stage and has not yet generated significant revenues and, as a result, has incurred losses and negative cash flows from operations since inception that raise substantial doubt about its ability to continue as a going concern. If the merger is not consummated, it will be critical to Smart Machines' future operations that it promptly obtain additional financing. If it does not, Smart Machines may not be able to continue as a going concern as presently structured, and may be required to significantly restructure, attempt a merger with another company, or seek protection under the bankruptcy laws. At June 30, 1999, Smart Machines' principal sources of liquidity were cash and cash equivalents of approximately $120,000 and Smart Machines had a working capital deficit of approximately $287,000.

Risks Relating to Brooks and Smart Machines

   The risks factors in this subsection apply to each of Brooks and Smart Machines individually, where appropriate, and also are expected to apply to Brooks following the consummation of the merger.

   Brooks' Dependence on the Cyclical Semiconductor Industry Materially Affects the Demand for Brooks' Products. Brooks' business is significantly dependent on capital expenditures by manufacturers of semiconductors. The semiconductor industry is highly cyclical and is presently experiencing a period of oversupply, resulting in significantly reduced demand for capital equipment, including the products manufactured and marketed by Brooks. Brooks' revenues in the past have been materially adversely affected by semiconductor industry downturns or slowdowns and may be materially adversely affected by future downturns. Brooks believes (on the basis of its experience during the present downturn) that downturns in the semiconductor manufacturing industry will occur in the future, and will result in decreased demand for semiconductor manufacturing equipment.

   Brooks' Reliance on a Small Number of Customers For a Large Portion of Its Revenues Could Have a Material Adverse Effect on Brooks' Results of Operations. A significant portion of Brooks' revenues in each fiscal period has been concentrated among a limited number of customers. If Brooks lost one or more of these major customers, or if one or more major customers decreased its orders, Brooks' business would be materially and adversely affected. Sales to Brooks' ten largest customers accounted for 60% of total revenues in the first six months of fiscal 1999 and 61% of total revenues in fiscal 1998. Approximately 10% of Brooks' total revenues in the first six months of 1999 and 16% in fiscal 1998 were derived from sales to Lam Research Corporation, Brooks' largest customer and a related party. Brooks expects that sales to Lam will continue to represent a significant portion of Brooks' revenues for the foreseeable future. Brooks' future operating results depend on the success of these customers and Brooks' success in selling products to them.

   Delays in Shipment of a Few Systems Could Substantially Decrease Revenues For a Period. Brooks has historically derived a substantial portion of its quarterly and annual revenues from the sale of a relatively small number of semiconductor and flat panel display handling systems. These systems have relatively high selling prices compared to its other products. As a result, the precise timing of the recognition of revenue from an order for one or a small number of systems can have a significant impact on Brooks' total revenues and operating results for a particular period. Brooks' operating results for a particular period could be adversely affected if orders for a small number of systems are canceled or rescheduled by customers or cannot be filled in time to recognize revenue during that period due to unanticipated delays in manufacturing, testing, shipping or product acceptance.

   Brooks Has Significant Fixed Costs Which Are Not Easily Reduced If Revenues Fall Below Expectations. Brooks' expense levels are based, in part, on its expectations as to future revenues. Many of Brooks' expenses, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. Brooks' ability to reduce expenses is also constrained by the need for continual investment in research and development and the need to maintain extensive ongoing customer service and support capability for its existing customer base. These investments create significant fixed costs that Brooks may be unable to reduce rapidly, if at all, in the event of a semiconductor industry downturn or other reduction in revenue. Accordingly, any downturn in revenue could have a material adverse effect on Brooks' business, financial condition and results of operations.

   Brooks' Sales Volume is Affected by Its Original Equipment Manufacturing Customers' Sales Volume. Brooks' products are principally sold to original equipment manufacturers which incorporate Brooks' products into their equipment. Due to the significant capital commitments usually incurred by semiconductor and flat panel display manufacturers in their purchases of equipment from these original equipment manufacturers, they demand highly reliable products which may require several years for the original equipment manufacturers to develop. Brooks' revenues are therefore primarily dependent upon the timing and effectiveness of the efforts of its customers in developing and marketing equipment which incorporates Brooks' products.

   Brooks' Lengthy Sales Cycle Requires Brooks to Incur Significant Expenses With No Assurance That Brooks Will Generate Revenue. Brooks' new products are generally incorporated into an original equipment manufacturers' customer's process tools at the design stage. However, customer decisions to use Brooks' products can often require significant expenditures by Brooks without any assurance of success. These customer decisions often precede the generation of volume sales, if any, by a year or more. Brooks cannot guarantee that it will continue to achieve design wins or that the process tools manufactured by Brooks' customers will be commercially successful. Brooks' or its customers' failure to develop and introduce new products successfully and in a timely manner could materially adversely affect Brooks' business and results of operations.

   Brooks' Operating Results Fluctuate Significantly. Brooks' operating results have in the past fluctuated and may in the future continue to fluctuate significantly depending upon a variety of factors. Some of these factors may include:

   .the level of demand for semiconductors in general;

   .cyclicality in the market for semiconductor manufacturing equipment;

   .the timing and size of orders from Brooks' customer base;

   .the ability of Brooks to manufacture, test and deliver products in a timely and cost effective manner;

   .Brooks' success in winning competitions with competitors for orders;

   .the timing of new product announcements and releases by Brooks and its competitors;

   .the mix of products sold by Brooks; and

   .competitive pricing pressures.

   Brooks Conducts Its Business Internationally, Which Exposes It to a Number of Difficulties in Coordinating Its Activities Outside the United States and in Dealing with Multiple Regulatory Environments. Approximately 46% of Brooks' total revenues in the first six months of fiscal 1999 and 41% in fiscal 1998 were derived from customers located outside the United States. Brooks anticipates that international sales will continue to account for a significant portion of its revenues. Brooks' international business may be materially adversely affected by:

   .difficulties in staffing and managing operations in multiple locations in many countries;

   .greater difficulties in trade accounts receivable collection;

   .possibly adverse tax consequences;

   .governmental currency controls;

   .changes in various regulatory requirements;

   .political and economic changes and disruptions;

   .currency exchange rate changes;

   .export/import controls; and

   .tariff regulations.

   To support its international customers, Brooks maintains subsidiaries in several countries, including Japan, South Korea, Germany, United Kingdom, Taiwan and Singapore. Brooks cannot guarantee that it will be able to manage these operations effectively or that Brooks' investment in these activities will enable it to compete successfully in international markets or to meet the service and support needs of its customers. For the foreseeable future Brooks will continue to be affected by unstable Asian economies, particularly those in Japan and South Korea. It is not possible to determine the future effect a continuation of the Asian economic crisis may have on Brooks' financial position and results of operations.

   Although Brooks' international sales are primarily denominated in U.S. dollars, changes in currency exchange rates can make it more difficult for Brooks to compete with foreign manufacturers on price. If Brooks' international sales increase relative to Brooks' total revenues, these factors could have a more pronounced effect on Brooks' operating results.

   Brooks Must Continually Improve Its Technology to Remain Competitive. Technology changes rapidly in the semiconductor and flat panel display manufacturing industries. Brooks believes that this will continue to be true. Brooks' success will depend upon its ability to enhance its existing products and to develop and market new products to meet customer requirements. Successful product development and introduction depends on a number of factors, including accurate new product definition, timely completion and introduction of new product designs, and market acceptance of Brooks' products and its customers' products. In order to address emerging industry requirements for larger diameter 300mm wafer and fourth generation flat panel substrates, Brooks' current major development programs include expanding its product offerings for data storage manufacturers and for semiconductor and flat panel display substrate handling systems as well as wafer handling systems and modules for atmospheric process tools. In addition, Brooks continues to develop and enhance its factory automation software product offerings, including its manufacturing execution systems and equipment automation solutions for factorywide integration. Brooks cannot guarantee that it will adjust to changing market conditions or be commercially successful in introducing products or product enhancements.

   Brooks Faces Significant Competition Which Could Result in Decreased Demand for Brooks' Products or Services. The markets for Brooks' products are intensely competitive and Brooks may not be able to compete successfully. Brooks believes that its primary competition is from integrated original equipment manufacturers that satisfy their semiconductor and flat panel display handling needs in-house rather than by purchasing systems or modules from an independent supplier such as Brooks. Many of these original equipment manufacturers have substantially greater resources than Brooks. Applied Materials, Inc., the leading process equipment original equipment manufacturer, develops and manufactures its own central wafer and flat panel display substrate handling systems and modules. Brooks may not be successful in selling its products to original equipment manufacturers that currently satisfy their substrate handling needs in-house, regardless of the performance or the price of Brooks' products. Moreover, integrated original equipment manufacturers may begin to commercialize their handling capabilities and become competitors of Brooks.

   Brooks' Business Could be Materially Adversely Affected If Brooks Fails to Adequately Integrate Acquired Businesses. Brooks has completed a number of acquisitions in a short period of time, subjecting it to significant risks, including:

  . difficulties in the assimilation of operations, products and corporate cultures;

  . difficulties in completing the development of acquired technologies;

  . difficulties in managing geographically remote units;

  . the risks of entering markets or types of businesses in which it has limited or no direct experience; and

  . the potential loss of key employees of the acquired companies.

Any delay or failure to integrate an acquired company, technology or product line could result in the additional expenditure of money, charges to income and increased demands on the time of Brooks' management. As a result of these and other risks, Brooks may not realize anticipated benefits from recent acquisitions. Brooks' failure to achieve these benefits could have a material adverse effect on Brooks' business, results of operations or financial condition.

   Future Acquisitions May Involve Expending Significant Funds, Incurring Additional Debt or the Issuance of Additional Securities, Which May Materially Affect Brooks' Results of Operations and be Dilutive to Shareholders. The negotiation of potential acquisitions and the integration of an acquired business diverts the time and resources of Brooks' management from the day-to-day operation of Brooks' business. Acquisitions may involve expending significant funds, incurring additional debt or the issuance of additional securities, which may materially adversely affect Brooks' results of operations and be dilutive to Brooks shareholders. If

Brooks expends significant funds or incurs additional debt, its ability to obtain financing for working capital or other purposes could decline and Brooks may be more vulnerable to economic downturns and competitive pressures.

   Brooks May Have Difficulty Protecting Its Intellectual Property. Brooks' ability to compete is heavily affected by its ability to protect its intellectual property. Brooks relies primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks and licensing arrangements to protect its intellectual property. The steps Brooks has taken to protect its technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Brooks patents could be invalidated or circumvented. The laws of certain foreign countries in which Brooks' products are or may be developed, manufactured or sold may not protect Brooks' products or intellectual property rights to the same extent as do the laws of the United States. This may make the possibility of piracy of Brooks' technology and products more likely. Brooks cannot assure you that the steps taken by Brooks to protect its intellectual property will be adequate to prevent misappropriation of Brooks technology.

   Brooks' Operations Could Infringe the Intellectual Property Rights of Others. Particular aspects of Brooks' technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to Brooks' business. Brooks cannot predict the extent to which it may be required to seek licenses. Brooks cannot guarantee that the terms of any licenses Brooks may be required to seek will be reasonable.

   Brooks' Business May Be Materially Adversely Affected By Infringement Claims by General Signal. Brooks has received notice from General Signal Corporation alleging infringements of its patent rights by certain of Brooks' products. The notification advised Brooks that General Signal was attempting to enforce its rights to those patents in litigation against Applied Materials, and that, at the conclusion of that litigation, General Signal intended to enforce its rights against Brooks and others. According to a press release issued by Applied Materials in November 1997, Applied Materials settled its litigation with General Signal by acquiring ownership of five General Signal patents. Although not verified by Brooks, these five patents would appear to be the patents referred to by General Signal in its prior notice to Brooks. Applied Materials has not contacted Brooks regarding these patents.

   Brooks Needs Employees Who Are Difficult To Hire And Retain. Brooks needs to hire additional management level employees and substantial numbers of employees with technical backgrounds for both Brooks' hardware and software engineering and support staffs. The market for these employees is becoming increasingly competitive, and Brooks has occasionally experienced delays in hiring these personnel. Brooks' inability to recruit, retain and train adequate numbers of qualified personnel on a timely basis would adversely effect Brooks' ability to develop, manufacture, install and support systems.

   Brooks is Not Protected By Long-Term Contracts With Its Customers. Brooks generally does not enter into long-term contracts with its customers and cannot be certain as to future order levels from them. Brooks' customers, including Lam Research Corporation, could reduce, delay or cease orders for products and services at any time, which could materially adversely affect Brooks' business and results of operations.

   Provisions of Brooks' Certificate of Incorporation, Bylaws and Contracts Make a Takeover of Brooks More Difficult, Which Could Discourage Attractive Takeover Offers and Limit the Price Investors May be Willing to Pay for Brooks' Common Stock. Brooks' Certificate of Incorporation and Bylaws contain provisions that may make an acquisition of Brooks more difficult and discourage changes in Brooks' management. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Brooks' common stock. In addition, Brooks has adopted a rights plan (popularly known as a "poison pill"). In many potential takeover situations, rights issued under the plan become exercisable to purchase Brooks' common stock at a price substantially discounted from the then applicable market price of Brooks' common stock. Because of its possible dilutive effect to a potential acquiror, the rights plan could generally discourage third parties from proposing a merger with or tender offer for Brooks that is not approved by Brooks' board of directors. Accordingly, the rights plan could have an adverse impact on shareholders who might want to vote in favor of the merger or participate in the tender offer. In addition, shares of Brooks' preferred stock may be issued upon terms the board of directors deems appropriate without shareholder approval. Brooks' ability to issue preferred stock in such a manner could enable its board of directors to prevent changes in Brooks' management or control.

   The Volatility of Brooks' Stock Price Could Adversely Affect Your Investment in Brooks' Stock. The market price of Brooks' common stock has fluctuated widely. For example, between April 26, 1999 and April 28, 1999, the price of Brooks' common stock dropped from approximately $27.88 to $19.63 per share. Between January 25, 1999 and January 29, 1999, the price of Brooks' common stock rose from approximately $17.06 to $24.06 per share. Consequently, the current market price of Brooks' common stock may not be indicative of future market prices, and Brooks may not be able to sustain or increase the value of your investment in Brooks' common stock. Factors affecting Brooks' stock price may include:

   .variations in operating results from quarter to quarter;

   .changes in earnings estimates by analysts or Brooks' failure to meet analysts' expectations;

   .market conditions in the industry;

   .general economic conditions; and

   .low volume of trading of Brooks' common stock.

In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of the securities of many high technology companies like Brooks. These market fluctuations could adversely affect the market price of Brooks' common stock.

   Year 2000 Readiness; Year 2000 Problems Could Disrupt Brooks' Business. The year 2000 problem is the potential for system and processing failure of date-related data as the result of computer-controlled systems using two digits rather than four digits to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, temporary inability to process transactions, send invoices, or engage in similar normal business activities.

   Brooks has evaluated its internal software and products for year 2000 problems. Brooks believes that its products and business will not be substantially affected by the year 2000 problem and that Brooks has no significant exposure to liabilities related to the year 2000 problem for the products Brooks has sold. Brooks has also communicated with others, including vendors, suppliers and customers whose computer systems' functionality could directly impact Brooks' operations.

   Although Brooks believes its planning efforts are adequate to address its year 2000 concerns, undetected year 2000 problems may cause Brooks to experience negative consequences or significant costs. Brooks cannot be sure that its vendors, suppliers, customers or businesses that it may acquire, including Smart Machines, will not experience similar consequences or costs. Such consequences or costs could have a material adverse effect on Brooks.

                  WARNING REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements contained in this proxy statement/prospectus are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In essence, forward-looking statements are predictions of future events. Although we would not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy and actual results may differ materially from those we anticipate due to a number of uncertainties, many of which we are not aware. We urge you to consider the risks and uncertainties discussed under the heading "Risk Factors" when evaluating our forward-looking statements.

   We have no plans to update our forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus. We identify forward-looking statements with the words "plans," "expects," "anticipates," "estimates," "will," "should" and similar expressions. Examples of our forward-looking statements may include statements related to:

  . our plans, objectives, expectations and intentions; and

  . the expected benefits of the merger.

                       THE SMART MACHINES SPECIAL MEETING

Purpose of the Smart Machines Special Meeting

   The purpose of the Smart Machines special meeting is to consider and vote upon approval of the merger. The merger will occur only if the proposal is approved.

   The Smart Machines' Board of Directors unanimously approved the merger agreement and the merger and recommends a vote by the shareholders of Smart Machines FOR approval of the merger.

   No other matters may be presented for consideration at the Smart Machines special meeting.

Time, Date and Place of Meeting

   The Smart Machines special meeting will be held at 2:00 p.m., local time at the offices of Smart Machines, 651 River Oaks Parkway, San Jose, California 95134 on August 26, 1999.

Proxies

   The form of proxy accompanying this proxy statement/prospectus is being solicited on behalf of the Smart Machines' Board of Directors for use at the Smart Machines special meeting. Each of the persons named in the Smart Machines proxy as a proxy holder is an officer of Smart Machines. All shares of Smart Machines capital stock that are entitled to vote and are represented at the Smart Machines special meeting either in person or by properly executed proxies received prior to or at the Smart Machines special meeting and not duly and timely revoked will be voted at the Smart Machines special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, proxies will be voted for the approval and adoption of the merger agreement and approval of the merger.

Revocability of Proxies

   Any person giving a proxy to vote at the Smart Machines special meeting has the power to revoke it at any time before it is voted. It may be revoked by filing with the corporate secretary of Smart Machines at the Smart Machines principal offices, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Solicitation of Proxies

   This proxy statement/prospectus was mailed to all Smart Machines shareholders of record as of the record date and constitutes notice of the Smart Machines special meeting in accordance with California law. The cost of soliciting proxies from holders of Smart Machines capital stock will be borne by Smart Machines. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of Smart Machines without additional compensation, and by telephone, email, facsimile or similar method.

Voting Rights and Outstanding Shares

   Only holders of record of Smart Machines capital stock at the close of business on the record date, which has been set as August 6, 1999, will be entitled to notice of, and to vote at, the Smart Machines special meeting. At the close of business on the record date there were 4,626,218 shares of Smart Machines common stock, 1,965,000 shares of series A preferred stock, 532,382 shares of series B preferred stock, 834,096 shares of series C preferred stock and 1,166,581 shares of series D preferred stock outstanding and entitled to vote.

   Each holder of record of Smart Machines capital stock on the record date will be entitled to the following number of votes for each share held on all matters to be voted upon at the Smart Machines special meeting:

  . Common stock--one vote for each share held;

  . Series A preferred stock--one vote for each share held;

  . Series B preferred stock--1.052632 votes for each share held;

  . Series C preferred stock--1.080247 votes for each share held; and

  . Series D preferred stock--one vote for each share held.

   Any fractional voting rights will be rounded to the nearest whole number (with one-half being rounded upward).

Vote Required To Approve the Merger

   The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Smart Machines capital stock entitled to vote at the Smart Machines special meeting is necessary to establish a quorum.

   Approval of the proposal requires the establishment of a quorum and approval of:

  . a majority of the outstanding shares of Smart Machines common stock; plus

  . a majority of the outstanding shares of all series of Smart Machines preferred stock, voting on an as-if-converted basis as a single class; plus

  . at least 66 2/3% of the outstanding shares of Smart Machines Series D preferred stock, voting as a separate class.

   Presently there are no shares of Smart Machines Series E preferred stock outstanding. If any shares of Series E preferred stock were outstanding, holders would be entitled to one vote for each share held and would be entitled to vote with the holders of Series D preferred stock, voting as a single class, in the third required vote described above.

   All votes will be tabulated by the Chief Financial Officer, who will separately tabulate affirmative and negative votes and abstentions. Abstentions will be counted towards the tabulation of votes cast on the proposal presented to the shareholders, but will have the same effect as a vote against approval of the merger. Your failure to vote also will have the same effect as a vote against approval of the merger.

All Smart Machines' Directors and Executive Officers Have Agreed to Vote For the Merger

   The chart below lists all Smart Machines' directors and executive officers. These individuals have granted Brooks irrevocable proxies with respect to all of their shares of Smart Machines capital stock:

                 Name                      Position with Smart Machines
                 ----                      ----------------------------
 James E. Solomon.................... Chairman and Director
                                      President, Chief Executive Officer and
 K. Charles Janac.................... Director
 Eugene Bernosky..................... Director
 Bruce Graham........................ Director
 Nancy Magoun........................ Director
 Sharon Andres....................... Chief Financial Officer and Controller
 August Moretti...................... Secretary

These proxies represent a total of 2,329,188 shares, or approximately 50.3% of the votes entitled to be cast by all outstanding shares of Smart Machines common stock, a total of 1,777,915 shares, or approximately 26.2% of the outstanding shares of Smart Machines preferred stock, and a total of 566,947 shares, or approximately 48.6% of the outstanding shares of Smart Machines Series D preferred stock.

                                   THE MERGER

   This section of the proxy statement/prospectus, as well as the next section entitled "The Merger Agreement," describe the proposed merger. These sections highlight key information about the merger and the merger agreement but they may not include all the information that a shareholder would like to know. The merger agreement is attached as Appendix A to this proxy statement/prospectus. We urge shareholders to read the merger agreement in its entirety.

   Under the terms of the merger agreement, Smart Machines will merge with a subsidiary of Brooks recently formed for the sole purpose of this merger. As a result of the merger, Smart Machines will become a subsidiary of Brooks.

Background of the Merger

   In September, 1998 Smart Machines engaged Needham & Company, Inc. to explore strategic alternatives for Smart Machines, including possible financing options, strategic partners or business combinations.

   At its January, 1999 meeting, the Board of Directors of Brooks reviewed its corporate strategy, including possible growth through acquisitions.

   Ms. Jan Robertson of Needham & Company spoke to Ms. Ellen Richstone, Chief Financial Officer of Brooks, at an investor conference in mid-January and indicated that she was aware of an unnamed robotics company which might be receptive to discussion of a business combination. Ms. Richstone expressed interest.

   In early February, Ms. Robertson followed up with a phone call to Ms. Richstone. This led to a meeting on February 16, 1999, between Mr. K. Charles Janac, President of Smart Machines, Mr. David Beaulieu, Vice President of Engineering of Brooks, and Ms. Robertson and Mr. Robin Graham of Needham & Company at the offices of Needham & Company to discuss Smart Machines' products and market strategies, as well to as exchange views on the merits of a potential combination.

   On February 24, 1999, Mr. Janac met at Brooks' Chelmsford office with members of Brooks' senior management including Mr. Robert Therrien, President of Brooks, Mr. Michael Pippins, Vice President of Global Operations and Business Development of Brooks and Ms. Richstone. The parties discussed Smart Machines current operating plan and prior years results. The parties also further explored Smart Machines' products and market strategies.

   On April 21, 1999, Messrs. Beaulieu, Pippins and Werner of Brooks met at Smart Machines with Mr. Janac and Ms. Sharon Andres of Smart Machines and Mr. Graham to review product, financial and marketing information and to tour the Smart Machines manufacturing facility.

   On May 10, 1999, Smart Machines received an initial proposal from Brooks for an acquisition of Smart Machines by Brooks.

   On May 25, 1999, Mr. Janac met Messrs. Therrien, Pippins and Werner and Ms. Richstone of Brooks at Brooks offices to discuss the roles of Brooks and Smart Machines within the proposed structure.

   On June 1, 1999, the Smart Machines Board of Directors met to discuss three proposals for combinations with Smart Machines. The Board agreed to pursue all three alternatives simultaneously.

   On June 3, 1999, Mr. Janac met with Roger Emerick, a member of Brooks Board of Directors and Chairman of the Board of Lam Research Corporation, a significant customer of both Brooks and Smart Machines, to discuss the strategic benefit of the proposed combination with Brooks and the future of Smart Machines within the Brooks organization.

   On June 4, 1999, Mr. Therrien sent a letter to Ms. Robertson proposing general terms for a business combination between Brooks and Smart Machines.

   On June 8, 1999, Smart Machines received a proposed letter of intent from Brooks.

   On June 11, 1999, following a conversation between Mr. Therrien and Ms. Robertson, Brooks revised and resubmitted its proposed letter of intent.

   On the morning of June 24, 1999, in anticipation of a meeting of the Board of Directors of Smart Machines scheduled for that afternoon, Mr. Janac called Ms. Richstone to negotiate certain provisions of the proposed letter of intent. Following those discussions, Brooks delivered a final form of the letter of intent. At the meeting of the Board of Directors that afternoon, the Board of Directors of Smart Machines met to discuss the merits of various merger proposals received by Smart Machines. After consideration of the various alternatives, the Smart Machines Board of Directors voted unanimously to accept the Brooks offer as being fair to Smart Machines and its shareholders. The letter of intent was then executed.

   During the week of June 28, 1999, Brooks began its financial, business, and legal due diligence of Smart Machines. During that week and the following week, Brooks, Smart Machines and their respective outside legal advisors drafted and negotiated the agreements for the business combination.

   On July 6, 1999, after review of the proposed merger agreement, the members of the Brooks Board of Directors unanimously approved the merger and merger agreement.

   On July 7, 1999, the parties signed the definitive merger agreement.

Smart Machines' Reasons for the Merger

   The Board of Directors of Smart Machines unanimously determined the merger to be fair and in the best interests of Smart Machines and its shareholders. The Smart Machines Board of Directors unanimously approved and adopted the merger agreement and approved the merger based upon consideration of the following factors:

  . the combined company will provide resources necessary to enable Smart
    Machines to credibly continue sales discussions with large semiconductor equipment OEMs. These greater resources will enhance the opportunity to provide worldwide support and rapidly expanding manufacturing capacity to Smart Machines' potentially most attractive customers;

  . Brooks' liquidity and capital resources will enhance Smart Machines' financial position and provide it with the capital resources necessary to enable Smart Machines to pursue its business plan;

  . the combination with Brooks will provide greater access to sales, marketing, management and capital resources necessary to pursue product development;

  . Brooks is a publicly-traded company and the Brooks common stock received in the merger will be freely tradable by most Smart Machines shareholders on the Nasdaq National Market, while Smart Machines is a private company with no market for its stock; and

  . in addition to the factors set forth above, the Smart Machines Board of Directors considered all other financing opportunities available to Smart Machines in determining that the merger was the most favorable opportunity available to Smart Machines and its shareholders.

   The Board of Directors of Smart Machines also identified and considered a number of potentially negative factors in its deliberations, including, but not limited to:

  . loss of control over future operations of Smart Machines; and

  . risk that key technical and management personnel might not remain employed by the combined company.

   The above discussion of information and factors considered by the Smart Machines Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by the Smart Machines Board of Directors. In view of the complexity and the variety of factors considered, the Smart Machines Board of Directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, the Smart Machines Board of Directors unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of, Smart Machines and its shareholders and that Smart Machines should proceed with the merger.

Recommendation of Smart Machines' Board of Directors

   The Board of Directors of Smart Machines:

  . has deemed the merger advisable;

  . believes that the merger is fair to and in the best interests of Smart
    Machines and its shareholders; and

  . unanimously recommends a vote for approval of the merger and adoption of the merger agreement.

Brooks' Reasons for the Merger

   The management of Brooks believe the merger will benefit shareholders in several areas. The combined company will benefit by significantly broadening Brooks' portfolio of patents in the area of direct drive robotic products. This, along with the combined company's complementary scientific, technical and product development opportunities, is expected to expand potential customer opportunities as compared to each company, on a standalone basis. The Board of Directors of Brooks believes that the merger is in the best interests of Brooks and its shareholders and, therefore, has unanimously approved the merger based upon consideration of the following:

 . Smart Machine's leading edge selectively compliant assembly robot arm products offer Brooks an incremental opportunity in the atmospheric and vacuum robotics markets;

 . the merger provides Brooks access to opportunities in atmospheric markets, in particular but not limited to, metrology, where the company has not been well positioned;

 . the synergy of the two companies' robot technologies provides expanded product choices which are supported by a global sales and service organization;

 . the combined company's design efforts are anticipated to offer customers common robotic architectures and control strategies for a wide range of 200mm and 300mm process tool applications;

 . Smart Machines will provide Brooks with its first design, engineering, and manufacturing presence in Silicon Valley, located near Brooks' largest customers; and

 . Smart Machines' successful penetration of the Japanese semiconductor and storage device markets complements Brooks' existing presence in Asia.

   The management of Brooks considered a number of potentially negative factors including those discussed under "Risk Factors" on page 16. Brooks cannot guaranty that the benefits it expects to achieve following the consummation of the merger will be achieved or will outweigh the costs and other negative factors associated with the merger. Brooks did not assign any relative or specific weights to any of the factors it considered in connection with the merger.

Interests of Certain Persons in the Merger

   You should be aware that certain members of Smart Machines' management (some of whom are members of Smart Machines' Board of Directors) and the Smart Machines Board of Directors have certain interests in the merger in addition to their interests as shareholders of Smart Machines generally. The merger agreement includes provisions obligating Brooks to preserve and assume certain indemnification rights and benefits of the officers and directors of Smart Machines. Brooks anticipates that K. Charles Janac (President, Chief Executive Officer and a director of Smart Machines) and Sharon Andres (Chief Financial Officer and Controller), as well as a number of other employees of Smart Machines, will continue to be employed after the merger.

Material Contacts Between Brooks and Smart Machines

   Brooks and Smart Machines do not know of any past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions between Smart Machines or its affiliates and Brooks or its affiliates other than the following:

  . the merger agreement discussed in "The Merger--Background of the Merger," on page 27 resulting from the discussions and negotiations during the period from January 11, 1999 through July 7, 1999 between Brooks and Smart Machines concerning the feasibility of a strategic business combination between the companies; and

  . the noncompetition and proprietary information agreements and escrow agreement discussed under "The Merger Agreement--Conditions to the Completion of the Merger" and the affiliate agreements between Brooks and Messrs. Eugene Bernosky, Bruce Graham, K. Charles Janac, James E. Solomon, and August J. Moretti and Ms. Nanci J. Magoun and Ms. Sharon Andres and Smart Machines discussed under "The Smart Machines Special Meeting--All Smart Machines' Directors and Executive Officers Have Agreed to Vote For the Merger" on page 25.

Certain Federal Income Tax Consequences of the Merger

   Set forth below is a discussion of certain federal income tax consequences of the merger to shareholders of Smart Machines who hold shares as a capital asset. The discussion does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain federal income tax laws. These shareholders include, for example, dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, shareholders who acquired their shares of Smart Machines capital stock pursuant to the exercise of options or otherwise as compensation, and persons holding (directly or indirectly) five percent or more of the outstanding shares of Brooks common stock following the merger. In addition, the following discussion does not address the tax consequences of the merger arising under the laws of any state, local or foreign jurisdiction. The following discussion does not address the tax consequences of transactions effectuated prior or subsequent to or concurrently with the merger (whether or not such transactions are in connection with the merger), including, without limitation, transactions in which shares of Smart Machines capital stock are acquired or shares of Brooks common stock are disposed of. Moreover, the tax consequences to holders of options or warrants are not discussed. The discussion is based upon the Internal Revenue Code, treasury regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of this discussion. The parties do not intend to request a ruling from the IRS with respect to the merger and opinions of legal counsel are not binding on the IRS or the courts. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU.

   This summary is based upon the advice of Brown, Rudnick Freed & Gesmer, counsel to Brooks, that, subject to certain limitations and qualifications, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and will generally result in the following federal income tax consequences:

  . neither Smart Machines nor Brooks will recognize gain or loss solely as a result of the consummation of the merger; provided, that if legal fees of Smart Machines exceed $150,000 and Brooks is indemnified by Smart Machines shareholders for the amount of any excess by a claim against the escrow shares, then Smart Machines may have taxable income in the amount of the difference between the fair market value of the Brooks stock used to pay those legal fees and the adjusted basis in that stock in the hands of Smart Machines as if Smart Machines had paid the fee directly;

  . Smart Machines shareholders will not recognize gain or loss due to the exchange of shares of Brooks common stock for shares of Smart Machines capital stock in exchange therefor (except with respect to any cash received by holders of Smart Machines capital stock in respect of fractional shares);

  . Smart Machines shareholders will receive the same aggregate tax basis for the shares of Brooks common stock as the aggregate tax basis of Smart Machines capital stock surrendered in exchange therefor by such shareholder, reduced by amounts allocable to fractional shares for which cash is to be received;

  . the holding period of the shares of Brooks common stock received in the merger by the holders of Smart Machines capital stock will include the period during which the shares of Smart Machines capital stock surrendered in exchange therefor were held, provided that Smart Machines capital stock is held as a capital asset in the hands of the holders of Smart Machines capital stock on the date of the exchange; and

  . A cash payment received by a holder of Smart Machines capital stock in lieu of a fractional share will be treated as if such fractional share of Brooks common stock had been issued in the merger and then redeemed by Brooks. A holder of Smart Machines capital stock receiving such cash will generally recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

   Any Smart Machines shareholder who effectively dissents from the merger and receives cash for his or her shares of Smart Machines capital stock will recognize income or loss as if such shares were redeemed by Brooks in full payment and exchange therefor. The amount of income or loss will be treated as ordinary income or loss, long-term capital gain or loss or short-term capital gain or loss depending on the length of time the shares are held by such dissenting shareholder, whether the shares are held as capital assets, and whether the dissenting shareholder is deemed to own additional shares of Smart Machines stock pursuant to the attribution rules of Section 318 of the Code. In certain circumstances, a dissenting shareholder can be deemed for tax purposes to own shares that are actually owned by a nondissenting shareholder that is related to the dissenting shareholder, with the possible result that the cash received on the exercise of the dissenting shareholders' rights could be treated as a dividend received pursuant to a corporate distribution, rather than an amount received pursuant to a sale or exchange of stock.

   The foregoing advice assumes that Brooks purchase rights have no value and that the likelihood of their being exercisable is both speculative and remote. If such rights were determined to have value, the Smart Machines shareholders might recognize taxable income, limited in the case of each shareholder to the lesser of the gain realized upon the merger or the value of the rights.

   Treatment as a reorganization under (S) 368(a) of the Code requires among other things that following the merger Brooks shall cause Smart Machines to continue its historic business or substantially use a significant portion of the Smart Machines historic business assets in its business. Brooks has agreed in the merger agreement that it will not take any action which reasonably would be expected to jeopardize the tax-free nature of the reorganization thereunder. In rendering its advice, Brown, Rudnick, Freed & Gesmer will rely upon the information contained in this proxy statement/prospectus and certificates of officers of Brooks and Smart Machines.

   A successful IRS challenge to the reorganization status of the merger would result in a holder of Smart Machines capital stock recognizing gain or loss with respect to each share of Smart Machines capital stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the date of the merger, of the shares of Brooks common stock received in exchange therefor. In such event, a shareholder's aggregate basis in the shares of Brooks common stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the merger.

   If the shares of Brooks common stock issuable in exchange for Smart Machines capital stock equal or exceed 20% of the outstanding Brooks common stock, the merger agreement grants Brooks the right to purchase the stock of Smart Machines for cash. If Brooks exercises this right, holders of Smart Machines capital stock would recognize gain or loss with respect to each share of Smart Machines capital stock surrendered equal to the difference between the shareholder's basis in such share and the cash received.

Accounting Treatment of the Merger

   The merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes under generally accepted accounting principals. The merger agreement provides that it is a condition to the consummation of the merger that Brooks shall have received a letter from PricewaterhouseCoopers LLP (the independent accountants of Brooks) to the effect that the merger qualifies for pooling of interests accounting treatment if consummated in accordance with the merger agreement. Under this method of accounting:

  . the recorded assets and liabilities of Brooks and Smart Machines will be combined at their historically recorded amounts;

  . the consolidated revenues and expenses of Brooks will include the revenue and expenses of Brooks and Smart Machines for the entire fiscal year in which the combination occurs; and

  . the reported revenues and expenses of the separate companies for prior periods will be combined and restated as the consolidated revenue and expenses of Brooks.

Federal Securities Law Consequences of the Merger

   All shares of Brooks common stock issued in the merger will be freely transferable, except that:

  . any shares of Brooks common stock received by persons who are deemed to be "affiliates" of Smart Machines prior to the merger may only sell their shares in transactions permitted by the resale provisions of Rule 145 under the Securities Act; and

  . persons who become affiliates of Brooks may only sell their shares in transactions permitted by Rule 144 under the Securities Act, or as otherwise permitted under the Securities Act.

   The Securities Act defines "affiliates" as those individuals or entities that control, are controlled by, or are under common control with, a company, which generally is considered to include officers, directors and principal shareholders of the company.

   Affiliates of Smart Machines may not sell their shares of Brooks common stock, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 (or Rule 144 under the Securities Act in the case of persons who become affiliates of Brooks) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the effective time of the merger, an affiliate of Smart Machines prior to the merger (together with certain related persons) will be entitled to sell shares of Brooks common stock acquired in the merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by such an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Brooks common stock or the average weekly trading volume of the shares of Brooks common stock during the four calendar weeks preceding such sale. Rule 145 will only remain available, however, to persons who were affiliates of Smart Machines prior to the merger, if Brooks remains current with its informational filings with the Securities and Exchange Commission. One year after the effective time of the merger, a person who was an affiliate of Smart Machines prior to the merger will be able to sell shares of Brooks common stock without regard to such manner of sale or volume limitations, provided that Brooks is current with its informational filings and such person is not then an affiliate of Brooks. Two years after the effective time of the merger, a person who was an affiliate of Smart Machines prior to the merger will be able to sell such shares of Brooks common stock without any restrictions so long as such person had not been an affiliate of Brooks for at least three months prior to the sale.

Regulatory Approvals Necessary for the Merger

   Neither Brooks nor Smart Machines is aware of any governmental or regulatory approvals required for the consummation of the merger other than:

  . compliance with applicable securities laws; and

  . certain filings under Delaware and California Law.

Dissenters' Rights of Smart Machines Shareholders

   The rights of Smart Machines shareholders who dissent in connection with the merger are governed by specific legal provisions contained in Chapter 13 of the CGCL ("Chapter 13"). Instead of the shares of Brooks common stock offered by Brooks for their shares of Smart Machines capital stock, shareholders of Smart Machines can decide to receive the "fair market value" of such shares. This right is known as a "dissenter's right." If a Smart Machines shareholder wishes to exercise his or her dissenter's right he or she must not vote in favor of the merger and must meet certain other conditions, which are set out in full in Appendix B. The following summary of the provisions of Chapter 13 is not intended to be a complete statement of such provisions on dissenters' rights. Rather it is only a guide for a shareholder who wishes to exercise his or her dissenter's right, and is qualified in its entirety by reference to the full text of Chapter 13, a copy of which is attached to this proxy statement/prospectus as Appendix B and is incorporated herein by reference.

 If You Fail to Follow the Steps Set Out Below and in Appendix B for Perfecting Dissenters' Rights You May Lose Such Rights.

   Under Chapter 13, if the merger is completed, any shares of Smart Machines capital stock as to which dissenters' rights are properly exercised ("Dissenting Shares") will not be converted by virtue of the merger into the right to receive the shares of Brooks common stock pursuant to the merger agreement, but instead will be converted into the right to receive in cash the "fair market value" of such shares, determined as of the day before the first announcement of the terms of the merger, and excluding any appreciation or depreciation in consequence of the merger. For shares of Smart Machines capital stock to qualify as Dissenting Shares, (i) the holders of such shares must not have voted in favor of approval of the Smart Machines merger proposal and (ii) the holder of such shares must submit stock certificates for endorsement (as described below).

   If the merger is approved at the special meeting of the holders of Smart Machines capital stock, Smart Machines will, within ten days after such approval, mail to any shareholder who may have a right to require Smart Machines to purchase his, her or its shares for cash as a result of making a demand (as described below), a notice that the required shareholder approval of the merger agreement was obtained (the "Notice of Approval"), accompanied by a copy of Chapter 13. The Notice of Approval will set forth the price determined by Smart Machines to represent the "fair market value" of any Dissenting Shares (which shall constitute an offer by Smart Machines to purchase such Dissenting Shares at such stated price) and will set forth a brief description of the procedures to be followed by such shareholders who wish to exercise their dissenters' rights.

   Within 30 days after the date on which the Notice of Approval was mailed,
(i) Smart Machines must receive the written demand of the dissenting shareholder, which is required by law to contain a statement concerning the number and class of shares of Smart Machines capital stock held of record by such dissenting shareholder and what the shareholder claims to be the fair market value of the Dissenting Shares as of the close of business on the day immediately prior to the announcement of the merger (the statement of fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the Dissenting Shares at such price); and
(ii) the dissenting shareholder must submit Smart Machines stock certificate(s) representing the Dissenting Shares to Smart Machines at its principal office. The Smart Machines stock certificate(s) will be stamped or endorsed with a statement that the shares are Dissenting Shares or will be exchanged for Smart Machines stock certificates of appropriate denomination so stamped or endorsed. If the price contained in the Notice of Approval is acceptable to the dissenting shareholder, the dissenting shareholder may demand the same price. This would constitute an acceptance of the offer by Smart Machines to purchase the dissenting shareholder's stock at the price stated in the Notice of Approval.

   If Smart Machines and a dissenting shareholder agree upon the price to be paid for the Dissenting Shares, upon the dissenting shareholder's surrender of the Smart Machines Stock Certificates representing the Dissenting Shares, such price (together with interest thereon at the legal rate on judgments from the date of the agreement between Smart Machines and the dissenting shareholder) is required by law to be paid to the dissenting shareholder within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the merger are satisfied, whichever is later.

   If Smart Machines and a dissenting shareholder disagree as to the price for such Dissenting Shares or disagree as to whether such Dissenting Shares are entitled to be classified as Dissenting Shares, such holder may, within six months after the Notice of Approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations or, alternatively, may intervene in any pending action brought by another dissenting shareholder. Any party may appeal the court's judgment determining the fair market value of the dissenting shares. Costs of such an action (including compensation of appraisers) are required to be assessed as the court considers equitable, but must be assessed against Smart Machines if the appraised value determined by the court exceeds the price offered by Smart Machines.

   The court action to determine the fair market value of the shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing the merger. Furthermore, no shareholder who is entitled to assert dissenters' rights under Chapter 13 shall have any right to attack the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger has been legally voted in favor of the merger.

   Dissenting Shares may lose their status as such and the right to demand payment will terminate if, among other reasons:

  . the merger is abandoned;

  . the shares are transferred before being submitted for endorsement or are surrendered for conversion into shares of another class;

  . the dissenting shareholder and Smart Machines do not agree upon the status of the shares as Dissenting Shares or upon the price of such shares and the dissenting shareholder fails to file suit against Smart Machines or intervene in a pending action within six months following the date on which the Notice of Approval was mailed to the shareholder; or

  . the dissenting shareholder withdraws his or her demand for the purchase of the Dissenting Shares with the consent of Smart Machines.

   It is a condition precedent to Brooks' obligation to close the merger that less than 5% of the outstanding shares of Smart Machines common stock shall have exercised dissenters' rights. See "The Merger Agreement--Conditions to the Completion of the Merger" on page 43.

                              THE MERGER AGREEMENT

   This description of the merger agreement is not complete and is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. You are urged to read the entire merger agreement for a complete description of the terms and conditions of the merger.

General

   Pursuant to the merger agreement:

  . Smart Machines will become a wholly-owned subsidiary of Brooks by merging a wholly-owned subsidiary of Brooks into Smart Machines;

  . outstanding shares of Smart Machines capital stock will be converted into the right to receive shares of Brooks common stock in the manner described below;

  . each outstanding option and warrant to purchase Smart Machines capital stock will be deemed to constitute the right to acquire, on the same terms and conditions, a number of shares of Brooks common stock at a price based on the same conversion ratios for the underlying Smart Machines securities; and

  . upon completion of the merger, the rights of former Smart Machines shareholders as Brooks shareholders will be governed by the Brooks' Certificate of Incorporation and by Delaware law.

   The current directors of Smart Machines are not expected to continue to serve Smart Machines in their current capacities following the merger. Following the merger, the Board of Directors of Smart Machines will consist of individuals appointed by Brooks. The directors and officers of Brooks will continue to serve in their current capacities following the merger.

Effective Time

   The merger will become effective at such time as an agreement or certificate of the merger, having been previously filed with the Secretary of State of the State of Delaware, is duly filed with the Secretary of State of the State of California, or at such later time as is specified on such agreement. The filing of the agreement or certificate of merger will occur as soon as practicable after the satisfaction of the conditions set forth in the merger agreement. The merger agreement may be terminated by either party if the merger has not been consummated on or before October 31, 1999 and under certain other conditions.

Conversion of Your Shares Into Brooks Common Stock

   If the merger is completed by August 31, 1999, you will receive a portion of the total purchase price for Smart Machines based on the number and class of shares of Smart Machines capital stock that you own at the time it is completed. The total purchase price will be paid in Brooks common stock in an amount equal to $10,454,506. The purchase price is subject to increase in the event Smart Machines reduces the principal and interest on the loan from Venture Lending and Leasing, Inc. Smart Machines pays Venture Lending $47,100 of principal and interest on the first day of each month. If Smart Machines makes the scheduled payment on the Venture Lending loan on September 1, 1999, the total purchase price would increase to $10,501,606.

   The purchase price will decrease to the extent the principal and interest relating to any borrowings made by Smart Machines after July 7, 1999 exceed $1,000,000. Since July 7, 1999, Smart Machines has borrowed $500,000. Smart Machines does not anticipate borrowing amounts in excess of $1,000,000 in the aggregate.

The total purchase price will be divided among the different classes of Smart Machines capital stock as follows:

                                                                    Allocation
                                                                     of Total
     Class of Smart Machines Capital Stock                        Purchase Price
     -------------------------------------                        --------------
     Series A preferred stock....................................   $1,342,621
     Series B preferred stock....................................    1,246,707
     Series C preferred stock....................................    2,291,342
     Series D preferred stock....................................    3,213,955
     Common stock................................................    2,359,881

If the merger closes after August 31, 1999, the total purchase price will increase to the extent Smart Machines has made additional payments to Venture Lending. Any increases in the total purchase price will be allocable solely to the Smart Machines common stock. The allocations of the total purchase price to each series of Smart Machines preferred stock will not change.

   Members of each class of Smart Machines capital stock will share the portion of the total purchase price allocated to that class of stock proportionally, based upon the number of shares of that class held by the member compared to the total number of outstanding shares of that class. The price per share of the Brooks common stock used to calculate the number of shares issuable pursuant to the merger agreement will be the average of the closing price for Brooks common stock on the Nasdaq National Market for the 20 consecutive trading day period ending five trading days before the close of the merger.

   The purchase price has been allocated among the various classes of stock based on an assumption that prior to completing the merger each holder of Smart Machines preferred stock would convert the following amounts of preferred stock to Smart Machines common stock: Series A, 31.673%; Series B, 21.942%; Series C, 21.512%; and Series D, 21.285%. We cannot require you to convert your shares of Smart Machines preferred stock. However, the merger may not proceed if the holders of Smart Machines preferred stock do not agree to convert the necessary amounts of preferred stock to Smart Machines common stock. You will receive separate instructions directly from Smart Machines on how to convert the appropriate portion of your Smart Machines preferred stock into Smart Machines common stock.

   Five percent of your shares will be held in escrow. An escrow agent will hold five percent of the shares of Brooks common stock issuable to you in escrow for one year to satisfy claims by Brooks under the merger agreement. See "Risk Factors--Risks Relating to the Merger--A Portion of Your Shares Will be Held in Escrow and You May Never Collect Them" on page 16.

   No fractional shares. Brooks will not issue fractions of its shares to you in the merger. Instead, you will receive cash for any fractional shares of Brooks common stock owed to you in connection with the merger, based on the market value of the fractional shares. To calculate the amount of cash payable to you, you must multiply the fraction of a share by the 20 trading day average closing price.

   Calculating the number of shares issuable to you. To calculate the approximate number of shares of Brooks common stock you will receive in the merger for each class of Smart Machines capital stock you own, you must:

  . multiply:

    (1) the total allocation of the purchase price that class of Smart Machines capital stock is entitled to receive; by

    (2) your percentage ownership of that class of Smart Machines capital stock; and

  . divide this result by the 20 trading day average closing price of Brooks common stock.

Example.

For example, assume:

  . the merger is completed on August 31, 1999 and, therefore, the total purchase price is $10,454,506;

  . the 20 trading day average closing price for Brooks common stock is $25;
    and

  . you own 2% of Smart Machines' common stock on the day the merger is completed.

  To determine the number of shares you are eligible to receive as a result of the merger:

  . multiply:

    (1) $2,359,881, the total allocation of the purchase price to Smart Machines common shareholders; by

    (2) 2%, the percentage of the outstanding Smart Machines common stock you own; and

  . divide this result by $25, the 20 trading day average closing price.

   Under this example, the total allocation of the purchase price to the Smart Machines common shareholders would equal $2,359,881. Therefore you would be entitled to receive 1,887.9 common shares of Brooks common stock. However, you would actually receive 1,793 shares of Brooks commons stock, $22.50 in cash for fractional shares and the right to receive up to 94 shares of Brooks common stock, representing five percent of your total shares of Brooks common stock, upon the termination of the escrow in one year.

   Smart Machines options and warrants. Brooks will assume each outstanding option to purchase Smart Machines common stock and each outstanding warrant to purchase Smart Machines preferred stock and common stock. Each Smart Machines option or warrant will continue to be subject to substantially the same terms and conditions as they were before the merger except that each Smart Machines option and Smart Machines warrant will be exercisable for that number of whole shares of Brooks common stock calculated using the above formula.

   Smart Machines convertible notes. Subject to their prior agreement, holders of Smart Machines 7% convertible promissory notes issued pursuant to Smart Machines' Note Purchase Agreement dated June 15, 1998 will receive shares of Brooks common stock, in exchange for their notes, as follows:

  . shares of Brooks common stock in an amount equal to $2,029,594; plus

  . shares of Brooks common stock in an amount equal to accrued and unpaid interest due on the notes on the closing day of the merger.

   The value of shares of Brooks common stock issuable to holders of these notes will be based upon the 20 day average closing price. The shares of Brooks common stock issuable to the note holders are not subject to the escrow.

The Mechanics of the Exchange of Your Shares for Shares of Brooks Common Stock

   Within five days after the effective time of the merger, a transmittal letter will be mailed by Boston Equiserve, as the exchange agent, to each shareholder of Smart Machines informing each shareholder of the procedures to follow to exchange his certificates representing Smart Machines capital stock for Brooks common stock. Upon receipt of Smart Machines' certificates, the exchange agent will deliver whole shares of Brooks common stock to that shareholder together with any cash in lieu of fractional shares and any dividends or other distributions to which that shareholder is entitled, without interest.

   If any issuance of shares of Brooks common stock in exchange for shares of Smart Machines capital stock is to be made to a person other than the holder of Smart Machines capital stock in whose name the certificate is registered at the effective time of the merger, it will be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the holder of Smart Machines capital stock requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of Brooks that such tax has been paid or is not required to be paid.

   After the effective time of the merger, there will be no further transfers of Smart Machines capital stock on the stock transfer books of Smart Machines. If a certificate representing Smart Machines capital stock is presented for transfer, it will be canceled and a certificate representing the appropriate number of whole shares of Brooks common stock and cash in lieu of fractional shares and any dividends and distributions will be issued in exchange for it, without interest.

   After the effective time of the merger and until surrendered, shares of Smart Machines capital stock will be deemed for all corporate purposes, other than the payment of dividends and distributions, to evidence ownership of the number of whole shares of Brooks common stock into which those shares of Smart Machines capital stock were converted at the effective time of the merger. No dividends or other distributions, if any, payable to holders of Brooks common stock will be paid to the holders of any certificates for shares of Smart Machines capital stock until such certificates are surrendered. Upon surrender of Smart Machines certificates, any dividends and distributions declared after the effective time of the merger will be paid to the person to whom shares of Brooks common stock are issued, without interest.

   DO NOT SEND YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU RECEIVE A REQUEST LETTER. DO NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

You May Be Required to Forfeit Brooks Shares

   Indemnification. As a Smart Machines shareholder, whether or not you vote in favor of the merger, you will be liable to indemnify Brooks and its affiliates for any and all damages of any kind incurred or suffered by the indemnified persons resulting from any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in the merger agreement. The indemnification obligation includes the obligation of Smart Machines shareholders to pay any legal fees and expenses of Smart Machines incurred in connection with the transactions contemplated by the merger agreement which aggregate in excess of $150,000.

   However, the indemnification obligation of the Smart Machines shareholders is limited in several ways:

  . the aggregate liability of the Smart Machines shareholders for damages pursuant to this provision will not exceed five percent of the aggregate consideration paid by Brooks to Smart Machines shareholders, which five percent will be placed into escrow as described below, pursuant to the merger agreement;

  . Smart Machines shareholders will not be liable for damages (except for legal expenses of Smart Machines' counsel over $150,000 as described above) until the aggregate damages exceed $50,000;

  . the liability of the Smart Machines shareholders will extend only to claims asserted within one year after the close of the merger; and

  . the liability of any individual Smart Machines shareholder will not exceed five percent of the shares of Brooks common stock received by the shareholder.

   Escrow. To satisfy the indemnification obligation of the Smart Machines shareholders, Brooks will deposit in escrow with an escrow agent a single stock certificate representing five percent of the shares of Brooks common stock issuable to Smart Machines shareholders under the merger agreement, registered in the name of the escrow agent as nominee for the beneficial owners of those shares. The number of shares of Brooks common stock to be received by each Smart Machines shareholder will be reduced by the shareholder's pro rata portion of the escrow shares. The escrow fund will be held and distributed by the escrow agent in accordance with the terms and conditions of the merger agreement and the escrow agreement.

   The escrow agreement will terminate on the earlier of:

  . the date on which the parties have delivered a written notice to the escrow agent directing the delivery of the escrow fund to the persons entitled thereto;

  . the date on which a decision is rendered by an arbitrator selected pursuant to the merger agreement as to the disposition of the escrow fund; or

  .  the one year anniversary of the effective time of the merger.

Promptly following termination of the escrow fund, the escrow fund will be distributed to the Smart Machines shareholders entitled to receive such shares, after adjustment for escrow shares paid in satisfaction of indemnification obligations and for escrow shares being held by the escrow agent pending resolution of any indemnification claims unresolved at the time of termination of the escrow fund.

   All cash dividends of the escrow fund delivered to the escrow agent will be distributed to Smart Machines shareholders entitled thereto, pro rata with their portion of the escrow fund. All stock dividends on the escrow fund will be deposited with the escrow agent and deemed part of the escrow fund.

   Brooks will pay the fees of the escrow agent.

   Shareholder representative. For purposes of the merger agreement and the escrow agreement, the Smart Machines shareholders each shall be deemed to have appointed Mr. K. Charles Janac as the shareholder representative to, among other things, take all actions necessary or appropriate in his judgment for the accomplishment of the terms of the escrow agreement, including without limitation resolution of any claim that Brooks may have under the merger agreement. Under the escrow agreement, Brooks may give written notice to the shareholder representative and escrow agent specifying in reasonable detail the nature and dollar amount of any claim. If the shareholder representative gives written counter notice to Brooks and escrow agent disputing any claim within 20 days following receipt by the escrow agent and the shareholder representative of the notice regarding any such claim, such claim shall be resolved as provided in the escrow agreement. If no counter notice is received by the escrow agent within the 20 day period, then the dollar amount of the claim set forth by Brooks in its notice will be deemed established for purposes of the escrow agreement and the merger agreement and, at the end of the 20 day period, the escrow agent will pay Brooks the full amount of the claim by delivery of escrow shares (taken proportionately from each Smart Machines shareholder). For purposes of making payments to Brooks out of the escrow fund, the Brooks' shares will be valued using the same price as was used for the merger (the average closing price of Brooks common stock for the 20 consecutive trading days ending five trading days before the closing date of the merger).

   While the shares are held in the escrow fund, the escrow agent will vote the escrow shares on behalf of the shareholders in accordance with the instructions provided by the shareholder representative. In the absence of such instructions, the escrow agent is not required to vote such shares.

   The shareholder representative will not be liable for any liability for loss for any act performed or omitted to be performed by him under the escrow agreement in the absence of gross negligence or willful misconduct. The shareholder representative may consult with counsel and other experts as may be reasonably necessary to advise him with respect to his rights and obligations under the escrow agreement and shall be fully protected by any act taken, suffered, permitted, or omitted in good faith in accordance with the advice of such counsel or experts. The holders of a majority in interest of the escrow fund may replace the shareholder representative in the event of his death, disability or resignation upon prompt written notice to Brooks and the escrow agent.

Representations and Warranties

   In the merger agreement, Brooks and Smart Machines made certain representations and warranties to each other relating to, among other things:

  . due corporate organization and good standing;

  . authority to enter into the merger agreement;

  . absence of conflicts resulting from the merger;

  . capitalization;

  . absence of material adverse change;

  . legal proceedings;

  . absence of brokers and finders; and

  . full disclosure.

   Smart Machines made additional representations to Brooks regarding, among other things:

  . the accuracy and completeness of its financial statements;

  . the absence of undisclosed liabilities;

  . the payment of taxes;

  . accounts receivable and accounts payable;

  . title to properties;

  . condition and sufficiency of assets;

  . compliance with laws and governmental authorizations;

  . the absence of certain changes and events;

  . contracts and the absence of defaults under contracts;

  . insurance coverage;

  . environmental matters;

  . employees;

  . employee benefits;

  . labor relations;

  . intellectual property;

  . the absence of corrupt payments;

  . relationships with related persons;

  . customer relationships;

  . outstanding indebtedness;

  . suppliers and raw material contractors;

  . customers;

  . year 2000 compliance;

  . inventories;

  . product warranties and product liability; and

  . actions by the Company or affiliates affecting the ability to obtain pooling of interest accounting treatment.

   Brooks made an additional representation to Smart Machines regarding the correctness and completeness of its required filings with the Securities and Exchange Commission.

Covenants

   Brooks and Smart Machines have agreed to:

  . jointly prepare and file with the Securities and Exchange Commission a registration statement under the Securities Act (of which this proxy statement/prospectus is a part) for the purpose of soliciting proxies from Smart Machines shareholders in favor of the approval of the merger;

  . obtain all waivers, permits, consents, approvals or other authorizations from third parties and governmental entities necessary for the consummation of the transactions contemplated by the merger agreement;

  . promptly notify the other party in writing of the occurrence of any event or development that would(a) render any statement, representation or warranty of either party in the merger agreement inaccurate or incomplete in any material respect or (b) constitute or result in a breach by either party of, or a failure by either party to comply with, any agreement or covenant in the merger agreement applicable to such party;

  . use its best efforts to cause the merger to be treated as a "pooling of interests";

  . permit representatives of the other party to have reasonable access to all their premises, properties, financial and accounting records, contracts, other records and documents and keep confidential and not use in any manner any information or documents obtained from the other party, except as provided in the merger agreement;

  . cooperate concerning the issuance of any press release or other written information with respect to the merger; and

  . use their reasonable best efforts to consummate the transactions contemplated by the merger agreement;

   Additionally, Brooks has agreed to:

  . grant each Smart Machines employee who is hired by Brooks or the surviving corporation credit for past service with Smart Machines for various purposes under its employee benefit plans;

  . provide Smart Machines employees hired by Brooks immediate coverage under a health benefit plan;

  . continue in full force for a period of six years all rights to indemnification for acts or omissions occurring prior to the effective time of the merger which currently exist in favor of the current directors and officers of Smart Machines under its Articles of Incorporation, bylaws or written agreements;

  . indemnify and hold harmless each present director or officer of Smart
    Machines against damages arising out of or pertaining to the merger for a period of six years;

  . authorize the Brooks common stock issuable in connection with the merger for listing on the Nasdaq National Market;

  . timely pay all fees and expenses of Needham & Company in connection with its services to Smart Machines relating to the merger; and

  . retire the principal and interest on Smart Machines' 7% convertible promissory notes in exchange for Brooks common stock.

Conduct of Business of Smart Machines Pending the Merger

   Smart Machines agreed in the merger agreement that until the merger is completed, it will, among other things:

  . maintain its corporate existence in good standing;

  . maintain the general character of its business;

  . maintain in effect all of its presently existing insurance coverage;

  . preserve intact in all material respects its business organization, preserve its goodwill and confidentiality of its business know-how, exercise commercially reasonable efforts to keep available to it or its subsidiary the services of its current officers and employees and preserve its present material business relationship with its collaborators, licensors, customers, suppliers and other persons with which Smart Machines has material business relations; and

  . perform all contracts; and

  . conduct its business only in the usual and ordinary manner, consistent with past practice.

   Smart Machines has also agreed that prior to completion of the merger it will not, without the prior written consent of Brooks, take certain actions to:

  . amend or otherwise modify its Articles of Incorporation or bylaws;

  . issue, sell, dispose of or encumber or authorize the issuance, sale, disposition or encumbrance of, or grant or issue any option, warrant or other right to acquire or make any agreement with respect to any shares of its capital stock or any other of its securities, or alter any term of its outstanding securities or change its capitalization;

  . encumber any material assets or properties of Smart Machines or its subsidiary;

  . declare, set aside, make or pay any dividend or other distribution to any shareholder with respect to its capital stock;

  . redeem, purchase or otherwise acquire any capital stock or other securities of Smart Machines or its subsidiary;

  . increase the compensation or remuneration or benefits payable to any director, officer, employee or agents;

  . adopt, amend or make any unscheduled contribution to any employee benefit plan, or enter into any collective bargaining agreement;

  . terminate or modify any contract requiring future payments to or from Smart Machines in excess of specified dollar amounts;

  . create or incur, assume or otherwise become liable for any indebtedness in excess of specified dollar amounts;

  . pay, discharge or satisfy any obligation or liability, absolute, accrued, contingent or otherwise in excess of specified dollar amounts;

  . sell, transfer, lease or otherwise dispose of any of its assets or properties except in the ordinary course of business;

  . cancel, compromise, release or waive any material debt, claim or right;

  . make any loan or advance to any person other than routine advances in the ordinary course of business;

  . make any material capital investment or expenditure or capital improvement, addition or betterment;

  . change its method of accounting;

  . institute or settle any proceedings before any government authority relating to its assets or property;

  . adopt a plan of dissolution or liquidation;

  . enter into any contract except in the ordinary course of business;

  . make any new election with respect to taxes or any change in current elections with respect to taxes;

  . take or omit to take any action that would constitute a material violation or material default under, or waive any rights under, any material contract; or

  . enter into any commitment to take any action which would make any of the representations or warranties of Smart Machines contained in the merger agreement untrue or incorrect in any material respect or cause any covenant, condition or agreement of Smart Machines in the merger agreement not to be complied with or satisfied in any material respect.

Smart Machines May Not Solicit Others to Purchase Its Business

   The merger agreement provides that Smart Machines will not, and shall not permit any of its officers, directors, employees, representatives and agents to, directly or indirectly:

  . solicit, engage in discussion or negotiate with any person or take any other action intended or designed to facilitate the effort of any person, other than Brooks, relating to the possible acquisition of Smart Machines or any significant portion of its capital stock or assets;

  . provide information with respect to Smart Machines to any person other than Brooks relating to a possible acquisition of Smart Machines or any significant portion of its capital stock or assets;

  . enter into any agreement with any person other than Brooks providing for a possible acquisition of Smart Machines or any significant portion of its capital stock or assets; or

  . make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Smart Machines or any significant portion of its capital stock or assets by any person, other than Brooks.

   The no solicitation provisions of the merger agreement remain in effect for a period extending from the date of the merger agreement until the earlier of:

  . October 31, 1999;

  . the termination of the merger agreement by Brooks; or

  . the completion of the merger.

  If Smart Machines violates these provisions, Brooks may terminate the merger agreement.

Conditions to the Completion of the Merger

   Smart Machines' obligation to complete the merger is subject to the satisfaction of each of the following conditions:

  . the representations and warranties of Brooks contained in the merger agreement continue to be complete and correct except if such inaccuracies
    (i) individually and in the aggregate do not cause a material adverse effect or (ii) were disclosed in a press release or any filing with the Securities and Exchange Commission that was released or filed, as the case may be, at least 15 trading days prior to the closing date of the merger;

  . Brooks shall have taken all necessary corporate action to consummate the transaction contemplated by the merger agreement and have complied in all material respects with each covenant, agreement and condition required to be performed or complied with by them prior to the effective time;

  . no order of any government authority is in effect that restrains or prohibits any transaction contemplated by the merger agreement;

  . Brooks shall have delivered to Smart Machines an opinion of Brown, Rudnick, Freed & Gesmer, Brooks' counsel, with respect to due authorization, execution, delivery and enforceability of the merger agreement and certain other matters;

  . the merger agreement and the merger shall have been approved by Smart
    Machines shareholders; and

  . the registration statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose, and no similar proceeding in respect of the registration statement, shall have been initiated or threatened in writing by the Securities and Exchange Commission.

   Brooks' obligation to complete the merger is subject to certain conditions, including the following:

  . the representations and warranties of Smart Machines contained in the merger agreement will continue to be true and correct in all material respects as of the closing date of the merger;

  . Smart Machines shall have taken all necessary corporate or other actions to consummate the transactions contemplated by the merger agreement and shall have performed and complied, in all material respects, with each covenant, agreement and condition required to be performed or complied with by it prior to the effective time of the merger;

  . the holders of all the 7% convertible promissory notes issued by Smart
    Machines pursuant to the Note Purchase Agreement dated June 15, 1998, shall have agreed to accept Brooks common stock in exchange for those notes;

  . holders of not more than 5% of the outstanding Smart Machines common stock shall have exercised dissenters' rights pursuant to Chapter 13 of the California General Corporation Law;

  . no order of any governmental authority shall be in effect that restrains or prohibits any transactions contemplated by the merger agreement or would limit or affect Brooks' ownership or operations of the business or assets of Smart Machines;

  . Smart Machines shall have obtained all material waivers, approvals, authorizations or orders and made all filings required for the authorization, execution and delivery of the agreement, the consummation of the merger and the continuation in full force and effect of any and all material rights, documents, instruments or contracts of Smart Machines shall have been obtained and made, including without limitation the right and consents of Venture Lending and Leasing II, Inc. and Montague Oaks Associates Phase I and II;

  . Smart Machines shall have delivered to Brooks an opinion of Heller Ehrman
    White & McAuliffe, Smart Machines' counsel, with respect to the due authorization, execution, delivery and enforceability of the merger agreement and certain other matters;

  . the merger shall have been duly approved by the shareholders of Smart
    Machines;

  . Brooks shall have received a letter from PricewaterhouseCoopers LLP, its independent accountants, that in its opinion the transactions contemplated by the merger agreement meet the requirements for pooling of interest treatment under GAAP as set forth in Opinion 16, as amended, of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  . Smart Machines shall have executed and delivered to Brooks the escrow agreement for the 5% of the Brooks shares issuable in the transaction which will secure payment of indemnification;

  . each of Messrs. K. Charles Janac, Todd Solomon, Gregory Martes, Matt
    Fauss and Gerard Labonville and Ms. Sharon Andres shall have entered into noncompetition and proprietary information agreements;

  . all agreements among Smart Machines and any of its securityholders, or among any of Smart Machines securityholders, providing for registration rights, rights of first refusal, rights of cosale, relating to the voting of the Smart Machines securities or requiring Smart Machines to obtain the consent or approval of any securityholders prior to taking or failing to take any action, shall have been terminated in their entirety;

  . the Brooks shares issuable to Smart Machines shareholders pursuant to the merger agreement shall not equal or exceed 20% of the total outstanding shares of Brooks common stock;

  . the registration statement shall be effective and no stop order suspending the effectiveness of the registration statement or any part thereof shall have been issued and no proceedings for that purpose, and no similar proceeding in respect of the registration statement, shall have been initiated or threatened in writing by the SEC; and

  . Brooks shall have received such other certificates and documents as it shall have reasonably requested.

Events Which Could Lead to Termination of the Merger

   The party or parties identified below may terminate the merger agreement prior to the effective time of the merger (whether before or after shareholder approval is obtained) with the prior authorization of its or their respective Boards of Directors, as the case may be, as follows:

  . Brooks and Smart Machines by mutual consent;

  . either Brooks or Smart Machines if:

   . the merger shall not have been consummated on or before October 31, 1999, unless such failure shall be due to a material breach of any representation or warranty, or the nonfulfillment in a material respect, and failure to cure such nonfulfillment, of any covenant or agreement contained herein on the part of the party or parties seeking to terminate; or

   . if a governmental authority shall have issued a nonappealable final order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger and the other transactions contemplated by the merger agreement (provided that the right to terminate shall not be available to any party who has not complied with its obligations under the merger agreement if such noncompliance materially contributed to the issuance of any such order or the taking of such action);

  . Brooks if:

   . Smart Machines shall have failed to comply with any of the covenants or agreements contained in the merger agreement such that the conditions to closing set forth in the merger agreement would not be satisfied; provided, however, that if such failure or failures are capable of being corrected prior to the effective time of the merger, such failure or failures shall not have been corrected within 15 days of delivery to Smart Machines of written notice of such failure;

   . Smart Machines breaches any representation or warranty of the merger agreement such that the condition to closing it related to would not be satisfied; provided, however, that if such breach or breaches are capable of being corrected prior to the effective time of the merger, such breach or breaches shall not have been corrected within 15 days of delivery to Smart Machines of written notice of such breach or breaches; or

   . Smart Machines engages in any conduct or takes any action concerning, intended or designed to facilitate the efforts of any person, other than Brooks, to acquire Smart Machines or any significant portion of its capital stock or assets.

  . Smart Machines if:

   . Brooks shall have failed to comply with any of its covenants or agreements contained in the merger agreement such that the condition of closing it related to would not be satisfied; provided, however, that if such failure or failures are capable of being corrected prior to the effective time of the Merger, such failure or failures shall not have been corrected within 15 days of delivery to Brooks of written notice of such failure or failures; or

   . Brooks breaches any representation or warranty in the merger agreement such that the condition of closing it related to would not be satisfied; provided, however, that if such breach or breaches are capable of being corrected prior to the effective time of the merger, such breach or breaches shall not have been corrected within 15 days of delivery to Brooks of written notice of such breach or breaches.

Consequences of Termination of the Merger

   In the event of a termination of the merger agreement generally, no party shall have any liability or further obligation to any other party. However, no party is relieved from liability for its breach of the merger agreement and each may be liable for a termination fee as described below.

   Smart Machines shall pay Brooks a fee in the amount of $1,000,000 plus all reasonable, actual and documented costs and expenses (including reasonable attorneys' and accountants' fees and expenses) incurred by Brooks in connection with the merger agreement in the event of a termination of the merger agreement:

  . because Smart Machines engages in any conduct or takes any action concerning, intended or designed to facilitate the efforts of any person, other than Brooks, to acquire Smart Machines or any significant portion of its capital stock or assets; or

  . if, prior to or within six months after the termination of the merger agreement due to Smart Machines' failure to comply with any covenants or agreements contained in the merger agreement or Smart Machines' breach of any representation or warranty contained in the merger agreement, Smart Machines or any of its affiliates enters into a definitive agreement with a third party with respect to an acquisition of Smart Machines or any significant portion of its capital stock or assets or an acquisition of Smart Machines or any significant portion of its capital stock or assets is effected.

Such amounts payable to Brooks shall be paid ten business days after Brooks' written demand therefor.

   Brooks shall pay Smart Machines a fee equal to $1,000,000 plus all reasonable, actual and documented costs and expenses (including reasonable attorneys' and accountants' fees and expenses) incurred by Smart Machines in connection with the merger agreement in the event of a termination of the merger agreement:

  . due to a failure to comply with any covenants or agreements contained in the merger agreement or the breach of any representation or warranty contained in the merger agreement which had a material adverse effect; or

  . in the event the shares of Brooks common stock issuable to Smart Machines shareholders would equal or exceed 20% of the then outstanding shares of Brooks common stock and Brooks fails to exercise its option to purchase Smart Machines for cash.

Such amounts payable to Smart Machines shall be paid ten business days after Smart Machines' written demand,

   Certain provisions of the merger agreement that relate to confidentiality and nondisclosure of confidential information and public disclosures relating to the merger without the prior knowledge and consent of Brooks will survive termination.

Cash Election

   Pursuant to the merger agreement, if the number of shares of Brooks common stock issuable in the merger exceeds 20% of the total outstanding shares of Brooks common stock, Brooks can choose to pay the total purchase price in cash in an amount equal to $10,454,506. The total purchase price is subject to increase in the event Smart Machines reduces the principal and interest on its loan from Venture Lending and Leasing II, Inc. Smart Machines pays Venture Lending $47,100 of principal and interest on the first day of each month. Therefore, if Smart Machines makes its scheduled payment on the Venture Lending loan on September 1, 1999, the total purchase price would increase to $10,501,606.

   In the event of a cash election, the merger would be accounted for as a purchase and this proxy statement/prospectus would have to be amended. All incremental costs relating to a cash election will be borne by Brooks.

Waiver and Amendment

   The merger agreement may only be amended by a written agreement signed by Brooks, its subsidiary and Smart Machines.

                         COMPARATIVE MARKET PRICE DATA

Brooks

   Brooks' common stock is traded on the Nasdaq National Market under the symbol "BRKS." The following table sets forth, for the periods indicated, the high and low sales prices per share of Brooks common stock, as reported by the Nasdaq National Market.

                                                                   High   Low
                                                                  ------ ------
Fiscal Year Ended September 30, 1997
  First Quarter.................................................. $19.50 $ 9.50
  Second Quarter.................................................  19.75  14.75
  Third Quarter..................................................  19.50  12.38
  Fourth Quarter.................................................  39.75  19.00
Fiscal Year Ended September 30, 1998
  First Quarter..................................................  41.13  12.38
  Second Quarter.................................................  19.25  13.00
  Third Quarter..................................................  17.50  11.38
  Fourth Quarter.................................................  12.75   8.13
Fiscal Year Ending September 30, 1999
  First Quarter..................................................  17.38   8.38
  Second Quarter.................................................  25.75  14.63
  Third Quarter..................................................  27.88  17.88
  Fourth Quarter (through August 12, 1999).......................  30.25  24.75

Smart Machines

   No established trading market exists for any Smart Machines capital stock.

Recent Market Price of Brooks Stock

   The following tables set forth the closing prices per share of the common stock of Brooks on the Nasdaq National Market on July 7, 1999, the last trading day preceding the public announcement of the merger, and on August 12, 1999, the latest practicable trading day before the printing of this proxy statement/prospectus. The tables also set forth the equivalent per share prices of Smart Machines capital stock. These determinations are based on the portion of the total purchase price allocable to the applicable class of Smart Machines capital stock described on page 2, divided by the total outstanding number of shares of the applicable class of Smart Machines capital stock. The first table is based upon the number of shares of each class of Smart Machines capital stock outstanding as of the date of this proxy statement/prospectus. The second table assumes that each holder of Smart Machines preferred stock converts the following amounts of its preferred stock into Smart Machines common stock:
Series A, 31.7%; Series B, 21.9%; Series C, 21.5%; and Series D, 21.3%.

                                         Smart Machines Equivalent (Currently
                                                     Outstanding)
                                      ------------------------------------------
                               Brooks                  Preferred Stock
                               Common Common -----------------------------------
                               Stock  Stock  Series A Series B Series C Series D
                               ------ ------ -------- -------- -------- --------
July 7, 1999.................. $27.00 $0.51   $0.68    $2.34    $2.75    $2.76
August 12, 1999............... $26.50 $0.51   $0.68    $2.34    $2.75    $2.76

                                         Smart Machines Equivalent (Assuming
                                                     Conversion)
                                      ------------------------------------------
                               Brooks                  Preferred Stock
                               Common Common -----------------------------------
                               Stock  Stock  Series A Series B Series C Series D
                               ------ ------ -------- -------- -------- --------
July 7, 1999.................. $27.00 $0.41   $1.00    $3.00    $3.50    $3.50
August 12, 1999............... $26.50 $0.41   $1.00    $3.00    $3.50    $3.50

Number of Holders of Smart Machines and Brooks Stock

   As of July 26, 1999, there were 197 holders of record of Brooks common stock and 159 holders of record of Smart Machines capital stock.

Dividend Policy

   Other than dividends paid by Brooks Canada prior to its acquisition by Brooks, neither Brooks nor Smart Machines has ever paid or declared any cash dividends on its capital stock and does not plan to pay any cash dividends in the foreseeable future. Brooks' current policy is to retain all of its earnings to finance future growth. Smart Machines' credit facilities prohibit Smart Machines from making distributions on the Smart Machines capital stock.

   You should obtain current market quotations for Brooks common stock. We cannot predict or assure the market price of Brooks common stock on or after the effective time of the merger.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The selected historical consolidated financial data set forth below related to Brooks as of September 30, 1998 and 1997, and for the three fiscal years ended September 30, 1998, have been derived from the Brooks Consolidated Financial Statements and Notes thereto, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this proxy statement/prospectus. The selected historical financial data set forth below related to Smart Machines as of December 31, 1998 and 1997, and for the three years ended December 31, 1998, have been derived from the Smart Machines Financial Statements and Notes thereto, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial data set forth below related to Brooks as of September 30, 1996, and 1995, and 1994, and for the two fiscal years ended September 30, 1995, have been derived from the Brooks Consolidated Financial Statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are not included in this proxy statement/ prospectus. The selected historical financial data set forth below related to Smart Machines as of December 31, 1996 and 1995, and for the year ended December 31, 1995, have been derived from the Smart Machines Financial Statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are not included in this proxy statement/prospectus.

   The selected historical consolidated financial data set forth below related to Brooks as of March 31, 1999, and for the six months ended March 31, 1999 and 1998, have been derived from the Brooks Unaudited Condensed Consolidated Financial Statements, which are included elsewhere in this proxy statement/prospectus. The selected historical financial data set forth below related to Smart Machines as of March 31, 1999, and for the three months ended March 31, 1999 and 1998, have been derived from the Smart Machines Unaudited Financial Statements, which are included elsewhere in this proxy statement/prospectus. The unaudited financial statements have been prepared by Brooks and Smart Machines on a basis consistent with Brooks' and Smart Machines' audited financial statements and, in the opinion of each respective company's management, include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of their financial positions and results of operations for such periods. The results of operations for those interim periods are not necessarily indicative of the results to be expected for the entire year.

                            Brooks Automation, Inc.

               Selected Historical Consolidated Financial Data(a)
                     (in thousands, except per share data)

   The following summary historical consolidated financial data of Brooks have been derived from its historical consolidated financial statements You should read this summary in conjunction with such consolidated financial statements and the notes thereto which are included in this proxy statement/prospectus.

                            (unaudited)
                          Six months ended
                             March 31,            Fiscal year ended September 30,
                          -----------------  --------------------------------------------
                           1999      1998      1998      1997      1996    1995    1994
                          -------  --------  --------  --------  -------- ------- -------
Consolidated statement
 of operations data:
Revenues(b).............  $43,085  $ 53,723  $ 99,862  $108,741  $112,730 $68,488 $38,096
Gross profit............   19,108    15,374    27,505    44,980    54,769  34,404  20,003
Income (loss) from
 operations.............   (1,609)  (12,071)  (25,355)      436    13,257   8,248   3,627
Net income (loss).......     (441)   (9,276)  (18,361)   (1,601)    8,594   6,605   2,153
Dividends on preferred
 stock..................      --        261       521       521       521     521     521
Net income (loss)
 available to common
 stockholders...........     (441)   (9,537)  (18,882)   (2,122)    8,073   6,084   1,632
Earnings (loss) per
 share:
 Basic..................   $(0.04)   $(0.93)   $(1.84)   $(0.27)    $1.06   $1.00   $0.36
 Diluted................   $(0.04)   $(0.93)   $(1.84)   $(0.27)    $0.94   $0.86   $0.37
Shares used in computing
 earnings (loss) per
 share:
 Basic..................   11,028    10,235    10,269     7,818     7,628   6,093   4,564
 Diluted................   11,028    10,235    10,269     7,818     9,108   7,661   5,841

                         (unaudited)               September 30,
                          March 31,  -----------------------------------------
                            1999       1998     1997    1996    1995    1994
                         ----------- -------- -------- ------- ------- -------
Consolidated balance
 sheet data:
Total assets............  $140,172   $140,952 $160,989 $78,174 $65,016 $21,080
Working capital.........   100,742     99,921  115,439  34,294  34,870   8,124
Long-term debt
 (excluding current
 portion)...............        11        130    2,520     931     938   3,845
Redeemable convertible
 preferred stock........       --         --    10,366   9,831   9,298   8,764
Nonredeemable preferred
 stock, common stock,
 and other shareholders'
 equity (deficit).......   121,841    121,763  126,870  45,916  37,768      (8)

--------
(a) All financial information presented above has been retroactively restated to reflect the FASTech and Techware acquisitions that have been accounted for as poolings of interest.

(b) Includes revenues from related party of $15.9 million, $18.2 million, $19.1 million, $10.5 million, $6.4 million, $4.1 million and $10.3 million in the fiscal years ended September 30, 1998, 1997, 1996, 1995, 1994 and the six months ended March 31, 1999 and 1998, respectively.

                              SMART MACHINES INC.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (In thousands, except per share data)

   The following summary historical financial data of Smart Machines have been derived from its historical financial statements. You should read this summary in conjunction with such financials and notes thereto which are included in this proxy statement/prospectus.

                            (unaudited)
                           Three months
                          ended March 31,   Fiscal year ended December 31,
                          ----------------  ----------------------------------
                           1999     1998     1998     1997     1996     1995*
                          -------  -------  -------  -------  -------  -------
Statement of operations
 data:
Revenues................  $   230  $    32  $   382  $   687  $   --   $   --
Gross profit............     (167)    (228)    (789)    (863)     --       --
Loss from operations....     (834)    (916)  (4,534)  (3,432)  (2,831)  (1,936)
Net loss................     (905)    (903)  (4,598)  (3,368)  (2,803)  (1,891)
Dividends on preferred
 stock..................      225      225      899      484      --       --
Net loss available to
 common stockholders....  $(1,130) $(1,128) $(5,497) $(3,852) $(2,803) $(1,891)
Loss per share:
  Basic.................  $ (0.25) $ (0.25) $ (1.22) $ (0.94) $ (0.80) $ (0.77)
  Diluted...............  $ (0.25) $ (0.25) $ (1.22) $ (0.94) $ (0.80) $ (0.77)
Shares used in computing
 loss per share:
  Basic.................    4,566    4,491    4,524    4,104    3,503    2,446
  Diluted...............    4,566    4,491    4,524    4,104    3,503    2,446

                                       (unaudited)         December 31,
                                        March 31,  -----------------------------
                                          1999      1998     1997   1996   1995
                                       ----------- -------  ------ ------ ------
                                                    (in thousands)
Balance sheet data:
Total assets.........................    $ 2,004   $ 2,507  $3,824 $1,840 $1,363
Working capital......................        848     1,428   2,632    853    851
Long-term debt (excluding current
 portion)............................      3,499     3,214     104    --     --
Redeemable convertible preferred
 stock...............................      3,787     3,562   2,663    --     --
Nonredeemable preferred stock, common
 stock, and other shareholders'
 equity (deficit)....................    $(6,120)  $(4,991) $  449 $1,309 $1,115

--------
* Includes results of operations from October 1, 1994 (date of inception), through December 31, 1995.

              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

   The unaudited selected pro forma consolidated financial data set forth below have been derived from the Unaudited Pro Forma Condensed Consolidated Financial Statements, included elsewhere herein. The unaudited selected pro forma consolidated balance sheet data as of March 31, 1999, set forth below give effect to the merger as if it had occurred on March 31, 1999. The unaudited selected pro forma consolidated statement of operations data set forth below give effect to the merger as if it had occurred at the beginning of the earliest period presented. The pro forma consolidated financial data does not purport to represent what the combined companies' financial position or results of operations would have actually been had the merger occurred at the beginning of the earliest period presented or to project the combined companies' financial position or results of operations for any future date or period. In addition, it does not incorporate any benefits from anticipated cost savings or synergies of operations of the combined companies. Direct costs of the merger are estimated to be $750,000. Other costs of consolidation have not been determined. Neither direct costs or other costs are included in the pro forma combined statement of operations data for the periods presented.

                                Six months ended       Fiscal years ended
                                   March 31,             September 30,
                                -----------------  ----------------------------
                                 1999      1998      1998      1997      1996
                                -------  --------  --------  --------  --------
                                   (In thousands, except per share data)
Pro Forma Consolidated
 Statement of Operations Data:
Revenues......................  $45,082  $ 53,882  $107,697  $109,428  $112,730
Net income (loss) available to
 common shareholders..........   (2,780)  (11,889)  (21,374) $ (5,973)    5,270
Earnings (loss) per share:
  Basic.......................  $ (0.24) $  (1.12) $  (1.99) $  (0.73) $   0.67
  Diluted.....................  $ (0.24) $  (1.12) $  (1.99) $  (0.73) $   0.62
Shares used in calculating
 earnings (loss) per share:
  Basic.......................   11,502    10,609    10,739     8,175     7,846
  Diluted.....................   11,502    10,609    10,739     8,175     9,326

                                                                        March
                                                                       31, 1999
                                                                       --------
Pro Forma Consolidated Balance Sheet Data:
Working capital(1).................................................... $ 98,967
Total assets..........................................................  144,386
Redeemable convertible preferred stock................................        0
Long-term debt (excluding current portion)............................    2,185
Total shareholders' equity(1)......................................... $121,399

--------
(1) Gives effect at March 31, 1999 to a reserve for direct costs of the merger, which are estimated to be $750,000.

                           BROOKS RECENT DEVELOPMENTS

Nine Months Ended June 30, 1999

   Total revenues for the nine months ended June 30, 1999, were $69.4 million, a decrease of 12.7% compared to the nine months ended June 30, 1998. Total revenues for the three months ended June 30, 1999, were $26.4 million, compared to $25.8 million in the comparable prior year period and a 13.3% increase over the prior quarter's total revenues. For the nine months ended June 30, 1999, international sales represented 41% of total revenues, compared to 38% for the comparable nine months of the prior fiscal year.

   The gross profit margin of 44.7% for the nine months ended June 30, 1999, increased from the gross profit margin of 28.6% for the comparable period in the prior year due to improved utilization of manufacturing capacity, lower material costs and favorable product mix. In addition, Brooks included $4.2 million of inventory reserves and severance costs in the cost of goods sold for the nine months ended June 30, 1998. The net loss for the nine months ended June 30, 1999, was $187,000, a decrease from the net loss of $12.2 million for the comparable period in the prior year.

Recent Transactions

   In April 1999 Brooks acquired the assets of Hanyon Technology, Inc., for $6.6 million in cash. Hanyon is based in Korea and provides manufacturing execution systems and automation software and systems integration services to the semiconductor and liquid crystal display industries in Korea and Taiwan. The Hanyon acquisition was accounted for as a purchase of assets.

   In June 1999 Brooks formed a joint venture in Korea with Samsung Electronics. Brooks' initial investment in this joint venture was $3.5 million. This joint venture is 70% owned by Brooks and 30% owned by Samsung and has been organized to design, develop and manufacture atmospheric flat panel display loaders and other products.

   In June 1999 Brooks acquired the assets of Domain Manufacturing Corporation for $3.8 million in cash. Domain provides process development, process control, and data analysis solutions. The Domain acquisition was accounted for as a purchase of assets.

   In July 1999 Brooks entered into the merger agreement with Smart Machines Inc. subject to Smart Machines shareholders' approval and other customary closing conditions. Smart Machines is located in San Jose, California, and manufactures direct drive Selectively Compliant Assembly Robot Arm, or SCARA, atmospheric and vacuum robots. This merger is expected to be accounted for as a pooling of interests.

   In July 1999 Brooks signed a letter of intent to acquire substantially all of the assets and assume certain liabilities of the Infab division of Jenoptik AG in exchange for 1,086,630 shares of Brooks common stock. The Infab division is a worldwide supplier of advanced factory automation systems headquartered in Germany. As part of the proposed transaction, Jenoptic would be entitled to representation on the Brooks Board of Directors and Jenoptik would agree to various restrictions on its acquisition or disposition of Brooks common stock. The proposed acquisition is subject to the completion by Brooks of substantial due diligence on the Infab division, the negotiation and resolution of significant business and legal issues, and the negotiation and completion of a mutually satisfactory acquisition agreement among the parties. Brooks cannot guarantee that this transaction will be completed on acceptable terms, or be completed at all. The proposed acquisition, if completed, would be accounted for as a purchase of assets.

   Brooks is in active discussions with a number of other companies concerning possible acquisitions of their businesses. Brooks presently is not subject to any agreements regarding these other possible acquisitions.

 BROOKS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

Overview

   Brooks is a leading supplier of tool and factory automation solutions for the global semiconductor, data storage and flat panel display manufacturing industries. Founded in 1978, Brooks has distinguished itself as a technology and market leader, particularly in the demanding cluster-tool vacuum-processing environment. Brooks' products have evolved from individual robots used to transfer semiconductor wafers in advanced production equipment to fully integrated handling systems that increase the throughput and utilization of equipment used to make semiconductors and flat panel displays.

   In 1992 Brooks introduced the family of vacuum central wafer handling systems and modules that forms the foundation of Brooks' current business. In 1994 Brooks introduced a similar family of systems and modules for flat panel display substrates, including a next-generation magnetically driven vacuum transfer robot. In 1996 Brooks acquired Techware Systems Corporation, a designer and supplier of integrated equipment control software for the semiconductor and related industries, expanding its software and control capability. In 1997 Brooks introduced a line of products for the atmospheric handling market, including in-line and controlled environment systems, robots, aligners and traversers.

   In 1998, Brooks expanded its integration software capabilities by acquiring FASTech Integration, Inc. FASTech designs, develops, markets and supports an integrated suite of manufacturing execution system workflow software products for the semiconductor, electronics and general discrete manufacturing industries, further expanding Brooks' integration software capabilities. In 1999 Brooks acquired Hanyon Technology, Inc., and Domain Manufacturing Corporation to enhance its leadership in factory automation software through integrated process control and optimization solutions. In 1999 Brooks entered into a joint venture with Samsung to design, develop and manufacture automation systems in Korea.

   Brooks' product revenues include sales of hardware and software products. Brooks' service revenues include revenue from maintenance contracts and fixed fee application consulting contracts.

   The majority of Brooks' revenues have been generated by sales to customers in the United States, although Brooks believes that a significant portion of these customers incorporate Brooks' products into equipment sold to their foreign customers. Brooks' foreign sales have occurred principally in Japan, South Korea and Europe.

   Brooks' foreign revenues are generally denominated in United States dollars. Accordingly, foreign currency fluctuations have not had a significant impact on the comparison of the results of operations for the periods presented. The costs and expenses of Brooks' international subsidiaries are generally denominated in currencies other than the United States dollar. However, since the functional currency of Brooks' international subsidiaries is the local currency, foreign currency translation adjustments are reflected as a component of shareholders' equity. To the extent that Brooks expands its international operations or changes its pricing practices to denominate prices in foreign currencies, Brooks will be exposed to increased risk of currency fluctuation.

   Many of Brooks' customers purchase Brooks' vacuum transfer robots and other modules before purchasing Brooks' vacuum central wafer handling systems. Brooks believes that once a customer has selected Brooks' products for a process tool, the customer is likely to rely on those products for the life of that process tool model, which can be in excess of five years.

   Brooks' business is highly dependent upon the capital expenditures of semiconductor and flat panel display manufacturers which historically have been cyclical, and upon Brooks' ability to develop, manufacture and sell new products and product enhancements. Brooks' results will also be affected, especially when measured on a quarterly basis, by the volume, composition and timing of orders, conditions in industries served by Brooks, competition and general economic conditions.

Results of Operations

   The following table sets forth certain financial data for Brooks for the periods indicated as a percentage of revenues:

                                   (unaudited)
                                Six months ended       Fiscal year ended
                                    March 31,            September 30,
                                -------------------   ------------------------
                                  1999       1998      1998     1997     1996
                                --------   --------   ------   ------   ------
   Revenues:
     Product..................      78.1%      81.5%    80.6%    81.3%    83.5%
     Services.................      21.9%      18.5%    19.4%    18.7%    16.5%
                                --------   --------   ------   ------   ------
       Total revenues.........     100.0%     100.0%   100.0%   100.0%   100.0%
                                --------   --------   ------   ------   ------
   Gross profit:
     Product..................      46.4%      29.8%    24.4%    41.8%    47.3%
     Services.................      37.0%      23.2%    40.5%    39.3%    54.9%
       Total revenues.........      44.3%      28.6%    27.5%    41.3%    48.6%
   Operating expenses:
     Research and
      development.............      20.4%      24.1%    22.7%    18.9%    16.3%
     Selling, general and
      maintenance.............      27.6%      27.0%    26.5%    22.0%    20.4%
     Merger and
      restructuring...........       --         --       3.7%     --       0.2%
                                --------   --------   ------   ------   ------
   Income (loss) from
    operations................      (3.7)%    (22.5)%  (25.4)%    0.4%    11.7%
   Interest income............       3.5%       3.6%     3.6%     0.1%     0.4%
   Interest expense...........       0.1%       0.8%     0.9%     0.8%     0.4%
                                --------   --------   ------   ------   ------
   Income (loss) before income
    taxes.....................      (0.3)%    (19.7)%  (22.7)%   (0.3)%   11.7%
   Income tax provision
    (benefit).................       0.7%      (2.4)%   (4.3)%    1.2%     4.1%
                                --------   --------   ------   ------   ------
   Net income (loss)..........      (1.0)%    (17.3)%  (18.4)%   (1.5)%    7.6%
                                ========   ========   ======   ======   ======

Six and Three Months Ended March 31, 1999 Compared With Six and Three Months Ended March 31, 1998.

Revenues

   For the six months ended March 31, 1999, total revenues decreased 19.8% to $43.1 million compared to $53.7 million for the six months ended March 31, 1998. Product revenues decreased by 23.2% to $33.6 million and service revenues decreased 5.0% to $9.5 million. For the three months ended March 31, 1999, total revenues decreased 3.3% to $23.3 million compared with revenues of $24.1 million in the comparable quarter of the prior fiscal year. Product revenues decreased 1.4% to $18.5 million and service revenues decreased 10% to $4.8 million. The decrease in product revenues for the three and six months was primarily the result of the prolonged economic downturn currently impacting the semiconductor industry and related fabrication equipment sector.

   For the six months ended March 31, 1999, international sales represented 46% of total revenue compared to 33% for the comparable six months of the prior fiscal year. For the three months ended March 31, 1999, international sales represented 34% of total revenue compared to 30% for the comparable quarter last year. Brooks expects that foreign revenues will continue to account for a significant portion of total revenues. However, Brooks cannot guarantee that foreign revenues, particularly from Asia, will remain a strong component of its total revenues.

Gross Profit

   Overall, the gross profit percentage increased to 44.3% for the six months ended March 31, 1999, compared to 28.6% (36.4% excluding an inventory charge of $4.2 million to provide additional reserves for slow-moving and obsolete inventories) in the comparable six months of the prior fiscal year. The gross profit percentage for product revenue was 46.4%, an increase compared to 29.8% (39.4% excluding the inventory charge) in the comparable six months of the prior fiscal year. For the three months ended March 31, 1999, the gross profit percentage increased to 44.5%, compared to 15.5% (33.0% excluding the inventory charge) in the comparable quarter of the prior fiscal year. The gross profit percentage for product revenues was 48.8%, an increase from 13.4% (35.8% excluding the inventory charge) in the comparable quarter of the prior fiscal year. The increase is primarily a result of lower material costs for hardware products and an increased percentage of higher margin software revenues.

   For the six months ended March 31, 1999, the gross profit percentage of service revenues increased to 37.0% from 23.2% in the comparable six months of the prior fiscal year. For the three months ended March 31, 1999, the gross profit percentage of service revenues increased to 28.0% as compared with 23.0% in the comparable quarter of the prior fiscal year. These improvements are primarily a result of personnel and personnel-related cost reductions. Included in the cost of services revenues are global support costs, which consist primarily of personnel costs and travel expenses.

   In future periods, gross profit may be adversely affected by changes in the mix of products sold, continued pricing pressures or increases in cost of revenues.

Research and Development

   Research and development expenses decreased 32.0% to $8.8 million (20.4% of revenues) for the six months ended March 31, 1999, from $12.9 million (24.1% of revenues) in the comparable six months of the prior fiscal year. For the three months ended March 31, 1999, research and development expenses decreased 24.1% to $4.7 million (20.2% of revenues) from $6.2 million (25.8% of revenues) in the comparable quarter of the prior fiscal year. The decrease in research and development expenses is due primarily to lower personnel and personnel-related costs following a reduction in headcount in the second and fourth quarters of fiscal 1998. However, Brooks plans to continue to make investments in research and development to enhance existing and develop new semiconductor and flat panel display products and software products. Brooks believes that research and development expenditures are essential to maintaining its competitive position in the semiconductor and flat panel display fabrication equipment and software markets and expects these expenditure levels to continue at or above current levels in the foreseeable future.

Selling, General and Administrative

   Selling, general and administrative expenses decreased 17.8% to $11.9 million (27.6% of revenues) for the six months ended March 31, 1999, from $14.5 million (27.0% of revenues) in the comparable six months of the prior fiscal year. Selling, general and administrative expenses decreased 16.6% to $6.2 million (26.6% of revenues) for the three months ended March 31, 1999, from $7.4 million (30.8% of revenues) in the comparable quarter of the prior fiscal year. The decrease in selling, general and administrative expenses is due primarily to lower personnel and personnel-related costs following a reduction in headcount in the second and fourth quarters of fiscal 1998 and expense control programs initiated during the third and fourth quarters of fiscal 1998. Brooks expects that expenditure levels to support the growth of its worldwide sales and administrative organizations will continue at or above current levels in the foreseeable future, reflecting Brooks' commitment to further penetrate key international markets.

Interest Income, Net

   Interest income, net was relatively consistent for the six months ended March 31, 1999 and 1998. Interest income, net for the three months ended March 31, 1999, decreased to $749,000 from $818,000 in the comparable quarter of the prior fiscal year. The decrease in interest income, net is due primarily to lower interest rates earned on invested funds in the current period. The comparable 1998 period includes interest expense of $71,000 for deferred financing costs resulting from the repayment of the related note, as well as interest on subordinated notes and capital leases repaid during fiscal 1998.

Income Tax Provision

   Brooks recorded tax provisions of $305,000 and $83,000, respectively, for the six and three month periods ended March 31, 1999, due primarily to revenues and profit from foreign operations. Brooks recorded net tax benefits of $1,287,000 and $2,651,000, respectively, during the six and three month periods of the prior fiscal year primarily reflecting the tax benefit of domestic net operating losses.

FISCAL YEAR ENDED SEPTEMBER 30, 1998, COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1997:

Revenues

   Total revenues decreased 8.2% to $99.9 million in fiscal 1998 compared with revenues in fiscal 1997. Product revenues decreased $7.9 million (9.0%) primarily as a result of decreases in flat panel display revenues and software revenues, which were partially offset by an increase in 200mm revenues and 300mm revenues. Services revenues decreased $1.0 million (4.8%). The decreases in product and services revenues were primarily the result of the prolonged economic downturn currently impacting the semiconductor industry and related fabrication equipment sector.

   Foreign revenues for fiscal 1998 were $41.2 million (41.3% of revenues), including $31.7 million of direct sales to Asian customers, compared with foreign revenues of $41.3 million (37.9% of revenues), including $33.3 million of direct sales to Asian customers in the prior fiscal year.

Gross Profit

   Overall, gross profit as a percentage of revenues decreased to 27.5% for fiscal 1998 compared with 41.4% for fiscal 1997. Gross profit as a percentage of product revenues decreased to 24.4% compared with 41.8% for fiscal 1997. Included in the cost of product revenues for fiscal 1998 were $6.6 million of charges related primarily to inventory, depreciation and severance costs. During fiscal 1998, Brooks recorded an inventory-related charge of $6.2 million to provide additional reserves for slow-moving and obsolete inventories. These reserves reflected management's assessment of the required inventory reserve level in view of the decline in customer demand for semiconductor equipment due to a prolonged industry downturn. The gross profit percentage for product revenues before these charges in fiscal 1998 was 32.6%, a 9.2% decrease compared to the prior fiscal year. This decrease was primarily due to the continued underutilization of manufacturing capacity, which was due in part to customer requested shipment delays primarily in the first half of fiscal 1998, and pricing pressure from volume production customers.

   Gross profit on service revenues as a percentage of service revenues was 40.5% for fiscal 1998, as compared with 39.3% for the prior year. Included in the cost of services revenues are global support costs, which decreased 7.7% to $6.0 million (30.9% of services revenues) for fiscal 1998 from $6.5 million in the prior fiscal year.

Research and Development

   Research and development expenses increased 10.1% to $22.7 million (22.7% of revenues) from $20.6 million (18.9% of revenues) in the prior fiscal year. The increase primarily resulted from incremental spending associated with the launch of new atmospheric products and the transition to next generation vacuum wafer handling products.

Selling, General and Administrative

   Selling, general and administrative expenses increased 10.5% to $26.5 million (26.5% of revenues) for fiscal 1998 from $24.0 million (22.0% of revenues) in the prior fiscal year. Fiscal 1998 expenses include $1.0 million for additional accounts receivable reserves and increased depreciation expense. Before these

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charges, selling, general, and administrative expenses increased 6.3% to $25.5 million (25.5% of revenues), primarily due to the worldwide expansion of Brooks' sales and administrative organizations during the first half of the year.

Acquisition-Related and Restructuring Costs

   In fiscal 1998 Brooks incurred acquisition-related costs of $2.4 million that consisted principally of $1.4 million of costs to exit duplicate facilities, and $1.0 million of legal, accounting, and other transaction-related costs. In addition, Brooks incurred $1.3 million of costs in fiscal 1998 to terminate certain employees under a plan approved and implemented during fiscal 1998.

Interest Income and Interest Expense

   Interest income increased to $3.6 million for fiscal 1998 from $0.1 million in the prior fiscal year. The increase in interest income is due to higher cash and investment balances during fiscal 1998, resulting primarily from Brooks' $80.8 million public stock offering in September 1997. Interest expense in fiscal 1998 remained relatively unchanged from $0.9 million in the prior fiscal year. Interest expense in fiscal 1998 included $0.3 million of acquisition-related deferred financing costs due to retirement of debt in conjunction with the acquisition of FASTech.

Income Tax Provision (Benefit)

   Brooks recorded a net tax benefit of $4.3 million for fiscal 1998, primarily due to the anticipated future tax benefit of domestic net operating losses and research and development tax credit carryforwards generated during 1998, which were partially offset by the $2.3 million increase in the deferred tax asset valuation allowance.

FISCAL YEAR ENDED SEPTEMBER 30, 1997, COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1996:

Revenues

   Total revenues decreased 3.5% to $108.7 million in fiscal 1997 compared with revenues in fiscal 1996. Product revenues decreased $5.7 million (6.1%) primarily as a result of a decrease in 200mm vacuum central wafer handling systems and components and atmospheric products, which was partially offset by an increase in 300mm, flat panel display, and software products. Brooks attributes lower fiscal 1997 revenues to a broad decline in capital spending by the semiconductor manufacturing equipment industry, which adversely affected Brooks' revenue particularly in the first half of fiscal 1997. Services revenues increased $1.7 million (9.2%).

   Foreign revenues for fiscal 1997 increased 46.3% to $41.3 million (37.9% of revenues), including $33.3 million of direct sales to Asian customers, compared with foreign revenues of $28.2 million (25.0% of revenues), including $19.3 million of direct sales to Asian customers in the prior fiscal year. The increase in foreign revenues was primarily attributable to shipments of 200mm and 300mm central wafer handling systems and flat panel display systems to customers primarily in Japan and South Korea.

Gross Profit

   The overall gross profit as a percentage of revenues decreased to 41.4% for fiscal 1997 from 48.6% for fiscal 1996. Gross profit as a percentage of product revenues decreased to 41.8% compared with 47.3% for fiscal 1996. The decrease in the gross profit percentage is primarily attributable to underutilization of manufacturing capacity, higher concentration of shipments of lower gross margin platforms, and to a lesser extent, pricing pressures and higher new product introduction costs.

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   The gross profit percentage for service revenues was 39.3% for fiscal 1997, a decrease of 15.6% from the prior year primarily due to an increase in global support costs. Global support costs increased 103.1% to $6.5 million (31.9% of services revenues) in fiscal 1997 from $3.2 million (17.2% of service revenues) in the prior fiscal year. The increase in global support costs resulted from the expansion of Brooks' global support organization in support of the international growth of its customer base.

Research and Development

   Research and development expenses increased 12.3% to $20.6 million (18.9% of revenues) in fiscal 1997 from $18.3 million (16.3% of revenues) in the prior fiscal year. During fiscal 1997, Brooks continued to make investments in research and development to enhance existing and develop new semiconductor and flat panel display products and software products. As a percentage of revenues, the increase in research and development expenses reflects the effect on Brooks' cost structure of the lower revenue level in fiscal 1997.

Selling, General and Administrative

   Selling, general and administrative expenses increased 4.4% to $24.0 million (22.0% of revenues) for fiscal 1997 from $22.9 million (20.4% of revenues) in the prior fiscal year.

Interest Income and Interest Expense

   Interest income decreased to $0.1 million for fiscal 1997 from $0.4 million in the prior fiscal year. The decrease in interest income is due to lower cash and investment balances during fiscal 1997 compared with fiscal 1996. Interest expense in fiscal 1997 increased to $0.9 million from $0.5 million in the prior fiscal year. The increase in interest expense is due primarily to higher borrowings.

Income Tax Provision (Benefit)

   During fiscal 1997, Brooks recorded a net tax provision of $1.3 million due primarily to an increase in the deferred tax asset valuation allowance and a net foreign tax provision resulting largely from the net taxable income of Brooks' foreign subsidiaries. These amounts were slightly offset by the tax benefit of domestic operating loss and tax credit carrybacks.

Liquidity And Capital Resources

   As of March 31, 1999, Brooks' principal source of liquidity consisted of $69.3 million in cash and cash equivalents, compared to $68.2 million at September 30, 1998. Brooks had working capital of $100.7 million as of March 31, 1999, compared to $99.9 million at September 30, 1998.

   For the six months ended March 31, 1999, cash and cash equivalents increased $1.1 million primarily as a result of $3.1 million of cash generated by operating activities, partially offset by $2.3 million of cash used for investing activities. The positive operating cash flow resulted primarily from decreases in inventory and prepaid expenses and other current assets and Brooks' net loss adjusted for noncash items partially offset by a decrease in accrued liabilities and an increase in accounts receivable.

   Brooks' investing activities consisted of capital spending aggregating $2.1 million during the six months ended March 31, 1999, primarily for business information systems including computer hardware and software, and for headquarters facility improvements. Brooks expects to continue to make capital expenditures to support its business activities. Financing activities consisted of repayments of long-term debt and capital lease obligations, which were more than offset by the proceeds from the issuance of common stock.

   In the third quarter of fiscal 1999, Brooks acquired Hanyon Technology, Inc. for $6.6 million in cash and Domain Manufacturing Corporation for $3.8 million in cash. In addition Brooks formed a joint venture with Samsung Electronics and made an investment of $3.5 million. During the fourth quarter of fiscal 1999, Brooks entered into an agreement and plan of merger with Smart Machines and signed a letter of intent to acquire the

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assets of the Infab division of Jenoptik AG. Brooks is also considering other acquisitions of companies, technologies, and products, which are complementary to its business.

   Brooks is currently in discussions with potential lenders for a $25 million line of credit to help fund future acquisitions. Brooks believes that current cash and cash equivalent balances and the anticipated line of credit together will be adequate to fund planned working capital, capital expenditures, and investing requirements for at least the next twelve months. Brooks cannot guarantee that the anticipated line of credit will be obtained or will have terms that will be satisfactory to Brooks.

Year 2000 Readiness Disclosure

   The year 2000 issue is the potential for system and processing failure of date-related data as the result of computer-controlled systems using two digits rather than four digits to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

   Internal infrastructure compliance. Brooks may be affected by year 2000 issues related to noncompliant information technology systems and other systems operated or sold by Brooks or by third parties. Brooks has substantially completed assessment of its internal information technology systems and applications and believes that all critical applications are year 2000 compliant. Brooks also has evaluated its information technology hardware and its non-information technology systems, including facilities and other operations, such as financial, security and utility systems. Though Brooks believes these systems are substantially year 2000 compliant, Brooks has scheduled remediation for non-compliant year 2000 items for completion by the end of the calendar year.

   Product compliance. Brooks has completed a Year 2000 readiness evaluation of its current generation of released products and believes that products distributed after December 31, 1998 are Year 2000 compliant. Brooks cannot guarantee that product testing has identified all Year 2000 related issues that could have an adverse affect on Brooks' financial condition and results of operations.

   Acquisitions. Brooks has acquired three businesses since September 1998, FASTech, Hanyon Technology, Inc., and Domain Manufacturing Corporation. Brooks is in various stages of negotiation with respect to the acquisition of several additional businesses. Brooks has entered into the definitive merger agreement with Smart Machines. As part of Brooks' due diligence examination of completed acquisitions, Brooks conducts a limited evaluation of the acquired company's year 2000 readiness. Brooks believes there are no significant year 2000 related issues arising from the companies that Brooks has acquired. Brooks cannot guarantee that it has identified and properly evaluated year 2000 issues relating to the acquired companies. Brooks also can give no assurance that it will properly identify year 2000 issues relating to any companies acquired in the future.

   Third-party Compliance. Although Brooks believes that its systems are year 2000 compliant, Brooks utilizes third-party equipment and software that may not be year 2000 compliant. In addition, Brooks' products and software are often sold integrated into or interfaced with third-party equipment or software. Failure of third-party equipment or software to operate properly with regard to the year 2000 and thereafter could require Brooks to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on Brooks' business, results of operations and financial condition. Brooks may also be vulnerable to any failures by its major suppliers, service providers and customers to remedy their own internal information technology and non-information technology system year 2000 issues which could, among other things, have a material adverse effect on Brooks supplies and orders. At this time, Brooks is unable to estimate the nature or extent of any potential adverse impact resulting from the failure of third parties, such as its suppliers, service providers and customers, to achieve year 2000 compliance. Moreover, such third parties, even if year 2000 compliant, could experience difficulties resulting from year 2000 issues that may affect their suppliers, service providers

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

and customers. As a result, although Brooks does not currently anticipate, based upon surveys and discussions, that it will experience any material shipment delays from its major product suppliers or any material sales delays from its major customers due to year 2000 issues, there can be no assurance that these third parties will not experience year 2000 problems or that any problems would not have an adverse material effect on Brooks' business, results of operations and financial condition. Because the cost and timing of year 2000 compliance by third parties such as suppliers, service providers and customers is not within Brooks' control, Brooks cannot give any assurance with respect to the cost or timing of such efforts or any potential adverse effects on Brooks of any failure by these third parties to achieve year 2000 compliance.

   Brooks relies on commercial or government suppliers for services related to Brooks' infrastructure, including utilities, transportation, financial, governmental, communications and other services. These suppliers pose an undetermined risk to Brooks' facilities and operations worldwide. In some cases, alternate suppliers of these services, such as electrical utilities, are unavailable, and failure by a supplier could adversely impact Brooks.

   Costs. Based on its investigation to date, Brooks does not expect the total cost of its year 2000 assessment and planning to have a material adverse effect on Brooks' business or financial results. On a cumulative basis, Brooks has incurred approximately $500,000 in year 2000 compliance costs. Brooks expects to incur an additional $300,000 in year 2000 compliance costs through the end of the calendar year. Brooks is continuing its assessment and developing alternatives that may require additional expenses.

   Contingency Plan. Brooks is currently developing a contingency plan in the event year 2000 problems relating to its operations arise. Brooks' failure to develop a contingency plan could have a material adverse effect on Brooks' business, results of operations and financial condition.

   Worst Case Scenario. To the extent that Brooks does not identify any material non-compliant information technology systems or non-information technology systems operated by Brooks or by third parties, such as Brooks' suppliers, service providers and customers, the most reasonably likely worst case year 2000 scenario is a systemic failure beyond the control of Brooks, such as a prolonged telecommunications or electrical failure, or a general disruption in United States or global business activities that could result in a significant economic downturn. Brooks believes that the primary business risks, in the event of such failure or other disruption, would include but not be limited to, loss of customers or orders, increased operating costs, inability to obtain inventory on a timely basis, disruptions in product shipments, or other business interruptions of a material nature, as well as claims of mismanagement, misrepresentation, or breach of contract, any of which could have a material adverse effect on Brooks' business, results of operations and financial condition.

Recent Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information on operating segments in interim and annual financial statements. The statement is effective for Brooks for fiscal 1999, however, there are no interim disclosure requirements in the year of adoption. Adoption of this statement will not have an impact on Brooks' results of operations or financial position.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In July 1999, the FASB issued SFAS No. 137, which delayed the effective date of SFAS 133 to fiscal years beginning after June 15, 2000 (fiscal 2001 for Brooks) and requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management anticipates that the adoption of SFAS No. 133 will not have a material impact on Brooks' results of operations or financial position.

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       QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT BROOKS MARKET RISK

Interest Rate Exposure

   Based on Brooks' overall interest exposure at March 31, 1999, including all interest rate sensitive instruments, a near-term change in interest rates within a 95% confidence level based on historical interest rate movements would not materially affect the consolidated results of operations or financial position.

Currency Rate Exposure

   Brooks' foreign revenues are generally denominated in United States dollars. Accordingly, foreign currency fluctuations have not had a significant impact on the comparison of the results of operations for the periods presented. The costs and expenses of Brooks' international subsidiaries are generally denominated in currencies other than the United States dollar. However, since the functional currency of Brooks' international subsidiaries is the local currency, foreign currency translation adjustments do not impact operating results, but instead are reflected as a component of shareholders' equity. To the extent Brooks expands its international operations or changes its pricing practices to denominate prices in foreign currencies, Brooks will be exposed to increased risk of currency fluctuation.

Stock Price

   The stock prices of semiconductor equipment companies are subject to significant fluctuations. Brooks' stock price may be affected by a variety of factors that could cause the price of Brooks' common stock to fluctuate, perhaps substantially, including: announcements of developments related to Brooks' business; quarterly fluctuations in Brooks' actual or anticipated operating results and order levels; general conditions in the semiconductor and flat panel display industries or the worldwide economy; announcements of technological innovations; new products or product enhancements by Brooks or its competitors; developments in patents or other intellectual property rights and litigation; and developments in Brooks' relationships with its customers and suppliers. In addition, in recent years the stock market in general and the market for shares of small capitalization and semiconductor industry-related companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Any such fluctuations in the future could adversely affect the market price of Brooks' common stock. There can be no assurance that the market price of the common stock of Brooks will not decline.

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

 SMART MACHINES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Results of Operations--Three Months Ended March 31, 1999 Compared to Three Months Ended March 31, 1998

   Net sales were $229,747 for the three months ended March 31, 1999, an increase of over 600% from the same period the previous year. Revenue from vacuum robots increased approximately 400% to $171,932. For the three months ended March 31, 1999, revenues from new products were as follows: atmospheric robot revenue was $25,855; elevator revenue was $6,300 and aligner revenue was $23,800. The increase in overall revenue reflected a combination of the upturn in semiconductor capital spending and the introduction of three new products in the period.

   The cost of sales increased 53% to $396,558 in the three months ended March 31, 1999, from $259,521 in the corresponding period of the prior year. The decrease in cost of goods as percentage of sales from 813% to 172% reflected a combination of lower direct material costs and slightly lower departmental costs.

   Research and development expenses for the three months ended March 31, 1999 were $474,227, a decrease of 7% from $509,216 in the corresponding period of 1998. This decrease was primarily the result of lower prototype material costs.

   Selling, general and administrative expenses for the three months ended March 31, 1999 were $193,104, a 7% dollar increase from $179,689 in the corresponding period of 1998 but a 475% decline as a percentage of revenue. The increase in selling, general and administrative expenses was primarily related to an increase in facility lease expense.

   Interest expense was $71,332 in the first three months of 1999, compared to interest income of $13,268 in the same period of the prior year. This increase in interest expense was the result of both issuance of Smart Machines' Subordinated Note in June, 1998 and the implementation of borrowing on a line of credit in December, 1998.

   As Smart Machines was in a loss position, no provision for income taxes was taken for either the first three months of 1999 or the same period of the prior year.

Results of Operations--Fiscal Year Ended December 31, 1998 Compared to Fiscal Year Ended December 31, 1997

   Net revenue for fiscal 1998 was $382,374, a decrease of 44% from the previous fiscal year. The revenue for both years was derived from just one product, the vacuum robot. The revenue decrease resulted from fewer sales of the vacuum robot as a result of a slowdown in semiconductor capital spending by customers.

   The cost of sales decreased by 24% to $1,171,460 in fiscal 1998, from $1,549,441 in the previous fiscal year. This decrease in cost of goods was the result of the reduction in revenue, a slight reduction in departmental employee expenses and implementation of inventory controls.

   Research and development expenses for fiscal 1998 were $2,715,223, an increase of 68% compared to $1,615,835 in fiscal 1997. This increase was the result of significantly higher employee expenses and prototype material costs as Smart Machine expanded development in new products, which began in late 1997.

   Selling, general and administrative expenses for fiscal 1998 were $1,029,413, an 8% increase compared to $953,721 in fiscal 1997. This reflected increased spending on consultants and advertising which was partially offset by a decrease in employee expenses.

   Interest expense for fiscal 1998 was $64,580, compared to interest income of $64,520 in fiscal 1997. This was the result of both issuance of Smart Machines' Subordinated Notes in June, 1998 and the implementation of borrowing on a line of credit in December, 1998, as well as a reduction in interest received on the proceeds from an equity sale in June, 1997, which proceeds were depleted by June, 1998.

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   As Smart Machines was in a loss position for both years, no provision for income taxes was taken for either fiscal year.

Results of Operations--Fiscal Year Ended December 31, 1997 compared to Fiscal Year Ended December 31, 1996

   Net revenue for fiscal 1997 was $686,564 compared with no revenue in fiscal 1996. Smart Machines started shipping its first product in the first quarter of 1997.

   The cost of sales was $1,549,441 for 1997. There was no cost of goods for the twelve months ended December 31, 1996 as Smart Machines was still developing its product.

   Research and development expenses for fiscal 1997 were $1,615,835, a decrease of 18% because in fiscal 1996 all costs, excluding general and administrative, were charged to research and development. In fiscal 1997, with the advent of product shipments, selling and production costs were separated from research and development. As a result, the research and development comparisons for fiscal 1997 and fiscal 1996 include different areas of cost. There was an increase in employee related costs which was somewhat offset by lower prototype costs for fiscal 1997.

   Selling, general and administrative expenses for fiscal 1997 were $953,721, a 12% increase compared to $851,706 for fiscal 1996 due primarily to the incurrence of selling costs ($250,352) once product shipments began in 1997 and secondarily to higher legal costs resulting from the June 1997 equity sale, which were partially offset by a decrease in employee related costs.

   Interest income for fiscal 1997 was $64,520, compared to $27,705 in fiscal 1996 as a result of the interest earned on the funds obtained from the June 1997 equity sale.

   As Smart Machines was in a loss position for both years, no provision for income taxes was taken for either fiscal 1997 or fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

   As of March 31, 1999, Smart Machines' principal source of liquidity consisted of $977,140 in cash and cash equivalents, compared to $1,318,073 at December 31, 1998. Smart Machines had working capital of $849,245 as of March 31, 1999, compared to $1,427,949 at December 31, 1998.

   For the three months ended March 31, 1999, cash and cash equivalents decreased $340,933 as a result of operating losses incurred in the first quarter of 1999. Net accounts receivable decreased from $154,943 at December 31, 1998 to $105,152 at March 31, 1999. Inventory also decreased from $581,377 at December 31, 1998 to $520,868 at March 31, 1999.

   The consummation of the merger is subject to approval by Smart Machines' shareholders. Smart Machines' accountants stated in their Report of Independent Accountants dated June 1, 1999 that Smart Machines is in the development stage and has not yet generated significant revenues and, as a result, has incurred losses and negative cash flows from operations since inception that raise substantial doubt about its ability to continue as a going concern. If the merger is not consummated, Smart Machines will be forced either to seek a merger with another company or to obtain additional capital to fund its operations. There can be no assurances that the merger will be consummated or, if not consummated, that Smart Machines will be successful in its attempts to either merge with another company or raise the necessary additional capital to continue in operation. Private equity financing, if available, would likely result in dilution to Smart Machines' existing shareholders.

Year 2000 Readiness Disclosure

   The year 2000 issue is the potential for system and processing failure due to date-related data as the result of computer-controlled systems using two digits rather than four digits to define the applicable year. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

   Internal infrastructure compliance. Smart Machines is in the process of identifying substantially all of the major computers, software applications and related equipment used in connection with its internal operations that must be modified, upgraded or replaced to minimize the possibility of a material disruption to its business. Smart Machines also is evaluating its noninformation technology systems, including facilities and other operations, such as banking, security and utility systems. Smart Machines expects to complete these processes before the end of 1999.

   Product compliance. Smart Machines has completed a Year 2000 readiness evaluation of its current released products and believes that these products are Year 2000 compliant. Smart Machines cannot guarantee that product testing has identified all Year 2000 related issues that could have an adverse effect on Smart Machines' financial condition and results of operations.

   Suppliers. Smart Machines is initiating communications with key third party suppliers of the major computers, software and other equipment used, operated or maintained by Smart Machines. These communications are to identify and, to the extent possible, to resolve issues involving the Year 2000 problem. However, Smart Machines has limited or no control over the actions of these third party suppliers. Thus, while Smart Machines expects that it will be able to resolve any significant Year 2000 problems with these systems, there can be no assurance that those suppliers will resolve any or all Year 2000 problems with these systems before the occurrence of a material disruption to the business of Smart Machines or any of its customers. Any failure of these third parties to resolve Year 2000 problems with their systems in a timely manner could have material adverse effect on Smart Machine's business, financial condition and results of operations.

   Costs. Based on its investigation to date, Smart Machines does not expect the total cost of its Year 2000 assessment and planning to have a material adverse effect on Smart Machines' business or financial results. The estimated cost for Year 2000 compliance is expected to be $40,000, of which approximately $15,000 has not been incurred. Smart Machines is continuing its assessment and developing alternatives that may require additional expenses.

   Contingency plan. Smart Machines is currently developing a contingency plan in the event year 2000 problems relating to its operations arise. Smart Machines' failure to develop a contingency plan could have a material adverse effect on Smart Machines' business, results of operations and financial condition.

   Worst Case Scenario. To the extent that Smart Machines does not identify any material noncompliant IT systems or non-IT systems operated by Smart Machines or by third parties, such as Smart Machines' suppliers, service providers and customers, the most reasonably likely worst case year 2000 scenario is a systemic failure beyond the control of Smart Machines, such as a prolonged telecommunications or electrical failure, or a general disruption in United States or global business activities that could result in a significant economic downturn. Smart Machines believes that the primary business risks, in the event of such failure or other disruption, would include but not be limited to, loss of customers or orders, increased operating costs, inability to obtain inventory on a timely basis, disruptions in product shipments, or other business interruptions of a material nature, as well as claims of mismanagement, misrepresentation, or breach of contract, any of which could have a material adverse effect on Smart Machines' business, results of operations and financial condition.

Subsequent Events

   In July 1999 Smart Machines entered into a merger agreement with Brooks, to be completed no later than October 31, 1999. It is intended that the merger will be accounted for as a pooling-of-interests for financial reporting and accounting purposes. Brooks manufactures process tool automation, components, systems and factory automation software to the semiconductor, flat panel and disk drive industries.

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                          INFORMATION REGARDING BROOKS

   Brooks is a leading supplier of tool and factory automation solutions for the global semiconductor, data storage, and flat panel display manufacturing industries. Founded in 1978, Brooks has distinguished itself as a technology and market leader, particularly in the demanding cluster-tool vacuum-processing environment. Brooks' products have evolved from individual robots used to transfer semiconductor wafers in advanced production equipment to fully integrated handling systems that increase the throughput and utilization of equipment used to make semiconductors and flat panel displays.

Industry Background

   Fabrication of semiconductors and flat panel displays requires a large number of complex process steps in which electrically insulating or conductive materials are deposited and etched into patterns on the surface of a substrate or wafer. A flat panel display substrate may contain as few as two laptop computer displays, while a wafer may contain more than 100 semiconductors. Flat panel display substrates are typically rectangular in shape. Wafers are circular, typically 200 mm in diameter. A simplified production sequence consists of deposition, photolithography and etch processes. In deposition, one or more layers of a film of material are deposited on a substrate or wafer. Then, with photolithography the desired circuit pattern is imaged on the deposited material. Finally, in the etch process, the material not covered with the pattern is selectively removed. Each deposition, photolithography or etch process requires the use of one or more process tools.

   Semiconductor and flat panel display substrates must be handled in ultraclean environments during this manufacturing process, either in a clean room at atmospheric pressure levels, controlled environments such as nitrogen purged atmospheric or a vacuum environment. Physical vapor deposition, chemical vapor deposition, etch and ion implant are typically conducted in a vacuum environment. The types of semiconductor equipment operating at atmospheric, rather than vacuum pressure, are much more diverse and encompass a range of tools relating to steps before, during and after photolithography and a wide range of process tools as well as inspection and metrology tools. Flat panel display process tools generally use vacuum environments for deposition and etch processes, and atmospheric environments for photolithography and other processes.

   The automation requirements of the wafer and substrate handling equipment markets have resulted in two common architectural solutions--cluster tools and in-line handling systems. Cluster tool handling systems typically link together multiple processes such as deposition, etch and heating and cooling of the substrate using a transfer robot located in a central vacuum chamber. In-line handling systems typically link together multiple processes such as photoresist processing using a transfer robot located on an atmospheric horizontal traverser. In these systems, the process tools are lined up rather than clustered around an automation tool. The traversers in these systems move substrates back and forth across the line of process tools. The in-line architecture is now emerging in the stripping, cleaning and chemical mechanical polishing process markets.

   In a cluster tool, a standard cassette of up to 25 wafers enters the vacuum environment through a vacuum cassette elevator load lock. The load lock is sealed and pumped to vacuum and then opened to the central wafer handling system. A central transfer robot then carries the wafers between the cassette and the different process and conditioning modules through the central vacuum chamber. After all the wafers have been processed within the cluster tool and returned to the cassette in the load lock, the load lock is sealed from the vacuum central chamber and vented to atmospheric pressure. The cassette of wafers is then removed from the cluster tool through the load lock. Vacuum cluster tools often employ two load locks, with the wafers from one load lock being actively transferred, conditioned and processed while wafers in the other load lock are being brought to or removed from vacuum conditions. Although cluster tool load lock doors are located in the most stringent and most expensive clean room environments to avoid contamination of wafers when being transferred into and out of a cluster tool, the main cluster tool platform and its modules are located behind the clean room wall in an equipment bay in a less stringent and less expensive atmospheric pressure clean room environment.

   Increasing production is made more difficult when operating in a vacuum environment. Unlike atmospheric transfer robots, which often use vacuum suction to hold a substrate in place when being carried, vacuum transfer robots use gravity and the friction between the substrate and the robot's hand, known as an end effector. Carrying a substrate in a vacuum requires sophisticated motion control to maximize the speed of substrate transfer, while maintaining the substrate position and placement accuracy. Production can also be improved through the use of sophisticated software algorithms that carefully control the speed and scheduling of substrate transfers within the cluster tool.

   Vacuum environments create further challenges in constructing and operating a highly reliable central handling system. Materials must be carefully selected and surface finished to reduce and control particle and molecular contamination. Many plastics and lubricants do not work in a vacuum as they emit gases that contaminate the vacuum environment and may even evaporate. Gears, pulleys and other mechanical interfaces and moving parts, which are potential sources of particle contamination within the vacuum environment, must be minimized. Pumping and venting of load locks must be carefully controlled to reduce wafer contamination.

Products

   Brooks offers a full complement of systems for semiconductor and flat panel display substrate handling and products for data storage. Brooks has developed comprehensive product lines that encompass automation modules, complete handling systems and integrated software and controls for its targeted markets. Brooks' systems, robots and modules are designed, developed and produced with similar technologies and can use Brooks' ClusterLink software. Brooks uses the synergies of its complementary products to respond to changing industry demands such as processing larger diameter 300mm semiconductor wafers and the larger, fourth generation flat panel display substrates.

   Brooks also develops and markets manufacturing execution systems, process optimization, and related manufacturing automation solutions. Manufacturing execution system software is designed to control plant floor operations and fill the gap between control applications and enterprise resource planning systems. Manufacturing execution system applications coordinate and track the activities of manufacturing resources, including equipment, material, operators, engineers and software applications. In addition, Brooks offers software solutions for engineering data analyses, advanced process control, design of experiments and process development and optimization tools.

   Brooks believes that its products offer significant advantages in a number of areas, including those set forth below:

   Throughput. Throughput refers to the production of substrates within specifications. Brooks' patented LeapFrog robots have been able to achieve significant improvements in throughput compared to other robots. Brooks also has been able to increase throughput by developing patented algorithms to calculate efficient trajectories and acceleration and deceleration profiles known as time optimal trajectories for its robot arms while reducing vibrations and maintaining position control of the substrate being transported. Brooks has developed system software to improve cluster tool throughput. By combining digital signal processing technology with time optimal trajectory software, Brooks believes that it has achieved additional reductions in transfer time.

   Reliability. Brooks has developed and implemented a rigorous design and test program to enhance and evaluate product reliability. Brooks' reliability initiative is guided by the computer-based reliability models developed by SEMATECH and Sandia National Laboratories. The magnetic drive in Brooks' latest generation robots transmits force magnetically, without piercing the vacuum barrier, and eliminates the need for moveable vacuum seals. By designing robots with fewer moving parts and eliminating moveable seals, Brooks believes that it will be able to increase the reliability of its transfer robots significantly. Brooks' goal is to continue to increase mean time between equipment failures.

   Accuracy. As wafer and substrate sizes increase and placement accuracy becomes more demanding, it is becoming increasingly important to minimize tracking errors, substrate sliding and the bending or wobbling of

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

the robot arm. Brooks' transfer robots contain a closed loop servo control, which monitors and maintains placement accuracy in the rotational axis by obtaining constant positioning feedback. Many other transfer robots use an open loop stepper control system that commands a robot to move a specified number of steps with limited or no feedback as to the final position of the robot. These stepper systems can lead to misplacement of the robot arm if the number of steps is miscounted. To further enhance tracking, Brooks has incorporated a closed loop feedback system with a proprietary digital signal processing-based controller in its latest generation robots.

   Contamination Control. Brooks has designed its wafer and flat panel display substrate handling systems and modules to reduce contamination by using several design criteria:

  . limited moving parts within the tool environment and above the wafer or substrate plane;

  . picking and placing with a vertical motion to prevent wafer or substrate sliding on process module surfaces and cassette slots;

  . gentle handling motions which reduce relative wafer or substrate vibration and movement on the transfer robot end effectors;

  . controlled load lock pumping and venting; incorporation of materials that reduce contamination; and

  .  assembly, test and packaging in Brooks' clean rooms.

   Brooks currently manufactures and develops products for the semiconductor and flat panel display markets. The following table lists Brooks' primary product offerings within each of the markets it serves:

MARKET                                                  PRODUCT LINES
------                                                  -------------
Semiconductor Vacuum Products....... Central Wafer Handling Systems
                                     Transfer Robots
                                     Thermal Conditioning Modules (Cool and Degas)
                                     Cassette Elevator Load Locks
                                     Aligners

Semiconductor Atmospheric and Inert
 Environment Products............... Central Wafer Handling Systems
                                     In-line Wafer Handling Systems
                                     Transfer Robots
                                     Thermal Conditioning Modules (Cool)
                                     Cassette Elevator Load Locks
                                     Aligners

Flat Panel Display Products......... Central Substrate Handling Systems
                                     Transfer Robots
                                     Cassette Elevator Load Locks
                                     Thermal Conditioning Modules (Degas)

Tool Control Software............... Clusterlink
                                     ControlPower
                                     ControlVision

Factory Automation Software......... Customizable Cell Control Solutions
                                     Integrated Manufacturing Execution System Solutions
                                     Computerized Maintenance Management Software
                                     Equipment Automation Solutions
                                     Process Optimization Solutions
                                     Data Analysis Tools
                                     Advanced Process Control Solutions

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

Semiconductor Vacuum Products

 Vacuum Central Wafer Handling Systems

   Brooks' family of Marathon Express vacuum central wafer handling systems handle wafer sizes of 100mm to 300mm in diameter, are offered with four to eight sides, referred to as ports, and have vacuum ranges of 10-3 to 10-8 torr. Torr is a measure of vacuum pressure. Each port can accommodate process modules meeting SEMI/MESC industry standards. Using a two-load lock configuration, Brooks' Marathon Express 800 eight-sided central wafer handling system can accommodate up to six process modules.

   Brooks' Marathon Express systems typically incorporate either Brooks' single or dual frog-arm MagnaTran 7 vacuum transfer robot, one or more of Brooks' vacuum cassette elevator load locks, Brooks' TopLigner wafer aligner, and, if required, Brooks' TopCooler wafer cooling module. Brooks has been able to increase the availability of ports for use with process modules by developing a wafer aligner and a cooling module which mount between a vacuum cassette elevator load lock or process module and the central wafer handling chamber.

   In 1999, Brooks developed a next-generation 200mm and 300 mm wafer handling system, the Gemini Express 6000, which features the dual same-side LeapFrog robot and offers improvement in flexibility permitting multiple wafer sizes to be handled concurrently.

 Vacuum Transfer Robots

   Brooks' vacuum transfer robot, the MagnaTran 7, is a second generation magnetic drive robot that incorporates Brooks' patented time optimal trajectory software algorithms to control and monitor its operation. The MagnaTran 7 is smaller and lighter than its predecessor. Building on its experience in developing robot wafer transfer technology, Brooks has developed the dual, same-side LeapFrog high-productivity arm configuration. The LeapFrog arm is only available on the MagnaTran 7 robot and is a feature of Brooks' Marathon Express and Gemini Express central handling systems. These robots are constructed to SEMI/MESC industry standards and are sold separately for use with other vacuum wafer handling applications. Brooks believes that the technical advances implemented to meet the requirements of the flat panel display industry enabled Brooks to adopt its MagnaTran robots, with minimal technical modifications, to handle 300mm wafers.

 Other Vacuum Wafer Handling And Conditioning Modules

   Vacuum Cassette Elevator Load Locks. Brooks has developed a family of vacuum cassette elevator load locks to hold, raise and lower cassettes of wafers for cluster tools and other vacuum automated equipment. Brooks' VCE 6 200mm cassette load lock features flexible and changeable interfaces, is field upgradable and is available with either a manual or automatic door configuration. The automatic door uses an innovative low particle, low profile drive mechanism, which opens vertically below the cluster platform for compatability with a number of methodologies for transporting batches of wafers from destination to destination within the semiconductor fabrication facility. These methodologies include standard mechanical interfaces, automated guided vehicles and rail guided vehicles. Brooks has developed the VCE 5 for 300mm wafers with a batch wafer transfer arm and a front opening unified pod interface. Like cassettes, front opening unified pods are devices used to carry wafers from process tool to process tool while maintaining a clean environment. Brooks has developed the small volume facilities lock for 300mm wafers to interface with Brooks' atmospheric, in-line handling system.

   Vacuum Aligners. Wafer processing requires precise alignment and, often, orientation of a wafer for processing. Brooks' TopLigner wafer aligner provides fast one-step wafer alignment by optically sensing the location of the wafer on the aligner and communicating that position to the vacuum transfer robot. Using this information, the transfer robot adjusts the placement of its arm to pick up the wafer in the proper position. The TopLigner is designed for intermodule mounting between a module, such as the cassette load lock and the central wafer handling chamber, in order to conserve a port of the cluster tool. Brooks' TopLigner 3 is designed for 200mm and 300mm wafer alignment.

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

   Vacuum Cool Modules. Brooks' TopCooler cool station cools wafers after hot processing to a temperature that allows placement into a plastic wafer cassette. Brooks' TopCooler is designed for 200mm and 300mm wafer applications.

 Semiconductor Atmospheric and Inert Environment Products

   Building upon its vacuum wafer handling systems, Brooks is pursuing the development of a broad line of products for atmospheric applications. Atmospheric wafer handling systems may be segregated into two subcategories: the traditional ambient atmospheric wafer handling systems and "inert," principally nitrogen environment wafer handling systems. The traditional atmospheric wafer handling systems include fully integrated automated wafer handling platforms for open, ambient air in-line wafer handling platforms. The inert environment wafer handling systems include fully integrated, automated wafer handling platforms for at or above atmospheric pressure cluster tools. Brooks' line of inert environment products include the AX500, AX600 and AX6000, which were launched in fiscal 1997.

 Atmospheric Wafer Handling Systems

   Brooks is developing its second generation atmospheric wafer handling systems, the atmospheric front end, or AFE, to handle wafer sizes from 150mm to 300mm in diameter. The systems are expected to offer two to four unified pod staging locations and may be operated in demanding clean room environments. These configurations are being developed to meet broad market requirements. The AFE is being designed for 200mm and 300mm wafer open cassettes, standard mechanical interface facilities, and 200mm and 300mm wafer front opening unified pod applications.

   Brooks plans to incorporate its single SCARA arm AcuTran 7 atmospheric transfer robot and AcuLigner wafer aligner into the AFE systems.

 Atmospheric Transfer Robots

   Building on its experience in developing transfer robots and employing its magnetic direct drive technology, Brooks has developed the AcuTran 7, its next-generation atmospheric transfer robot, to handle up to 300mm wafers in wet environments. Some wafer fabrication processes such as cleaning, electroplating and chemical mechanical planarization operate in environments with caustic solutions. These environments are known as wet environments. Brooks plans for these robots to be a standard feature of Brooks' AFE in-line wafer handling systems, to be constructed to SEMI industry standards and to be sold separately for use with other atmospheric wafer handling applications. Brooks has also developed a wet environment robot, the AquaTran 7, which has the same features as the AcuTran 7 with the addition of wet environment capability. Brooks' robots incorporate digital signal processing technology and patented time optimal trajectory software to control and monitor their operation.

 Other Atmospheric Wafer Handling Modules

   Brooks' AcuLigner wafer aligner has been developed for fast one-step 150mm to 300mm wafer alignment by optically sensing the location of the wafer on the aligner and communicating that position to the vacuum transfer robot. Using this information, the transfer robot adjusts the placement of its arm to pick up the wafer in the proper position.

 Flat Panel Display Products

   In 1994, Brooks introduced a family of vacuum central substrate handling systems and modules for the flat panel display deposition and etch process equipment markets, shipping its first Hercules central substrate handling system for a flat panel display vacuum cluster tool in July 1994. The Hercules systems can handle flat panel display substrates from 350mm x 460mm to 600mm x 720mm in size.

   The Hercules system includes Brooks' MagnaTran 70 magnetically driven frog-arm vacuum transfer robot with two or three axes of motion and single or dual arm options, a single substrate load lock, or a 20 to 30 substrate cassette elevator load lock, and a seven substrate batch degas module.

   Brooks has developed a next generation magnetic drive robot, the MagnaTran 70, for the flat panel display market. The MagnaTran 70 robot series is smaller and lighter and features an optional extended vertical axis for deployment in Brooks' next generation platforms. Brooks is currently developing the MagnaTran 77 Long 7 Axis flat panel display robot.

 Controls Software

   Brooks provides tool control ClusterLink 3 system software to control its vacuum wafer handling systems, graphical user interface, and process modules. The software interfaces with process tool controllers and provides environment control, load lock pumping and venting, error recovery diagnostics, safety control, and scheduling of wafer transfers. When providing a turn-key solution that includes Brooks' system control and scheduling software, Brooks is able to provide guarantees relating to throughput and particle contamination.

 Factory Automation Software

   Manufacturing execution systems manufacturing execution system software is designed to control plant floor operations and fill the gap between control applications and enterprise resource planning systems. Manufacturing execution system applications coordinate and track the activities of manufacturing resources, including equipment, material, operators, engineers and software applications. Brooks provides integrated manufacturing execution system products for controlling complex manufacturing processes, a flexible, distributed manufacturing execution system framework for improved integration and adaptability to increases in the size of the framework, and object-based software tools for customization and equipment integration. Brooks' products are generally categorized within four product families: CELLworks(R), FACTORYworks(TM), STATIONworks and Xsite.

   CELLworks is a set of software tools for developing manufacturing applications that manage, monitor and coordinate equipment, material and operators. These object-based tools are designed to provide an integrated environment for building and deploying applications that are independent of specific manufacturing devices, hardware platforms and databases.

   FACTORYworks is a set of integrated, graphical manufacturing execution system application modules that allow customers to configure their factory resources and process plans, track inventory and orders, collect and analyze production data, monitor equipment, dispatch work orders to manufacturing operators and trace consumption of components into finished products.

   These modules provide tools that are designed to allow customers to define manufacturing workflow and extend and customize the standard applications to meet site-specific needs.

   STATIONworks is a packaged set of tools that integrates process and production data from various equipment with manufacturing execution system, including Brooks' FACTORYworks product. STATIONworks includes a library of equipment interface drivers (currently 150 unique drivers) that are provided as a part of the Tool-Object-Model portion of the product. The product also provides a common service design that gives customers the capability to develop customer services that are re-usable across various applications.

   Xsite is an integrated software package providing a computerized means of controlling many aspects of maintenance activity, from breakdown analysis and work order control to condition monitoring and preventive maintenance scheduling. The product provides the ability to display and utilize charts, diagrams and drawings.

   Brooks also offers its Starfire, Cornerstone, RS Series, Probe and Patterns products for process development, statistical analysis and advance process control solutions. Brooks' Dreams products augment its manufacturing execution systems.

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

Customers

   Brooks' customers for wafer and flat panel display substrate handling systems are primarily original equipment manufacturers and semiconductor manufacturers who are retrofitting the vacuum automation of their process equipment or developing advanced process equipment for internal use. Brooks' customers for manufacturing execution system products are primarily semiconductor manufacturers. Brooks' current customers are primarily located in the United States, Japan, South Korea, Taiwan, Singapore, and Europe. Brooks intends to market its developing family of atmospheric central wafer handling equipment to its existing customers in the vacuum and flat panel display markets and other potential customers.

   Relatively few customers account for a substantial portion of Brooks' revenues. The following chart presents sales to Brooks' ten largest customers and sales to Lam Research Corporation, Brooks' largest customer as a percentage of total revenue for the periods indicated:

                                                   Fiscal year      Six months
                                                       ended           ended
                                                  September 30,      March 31,
                                                  ----------------  -------------
                                                  1998  1997  1996  1999    1998
                                                  ----  ----  ----  ----    ----
   Ten largest customers.........................  61%   60%   55%     60%     64%
   Lam Research Corporation......................  16%   17%   17%     10%     19%

   A reduction or delay in orders from Lam or other significant customers could have a material adverse effect on Brooks' results of operations. See Note 12, "Geographic, Significant Customers, and Related Party Information," in Brooks' Consolidated Financial Statements for further discussion of Brooks' sales by geographic region.

 Marketing, Sales And Customer Support

   Brooks markets and sells its wafer and substrate handling systems and modules in the United States, Japan, South Korea, Taiwan and Europe through its direct sales and marketing organization. The selling process for Brooks' products is often multilevel, involving a team comprised of individuals from sales, marketing, engineering, operations and senior management. Each significant customer is assigned a team that engages the customer at different organization levels to provide planning and product customization and to assure open communication and support. In addition, Brooks markets its manufacturing execution system software products through its direct sales force in North America, Europe, and Singapore and through distributors in Japan and Korea. Since Brooks' foreign distributors are not employees of Brooks and are not required to offer Brooks' products exclusively, Brooks cannot assure that they will continue to market Brooks' products.

   Brooks' marketing activities also include participation in trade shows, publication of articles in trade journals, participation in industry forums and distribution of sales literature. To enhance this communication and support, particularly with its international customers, Brooks maintains technology centers in California, British Columbia, Germany, South Korea, Taiwan, Singapore, and Japan. These facilities, together with Brooks' headquarters, maintain demonstration equipment for customers to evaluate. Customers are also encouraged to discuss the features and applications of Brooks' demonstration equipment with Brooks' engineers located at these facilities. Brooks also maintains regional sales and service personnel in Taiwan, the United Kingdom, and Texas and maintains a software technology center in Canada.

   Brooks has recently experienced significant growth in foreign revenues. The following chart presents foreign revenue as a percentage of total revenue for the periods indicated:

                                                   Fiscal year      Six months
                                                       ended           ended
                                                  September 30,      March 31,
                                                  ----------------  -------------
                                                  1998  1997  1996  1999    1998
                                                  ----  ----  ----  -----   -----
   Foreign revenue...............................  41%   38%   25%     46%     33%

   Brooks expects foreign revenues to continue to represent a significant percentage of total revenues in the foreseeable future. Brooks cannot guarantee that geographical growth rates, if any, in the foreseeable future, particularly in Japan and South Korea, which are suffering regional economic downturns, will be comparable to those achieved in recent years. See "Risk Factors--Risks Relating to Brooks and Smart Machines--Brooks Conducts its Business Internationally Which Exposes it to a Number of Difficulties in Coordinating its Activities Outside the United States and Dealing with Multiple Regulatory Environments" for a discussion of additional factors which could adversely affect foreign revenues.

   In 1998, Brooks developed a new sales and marketing tool, a process tool throughput simulator, to enable the evaluation of various wafer handling system configurations to identify the preferred tool configuration for a specific application. This tool simulates the movement of wafers with execution times, scheduling algorithms, and flow sequences similar to those of actual process tools and outputs this information visually. This tool is capable of comparing multiple tool configurations simultaneously for preferred fit comparison.

   Brooks provides support to its customers with:

     . telephone technical support access 24-hours a day, 365 days a year;

     . direct training programs; and

     . operating manuals and other technical support information for Brooks' products.

   Brooks maintains spare parts inventories in all of its locations to enable its personnel to serve Brooks' customers and repair their products more efficiently.

 Competition

   The semiconductor and flat panel display process equipment manufacturing industries are highly competitive and characterized by continual change and improvement in technology. Although other independent companies sell vacuum and atmospheric wafer and flat panel display substrate handling automation systems and vacuum transfer robots to original equipment manufacturers, Brooks believes that its primary competition is from the larger, integrated semiconductor and flat panel display original equipment manufacturers that satisfy their substrate handling needs in-house rather than by purchasing handling systems or modules from an independent source such as Brooks. Such original equipment manufacturers comprise the majority of Brooks' current and potential customers. Applied Materials, Inc., the leading process equipment original equipment manufacturer, develops and manufactures its own central wafer handling systems and modules. Brooks believes that most vacuum central wafer handling systems and modules are manufactured in-house by original equipment manufacturers. Many of the companies in these industries have significantly greater research and development, clean room manufacturing, marketing and financial resources than Brooks.

   Many original equipment manufacturers have substantial resources and expertise in substrate handling and automation in vacuum and atmospheric environments and will only purchase Brooks' products if Brooks can demonstrate improved product performance as measured by throughput, reliability, contamination control and accuracy, at an acceptable price. Brooks believes that it competes favorably with original equipment manufacturers and other independent suppliers with respect to all of these factors. However, Brooks cannot guarantee that it will be successful in selling its products to original equipment manufacturers that currently satisfy their wafer and flat panel handling needs in-house or from other independent suppliers, regardless of the performance or the price of Brooks' products.

   Brooks' sale of its products for the flat panel display process equipment market is heavily dependent upon its penetration of the Japanese market. Brooks is also seeking to expand its presence in the Japanese semiconductor process equipment market. In addressing the Japanese markets, Brooks may be at a competitive disadvantage to Japanese suppliers.

   Brooks believes that the primary competitive factors in the market for manufacturing execution system and process control software are product functionality, price/performance, ease of use, hardware and software platform compatibility, vendor reputation and financial stability. Brooks believes its products currently compete favorably with other systems on the primary factors listed above. Brooks also believes that the relative importance of these competitive factors may change over time. Brooks experiences direct competition in the semiconductor industry from various competitors, including Applied Materials-Consilium and PRI-Promis.

 Research And Development

   Brooks' research and development efforts are focused on developing new products for the semiconductor and flat panel display process equipment industries and further enhancing the functionality, reliability and performance of existing products. Brooks' engineering, marketing, operations, and management personnel have developed close collaborative relationships with many of their customer counterparts and have used these relationships to identify market demands and target Brooks' research and development to meet those demands. Brooks' current research and development efforts include the continued development and enhancement of Brooks' semiconductor and flat panel display products, including 300mm Marathon Express vacuum central wafer handling systems and modules, fourth generation flat panel display substrate handling systems and modules, manufacturing execution system and station control software, and atmospheric handling systems and modules.

   Brooks cannot guarantee that it will be able to develop new products effectively, to enhance its existing products, or to respond effectively to technological changes or new industry standards or developments on a timely basis, if at all. For fiscal 1998 and the six months ending March 31, 1999, Brooks' research and product development expenses were $22.7 million and $8.8 million, representing 22.7% and 20.4% of Brooks' total revenues, respectively. See "Risk Factors--Risks Relating to Brooks and Smart Machines--Brooks Must Continually Improve Its Technology to Remain Competitive" for a discussion of additional risks associated with product development.

 Manufacturing

   Brooks' manufacturing operations consist primarily of product assembly, integration, and testing. Brooks has adopted stringent quality assurance procedures that include standard design practices, component selection procedures, vendor control procedures and comprehensive reliability testing and analysis to assure the performance of its products. Brooks is ISO 9001 certified.

   Brooks employs a just-in-time manufacturing strategy. Brooks believes that this strategy, coupled with the outsourcing of noncritical subassemblies, reduces fixed operating costs, improves working capital efficiency, reduces manufacturing cycle times and improves flexibility to rapidly adjust its production capacities. While Brooks often uses single source suppliers for certain key components and common assemblies to achieve quality control and the benefits of economies of scale, Brooks believes that these parts and materials are readily available from other supply sources.

 Patents And Proprietary Rights

   Brooks relies upon trade secret laws, confidentiality procedures, patents, copyrights, trademarks and licensing agreements to protect its technology. Due to the rapid technological change that characterizes the semiconductor and flat panel display process equipment industries, Brooks believes that the improvement of existing technology, reliance upon trade secrets and unpatented proprietary know-how and the development of new products may be more important than patent protection in establishing and maintaining a competitive advantage. To protect trade secrets and know-how, it is Brooks' policy to require all technical and management personnel to enter into nondisclosure agreements.

   Brooks has obtained patents and will continue to make efforts to obtain patents, when available, in connection with its product development program. Brooks cannot guarantee that any patent obtained will provide protection or be of commercial benefit to Brooks. Despite these efforts, others may independently develop substantially equivalent proprietary information and techniques. Brooks cannot guarantee that these efforts will meaningfully protect its trade secrets. As of July 26, 1999, Brooks had obtained 34 United States patents and had 32 United States patent applications pending on its behalf. In addition, Brooks had obtained 12 foreign patents and had 87 foreign patent applications pending on its behalf. Brooks' United States patents expire at various times from 1999 to 2018. Brooks cannot guarantee that its pending patent applications or any future applications will be approved or that any patents will not be challenged by third parties. Others may have filed and in the future may file patent applications that are similar or identical to those of Brooks. These patent application may have priority over patent applications filed by Brooks.

   There has been substantial litigation regarding patent and other intellectual property rights in the semiconductor related industries. Brooks has in the past been, and may in the future be, notified that it may be infringing intellectual property rights possessed by other third parties. Any patent litigation would be costly and could divert the efforts and attention of Brooks' management and technical personnel, which could have a material adverse effect on Brooks' business, financial condition and results of operations. Brooks cannot guarantee that infringement claims by third parties or other claims for indemnification by customers or end users of Brooks' products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially and adversely affect Brooks' business, financial condition and results of operations. If any such claims are asserted against Brooks' intellectual property rights it may seek to enter into a royalty or licensing arrangement. Brooks cannot guarantee, however, that a license will be available on reasonable terms or at all. Brooks could decide, in the alternative to resort to litigation to challenge such claims or to design around the patented technology. Such actions could be costly and would divert the efforts and attention of Brooks' management and technical personnel, which would materially and adversely affect Brooks' business, financial condition and results of operations.

   Brooks had received notice from General Signal Corporation alleging infringement of patents then owned by General Signal, relating to cluster tool architecture, by certain of Brooks' products. The notification advised Brooks that General Signal was attempting to enforce its rights to those patents in litigation against Applied Materials. According to a press release issued by Applied Materials in November 1997, Applied Materials settled its litigation with General Signal by acquiring ownership of five General Signal patents. Although not verified, these five patents would appear to be the patents referred to by General Signal in its prior notice to Brooks. Applied Materials has not contacted Brooks regarding these patents.

 Backlog

   Backlog for Brooks' products as of June 30, 1999, totaled $46.2 million. Backlog consists of purchase orders for which a customer has scheduled delivery within the next 12 months. Orders included in the backlog may be canceled or rescheduled by customers without significant penalty. Backlog as of any particular date should not be relied upon as indicative of Brooks' revenues for any future period.

 Employees

   As of June 30, 1999, Brooks had approximately 581 employees. Brooks believes its future success will depend in large part on its ability to attract and retain highly skilled employees. None of the employees of Brooks are covered by a collective bargaining agreement. Brooks considers its relationships with its employees to be good.

 Properties

   Brooks has a seven-year lease, ending May 2002, for its headquarters and manufacturing facility. The facility is a two story red brick structure with approximately 130,000 square feet of space located in

Chelmsford, Massachusetts. Brooks maintains sales and service offices in California, Japan, South Korea, Taiwan, United Kingdom, and Canada. Brooks also maintains sales offices in Florida, Georgia, Oregon, Missouri, Massachusetts, Texas, France, Germany and Singapore. Brooks maintains software development facilities in Massachusetts. Brooks believes that these facilities are adequate for its current needs and that it can obtain additional space at commercially reasonable rates when and as required.

 Legal Proceedings

   Brooks is not a party to any material pending legal proceedings.

                     INFORMATION REGARDING SMART MACHINES

Overview

   Smart Machines produces high performance process tool automation components for transporting semiconductor wafers into and inside of semiconductor process tools. Smart Machines' business is driven by the retooling of the semiconductor manufacturing industry associated with the increase in use of deep submicron processes and 300mm wafers. Management believes the performance of Smart Machines' vacuum and atmospheric robots can have a substantial impact on economic performance of semiconductor fabrication facilities, semiconductor factories or FABs.

 Products

   Smart Machines' SVR200/300 robots are designed to be used with semiconductor handling systems which are built around a cluster tool architecture. Cluster tools are heavily used for semiconductor manufacturing processes such as physical vapor deposition, chemical vapor deposition and etch. They typically consist of a robot in the center of a vacuum chamber with two or more vacuum process chambers clustered around the robot. Atmospheric robots are used in buffer stations for vacuum and atmospheric process tools, linear wafer sorters and inside atmospheric process tools.

   Smart Machines currently manufactures the following products which serve the indicated applications:

  . SVR300(TM) series vacuum robots are used for 200 and 300 millimeter wafer, mask and disk drive platter handling applications. This product is based on Smart Machines' patented direct drive architecture and uses the latest wafer trajectory optimization software. The SCARA or articulated robot arms accommodate a variety of reaches and payloads;

  . SAR300(TM) series atmospheric robots are used for 200 and 300 millimeter wafer, MR head and disk drive platter handling applications. This modular robot family has three axes of motion with both radial and spline trajectory motion. Future enhancements will include four and five axes of motion versions able to address the majority of atmospheric process tool automation requirements. The SAR300 robot is based on the proven direct drive architecture of the SVR300 vacuum robots;

  . SmartAligner(TM) series atmospheric and vacuum aligners are used for rotational alignment of 150, 200 and 300 millimeter wafers. This single axis aligner communicates X-Y offset position to a SVR300 or SAR300 robot which then picks up the wafer in its center position. The SmartAligner is available in both vacuum and atmospheric versions; and

  . SmartLift(TM) series vacuum elevators are used for 150 and 200 millimeter wafers to hold, raise and lower cassettes of wafers for cluster tools and other vacuum automated equipment.

   Smart Machines products provide high reliability, throughput, cleanliness, accuracy, spline trajectory capability and compatibility with existing robots. Smart Machines believes these characteristics will enable it to meet demands by large and small semiconductor equipment vendors who are increasing the outsourcing of process tool automation equipment, automation of deep submicron and 300mm FABs and equipment utilization.

 Technology

   Smart Machines' direct drive robotics utilizes motors connected directly to resolver position sensors and drive shafts. This direct drive robot architecture has two benefits, reliability and constant performance over millions of wafer placement cycles. Smart Machines technology uses coordinated motion to allow robots to rotate and extend when both main drive motors rotate, the robot rotates, and when both motors rotate in opposite directions, the robot extends. Smart Machines' SVR and SAR robots have less than one-third of the parts of belt or gear driven robots have that are subject to wear. The SVR robots utilize ferrofluid seals for vacuum isolation and use clean brushless DC servo motors eliminating contamination due to motor dust.

   Smart Machines principally relies upon a combination of patent law, trade secret and contract to establish and protect its proprietary rights. In order to protect its trade secrets and proprietary know-how, Smart Machines enters into confidentiality agreements with its employees, contractors and third parties. There is a risk that these agreements may be breached, and the remedies available to Smart Machines may not be adequate. In addition, Smart Machines trade secrets and proprietary know-how may otherwise become known or be independently discovered by others.

 Market and Customers

   The market for process tool automation components is driven by increased outsourcing of critical process tool automation components by major equipment OEMs and by increased levels of automation necessary to operate leading edge FABs. Smart Machines expects that the process tool automation market will exceed $2 billion by early next century. Smart Machines marketing strategy is to sell matched sets of automation (including atmospheric robots, vacuum robots, aligners and value added software) allowing OEMs to achieve benefits from unified integration mechanisms, common software and control schemes and reducing supplier management costs.

   Users of process tool components include the world's largest FAB equipment manufacturers, including Applied Materials, Tokyo Electron Limited, Lam Research Corporation, Nikon Inc., Cannon and Novellus, who collectively generate more than $10 billion in revenues and consume thousands of robots each year. There are approximately 15 large semiconductor equipment OEMs and over 100 smaller potential customers. Smart Machines is focused on establishing large volume relationships with major OEMs in the chemical vapor depostion, etch and lithography arenas. Smart Machines shipped its first beta SAR300 atmospheric robots in February of 1999. To date, Smart Machines has shipped SVR300 vacuum robots to twelve customers, including Lam Research Corporation, Toshiba, Novellus, Sumitomo Precision Products Co., Ltd. and Watkins Johnson Company.

 Competition

   The market for process tool automation is competitive and characterized by strong price competition, short product development cycles, long design win cycles and rapid technological change. Smart Machines competes against a number of larger process tool automation suppliers that have greater resources than Smart Machines. In addition, Smart Machines customers have the option of designing some or all of their process tool equipment in house.

 Manufacturing

   Smart Machines' manufacturing facilities consist of product assembly, class 1000 clean room and shipping and receiving areas. Smart Machines tests its products extensively using internally developed testing software. Smart Machines uses single source suppliers with backup sources identified for major parts or subassemblies. This approach improves quality, pricing, delivery and product performance consistency.

 Backlog

   Backlog for Smart Machines' products is $397,000. Backlog consists of purchase orders for which a customer has scheduled delivery within the next 12 months. Orders included in the backlog may be canceled or rescheduled by customers without penalty.

 Employees

   As of June 30, 1999, Smart Machines had approximately 23 employees. Smart Machines believes its future success will depend in large part on its ability to attract and retain highly skilled employees. There is no assurance that Smart Machines will be able to achieve its hiring objectives in the competitive employment marketplace of the San Francisco Bay Area.

                               BROOKS MANAGEMENT

Executive Officers and Directors

   Set forth below is certain biographical information regarding the executive officers and directors of Brooks, including information furnished by them as to their principal occupation for the last five years, other directorships held by them and their ages.

             Name           Age               Position with Brooks
             ----           ---               --------------------
   Robert J. Therrien...... 64  President, Chief Executive Officer and Director

   Lynda M. Avallone....... 43  Vice President and Corporate Treasurer

   David R. Beaulieu....... 41  Vice President of Engineering

   Steven E. Hebert........ 46  Corporate Controller

   James A. Pelusi......... 42  Senior Vice President of Automation Software

   Michael W. Pippins...... 38  Vice President of Global Operations and
                                 Business Development

   Ellen B. Richstone...... 47  Senior Vice President of Finance and
                                 Administration and Chief Financial Officer

   Michael F. Werner....... 54  Senior Vice President of Operations

   Roger D. Emerick(1)(2).. 59  Director

   Amin J. Khoury(1)(2).... 60  Director

--------
(1) Member of Brooks' Compensation Committee.

(2) Member of Brooks' Audit Committee.

   Mr. Robert J. Therrien has been the President, Chief Executive Officer and a director of Brooks since its incorporation in 1989 when he initiated the acquisition of the Brooks Automation Division of Aeronca Electronics, Inc. From 1983 to 1989, Mr. Therrien served as a consultant to Brooks and other firms in the semiconductor industry. From 1972 until its sale to Schlumberger Industries in 1983, Mr. Therrien co-founded and served as Chairman and President of Accutest Corporation, a semiconductor automatic test equipment company. Mr. Therrien is currently a director of MKS Instruments, Inc., a supplier of measurement and control components for laboratory and industrial applications throughout the microelectronics industry. Mr. Therrien also serves on the NYNEX Customer Advisory Board and the Advisory Committee of the Massachusetts Office of Business Development.

   Ms. Lynda M. Avallone joined Brooks in December 1998 as its Vice President and Corporate Treasurer. From May 1997 to December 1998, Ms. Avallone served as Treasurer of Stream International, Inc., a provider of outsource technical support services. From 1994 to 1997, Ms. Avallone served as Treasurer of Augat Inc., a manufacturer of interconnection components for telecommunications, electronics and automotive products. Ms. Avallone was Director of Tax for The Timberland Company, a manufacturer of footwear and apparel, from 1992 through 1994. From 1983 to 1992, Ms. Avallone held various senior tax positions, most recently Director of Tax, at Augat Inc. Prior to 1983, Ms. Avallone served in a variety of tax and audit functions in public accounting.

   Mr. David R. Beaulieu joined Brooks in May 1996 as its Vice President of Engineering. From 1993 to 1996, Mr. Beaulieu served as Vice President of Product Operations of the Time/Data Systems Division of Simplex Corporation, a manufacturer of industrial equipment. From 1991 to 1993, Mr. Beaulieu served as Vice President of Research and Development for Tropel Corporation, a manufacturer of advanced optical systems for semiconductor equipment. From 1979 to 1991, Mr. Beaulieu served GCA, a unit of General Signal Corporation, in a variety of positions including Director of Lithographic Engineering.

   Mr. Steven Hebert joined Brooks in December 1998 as its Corporate Controller. From May 1998 to December 1998, Mr. Hebert was Vice President of Finance and Corporate Controller of Whistler Corporation, a manufacturer and marketer of national branded consumer electronic after-market products. Mr. Hebert served as Divisional Controller--Systems Division for the Foxboro Company from 1997 through 1998. From 1989 through 1997 Mr. Hebert held various senior accounting positions, most recently Divisional Controller, at Augat Inc. From 1979 through 1989, he served in various accounting positions with Data General Corporation, including Controller of Worldwide Manufacturing Services.

   Mr. James A. Pelusi joined Brooks as Senior Vice President of Automation Software in September 1998 upon its acquisition of FASTech Integration, Inc. From it founding in 1986 until its sale to Brooks, Mr. Pelusi served as President and Chief Executive Officer of FASTech. From 1983 to 1986, Mr. Pelusi served as Director of the Electronic Applications Business Segment of GMF Robotics, a joint venture between General Motors Corporation and Fanuc Ltd. From 1979 to 1983, Mr. Pelusi served the Packard Electric Division of General Motors Corporation in various engineering and manufacturing systems positions.

   Mr. Michael W. Pippins has served as Vice President of Global Operations and Business Development since October 1998. Mr. Pippins joined Brooks in March 1992 as its Director of Sales and Marketing and in June 1993 was promoted to Vice President of Sales and Marketing. From 1989 to 1992, Mr. Pippins served as strategic marketing manager for Varian Associates, a manufacturer of semiconductor production equipment.

   Ms. Ellen B. Richstone joined Brooks in November 1998 as Senior Vice President of Finance and Administration and Chief Financial Officer. From 1997 to November 1998, Ms. Richstone served as Executive Vice President and Chief Financial Officer of The Frontier Group, a startup healthcare provider. From 1992 to 1996, Ms. Richstone served as Vice President and Chief Financial Officer of Augat Inc. In 1992, Ms. Richstone also served Rohr Inc. as Senior Vice President and Chief Financial Officer. From 1989 to 1992, Ms. Richstone served as Executive Vice President of Honeywell Bull Information Systems. From 1981 to 1989 she served in various management positions at Data General Corporation, finally as Vice President and Treasurer.

   Mr. Michael F. Werner has served as Senior Vice President of Operations of Brooks since December 1997. Mr. Werner joined Brooks in February 1993 as Vice President of Operations. From 1984 to 1993, Mr. Werner served GCA, a unit of General Signal Corporation, in a variety of positions, including Senior Vice President of Operations.

   Mr. Roger D. Emerick has been a director of Brooks since October 1993. Mr. Emerick has been a director of Lam Research Corporation, a semiconductor equipment supplier, since 1982 and Chairman of the Board of Directors of Lam since 1984. Mr. Emerick served as President of Lam from 1982 to 1989 and as its Chief Executive Officer from 1982 to August 1997. Mr. Emerick is currently a director of Electroglas, Inc., a manufacturer of automatic wafer probing equipment and semiconductor equipment, and Materials International.

   Mr. Amin J. Khoury has been a director of Brooks since July 1994. Since 1987, Mr. Khoury has served as Chairman of the Board of B/E Aerospace, Inc., a designer, manufacturer and marketer of airline interior furnishings. Mr. Khoury is also Chairman of the Board of Applied Extrusion Technologies, Inc., a manufacturer of oriented polypropylene films and extruded polymer nets.

Director Compensation

   Compensation. Nonemployee directors of Brooks receive $1,000 cash compensation for each Board meeting they attend, in addition to expenses reasonably incurred. Nonemployee directors receive $4,000 per year for their services on the Compensation Committee and $4,000 per year for their services on the Audit Committee. Each nonemployee director is granted options to purchase 10,000 shares of common stock on the date he is first elected a director and options to purchase 5,000 shares on July 1 of each year thereafter pursuant to the 1993 Nonemployee Director Stock Option Plan. Employee directors may elect to participate in the 1995 Employee Stock Purchase Plan and may be granted options under the 1992 Combination Stock Option Plan.

   Indemnification Agreements. Brooks has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with any future directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of the director.

   The indemnification agreements provide that Brooks will pay certain amounts incurred by a director in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of Brooks (derivative suits) where the individual's involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will not receive indemnification if he is found not to have acted in good faith and in a manner he reasonably believed to be in the best interests of Brooks.

Executive Compensation

   The following Summary Compensation Table sets forth the compensation during the last three fiscal years of each of the Chief Executive Officer and the executive officers of Brooks whose salary and bonus during fiscal 1998 exceeded $100,000.

Summary Compensation Table

                                                                       Long Term
                                                                      Compensation
                                           Annual Compensation           Awards
                                     -------------------------------- ------------
                                                                       Securities
                                                         Other Annual  Underlying   All Other
                              Year                       Compensation    Option    Compensation
Name and Principal Position   Ended  Salary($) Bonus ($)    ($)(1)       (#)(2)       ($)(3)
---------------------------  ------- --------- --------- ------------ ------------ ------------
Robert J. Therrien,.......   9/30/98  279,985      --       27,261          --        49,612
  Chief Executive
   Officer................   9/30/97  244,596      --       27,329          --        50,314
  and President(4)........   9/30/96  259,794   97,548      33,263       10,000       27,156

David R. Beaulieu,........   9/30/98  140,385      --       10,281          --         9,621
  Vice President,
   Engineering(5).........   9/30/97  122,865      --       10,365        9,000        7,679
                             9/30/96   49,000   26,000       5,790       20,000        7,626
Michael W. Pippins,.......   9/30/98  140,385      --       10,065          --         6,996
  Vice President, Sales...   9/30/97  122,865      --       10,209          --         6,784
  and Marketing...........   9/30/96  131,068   36,000       9,653       10,000        5,546

Michael F. Werner,........   9/30/98  149,846      --        9,717          --        15,458
  Vice President,
   Manufacturing..........   9/30/97  128,536      --       10,185          --        15,738
  and Operations..........   9/30/96  137,232   37,663       9,756       10,000       12,933

--------
(1) Represents lease and insurance payments made for automobiles.

(2) Brooks did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive payments during fiscal 1996, 1997 or 1998.

(3) "All Other Compensation" above consists of the following:

                                                      Year Ended September 30,
                                                     --------------------------
                                                       1998     1997     1996
                                                     -------- -------- --------
   Robert Therrien
     401(k) matching contributions.................. $  1,000 $  1,463 $  1,156
     Life insurance premiums........................   48,612   48,851   26,000
                                                     -------- -------- --------
                                                      $49,612 $ 50,314 $ 27,156
                                                     ======== ======== ========
   David R. Beaulieu
     401(k) matching contributions.................. $  2,106 $    150 $      0
     Life insurance premiums........................    7,515    7,529    7,626
                                                     -------- -------- --------
                                                     $  9,621 $  7,679 $  7,626
                                                     ======== ======== ========
   Michael W. Pippins
     401(k) matching contributions.................. $  2,106 $  1,883 $  1,938
     Life insurance premiums........................    4,890    4,901    3,608
                                                     -------- -------- --------
                                                     $  6,996 $  6,784 $  5,546
                                                     ======== ======== ========
   Michael F. Werner
     401(k) matching contributions.................. $  2,248 $  2,475 $  1,702
     Life insurance premiums........................   13,210   12,263   11,231
                                                     -------- -------- --------
                                                     $ 15,458 $ 14,758 $ 12,933
                                                     ======== ======== ========

   Brooks is not beneficiary of any life insurance benefits resulting from the payment of life insurance premiums.

(4) See "Employment Contracts" below.

(5) Mr. Beaulieu joined Brooks in May 1996.

Employment Contracts

   Mr. Robert J. Therrien. In October 1994, Brooks entered into an employment agreement with Robert J. Therrien, its President and Chief Executive Officer, which entitled Mr. Therrien to a minimum annual salary of $230,000, subject to increases for inflation, and to consideration for discretionary bonuses. The employment agreement, which has a seven-year term, provides that Mr. Therrien will receive retirement compensation at the rate of his salary in effect as of the date he terminates employment with Brooks for a period equal to one and one-half times the number of years Mr. Therrien serves Brooks after October 1, 1994. In the event of Mr. Therrien's death or permanent disability, he or his estate has the option of receiving his retirement compensation over a period of not less than four years. Brooks will also provide Mr. Therrien with certain life insurance benefits over the term of the agreement and for so long as Brooks owes him retirement compensation, an automobile allowance and such other employment benefits as may be generally available to other employees of Brooks.

   Under the agreement, if Mr. Therrien terminates his employment with Brooks upon a change in control of Brooks or for good reason (a material reduction in his overall level of responsibility without his consent), Brooks shall pay Mr. Therrien, in addition to the retirement compensation, a lump sum severance payment equal to $1 less than three times Mr. Therrien's average annual compensation during the five most recent years.

   Mr. Therrien's employment agreement also contains noncompetition and confidentiality provisions. The noncompetition provision prohibits Mr. Therrien from directly or indirectly competing with Brooks so long as he is an employee of Brooks and for a period of two years thereafter.

   Ms. Ellen B. Richstone. In October 1998, Brooks entered into an employment agreement with Ellen B. Richstone, its Senior Vice President Finance and Administration and Chief Financial Officer, which entitles Ms. Richstone to a base salary of $225,000 per year and to participation in the discretionary executive bonus program, as well as a guaranteed annual bonus of $10,000. Pursuant to the agreement, in November 1998, Brooks granted Ms. Richstone options to purchase 60,000 shares of Common Stock of Brooks at an exercise price of $13.25 per share, the fair market value of Brooks' common stock on the date of grant. Under the agreement, all of those options will vest immediately in the event of a merger or acquisition of Brooks which results in either a loss of Ms. Richstone's position or a material change in her responsibilities. In the event Ms. Richstone's employment with Brooks is terminated for reasons other than cause, the agreement provides that Ms. Richstone will receive either one year of her then current base salary or $250,000, whichever is greater.

   The agreement also provides Ms. Richstone with certain other benefits, including an automobile allowance of up to $15,000 per year and the opportunity to participate in insurance plans and other employment benefits as may be generally available to senior executives of Brooks. In connection with Ms. Richstone' joining Brooks, Brooks paid her a signing bonus of $40,000. Brooks anticipates that it will enter into an indemnification agreement with Ms. Richstone on the same terms as Brooks' directors.

Bonus Plan

   Brooks maintains an informal bonus program for certain employees, including executive officers, under which those employees may be awarded discretionary cash bonuses based upon an evaluation of individual performance and the performance of Brooks during the year.

Gainsharing Program

   In 1995, Brooks introduced an informal Gainsharing Program. Gainsharing is an incentive program designed to compensate eligible employees, including executive officers, for their efforts toward achieving Brooks' goals. Eligible employees may earn up to 10% of their base pay each quarter if certain personal objectives for quality of work and customer satisfaction and certain Brooks objectives for revenues and operating profit are met. There were no payments made under the Gainsharing Program during fiscal 1998.

Stock Purchase Plan

   In February 1996, Brooks adopted the 1995 Employee Stock Purchase Plan to provide employees of Brooks with additional incentives by permitting them to acquire an equity interest in Brooks through the purchase of shares in Brooks' common stock.

   Eligible employees of Brooks may elect to participate in the Stock Purchase Plan by giving notice to Brooks and instructing Brooks to withhold a specified dollar amount from the employee's salary during the following six-month period. On the last business day of that period, the amount withheld is used to purchase Brooks common stock at a price equal to 85% of the fair market value of the common stock on either the first day of the six-month period or on the last day of the six-month period, whichever is less. Participation ends automatically on termination of employment with Brooks.

   The maximum number of shares of Brooks common stock which may be purchased by employees under the Stock Purchase Plan is 250,000 shares, subject to adjustments for stock splits, stock dividends and similar transactions. An aggregate of 109,721 shares has been purchased under the Stock Purchase Plan. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended.

Stock Option Plans

   The following tables set forth certain information with respect to the stock options granted to the named executive officers during fiscal 1998 and the aggregate number of and value of options exercisable and unexercisable held by the named executive officers during fiscal 1998. No named executive officer exercised options during fiscal 1998.

                       Option Grants In Last Fiscal Year

                                                                                        Potential Realizable
                                                                                          Value at Assumed
                                                                                          Annual Rates of
                                                                                            Stock Price
                                                                                         Appreciation For
                                                Individual Grant                          Option Terms(3)
                         -------------------------------------------------------------- ---------------------
                         Number of Securities   % of Total
                          Underlying Options  Options Granted
                               Granted        to Employees in Exercise Price Expiration
          Name                  (#)(1)          Fiscal Year     $/Share(2)      Date      5%($)      10%($)
          ----           -------------------- --------------- -------------- ---------- ---------  ----------
Robert J. Therrien......         100                0.1%          12.875     12/12/2007        810        2052
David R. Beaulieu.......         100                0.1%          12.875     12/12/2007        810        2052
Michael W. Pippins......         100                0.1%          12.875     12/12/2007        810        2052
Michael F. Werner.......         100                0.1%          12.875     12/12/2007        810        2052

--------
(1) Options become exercisable in full as of November 23, 1998.

(2) The exercise price is equal to the fair market value of the stock on the date of grant.

(3) The 5% and 10% assumed rates of annual compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Brooks' estimate or projection of future common stock prices.

                         Fiscal Year-End Option Values

                                                         Value of Unexercised
                      Number of Securities Underlying   In-the-Money Options at
                     Unexercised Options at 9/30/98(#)      9/30/98/($)(1)
       Name              Exercisable/Unexercisable     Exercisable/Unexercisable
       ----          --------------------------------- -------------------------
Robert J. Therri-
 en................           332,500/52,600               2,510,640/337,860
David R. Beaulieu..             5,000/24,100                             0/0
Michael W.
 Pippins...........            36,334/15,100                  277,005/57,938
Michael F. Werner..            28,750/15,100                  218,306/57,938

--------
(1) Based on the closing price of Brooks' common stock on September 30, 1998 on the Nasdaq National Market of $9.938 minus the respective option exercise prices.

   1992 Combination Stock Option Plan. Under Brooks' 1992 Combination Stock Option Plan (the "1992 Plan"), which is administered by the Compensation Committee, Brooks may grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended ("incentive stock options"), and other options which are not qualified as incentive stock options ("nonqualified stock options"). Incentive stock options may only be granted to persons who are employees of Brooks at the time of grant, which may include officers and directors who are also employees. Nonqualified stock options may be granted to persons who are officers, directors or employees of or consultants or advisors to Brooks or persons who are in a position to contribute to the long-term success and growth of Brooks at the time of grant. Options granted under the 1992 Plan generally vest over a period of five years. A total of 1,550,000 shares of common stock has been reserved for issuance under the 1992 Plan.

   1993 Nonemployee Director Stock Option Plan. The purpose of the 1993 Nonemployee Director Stock Option Plan (the "Director Plan") is to attract and retain the services of experienced and knowledgeable independent directors of Brooks for the benefit of Brooks and its stockholders and to provide additional incentives for independent directors to continue to work for the best interests of Brooks and its stockholders through continuing ownership of its common stock. Each director who is not an employee of Brooks or any of its subsidiaries is eligible to receive options under the Director Plan. Under the Director Plan, each eligible director receives an automatic grant of an option to purchase 10,000 shares of common stock upon becoming a director of Brooks and an option to purchase 5,000 shares on July 1 each year thereafter. A total of 190,000 shares of common stock has been reserved for issuance under the Director Plan.

   1998 Employee Equity Incentive Plan. The purpose of the 1998 Employee Equity Incentive Plan (the "1998 Plan"), adopted by the Board of Directors of Brooks in April 1998, is to attract and retain employees and provide an incentive for them to assist Brooks to achieve long-range performance goals, and to enable them to participate in the long-term growth of Brooks. All employees of Brooks, other than its officers and directors, are eligible to participate in the 1998 Plan. Under the 1998 Plan, the Compensation Committee may award only nonqualified stock options. A total of 800,000 shares of common stock have been reserved for issuance under the 1998 Plan.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Board of Directors consists of Messrs. Emerick and Khoury. Neither Mr. Emerick nor Mr. Khoury is or was formerly an officer or employee of Brooks. Mr. Therrien, the President and Chief Executive Officer of Brooks, has the authority to grant options for not more than 9,000 shares to employees who are not executive officers on terms that are consistent with the 1992 Plan. Mr. Therrien granted options to purchase 89,100 shares in fiscal 1998. Prior to November 1994, all decisions regarding compensation of executive officers were made by the entire Board of Directors.

                              CERTAIN TRANSACTIONS

   During the first six months of fiscal 1999 and for fiscal 1998, Lam Research Corporation's purchases from Brooks accounted for approximately 10% and 16% of Brooks' total revenues during the respective periods. Lam's former President and Chief Executive Officer, Roger Emerick, serves on Brooks' Board of Directors and is a member of its Compensation Committee. There is no agreement or arrangement requiring the election of Mr. Emerick or any other representative of Lam to serve as a director of Brooks.

   Sales to Lam have been made in the ordinary course of Brooks' business, and Brooks believes that the terms of its transactions with Lam have not been less favorable to Brooks than could have been obtained from a party unaffiliated with Brooks purchasing products of similar types and at comparable volume.

                           SMART MACHINES MANAGEMENT

   Set forth below is certain biographical information regarding the executive officers and directors of Smart Machines who are expected to serve as an officer or director of Smart Machines after the completion of the merger, including information furnished by them as to their principal occupation for the last five years, certain other directorships held by them and their ages.

             Name           Age           Position with Smart Machines
             ----           ---           ----------------------------
   K. Charles Janac........ 41  President and Chief Executive Officer, Director

   Sharon Andres........... 49  Chief Financial Officer and Controller



   Mr. K. Charles Janac is a founder of Smart Machines and has been chief executive officer and a director of Smart Machines since its incorporation in 1994. Mr. Janac is also a director of Xulu Entertainment, a virtual reality entertainment company.

   Ms. Sharon Andres has been the controller and chief financial officer of Smart Machines since early 1997. From 1993 to early 1997, Ms. Andres served as a consultant to Smart Machines and other high technology startup companies.

                        PRINCIPAL SHAREHOLDERS OF BROOKS

   The following table sets forth certain information as of July 26, 1999, with respect to the beneficial ownership of Brooks common stock by (1) each director, (2) each named executive officer in the Summary Compensation Table on page 82 above, (3) all executive officers and directors as a group, and
(4) each person known by Brooks to be the beneficial owner of 5% or more of Brooks' common stock. This information is based upon information received from or on behalf of the named individuals.

                                        Shares of common stock
                 Name**                 Beneficially Owned(1)  Percent of Class
                 ------                 ---------------------- ----------------
   Robert J. Therrien(2)..............        1,292,630               11%
    c/o Brooks Automation, Inc.
    15 Elizabeth Drive
    Chelmsford, MA 01824
   Lynda M. Avallone..................              557               *
   David R. Beaulieu(3)...............           14,294               *
   Steven E. Hebert...................              497               *
   James A. Pelusi(4).................           34,421               *
   Michael W. Pippins(5)..............           85,769                1%
   Ellen B. Richstone.................              517               *
   Michael F. Werner(6)...............           80,100                1%
   Roger D. Emerick(7)................           24,000               *
   Amin J. Khoury(8)..................           10,000               *
   All directors and executive
    officers as a group (10 persons)..        1,542,785               13%

--------
  * Less than 1% of the outstanding common stock.

 ** Address provided for beneficial owners of more than 5% of Brooks' common stock.

(1) Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed except to the extent shared by spouses under applicable law.

(2) Includes 380,100 shares issuable pursuant to immediately exercisable stock options. Excludes shares held by certain children and grandchildren of Mr. Therrien, as to which he disclaims beneficial ownership.

(3) Includes 12,350 shares issuable pursuant to immediately exercisable stock options.

(4) Includes 4,237 shares issuable pursuant to immediately exercisable stock options.

(5) Includes a total of 44,868 options; 37,368 exercisable immediately and 7,500 exercisable within 60 days.

(6) Includes a total of 38,850 options; 31,350 exercisable immediately and 7,500 exercisable within 60 days.

(7) Includes 15,000 shares issuable pursuant to immediately exercisable stock options.

(8) Includes 10,000 shares issuable pursuant to immediately exercisable stock options.

                    PRINCIPAL SHAREHOLDERS OF SMART MACHINES

   The following table sets forth certain information as of July 31, 1999 with respect to the beneficial ownership of Smart Machines' common stock by each director, each nominee for director, each named executive officer in the Summary Compensation Table under " Compensation" above, all executive officers and directors as a group, and each person known by Smart Machines to be the beneficial owner of 5% or more of Smart Machines' common stock. This information is based upon information received from or on behalf of the named individuals.

Common Stock

                                                         Number of    Percent
                     Name and Address                    Shares(1)    of Class
                     ----------------                    ---------    --------
   Sharon Andres........................................    33,333         *
    651 River Oaks Parkway
    San Jose, CA 95134

   Eugene Bernosky......................................    45,416         *
    651 River Oaks Parkway
    San Jose, CA 95134

   Bessemer Venture Partners............................   422,938(2)   8.91%
    1400 Old County Road, Suite 407
    Westbury, NY 11590

   Bruce Graham.........................................   422,938(3)   8.91%
    651 River Oaks Parkway
    San Jose, CA 95134

   K. Charles Janac..................................... 1,115,000     23.50%
    651 River Oaks Parkway
    San Jose, CA 95134

   Nancy Magoun.........................................   148,803      3.13%
    651 River Oaks Parkway
    San Jose, CA 95134

   James E. Solomon.....................................   500,000     10.74%
    651 River Oaks Parkway
    San Jose, CA 95134

   Information Technology Ventures, LP..................   270,965      5.82%
    3000 Sand Hill Road, Building 1, Suite 280
    Menlo Park, CA 94025

   Todd Solomon......................................... 1,000,000     21.48%
    651 River Oaks Parkway
    San Jose, CA 95134

   All directors and executive officers as a group (6
    persons)............................................ 2,265,490(2)  47.75%

--------
 * Less than one percent

(1) Bessemer Venture Partners is the name used to refer to a group of affiliated investment partnerships. Shares reflected include 175,510 shares of Smart Machines common stock held by Bessec Ventures IV L.P., 46,364 shares of Smart Machines common stock held by Bessemer Venture Investors L.P., 175,508 shares of Smart Machines common stock held by Bessemer Venture Partners IV L.P. and 15,642 shares of Smart Machines common stock held by BVP IV Special Situations L.P. The general partner of these partnerships is Deer IV & Co. LLC. Also included in the Bessemer Venture Partners shares is 8,987 shares of Smart Machines common stock held by various other individuals or entities, that are either managers or former members of Deer IV & Co. LLC or employees of Deer II & Co. LLC or individuals or entities associated with Bessemer Securities Corporation. Under certain circumstances, Bessemer Venture Partners IV L.P. can direct their voting on corporate matters. In addition, Bessemer Venture Partners shares include
   927 shares of Smart Machines common stock held by Bruce Graham. The managers of Deer IV & Co. LLC are William T. Burgin, Robert H. Buescher, David J. Cowan, Christopher Gabrielli, Bruce Graham, G. Felda Hardymon and Rob L. Soni.

(2) Includes 422,938 shares attributed to Bessemer Venture Partners above. Of these 422,938 shares, 927 shares are owned by Mr. Graham individually. Mr. Graham, a manager of Deer IV & Co. LLC, which is the general partner of each of these partnerships, shares voting and dispositive power with respect to the shares held by the foregoing partnerships and disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein.

   The above table includes, for each of the persons and the group listed below, shares subject to stock options exercisable within 60 days of July 31, 1999 and shares subject to restrictions which lapse within 60 days of July 31, 1999, and assumes that no other person has exercised any outstanding warrants or options since July 7, 1999. All outstanding options will be assumed by Brooks upon the completion of the merger.

                                                Total Number of Total Number of
                                                Shares Subject  Shares Subject
                                                  to Options    to Restriction
                                                --------------- ---------------
     Sharon Andres............................       33,333            --
     Eugene Bernosky..........................          --             834
     K. Charles Janac.........................       85,000            --
     Nancy Magoun.............................          --           1,388
     All directors and executive officers as a
      group...................................      118,333          2,222

Preferred Stock

                             Number of Number of Number of Number of
                             Series A  Series B  Series C  Series D    Percent
     Name and Address        Shares(1) Shares(2) Shares(3) Shares(4)   of Class
     ----------------        --------- --------- --------- ---------   --------
Eugene Bernosky............    50,000                                    1.11%
 651 River Oaks Parkway
 San Jose, CA 95134
Bessemer Venture Partners..                                 566,947(5)  12.60%
 1400 Old Country Road,
  Suite 407
 Westbury, NY 11590
Bruce Graham(1)............                                 566,947(6)  12.60%
 651 River Oaks Parkway
 San Jose, CA 95134
Information Technology
 Ventures, L.P. ...........                                 363,225      8.08%
 3000 Sand Hill Road,
  Building 1,
 Suite 280
 Menlo Park, CA 94025
Innotech Corporation.......             333,333   285,714               13.76%
 2-5-10, Shin Yokohama
 Kouhoku-ku, Yokohama-Shi
 Kanagawa 222
 Japan
K. Charles Janac...........                        35,111                  *
 651 River Oaks Parkway
 San Jose, CA 95134
James E. Solomon...........   500,000               8,000               11.29%
 651 River Oaks Parkway
 San Jose, CA 95134
Eiko Yoshida...............   300,000                                    6.67%
 Innoquest
 3945 Freedom Circle, Suite
  320
 Santa Clara, CA 95054
All directors and executive
 officers as a group.......   550,000              43,111   566,947(3)  25.79%

--------
 * Less than one percent.

(1) Prior to consummating the merger, each holder of Smart Machines Series A preferred stock will be asked to exercise such holder's existing right to convert 31.7% of Smart Machines Series A preferred stock to Smart Machines common stock.

(2) Prior to consummating the merger, each holder of Smart Machines Series B preferred stock will be asked to exercise such holder's existing right to convert 21.9% of Smart Machines Series B preferred stock to Smart Machines common stock.

(3) Prior to consummating the merger, each holder of Smart Machines Series C preferred stock will be asked to exercise such holder's existing right to convert 21.5% of Smart Machines Series C preferred stock to Smart Machines common stock.

(4) Prior to consummating the merger, each holder of Smart Machines Series D preferred stock will be asked to exercise such holder's existing right to convert 21.3% of Smart Machines Series D preferred stock to Smart Machines common stock.

(5) Bessemer Venture Partners is the name used to refer to a group of affiliated investment partnerships. Shares reflected include 235,266 shares of Smart Machines Series D preferred stock held by Bessec Ventures IV L.P., 62,151 shares of Smart Machines Series D preferred stock held by Bessemer Venture Investors L.P., 235,265 shares of Smart Machines Series D Preferred stock held by Bessemer Venture

   Partners IV L.P. and 20,968 shares of Smart Machines Series D preferred stock held by BVP IV Special Situations L.P. The general partner of these partnerships is Deer IV & Co. LLC. Also included in the Bessemer Venture Partners shares is 12,054 shares of Smart Machines Series D preferred stock held by various other individuals or entities, that are either managers or former members of Deer IV & Co. LLC or employees of Deer II & Co. LLC or individuals or entities associated with Bessemer Securities Corporation. Under certain circumstances, Bessemer Venture Partners IV L.P. can direct their voting on corporate matters. In addition, Bessemer Venture Partners shares include 1,243 shares of Smart Machines Series D preferred stock held by Bruce Graham. The managers of Deer IV & Co. LLC are William T. Burgin, Robert H. Buescher, David J. Cowan, Christopher Gabrielli, Bruce Graham, G. Felda Hardymon and Rob L. Soni.

(6) Includes 566,947 shares attributed to Bessemer Venture Partners above. Of these 566,947 shares, 1,243 shares are owned by Mr. Graham individually. Mr. Graham, a manager of Deer IV & Co. LLC, which is the general partner of each of these partnerships, shares voting and dispositive power with respect to the shares held by the foregoing partnerships and disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein.

                        DESCRIPTION OF BROOKS SECURITIES

   Brooks' authorized capital stock consists of 21,500,000 shares of Brooks common stock and 1,000,000 shares of preferred stock, $0.01 par value per share.

Brooks Common Stock

   As of July 26, 1999, there were 11,101,587 shares of Brooks common stock outstanding. These shares were held of record by 197 shareholders. If the total purchase price in the merger is $10,454,506, and the 20 trading day average closing price of Brooks common stock is $25, then 418,180 shares of Brooks common stock would be issued to Smart Machines shareholders in the merger, and therefore after the merger there would be 11,519,767 shares of Brooks common stock outstanding.

   The holders of Brooks common stock are entitled to one vote per share on all matters to be voted on by shareholders. They are entitled to receive dividends, if any, when, as and if declared by the Board of Directors from funds legally available. Upon liquidation or dissolution of Brooks, the holders of Brooks common stock are entitled to receive all assets available for distribution to the shareholders, subject to any preferential or other rights of the holders of Brooks preferred stock. The Brooks common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. The holders of Brooks common stock do not have cumulative voting rights in the election of directors. All of the shares of Brooks common stock are, and the shares to be sold in this offering will be, fully paid and nonassessable.

Brooks Preferred Stock

   No Brooks preferred stock currently is outstanding. The Board of Directors has the authority to issue Brooks preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. If Brooks issues preferred stock, the issuance may have the effect of delaying, deferring or preventing a change in control of Brooks without further action by the shareholders and may adversely affect the voting and other rights of the holders of Brooks common stock. If Brooks issues preferred stock with voting and conversion rights, the voting power of the holders of Brooks common stock may be adversely affected. Holders of Brooks common stock may lose voting control to the holders of Brooks preferred stock. Currently the Board of Directors does not plan to issue any Brooks preferred stock.

Antitakeover Effect of Provisions of the Certificate of Incorporation and Bylaws and Rights Distribution Plan

 Certificate of Incorporation and Bylaws

   The Brooks certificate of incorporation includes several other provisions in addition to Brooks preferred stock which may have the effect of preventing changes in the management of Brooks. These provisions may make an unfriendly tender offer, proxy contest, merger or other change in control of Brooks more difficult. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Brooks Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Brooks. These provisions are also designed to reduce the vulnerability of Brooks to unsolicited acquisition proposals and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for the shares of Brooks common stock and, as a consequence, they also may inhibit fluctuations in the market price of the shares of Brooks common stock which could result from actual or rumored takeover attempts.

   The Brooks certificate of incorporation contains a so-called "anti-greenmail" provision. The provision is intended to discourage speculators who accumulate beneficial ownership of a significant block of stock of a company and then, under the threat of making a tender offer or instigating a proxy contest or some other corporate disruption, succeed in extracting from the company a premium price to repurchase the shares acquired by the speculator. This tactic has become known as greenmail. The anti-greenmail provision prohibits Brooks from purchasing any shares of Brooks common stock from a related person at a per share price in excess of the fair market value at the time of the purchase unless the purchase is approved by the holders of two-thirds of the outstanding shares of Brooks common stock, excluding any votes cast by the related person. The term "related person" means any person who acquires more than five percent of Brooks' voting stock. Shareholder approval is not required for such purchases when the offer is made available on the same terms to all holders of shares of Brooks common stock or when the purchases are effected on the open market.

   The Brooks certificate of incorporation also provides that all shareholder action must be effected at a duly called meeting and not by written consent, and that certain shareholder proposals may only be approved by the holders of 80% of the shares of stock entitled to vote on the proposal. In addition, the bylaws of Brooks do not permit shareholders of Brooks to call a special meeting of shareholders.

   The authority of the Brooks Board of Directors to issue authorized but unissued shares of Brooks common stock might be considered as having the effect of discouraging an attempt by another person or entity to effect a takeover or otherwise gain control of Brooks, since the issuance of additional shares of Brooks common stock would dilute the voting power of Brooks common stock then outstanding.

 Rights Distribution

   In July 1997, the Brooks Board of Directors declared a dividend of one preferred share purchase right for each share of common stock outstanding on August 12, 1997 to the shareholders of record on that date. Each right entitles the registered holder to purchase from Brooks one one-thousandth of a share of Series A Junior Participating preferred stock, par value $0.01 per share of Brooks, at a purchase price of $135 per one one-thousandth of a share, subject to adjustment.

   Subject to certain limited exceptions, until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons, an "acquiring person," has acquired beneficial ownership of 15% or more of the outstanding Brooks common stock, or (ii) ten business days (or such later date as may be determined by action of the Brooks Board of Directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Brooks common stock, the earlier of such dates being called the "distribution date," the rights will be evidenced by the Brooks common stock certificates with a copy of the summary of rights attached thereto. As soon as practicable following the distribution date, the rights will becomes exercisable, separate certificates evidencing the rights will be mailed to shareholders of record on the distribution date, and the separate rights certificates alone will evidence the rights. The rights will expire on the earlier of (i) July 31, 2007, or (ii) the date on which the rights are redeemed.

   In the event that any person becomes an acquiring person, proper provisions shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person and its affiliates and associates (which shall thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Brooks common stock having a market value of two times the exercise price of the right. In the event that, at any time after a person becomes an acquiring person, Brooks is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the surviving company which at the time of such transaction will have a market value of two times the exercise price of the right.

   At any time after any person becomes an acquiring person and prior to the acquisition by any person or group of a majority of the outstanding Brooks common stock, the Brooks Board of Directors may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Brooks common stock per right, subject to adjustment. At any time prior to the time any person becomes an acquiring person, the Brooks Board of Directors may redeem the rights in whole, but not in part, at a price of $0.001 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the Brooks Board of Directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

   The terms of the rights may be amended by the Brooks Board of Directors without the consent of the holders of the rights, except that from and after such time as any person becomes an acquiring person, no such amendment may adversely affect the interests of the holders of the rights (other than the acquiring person and its affiliates and associates).

Transfer Agent and Registrar

   The transfer agent and registrar for Brooks common stock is Boston EquiServe LP.

       COMPARISON OF RIGHTS OF STOCKHOLDERS OF BROOKS AND SMART MACHINES

   Upon consummation of the merger, holders of Smart Machines common stock and preferred stock (other than any Smart Machines shareholders who perfect their dissenters' rights ), will become shareholders of Brooks and their rights will be governed by the Brooks Certificate of Incorporation (the "Brooks charter"), the Brooks bylaws and the Delaware General Corporation Law (the "DGCL"). The rights of the holders of Smart Machines common stock and Smart Machines preferred stock are currently governed by the Smart Machines Amended and Restated Certificate of Incorporation (the "Smart Machines charter"), the Smart Machines bylaws and the California General Corporation Law (the "CGCL").

   The following comparison of the Brooks charter and bylaws with the Smart Machines charter and bylaws is not intended to be complete and is qualified in its entirety by reference to the complete documents. Copies of the Brooks charter and bylaws are available without charge upon request from Brooks. Copies of the Smart Machines charter and bylaws are available without charge upon request from Smart Machines.

Directors

   Number and Classification. The Brooks bylaws provide that the number of directors constituting the Brooks Board of Directors will be fixed by the Brooks Board of Directors before each annual or special meeting of the shareholders. The Brooks Board of Directors currently consists of three directors. Under the DGCL, a corporation may have a classified Board of Directors, divided into as many as three classes. The Brooks charter and bylaws do not provide for a classified Board of Directors.

   The Smart Machines bylaws provide that the Smart Machines Board of Directors will consist of not less than three nor more than five directors, and that the exact number of directors shall be fixed by resolution of the Smart Machines Board of Directors or by an amendment to the Smart Machines charter or bylaws duly adopted by a majority of the shareholders. An amendment reducing the number of directors to less than five cannot be adopted if the votes cast against such an amendment exceed 16 2/3% of the outstanding shares. The Smart Machines board currently consists of five members. The CGCL generally requires that directors be elected annually but does permit a classified board of directors. The Smart Machines charter and bylaws do not provide for a classified Board of Directors.

   Election and Vacancies. The Brooks bylaws provide for the election of all directors annually by the shareholders and provide that vacancies in the Brooks Board of Directors may be filled only by a majority vote of the directors then in office. The Smart Machines bylaws also provide for the election of all directors at the annual meeting of the shareholders. The Smart Machines charter provides that so long as at least 250,000 shares of the originally issued shares of Series D preferred stock remain outstanding, the holders of the Series E preferred stock and Series D preferred stock, voting as a single class, are entitled to elect one member of the Board of Directors. Vacancies in the Smart Machines board not caused by removal may be filled by a majority of the directors then in office, regardless of whether they constitute a quorum, or by a sole remaining director.

   Removal. Under the Brooks bylaws a director may be removed from office only for cause (i) by vote of the holders of 80% of the voting stock outstanding or
(ii) by vote of a majority of the directors then in office. Under the CGCL, the holders of at least 10% of the outstanding shares of any class of stock may initiate a court action to remove any director for cause. In addition, any or all of the directors of a California corporation may be removed with or without cause by the affirmative vote of a majority of the outstanding shares entitled to vote. However, no director may be removed (unless the entire board is removed) if (1) the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast, and (2) the entire number of the directors authorized at the time of the director's most recent election were then being elected. Additionally, the Smart Machines bylaws provide that the Series D Director may not be removed without the vote of the holders of a majority of the shares of the Series D preferred stock and Series E preferred stock, voting as a single class.

Preferred Stock

   Pursuant to the Brooks charter, the Brooks Board of Directors is authorized, subject to the limitations prescribed by law and the Brooks charter, to issue shares of Brooks preferred stock in one or more series. The Smart Machines charter provides for common stock and five series of preferred stock. The issuance of any new class or series of stock of Smart Machines requires the approval of 66 2/3% of the outstanding Series D preferred stock and Series E preferred stock, voting as a single class.

   Brooks believes that the ability of the Brooks Board of Directors to issue one or more series of preferred stock provides Brooks with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of Brooks preferred stock are available for issuance without further action by Brooks shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Brooks securities may be listed or traded.

Shareholders

   Shareholder Voting. Under the DGCL, class voting is generally not required. The Brooks charter, however, provides that any vote required by the shareholders pursuant to the DGCL, other than the election of directors, shall be effective if recommended by a majority of the directors and the vote of a majority of each class of stock outstanding and entitled to vote thereon. If any vote is not recommended by a majority of the directors, then the vote of 80% of each class of stock outstanding and entitled to vote thereon is required for the vote to be effective.

   With certain exceptions, the CGCL requires that a merger, sale of assets or similar transaction be approved by a majority of each class of shares outstanding. The Smart Machines charter provides that holders of Smart Machines preferred stock shall vote on an equal basis with holders of Smart Machines common stock, or may act by written consent in the same manner as holders of Smart Machine's common stock, except as otherwise set forth in the charter. The charter provides that for the purposes of such votes, the holders of Smart Machines common stock shall have one vote for each share of common stock held by them and the holders of Smart Machines preferred stock shall have one vote for each share of Smart Machines common stock into which their shares could be converted.

   The Smart Machines charter provides that so long as any shares of preferred stock are outstanding, Smart Machines will not, without the prior affirmative vote or written consent of (i) the holders of at least a majority of the outstanding shares of Series A, Series B, Series C, Series D and Series E preferred stock, voting together as a single class, and (ii) the holders of at least 66 2/3% of the Series D and Series E preferred stock, voting together as a single class:

  . amend the Smart Machines charter or bylaws;

  . alter or change any of the rights, preferences or privileges of the Smart
    Machines preferred stock;

  . create or issue any new class or series of Smart Machines preferred stock that has rights equal to or superior to the rights, preferences and priv-ileges of the series of preferred stock already outstanding;

  . increase the authorized number of shares of any series of Smart Machines preferred stock;

  . pay or declare any dividend on the Smart Machines common stock or Smart
    Machines preferred stock;

  . sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corpora-tion (other than a wholly owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than 50% of the voting power of Smart Machines is disposed of;

  . authorize a change in the number of directors on Smart Machines' Board of Directors; or

  . redeem, purchase or otherwise acquire any share or shares of Smart Ma-chines preferred stock or Smart Machines common stock, provided that this restriction does not apply to the repurchase of shares of Smart Ma-chines common stock from any person who performs services for Smart Ma-chines.

   Special Meeting of Shareholders. The Brooks bylaws provide that special meetings of Brooks shareholders may be called only by the President or by the Board of Directors. The Smart Machines bylaws provide that special meetings of the shareholders may be called by the Board of Directors, the Chairman of the Board, the President or the holders of shares entitled to cast not less than one-tenth of the votes at the meeting. The Smart Machines bylaws further provide that upon written request to the Chairman of the Board, the President, the Secretary or any Vice President of Smart Machines by any person (other than the Board of Directors) entitled to call a special meeting of shareholders, the person receiving such request shall cause notice to be given to the shareholders entitled to vote that a meeting will be held.

   Action by Written Consent. The Brooks bylaws provide that any action to be taken by the shareholders of Brooks must be taken at a shareholders meeting and not by written consent or consents without a meeting. Under the CGCL unless otherwise provided in a corporation's articles of incorporation, any action which may be taken at an annual or special meeting of shareholders may also be taken by the written consent of the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Smart Machines bylaws contain a similar provision, except that, in the case of election of directors, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors, provided, however, that a director may be elected at any time to fill a vacancy not filled by the directors by the written consent of the holders of a majority of the outstanding stock entitled to vote for the election of directors.

Amendment of Charter Documents

   The Brooks charter provides that Brooks reserves the right to amend or repeal any provision contained in the charter in the manner prescribed by the laws of the State of Delaware. Under the DGCL, in the absence of a specific provision, amendments to a corporation's certificate of incorporation must generally be approved by a vote of the holders of a majority of the stock to vote thereon. Under the DGCL, bylaws may be amended by shareholders; however, a corporation may confer the power to amend bylaws upon the directors. The fact that such power has been so conferred upon the directors does not divest the shareholders of their power to amend the bylaws. The Brooks charter and the Brooks bylaws expressly provide that the Brooks bylaws may be amended by an affirmative vote of a majority of the Board of Directors or a majority of the stock entitled to vote at any meeting of the shareholders.

   Under the CGCL, a corporation's articles of incorporation may be amended by the approval of a majority of the outstanding shares of each class. The Smart Machines charter provides that so long as any shares of preferred stock are outstanding, Smart Machines will not amend its charter or bylaws without the prior affirmative vote or written consent of (i) the holders of at least a majority of the outstanding shares of Series A, Series B, Series C, Series D and Series E preferred stock, voting together as a single class, and (ii) the holders of at least 66 2/3% of the Series D and Series E preferred stock, voting together as a single class.

Preference and Other Rights of Certain Holders of Preferred and Common Stock

   Rights on Liquidation or Merger. The Brooks bylaws provide that upon the liquidation, dissolution or winding up of Brooks, whether voluntary or involuntary, the holders of each class of stock shall receive identical treatment, share for share, without regard to class. The Brooks charter provides that the Brooks preferred stock shall have such preferences, rights and restrictions as determined by the Brooks board at the time of issuance. However, to date, Brooks has not issued any shares of preferred stock.

   The Smart Machines charter provides that, in the event of a liquidation or dissolution of Smart Machines, holders of Smart Machines preferred stock are entitled to receive, before any distribution to holders of Smart Machines common stock, an amount equal to (i) $4.25 per share of Series E preferred stock held, (ii) $3.50 per share of Series D preferred stock held, (iii) $3.50 per share of Series C preferred stock held, (iv) $3.00 per share of Series B preferred stock held and (v) $1.00 per share of Series A preferred stock held, in each case appropriately adjusted for stock dividends, stock splits, reverse stock splits and other subdivisions and combinations of preferred stock, plus the amount, if any, of dividends declared but unpaid and accrued. Payments must be made to the holders of Series D and Series E preferred stock before any payment to the holders of Series A, Series B, Series C preferred stock or common stock. Payments must be made to the holders of Series C preferred stock before any payment is made to the holders of Series A preferred stock, Series B preferred stock or common stock. Payment must be made to the holders of Series B preferred stock before any payment is made to the holders of Series A preferred stock or common stock. Payment must be made to the holders of Series A preferred stock before any payment is made to the holders of common stock. If at any point in this distribution scheme the assets of the corporation available for distribution to a particular group are insufficient, the entire assets and funds of the corporation legally available for distribution to that specific group shall be distributed ratably among the holders of that group in proportion to the preferential amount each holder is otherwise entitled to receive. At the completion of the above distribution scheme, the holders of Smart Machines common stock are entitled to receive an amount equal to $3,000,000 distributed ratably on a per share basis among the holders of common stock. Finally, after payment of all amounts listed above, the remaining assets available for distribution to shareholders, if any, shall be distributed ratably on a per share basis among the holders of common stock and preferred stock (as if all preferred stock had converted into common stock).

   Conversion. The Smart Machines charter provides that holders of Smart Machines preferred stock are entitled to convert each share of preferred stock into the number of shares of Smart Machines common stock determined by dividing the Original Issue Price by the Conversion Price set for each series. The original issue price and conversion price of the Smart Machines for each series preferred stock are as follows:

                                                           Original   Conversion
       Series                                             Issue Price   Price
       ------                                             ----------- ----------
        A................................................    $1.00      $1.00
        B................................................    $3.00      $2.85
        C................................................    $3.50      $3.24
        D................................................    $3.50      $3.50
        E................................................    $4.25      $4.25

   Conversion is subject to adjustment in the event there is a subdivision or a recombination of the outstanding shares of Smart Machines common stock or dilutive issuance of Smart Machines common stock. Additionally, each share of Smart Machines preferred stock is automatically converted into fully paid and nonassessable shares of common stock utilizing the then effective Conversion Price for each such share, immediately upon (i) the closing of the sale of Smart Machines common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, pursuant to a firm commitment underwritten public offering in which Smart Machines receives aggregate cash proceeds (after underwriting commissions but before expenses of the offering) of not less than $10,000,000, and the public offering price of which is not less than $10.00 per share or (ii) the vote of the holders of at least a majority of the outstanding shares of Series A preferred stock, Series B preferred stock and Series C preferred stock, voting together as a single class, and the vote of the holders of at least 75% of the outstanding shares of Series D preferred stock and Series E preferred stock, voting together as a single class.

Dividends and Other Distributions

   Under the DGCL, a corporation may pay dividends out of surplus or out of its net profits for the fiscal year in which the dividend is declared or its net profits for the preceding fiscal year, subject to certain limitations for the benefit of certain preference shares. The Brooks bylaws provide that Brooks may declare dividends pursuant to Delaware law. The Brooks charter provides that holders of each class of Brooks common stock shall share equally, share for share, in all dividends and distributions, without regard to class.

   Generally, under the CGCL a corporation may pay dividends out of retained earnings or if, after giving effect thereto, (i) the assets (excluding goodwill and certain other assets) of the corporation are at least equal to 1.25 times its liabilities (excluding certain deferred credits), and (ii) the current assets of the corporation are at least equal to (x) its current liabilities or
(y) if the average of the earnings of the corporation before taxes and interest expense for the two preceding fiscal years was less than the average of the interest expense of such corporation for such fiscal years, 1.25 times its current liabilities. In addition, the ability of a California corporation to pay dividends is restricted by certain limitations for the benefit of certain preference shares.

   The Smart Machines charter provides that if dividends are declared they shall be paid to the holders of outstanding preferred stock in an amount per annum which, in respect of the aggregate of all shares outstanding on the last day of such fiscal year, shall equal (i) $0.225 per annum per share of Series E preferred stock, (ii) $0.175 per annum per share of Series D preferred stock,
(iii) $0.175 per annum per share of Series C preferred stock, (iv) $0.15 per annum per share of Series B preferred stock, and (v) $0.05 per annum per share of Series A preferred stock.

   The Smart Machines charter further provides that (i) no distributions may be made on the Series A preferred stock, Series B preferred stock, Series C preferred stock or common stock unless the Board of Directors has declared a distribution on the Series D and Series E preferred stock, (ii) no distributions may be made on the Series A preferred stock, Series B preferred stock, or common stock unless the Board of Directors has declared a distribution on the Series C preferred stock, (iii) no distributions may be made to Series A preferred stock or common stock unless the Board of Directors has declared a distribution on the Series B preferred stock and (iv) no distributions may be made on the common stock unless the Board of Directors has declared a distribution on the Series A preferred stock. The rights to dividends on all series of preferred stock shall not be cumulative and no right shall accrue to holders of any series of preferred stock by means of the fact that distributions on such shares are not declared in any prior year. After payment on all dividends of the preferred stock, the holders of the preferred stock shall be entitled to participate, on a converted basis, with the holders of the outstanding common stock as to any dividends payable on such common stock.

Limitation of Liability of Directors

   Both the DGCL and the CGCL permit a corporation to include a provision in its articles of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. Section 102(b)(7) of the DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. The Brooks charter includes such provisions, eliminating liability to the maximum extent permitted by the DGCL.

   The CGCL does not permit the elimination of monetary liability of a director where such liability is based on: (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) receipt of any improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should have been aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) interested transactions between the corporation and a director, in which a director has a material financial interest; or
(vii) improper distributions, loans or guarantees. The Smart Machines charter provides for the elimination of directors' liability for monetary damages to the fullest extent permissible under California law.

Indemnification of Directors and Officers

   The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful, as determined by a majority vote of the disinterested directors, by a committee of such directors designated by majority vote of the disinterested directors, by independent legal counsel in a written opinion (if there are no independent directors or such independent directors so direct) or by the shareholders. The DGCL further provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

   The CGCL permits indemnification for acts taken in good faith and reasonably believed to be in the best interests of the corporation and its shareholders, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party), or the court handling the action and, in the case of a criminal proceeding, indemnification is permitted if the indemnified party had no reasonable cause to believe his or her conduct was unlawful. The CGCL requires indemnification when the individual being indemnified has successfully defended the action on the merits, and provides that a corporation may advance expenses of defense upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate. The CGCL further permits indemnification of expenses in a derivative or third party action, except that with respect to derivative actions (i) no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that a court determines that the person is fairly and reasonably entitled to indemnity for expenses, and (ii) no indemnification may be made in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action without court approval or expenses incurred in an action settled or disposed of without court approval.

   The Brooks charter and bylaws provide that Brooks may indemnify its directors, officers, employees and agents (the "covered persons") to the fullest extent permitted by the DGCL as then in effect, but, in the case of alleged actions or omissions preceding any amendment or interpretation of the DGCL, only to the extent that such amendment permits Brooks to provide broader indemnification rights then permitted prior to such amendment. The Brooks bylaws further provide that Brooks may advance all reasonable expenses by reason of a covered person's corporate status, where incurred by or on behalf of such covered person in connection with any proceeding; provided, however, that such expenses shall be advanced only upon delivery to Brooks of an undertaking by or on behalf of such covered person to repay such amount if it shall ultimately be determined that the covered person is not entitled to be indemnified by Brooks.

   The indemnification and advancement rights conferred by the Brooks bylaws are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, provision of the Brooks charter or bylaws, agreement, or vote of the shareholders or disinterested directors. In addition, the Brooks bylaws state specifically that the indemnification right is a contract right. Finally, the Brooks bylaws authorize Brooks, upon approval of the Brooks Board of Directors, to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to such bylaws.

   The Smart Machines charter provides that Smart Machines will indemnify any officer or director to the fullest extent permitted by the provisions of the CGCL. The Smart Machines bylaws additionally provide that expenses incurred by any officer or director in defending any proceeding may be advanced to the maximum extent permitted by law. In addition, the Smart Machines bylaws state specifically that the indemnification right is a contract right. The indemnification and advancement rights conferred by the Smart Machines charter and bylaws are not exclusive of any other right to which persons seeking indemnification may be entitled under any bylaw, agreement, or vote of the shareholders or disinterested directors.

Business Combinations

   Section 203 of the DGCL provides that, subject to certain exceptions, a corporation may not engage in any business combination with any "interested shareholder" for a three year period following the date that such shareholder becomes an interested shareholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least eight-five percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder. Except as specified in Section 203 of the DGCL, an interested shareholder is defined to include (a) any person that is the owner of fifteen percent or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of fifteen percent or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, and (b) the affiliates and associates of any such person.

   Under certain circumstances, Section 203 of the DGCL may make it more difficult for a person who would be an "interested shareholder" to effect various business combinations with a corporation for a three year period. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring Brooks to negotiate in advance with the Brooks Board of Directors, since the shareholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the shareholder becoming an interested shareholder.

   There is no provision in the CGCL equivalent to Section 203 of the DGCL. However, under the CGCL, if a party that makes a tender offer or proposes to acquire a corporation by a reorganization or certain sales of assets is controlled by such corporation or is controlled by an officer or director of such corporation, or if a director or executive officer of such corporation has a material financial interest in such party (each an "Interested Party Proposal"), (i) an affirmative opinion in writing as to the fairness of the consideration to the shareholders of such corporation must be delivered to shareholders of such corporation, and (ii) such shareholders must be (x) informed of certain later tender offers or written proposals for an organization or sale of assets made by other persons, and (y) afforded a reasonable opportunity to withdraw any vote, consent or proxy previously given or shares previously tendered in connection with the Interested Party Proposal. The CGCL also provides generally that if a corporation that is party to a merger, or its parent, owns more than 50% but less than 90% of the voting power of the other corporation that is party to such merger, the non redeemable shares of common stock of the controlled corporation may be converted only into non redeemable shares of the surviving corporation or a parent party unless all of the shareholders of each class consents.

Dissolution

   Under the DGCL, if dissolution is initiated by the board of directors, it may be approved by the holders of a majority of the corporation's stock. If the board of directors does not approve the proposal to dissolve all shareholders entitled to vote thereon must consent to it in writing. The Brooks charter contains no contrary provisions. Under the CGCL, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution and this right may not be modified by the articles of incorporation. The Smart Machines charter contains no contrary provisions.

Inspection of the Shareholder List

   The CGCL provides for an absolute right of inspection of the shareholder list for persons holding 5% or more of a corporation's voting shares or persons holding 1% or more of such shares who have filed a Schedule 14A with the Securities and Exchange Commission relating to the election of directors. Both the CGCL and the DGCL allow any shareholder to inspect the shareholder list for a purpose reasonably related to that person's interest as a shareholder.

Loans to Officers and Employees

   Under the DGCL, a corporation may make loans to or guarantee the obligations of its officers or other employees and those of its subsidiaries when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Under the CGCL, such loans or guaranties, including those pursuant to employee benefit plans, may be made only with majority shareholder approval; provided, however, that if the corporation has 100 or more shareholders and has provisions in its bylaws approved by the holders of a majority of each class of outstanding shares permitting such loans or guarantees to be approved by the board of directors, the board of directors alone may approve such loans to or guarantees on behalf of an officer (whether or not such officer is a director) or adopt an employee benefit plan authorizing such loans or guaranties by a vote sufficient, without counting the vote of any interested director or directors, if the board of directors determines that any such loans, guarantees or plans may reasonably be expected to benefit the corporation.

Interested Director Transactions

   Under both the DGCL and the CGCL, contracts or transactions between a corporation and one or more of its directors, or between a corporation and any other entity in which one or more of its directors are directors or have a financial interest, are not void or voidable because of such interest or because such director is present at a meeting of the board which authorizes or approves the contract or transaction, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under the CGCL and the DGCL. Under the CGCL and the DGCL, either (i) the shareholders or the board of directors must approve any such contract or transaction in good faith after full disclosure of the material facts (and, in the case of board approval other than for a common directorship, the CGCL requires that the contract or transaction must also be "just and reasonable" to the corporation), or (ii) the contract or transaction must have been "fair" (in Delaware) or, in the case of a common directorship (in California), "just and reasonable" as to the corporation at the time it was approved. The CGCL explicitly places the burden of proof of the just and reasonable nature of the contract or transaction on the interested director.

   Under the DGCL, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum). Under the CGCL, if shareholder approval is sought, the interested director is not entitled to vote his or her shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

Shareholder Derivative Suit

   Under the DGCL, a person may only bring a derivative action on behalf of the corporation if the person was a shareholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. The CGCL provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain criteria are met. The CGCL also provides that the corporation or the defendant in a derivative suit may, under certain circumstances, make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. The DGCL does not have a similar bonding requirement.

                                 LEGAL MATTERS

   The validity of the shares of Brooks common stock to be issued pursuant to the merger will be passed upon for Brooks by Brown, Rudnick, Freed & Gesmer, Boston, Massachusetts. A member of Brown, Rudnick, Freed & Gesmer is the Secretary of Brooks and owns 1,000 shares of Brooks common stock and options to purchase 5,000 shares of Brooks common stock. Heller Ehrman White & McAuliffe, Menlo Park, California, is acting as counsel for Smart Machines in connection with certain legal matters relating to the merger. A member of Heller Ehrman White and McAuliffe is the Secretary of Smart Machines and owns 15,000 shares of Smart Machines Series A preferred stock and 2,857 shares of Smart Machines Series C preferred stock.

                                    EXPERTS

   The Consolidated Financial Statements of Brooks as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The Financial Statements of Smart Machines as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The Financial Statements of Hanyon Technology, Inc. as of December 31, 1998 included in this proxy statement/prospectus have been so included in reliance on the report of Samil Accounting Corporation, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   Brooks files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information Brooks files at the Securities and Exchange Commission's public reference rooms in:

   Public Reference Room         Chicago Regional Office       New York Regional Office
   450 Fifth Street, NW.         Citicorp Center               7 World Trade Center
   Room 1024                     500 West Madison Street       Suite 1300
   Washington, D.C. 20549        Suite 1400                    New York, New York 10048
                                 Chicago, Illinois 60661-2511

   Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Brooks' Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. In addition, Brooks' Securities and Exchange Commission filings may be read and copied at the offices of the Nasdaq Stock Market, 1735 K Street, NW., Washington, DC 20006.

   Brooks has filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the common stock issuable pursuant to the merger. This proxy statement/prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Brooks, you should refer to the registration statement. Statements contained in this proxy statement/prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the Securities and Exchange Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Securities and Exchange Commission, or you may examine the registration statement without charge at the offices of the Securities and Exchange Commission described above.

   You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address:

                        Brooks Automation, Inc.
                        15 Elizabeth Drive
                        Chelmsford, MA 01824
                        Tel: (978) 262-2400
                        Attn: Investor Relations

   If you would like to request documents from us, please do so by August 19, 1999 to receive them prior to the Smart Machines special meeting.

   You should rely only on the information contained in this document (or any supplement) or that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this proxy statement/prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

   Brooks provided all information contained in this proxy statement/prospectus with respect to it. Smart Machines provided all information contained in this proxy statement/prospectus with respect to it.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
BROOKS AUTOMATION, INC.

Consolidated Balance Sheet at September 30, 1998 and 1997.................   F-3
Consolidated Statement of Operations for the three years ended September
 30, 1998.................................................................   F-4
Consolidated Statement of Changes in Nonredeemable Preferred Stock, Common
 Stock, and Other Stockholders' Equity for the three years ended September
 30, 1998.................................................................   F-5
Consolidated Statement of Cash Flows for the three years ended September
 30, 1998.................................................................   F-6
Notes to Consolidated Financial Statements................................   F-7
Report of Independent Accountants.........................................  F-20
Report of Independent Accountants on Financial Statement Schedule.........  F-21
Schedule II. Valuation and Qualifying Accounts and Reserves...............  F-22
Unaudited Condensed Consolidated Balance Sheet as of March 31, 1999, and
 Condensed Consolidated Balance Sheet as of September 30, 1998............  F-23
Unaudited Condensed Consolidated Statement of Operations for the three and six months ended March 31, 1999 and 1998.................................  F-24
Unaudited Condensed Consolidated Statement of Cash Flows for the six
 months ended March 31, 1999 and 1998.....................................  F-25
Notes to Unaudited Condensed Consolidated Financial Statements............  F-26

SMART MACHINES INC.

Balance Sheet at December 31, 1998 and 1997...............................  F-29
Statement of Operations for the three years ended December 31, 1998, and for the period from October 1, 1994 (date of inception), to December 31,
 1998.....................................................................  F-30
Statement of Changes in Nonredeemable Preferred Stock and Shareholders'
 Equity (Deficit) for the period from October 1, 1994 (date of inception), to December 31, 1998.....................................................  F-31
Statement of Cash Flows for the three years ended December 31, 1998, and for the period from October 1, 1994 (date of inception), to December 31,
 1998.....................................................................  F-35
Notes to Financial Statements.............................................  F-36
Report of Independent Accountants.........................................  F-46
Unaudited Condensed Balance Sheet as of March 31, 1999, and Condensed
 Balance Sheet as of December 31, 1998....................................  F-47
Unaudited Condensed Statement of Operations for the three months ended
 March 31, 1999 and 1998, and for the period from October 1, 1994 (date of inception), to March 31, 1999............................................  F-48
Unaudited Condensed Statement of Cash Flows for the three months ended
 March 31, 1999 and 1998, and for the period from October 1, 1994 (date of inception), to March 31, 1999............................................  F-49
Notes to Unaudited Condensed Financial Statements.........................  F-50

HANYON TECHNOLOGY, INC.

Balance Sheet at December 31, 1998........................................  F-52
Income Statement for the Year Ended December 31, 1998.....................  F-53
Statement of Appropriation of Retained Earnings for the Year Ended
 December 31, 1998........................................................  F-54
Statement of Cash Flows for the Year Ended December 31, 1998..............  F-55
Notes to the Financial Statements.........................................  F-56
Report of Independent Accountants.........................................  F-62
Description...............................................................  F-63
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31,
 1999.....................................................................  F-64
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the
 six months ended March 31, 1999..........................................  F-65
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the
 year ended September 30, 1998............................................  F-66
Notes to the Unaudited Pro Forma Condensed Consolidated Financial
 Statements...............................................................  F-67

   The historical financial statements of Hanyon included herein have been prepared in accordance with Korean generally accepted accounting principles (Korean GAAP). Financial Statements prepared in accordance with U.S. GAAP would require adjustments primarily related to sales under long-term contracts and income taxes.



UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF BROOKS
 AUTOMATION, INC. AND HANYON TECHNOLOGY, INC.

Description...............................................................  F-68
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31,
 1999.....................................................................  F-69
Unaudited Pro Forma Condensed Consolidated Statements of Operations for
 the six months ended March 31, 1999 and 1998, and the three years ended
 September 30, 1998.......................................................  F-70
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements..  F-71

                            BROOKS AUTOMATION, INC.

                           CONSOLIDATED BALANCE SHEET

                                                              September 30,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
                                                             (In thousands,
                                                              except share-
                                                              related data)
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $ 68,161  $ 75,253
  Accounts receivable, net of allowance for doubtful
   accounts of $1,898 and $776, respectively, and including
   related party receivables of $2,365 and $5,204,
   respectively............................................   20,701    33,360
  Inventories..............................................   19,589    23,253
  Prepaid expenses and other current assets................    3,535     2,191
  Deferred income taxes....................................    6,106     1,710
                                                            --------  --------
    Total current assets...................................  118,092   135,767
  Fixed assets, net........................................   18,606    21,349
  Other assets.............................................    4,254     3,873
                                                            --------  --------
    Total assets........................................... $140,952  $160,989
                                                            ========  ========
 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND
       NONREDEEMABLE PREFERRED STOCK, COMMON STOCK,
              AND OTHER STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt and capital lease
   obligations............................................. $    230  $    633
  Accounts payable.........................................    5,505     9,912
  Deferred revenue.........................................    2,935     2,326
  Accrued compensation and benefits........................    3,430     3,477
  Accrued acquisition-related and restructuring costs......    2,254        --
  Accrued expenses and other current liabilities...........    3,817     3,980
                                                            --------  --------
    Total current liabilities..............................   18,171    20,328
Long-term debt and capital lease obligations...............      130     2,520
Deferred income taxes......................................      888       905
                                                            --------  --------
    Total liabilities......................................   19,189    23,753
                                                            --------  --------
Commitments and contingency (Note 13)......................       --        --
Redeemable convertible preferred stock, $0.01 par value;
 2,946,988 shares authorized, issued and outstanding at
 September 30, 1997........................................       --    10,366
                                                            --------  --------
Nonredeemable preferred stock, common stock, and other
 stockholders' equity:
  Preferred stock, $0.01 par value; 1,000,000 shares
   authorized; none issued and outstanding.................       --        --
  Series E convertible preferred stock, $0.01 par value;
   70,000 shares authorized, issued, and outstanding at
   September 30, 1997......................................       --       152
  Common stock, $0.01 par value; 21,500,000 shares
   authorized; 11,007,281 and 10,196,892 shares issued and
   outstanding, respectively...............................      110       102
  Additional paid-in capital...............................  128,839   117,700
  Cumulative translation adjustment........................     (536)     (106)
  Deferred compensation....................................     (119)     (416)
  Retained earnings (accumulated deficit)..................   (6,531)    9,438
                                                            --------  --------
    Total nonredeemable preferred stock, common stock, and
     other stockholders' equity............................  121,763   126,870
                                                            --------  --------
    Total liabilities, redeemable convertible preferred
     stock, and nonredeemable preferred stock, common
     stock, and other stockholders' equity................. $140,952  $160,989
                                                            ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            BROOKS AUTOMATION, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                     Year Ended September 30,
                                                     --------------------------
                                                       1998     1997     1996
                                                     --------  -------  -------
                                                      Fiscal   Fiscal   Fiscal
                                                       1998     1997     1996
                                                          (In thousands,
                                                      except per share data)
Revenues:
  Product, including related party revenues of
   $15,878, $18,176, and $19,109, respectively...... $ 80,466  $88,377  $94,085
  Services..........................................   19,396   20,364   18,645
                                                     --------  -------  -------
    Total revenues..................................   99,862  108,741  112,730
                                                     --------  -------  -------
Cost of revenues:
  Product...........................................   60,819   51,404   49,551
  Services..........................................   11,538   12,357    8,410
                                                     --------  -------  -------
    Total cost of revenues..........................   72,357   63,761   57,961
                                                     --------  -------  -------
  Gross profit......................................   27,505   44,980   54,769
                                                     --------  -------  -------
Operating expenses:
  Research and development..........................   22,674   20,592   18,336
  Selling, general and administrative...............   26,464   23,952   22,946
  Acquisition-related and restructuring costs.......    3,722       --      230
                                                     --------  -------  -------
    Total operating expenses........................   52,860   44,544   41,512
                                                     --------  -------  -------
Income (loss) from operations.......................  (25,355)     436   13,257
Interest income.....................................    3,564      140      407
Interest expense....................................      870      910      471
                                                     --------  -------  -------
Income (loss) before income taxes...................  (22,661)    (334)  13,193
Income tax provision (benefit)......................   (4,300)   1,267    4,599
                                                     --------  -------  -------
Net income (loss)...................................  (18,361)  (1,601)   8,594
Dividends on preferred stock........................      521      521      521
                                                     --------  -------  -------
Net income (loss) attributable to common
 stockholders....................................... $(18,882) $(2,122) $ 8,073
                                                     --------  -------  -------
Earnings (loss) per share:
  Basic............................................. $  (1.84) $ (0.27) $  1.06
  Diluted........................................... $  (1.84) $ (0.27) $  0.94
Shares used in computing earnings (loss) per share:
  Basic.............................................   10,269    7,818    7,628
  Diluted...........................................   10,269    7,818    9,108

  The accompanying notes are an integral part of these consolidated financial statements.

                            BROOKS AUTOMATION, INC.

      CONSOLIDATED STATEMENT OF CHANGES IN NONREDEEMABLE PREFERRED STOCK,
                  COMMON STOCK, AND OTHER STOCKHOLDERS' EQUITY

                          Convertible Common                                       Retained
                           Preferred  Stock  Additional Cumulative                 Earnings
                             Stock    at Par  Paid-In   Translation   Deferred   (Accumulated
                           Series E   Value   Capital   Adjustment  Compensation   Deficit)    Total
                          ----------- ------ ---------- ----------- ------------ ------------ --------
                                                         (In thousands)
BALANCE AT SEPTEMBER 30,
 1995...................     $ 152     $ 76   $ 34,181     $(136)      $(139)      $  3,634   $ 37,768
Shares issued under
 stock option and
 purchase plans.........                  1        419                                             420
Purchase and retire
 treasury stock.........                          (184)                                           (184)
Amortization of deferred
 compensation...........                                                  29                        29
Dividends on preferred
 stock..................                                                               (521)      (521)
Currency translation
 adjustments............                                     (43)                                  (43)
Elimination of Techware
 net income for the
 three months ended
 December 31, 1995......                                                               (147)      (147)
Net income..............                                                              8,594      8,594
                             -----     ----   --------     -----       -----       --------   --------
BALANCE AT SEPTEMBER 30,
 1996...................       152       77     34,416      (179)       (110)        11,560     45,916
                             -----     ----   --------     -----       -----       --------   --------
Public offering.........                 23     80,739                                          80,762
Shares issued under
 stock option and
 purchase plans.........                  2        831                                             833
Deferred compensation...                           368                  (368)                       --
Amortization of deferred
 compensation...........                                                  62                        62
Dividends on preferred
 stock..................                                                               (521)      (521)
Income tax benefit from
 stock Options..........                           926                                             926
Currency translation
 adjustments............                                      73                                    73
Issuance of warrants
 attached to
 subordinated debt......                           420                                             420
Net loss................                                                             (1,601)    (1,601)
                             -----     ----   --------     -----       -----       --------   --------
BALANCE AT SEPTEMBER 30,
 1997...................       152      102    117,700      (106)       (416)         9,438    126,870
                             -----     ----   --------     -----       -----       --------   --------
Shares issued under
 stock option and
 purchase plans.........                  1        749                                             750
Acquisitions............      (152)       7     10,899                                  160     10,914
Deferred compensation...                          (208)                  208                        --
Amortization of deferred
 compensation...........                                                  89                        89
Dividends on preferred
 stock..................                                                               (521)      (521)
Income tax adjustment
 from stock options.....                          (301)                                           (301)
Currency translation
 adjustments............                                    (430)                                 (430)
Elimination of FASTech
 net loss for the three
 months ended December
 31, 1997...............                                                              2,753      2,753
Net loss................                                                            (18,361)   (18,361)
                             -----     ----   --------     -----       -----       --------   --------
BALANCE AT SEPTEMBER 30,
 1998...................     $  --     $110   $128,839     $(536)      $(119)      $ (6,531)  $121,763
                             =====     ====   ========     =====       =====       ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            BROOKS AUTOMATION, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                  Year Ended September 30,
                                             -----------------------------------
                                                1998        1997        1996
                                             ----------- ----------- -----------
                                             Fiscal 1998 Fiscal 1997 Fiscal 1996
                                                       (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)..........................   $(18,361)    $(1,601)    $ 8,594
 Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
  Depreciation and amortization............      8,146       6,137       4,141
  Compensation expense related to stock
   options.................................         89          62          29
  Deferred income taxes....................     (4,396)      1,085        (654)
  Changes in operating assets and
   liabilities:
   Accounts receivable.....................     15,324      (3,652)     (9,938)
   Inventories.............................      3,822      (5,555)     (5,005)
   Prepaid expenses and other current
    assets.................................     (1,373)         94         624
   Accounts payable........................     (4,161)      1,064       1,966
   Deferred revenue........................        398         297        (355)
   Accrued compensation and benefits.......        517         (15)      1,019
   Accrued acquisition-related and
    restructuring costs....................      2,254          --          --
   Accrued expenses and other current
    liabilities............................       (453)       (603)        934
                                              --------     -------     -------
    Net cash provided by (used in)
     operating activities..................      1,806      (2,687)      1,355
                                              --------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets..................     (4,401)     (7,725)    (11,530)
Increase in other assets...................       (190)     (2,063)     (1,200)
                                              --------     -------     -------
    Net cash used in investing activities..     (4,591)     (9,788)    (12,730)
                                              --------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES
Net (repayments of) borrowings under lines
 of credit.................................         --      (2,019)      1,032
Payments on long-term debt.................     (2,986)       (692)       (723)
Issuance of long-term debt.................         --       2,500          --
Proceeds from sale and leaseback of
 equipment.................................         --         258         451
Proceeds from issuance of common stock, net
 of issuance costs.........................        750      81,595         420
Purchase and retire treasury stock.........         --          --        (253)
                                              --------     -------     -------
    Net cash provided by (used in)
     financing activities..................     (2,236)     81,642         927
                                              --------     -------     -------
Elimination of net cash activities of
 FASTech for the three months ended
 December 31, 1997.........................     (1,761)         --          --
                                              --------     -------     -------
Effects of exchange rate changes on cash
 and cash equivalents......................       (310)        (98)        (22)
                                              --------     -------     -------
Net increase (decrease) in cash and cash
 equivalents...............................     (7,092)     69,069     (10,470)
Cash and cash equivalents, beginning of
 year......................................     75,253       6,184      16,654
                                              --------     -------     -------
Cash and cash equivalents, end of year.....   $ 68,161     $75,253     $ 6,184
                                              --------     -------     -------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
Cash paid during the year for interest.....   $    385     $   866     $   502
Cash paid during the year for income
 taxes.....................................   $    240     $ 1,517     $ 4,300
SUPPLEMENTAL DISCLOSURE OF NONCASH
 FINANCING AND INVESTING ACTIVITIES
Fixed assets acquired under capital lease..   $     --     $   258     $ 1,081
Deferred compensation related to stock
 options...................................   $   (208)    $   368     $    --

  The accompanying notes are an integral part of these consolidated financial statements.

                            BROOKS AUTOMATION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business

   Brooks Automation, Inc. ("Brooks") is an independent supplier of material handling robots, modules, real-time software and controls, fully integrated cluster tool platforms and manufacturing execution systems ("MES") software to semiconductor, flat panel display, and data storage manufacturers worldwide. Founded in 1978, Brooks has distinguished itself as a technology and market leader, particularly in the demanding cluster-tool vacuum-processing environment. In fiscal 1996 Brooks acquired Techware Systems Corporation ("Techware"), which designs and supplies integrated equipment control software for the semiconductor and related industries. In 1998 Brooks acquired FASTech Integration, Inc. ("FASTech"), which designs, develops, markets, and supports an integrated suite of MES workflow software products for the semiconductor, electronics, and general discrete manufacturing industries.

 Summary of the Company's Significant Accounting Policies

 Principles of Consolidation and Basis of Presentation

   The consolidated financial statements include the accounts of Brooks and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated. The acquisitions of Techware and FASTech have been accounted for as poolings of interests, and the accompanying consolidated financial statements have been restated to include the financial position and results of operations of Techware and FASTech for all periods prior to the acquisitions. (See Note 2.)

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

 Revenue Recognition

   Revenue from product sales and software license sales is recorded upon shipment to the customer provided that no significant obligations remain and collection of the related receivable is probable. When insignificant obligations remain after shipment of the product, Brooks accrues the estimated costs of such obligations upon shipment. A provision for product warranty costs is recorded at the time of sale. In the event significant post-shipment obligations or uncertainties remain, revenue is deferred and recognized when such obligations are fulfilled by Brooks or the uncertainties are resolved.

   Revenue from services is recognized as the services are rendered. Revenue from fixed fee application consulting contracts is recognized using the percentage-of-completion method of contract accounting based on the ratio that costs incurred to date bear to estimated total costs at completion. Revisions in revenue and cost estimates are recorded in the periods in which the facts that require such revisions become known. Losses, if any, are provided for in the period in which such losses are first identified by management. For maintenance contracts, service revenue is recognized ratably over the term of the maintenance contract.

 Cash and Cash Equivalents

   Brooks invests its excess cash in repurchase agreements with major banks, U.
S. government securities, and mutual funds that invest in U.S. government securities, which are subject to minimal credit and market

                            BROOKS AUTOMATION, INC.

risk. Brooks considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At September 30, 1998, cash and cash equivalents include $44.3 million and $23.9 million of securities which are classified as available-for-sale and held to maturity, respectively, and for which cost approximates fair value. At September 30, 1997, cash and cash equivalents include $44.1 million and $31.2 million of securities which are classified as available-for-sale and held to maturity, respectively, and for which cost approximates fair value.

 Inventories

   Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out method. Brooks provides inventory reserves for excess, obsolete, or damaged inventory based on changes in customer demand, technology, and other economic factors. While Brooks often uses sole source suppliers for certain key components and common assemblies to achieve quality control and the benefits of economies of scale, Brooks believes that these parts and materials are readily available from several supply sources.

 Fixed Assets

   Fixed assets are recorded at cost and depreciated over their estimated useful lives which range from 3 to 5 years for computer equipment and software, 5 to 7 years for machinery and equipment, and 3 to 10 years for furniture and fixtures using the straight-line method. Equipment held under capital leases is recorded at the lower of the fair market value of the equipment or the present value of the minimum lease payments at the inception of the leases. Leasehold improvements and equipment held under capital leases are amortized over the shorter of their estimated useful lives or the term of the respective leases. Repair and maintenance costs are expensed as incurred.

 Patents

   Brooks capitalizes the direct costs associated with obtaining patents. Capitalized patent costs are amortized using the straight-line method over the shorter of seven years or the estimated economic life of the patents.

 Research and Development and Software Development Costs

   Costs incurred in the research and development of Brooks' products are expensed as incurred, except for certain software development costs. Software development costs are expensed prior to establishing technological feasibility and capitalized thereafter until the related product is available for general release to customers. Capitalized software development costs are amortized to cost of sales on a product-by-product basis over the estimated lives of the related products.

 Stock-Based Compensation

   Brooks' stock compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under this method, compensation expense on stock option grants to employees for a fixed number of shares is recognized only to the extent that the exercise price on the date of grant is less than the current fair market value of Brooks' common stock. Brooks has adopted the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," for fixed stock-based awards to employees. All non-employee stock-based awards are accounted for in accordance with SFAS No. 123.

 Fair Value of Financial Instruments

   The carrying amounts of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and long-term debt approximate fair value.

                            BROOKS AUTOMATION, INC.

 Income Taxes

   Deferred income tax assets and liabilities are recognized for the expected future tax consequences, utilizing current tax rates, of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets are recognized, net of any valuation allowance, for the estimated future tax effects of deductible temporary differences and tax operating loss and credit carryforwards. Deferred income tax expense or benefit represents the change in the net deferred tax asset and liability balances.

 Foreign Currency

   The functional currency of Brooks' international subsidiaries is the local currency. Accordingly, foreign currency financial statements of Brooks' international subsidiaries are translated into U.S. dollars using exchange rates in effect at period-end for assets and liabilities and at average rates during the period for results of operations. The resulting foreign currency translation adjustments are reflected as a separate component of consolidated other stockholders' equity.

 Earnings Per Share

   Earnings per share has been calculated in accordance with SFAS No. 128, "Earnings per Share," which was adopted as required in fiscal 1998. All previously reported earnings per share data presented herein have been restated. Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated based on the weighted average number of common shares and dilutive common equivalent shares assumed outstanding during the period. Shares used to compute diluted earnings per share in loss years exclude common share equivalents, as their inclusion would have an anti-dilutive effect.

 Recently Issued Accounting Standards

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the consolidated financial statements. SFAS No. 131 establishes standards for reporting information on operating segments in interim and annual financial statements. Both statements are effective for Brooks for fiscal 1999. Adoption of these statements will not have any effects on Brooks' results of operations or financial position.

   In October 1997 the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and supersedes SOP 91-1, "Software Revenue Recognition." The Company will adopt SOP 97-2 effective October 1, 1998. Adoption of this statement will not have a material impact on Brooks' results of operations or financial position.

   In June 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999 (fiscal 2000 for Brooks) and requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management of Brooks anticipates that the adoption of SFAS No. 133 will not have a significant effect on Brooks' results of operations or financial position.

                            BROOKS AUTOMATION, INC.

2. ACQUISITIONS

   In September 1998 Brooks acquired FASTech and issued 852,428 shares of common stock in exchange for all of the outstanding common and preferred shares of FASTech. In connection with this acquisition, Brooks incurred $2.4 million of costs, consisting primarily of transaction costs to effect the acquisition and costs to exit duplicate facilities. See Note 14. As a result of conforming dissimilar year-ends, FASTech's results of operations for the year ended December 31, 1997, have been combined with Brooks' results of operations for the year ended September 30, 1997. The results of operations for fiscal 1998 are for the twelve months ended September 30, 1998, for both Brooks and FASTech. FASTech's unaudited results of operations for the three months ended December 31, 1997, (including revenues, operating loss, and net loss of $5.0 million, $1.0 million, and $2.8 million, respectively) are included in the consolidated statement of operations for both the fiscal years ended September 30, 1998 and 1997. Therefore, an amount equal to FASTech's net loss for the three months ended December 31, 1997, was eliminated from consolidated retained earnings for the year ended September 30, 1998.

   Revenue and net income for the previously separate companies are as follows:

                                                   For the     For the Year
                                                 Nine Months       Ended
                                                    Ended      September 30,
                                                  June 30,   ------------------
                                                    1998       1997      1996
                                                 ----------- --------  --------
                                                 (unaudited)
                                                        (In thousands)
      Net revenue:
      Brooks Automation, Inc....................  $ 67,166   $ 86,409  $ 90,432
      FASTech...................................    12,384     22,332    22,298
                                                  --------   --------  --------
                                                  $ 79,550   $108,741  $112,730
                                                  --------   --------  --------
      Net income (loss):
      Brooks Automation, Inc....................  $ (4,782)  $    806  $  8,497
      FASTech...................................    (7,447)    (2,407)       97
                                                  --------   --------  --------
                                                  $(12,229)  $ (1,601) $  8,594
                                                  ========   ========  ========

   In February 1996 Brooks acquired Techware Systems Corporation ("Techware") and issued 462,189 shares of common stock in exchange for all the outstanding shares of Techware. In connection with this acquisition, Brooks incurred expenses of $230,000, consisting primarily of transaction costs to effect the acquisition. As a result of conforming dissimilar year-ends, Techware's results of operations for the year ended December 31, 1995, have been combined with Brooks' results of operations for the year ended September 30, 1995. The results of operations for fiscal 1996 are for the twelve months ended September 30, 1996, for both Brooks and Techware. Techware's unaudited results of operations for the three months ended December 31, 1995, (including revenues and net income of $1.8 million and $0.1 million, respectively) are included in the consolidated statement of operations for both the fiscal years ended September 30, 1996 and 1995. Therefore, an amount equal to Techware's net income for the three months ended December 31, 1995, was eliminated from consolidated retained earnings for the year ended September 30, 1996.

   Both of the above acquisitions were accounted for as poolings of interests, and Brooks' Consolidated Financial Statements have been restated to include the financial position and results of operations of FASTech and Techware for all periods prior to the acquisitions.

                            BROOKS AUTOMATION, INC.

3. INVENTORIES

   Inventories consist of the following (in thousands):

                                                                 September 30,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
      Raw materials and purchased parts........................ $ 8,815 $14,750
      Work-in-process..........................................   7,878   7,745
      Finished goods...........................................   2,896     758
                                                                ------- -------
                                                                $19,589 $23,253
                                                                ======= =======

4. FIXED ASSETS

   Fixed assets consist of the following (in thousands):

                                                                 September 30,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
      Computer equipment and software.......................... $17,215 $14,887
      Machinery and equipment..................................  11,811  11,517
      Furniture and fixtures...................................   5,173   4,195
      Leasehold improvements...................................   5,486   4,941
                                                                ------- -------
                                                                 39,685  35,540
      Less accumulated depreciation and amortization...........  21,079  14,191
                                                                ------- -------
                                                                $18,606 $21,349
                                                                ======= =======

   Included in the above amounts is computer equipment and software and machinery and equipment acquired under capital leases of $2.6 million as of September 30, 1998 and 1997. Accumulated amortization on fixed assets under capital lease was $2.3 million and $1.8 million at September 30, 1998 and 1997, respectively. Amortization expense for fixed assets under capital leases was $0.5 million, $0.6 million, and $0.4 million for the years ended September 30, 1998, 1997, and 1996, respectively.

5. DEBT AND CAPITAL LEASE OBLIGATIONS

   Long-term debt consists of the following (in thousands):

                                                                     September
                                                                        30,
                                                                    -----------
                                                                    1998  1997
                                                                    ---- ------
     FASTech subordinated note payable due June 30, 2004........... $ -- $2,108
     Subordinated note payable, principal payments in monthly
      installments of $5, interest payable monthly at prime plus
      2.75% per annum (11.25% at September 30, 1997)...............   --    182
     Capital lease obligations at rates of 5% to 21% per annum
      secured by certain fixed assets, expiring at various dates
      through November 2000........................................  360    863
                                                                    ---- ------
                                                                     360  3,153
     Less current portion..........................................  230    633
                                                                    ---- ------
                                                                    $130 $2,520
                                                                    ==== ======

   During fiscal 1998, Brooks elected to terminate its primary domestic and international credit facilities. There were no borrowings outstanding under these credit facilities at September 30, 1998.

                            BROOKS AUTOMATION, INC.

   In July 1997 Brooks issued $2.5 million of subordinated notes with attached warrants to certain stockholders that were due June 30, 2004. Brooks was required to make quarterly interest payments on the subordinated notes at the rate of 9% per year. In connection with the issuance of the subordinated notes and warrants, Brooks recorded a discount on the subordinated notes of $420,000 to reflect the value of the warrants, as determined by use of the Black-Scholes option pricing model. The outstanding balance of the note was repaid and the remaining discount of $0.3 million was expensed at the end of the fourth quarter of fiscal 1998 in conjunction with the acquisition of FASTech. (See
Note 2.)

6. INCOME TAXES

   The components of the income tax provision (benefit) are as follows (in thousands):

                                                        Year Ended September
                                                                 30,
                                                        -----------------------
                                                         1998     1997    1996
                                                        -------  ------  ------
      Current:
        Federal........................................ $  (888) $ (987) $3,893
        State..........................................       5      12     625
        Foreign........................................    (212)  1,157     735
                                                        -------  ------  ------
                                                         (1,095)    182   5,253
                                                        -------  ------  ------
      Deferred:
        Federal........................................  (2,704)    644    (197)
        State..........................................    (499)    380    (448)
        Foreign........................................      (2)     61      (9)
                                                        -------  ------  ------
                                                         (3,205)  1,085    (654)
                                                        -------  ------  ------
                                                        $(4,300) $1,267  $4,599
                                                        =======  ======  ======

   The components of income (loss) before income taxes are as follows (in thousands):

                                                      Year Ended September 30,
                                                      --------------------------
                                                        1998     1997     1996
                                                      --------  -------  -------
      Domestic....................................... $(22,297) $(1,925) $11,720
      Foreign........................................     (364)   1,591    1,473
                                                      --------  -------  -------
                                                      $(22,661) $  (334) $13,193
                                                      ========  =======  =======

                            BROOKS AUTOMATION, INC.

   The significant components of the net deferred tax asset are as follows (in thousands):

                                                         Year Ended September
                                                                 30,
                                                         ----------------------
                                                          1998    1997    1996
                                                         ------  ------  ------
Deferred tax assets:
  Reserves not currently deductible..................... $4,670  $2,316  $1,424
  Foreign and state tax credit carryforwards............  4,022   3,150   2,344
  Net operating loss carryforwards......................  3,393     232     130
  Other.................................................    444      --      61
                                                         ------  ------  ------
    Gross deferred tax assets........................... 12,529   5,698   3,959
                                                         ------  ------  ------
Deferred tax liabilities:
  Depreciation and amortization.........................   (881) (1,059)   (676)
  Other.................................................    (34)   (183)    (60)
                                                         ------  ------  ------
    Gross deferred tax liabilities......................   (915) (1,242)   (736)
Deferred tax asset valuation allowance.................. (5,929) (3,651) (1,334)
                                                         ------  ------  ------
                                                         $5,685  $  805  $1,889
                                                         ======  ======  ======

   The differences between the income tax provision (benefit) and income taxes computed using the applicable U.S. statutory federal tax rate are as follows (in thousands):

                                                      Year Ended September
                                                               30,
                                                      -----------------------
                                                       1998     1997    1996
                                                      -------  ------  ------
Taxes computed at federal statutory rate............. $(7,931) $ (110) $4,615
State income taxes, net of federal benefit...........    (494)   (277)    249
Research and development tax credits.................    (840)   (870)   (697)
Foreign sales corporation tax benefit................      --    (381)   (325)
Foreign income taxed at different rates..............     266     407     161
Nondeductible transaction expenses...................     195      --     110
Change in deferred tax asset valuation allowance.....   2,278   2,317     313
Permanent differences................................      90      50      31
Elimination of FASTech provision for the 3 months
 ended December 31, 1997.............................   1,334      --      --
Other................................................     802     131     142
                                                      -------  ------  ------
                                                      $(4,300) $1,267  $4,599
                                                      =======  ======  ======

   Brooks does not provide for U.S. income taxes applicable to undistributed earnings of its foreign subsidiaries since these earnings are indefinitely reinvested. A valuation allowance has been established for certain of the future domestic income tax benefits primarily related to income tax loss carryforwards and temporary differences based on management's assessment that it is more likely than not that such benefits will not be realized. Brooks' valuation allowance increased to $5.9 million at September 30, 1998.

   As of September 30, 1998, Brooks had federal and state net operating losses of approximately $17.2 million and federal and state research and development tax credit carryforwards of approximately $4.4 million available to reduce future tax liabilities, which expire at various dates through 2018. The ultimate realization of the remaining loss carryforwards is dependent upon the generation of sufficient taxable income in respective jurisdictions.

                            BROOKS AUTOMATION, INC.

7. REDEEMABLE CONVERTIBLE PREFERRED STOCK

   The redeemable convertible preferred stock was converted into Brooks' common stock on September 30, 1998, in conjunction with the acquisition of FASTech by Brooks (see Note 2). As of September 30, 1997 and 1996, redeemable convertible preferred stock, $.01 par value, recorded at issuance price plus accumulated accretion and net of issuance costs, consisted of the following (in thousands):

                                                                1997    1996
                                                               ------- -------
Series D, 942,909 shares authorized, issued and outstanding... $ 4,733 $ 4,462
Series C, 600,000 shares authorized, issued and outstanding...   1,951   1,853
Series B, 480,572 shares authorized, issued and outstanding...   1,431   1,362
Series A, 923,507 shares authorized and issued, 731,156
 outstanding..................................................   2,251   2,404
                                                               ------- -------
                                                               $10,366 $10,081
                                                               ======= =======

   Redeemable convertible preferred stockholders were entitled to the number of votes equal to the number of shares of common stock that each share of redeemable preferred stock was convertible. The redeemable preferred stock was convertible into common stock at the option of the stockholder based upon a conversion rate as defined by the related agreement. In the event of a public offering of Brooks' common stock resulting in gross proceeds of at least $10 million, the redeemable preferred stock would have converted into common stock upon the effective date of the registration statement. Dividends were cumulative and accrued at the rate of $0.28, $0.16, $0.14, and $0.128 per share on the Series D, Series C, Series B, and Series A redeemable convertible preferred stock, respectively. On the earlier of June 30, 2004, or the repayment of the subordinated note described in Note 5, Brooks would have been required to redeem the redeemable convertible preferred stock.

8. NONREDEEMABLE PREFERRED STOCK, COMMON STOCK, AND OTHER STOCKHOLDERS EQUITY

 Preferred Stock

   As of September 30, 1998 and 1997, there were 1 million shares of preferred stock, $0.01 par value per share authorized; but none were issued or outstanding. Preferred stock may be issued at the discretion of the Board of Directors without stockholder approval with such designations, rights, and preferences as the Board of Directors may determine.

 Series E Convertible Preferred Stock

   The Series E convertible preferred stock was converted into Brooks' common stock on September 30, 1998, in conjunction with the FASTech acquisition by Brooks (see Note 2). Series E convertible preferred stockholders were entitled to the number of votes equal to the number of shares of common stock into which each share of Series E preferred stock was convertible. The Series E preferred stock was convertible into common stock at the option of the stockholder based upon a conversion rate as defined by the related agreement. In the event of a public offering of Brooks' common stock resulting in gross proceeds of at least $10 million, the Series E preferred stock would have converted into common stock upon the effective date of the registration statement. In the event of liquidation of Brooks, holders of Series E convertible preferred stock were entitled to receive, in preference to any distribution to the common stockholders, $3.50 per share, subject to anti-dilution adjustments, plus any accrued but unpaid dividends.

                            BROOKS AUTOMATION, INC.

9. EARNINGS PER SHARE

   The following table is a summary of net income (loss) used in calculation of basic and diluted earnings per share (in thousands):

                                                         For the Year Ended
                                                            September 30,
                                                       -------------------------
                                                         1998     1997     1996
                                                       --------  -------  ------
Net income (loss) attributable to common stockholders
 used in calculating basic earnings per share........  $(18,882) $(2,122) $8,073
Dividends on preferred stock.........................        --       --     521
                                                       --------  -------  ------
Net income (loss) used in calculation of diluted
 earnings per share..................................  $(18,882) $(2,122) $8,594
                                                       ========  =======  ======

   The following table is a summary of shares used in calculating basic and diluted earnings per share (in thousands):

                                                             For the Year Ended
                                                               September 30,
                                                             ------------------
                                                              1998  1997  1996
                                                             ------ ----- -----
Weighted average number of shares outstanding used in
 computing basic earnings
 per share.................................................. 10,269 7,818 7,628
Dilutive securities:
  Common stock options......................................     --    --   776
  Redeemable convertible preferred stock....................     --    --   686
  Convertible preferred stock...............................     --    --    18
                                                             ------ ----- -----
  Shares used in computing diluted earnings per share....... 10,269 7,818 9,108
                                                             ====== ===== =====

10. STOCK PLANS

 1995 Employee Stock Purchase Plan

   On February 22, 1996, the stockholders approved the 1995 Employee Stock Purchase Plan (the "1995 Plan") which enables eligible employees to purchase shares of Brooks' common stock. Under the 1995 Plan, eligible employees may purchase up to an aggregate of 150,000 shares during six-month offering periods commencing on January 1 and July 1 of each year at a price per share of 85% of the lower of the market price per share on the first or last day of each six-month offering period. Participating employees may elect to have up to 10% of base pay withheld and applied toward the purchase of such shares. The rights of participating employees under the 1995 Plan terminate upon voluntary withdrawal from the plan at any time or upon termination of employment. As of September 30, 1998, Brooks has reserved 40,279 shares of common stock for issuance under the 1995 Plan.

 1992 Combination Stock Option Plan

   The 1992 Combination Stock Option Plan (the "1992 Plan") allows for the grant of non-qualified and incentive stock options for the purchase of up to 1,550,000 shares of Brooks' common stock, net of cancellations, by employees, directors or consultants who provide services to Brooks. The Board of Directors of Brooks is responsible for administration of the 1992 Plan. Stock options granted under the plan have generally been granted at exercise prices, as determined by the Board of Directors, of not less than the fair value per common share on the date of the grant. Both non-qualified and incentive stock options are exercisable

                            BROOKS AUTOMATION, INC.

at various dates as determined by the Board of Directors. Incentive stock options are exercisable either within 10 years of the date of grant or within 5 years of the date of grant for employees holding greater than 10% of Brooks' voting stock.

 1993 Non-Employee Director Stock Option Plan

   The 1993 Non-Employee Director Stock Option Plan (the "Director Plan") allows for the issuance of stock options to directors who provide services to Brooks. In fiscal 1997, Brooks' stockholders approved an increase in the number of shares issuable under the Director Plan from 90,000 to 190,000 shares. The price of the stock options is determined by the Board of Directors and are priced at not less than the fair market value on the date of grant. Options vest over a five year period.

   On July 25, 1996, the Board of Directors determined that certain stock options issued to employees of Brooks had an exercise price significantly higher than the fair market value of Brooks' common stock. In light of the Board's conclusions that such options were not providing the desired incentive, the Board provided employees with the opportunity to exchange options previously granted to them under the 1992 Plan for new options (the "Replacement Options") to purchase the same number of shares of common stock at an exercise price of $11.00 per share, the then fair market value of Brooks' common stock. Employees were given the choice of retaining their existing options, with the original vesting schedule, or accepting the Replacement Options, with a vesting schedule commencing on July 25, 1996. Brooks canceled and replaced options to purchase 344,600 shares of common stock with an average exercise price of $14.36 per share.

 Stock Options of Acquired Company

   In connection with the FASTech acquisition, Brooks assumed 80,351 options in September 1998. These assumed options were granted at prices equal to the fair value at the date of grant, become exercisable in installments (generally ratably over five years), and expire ten years from the date of grant. Brooks does not intend to issue any additional options under the FASTech stock option plans.

   Aggregate stock option activity for all plans for the two years ended September 30, 1998 and 1997, is as follows:

                          September 30, 1998  September 30 ,1997  September 30, 1996
                          ------------------- ------------------- -------------------
                                     Weighted            Weighted            Weighted
                                     Average             Average             Average
                                     Exercise            Exercise            Exercise
                           Options    Price    Options    Price    Options    Price
                          ---------  -------- ---------  -------- ---------  --------
Outstanding at beginning
 of year................  1,265,196   $ 8.09  1,318,834   $ 6.25  1,108,321   $ 3.37
  Granted...............    159,121    17.04    151,113    19.73    766,510    15.42
  Canceled..............   (302,271)   13.29    (49,449)   12.69   (430,609)   17.19
  Exercised.............    (69,511)    2.83   (155,302)    2.00   (125,388)    1.69
                          ---------   ------  ---------   ------  ---------   ------
Outstanding at end of
 year...................  1,052,535   $ 8.30  1,265,196   $ 8.09  1,318,834   $ 6.25
                          ---------   ------  ---------   ------  ---------   ------
Options exercisable at
 end of year............    551,162   $ 4.67    337,893   $ 3.24    248,827   $ 2.37
Weighted-average fair
 value of options
 granted................              $ 9.74              $12.71              $ 9.26
Options available for
 future grant...........    971,525
                          =========

   The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for grants made during fiscal 1998, fiscal 1997, and fiscal 1996: No dividend yield, risk free interest rates of 5.5% to 6.3%, expected option term of four years, expected

                            BROOKS AUTOMATION, INC.

forfeiture rate of 2.5%, and a volatility factor of 100%. The following table summarizes information about stock options outstanding at September 30, 1998:

                Outstanding  Weighted-Average Weighted-             Weighted-
Average Range      as of        Remaining      Average               Average
 of Exercise   September 30, Contractual Life Exercise    Number    Exercise
    Price          1998         (In Years)      Price   Exercisable   Price
-------------  ------------- ---------------- --------- ----------- ---------
$ 0.83-$ 1.67       38,584         4.3          $1.02      32,834     $0.94
$ 2.21-$ 2.43      475,500         3.5           2.31     392,250      2.31
$ 4.71-$10.50       59,256         5.6           7.14      25,113      4.80
$11.00             268,400         7.8          11.00      72,350     11.00
$11.50-$14.75      137,400         8.4          12.80       9,450     12.29
$15.62-$23.54       37,101         7.3          20.42      10,859     19.73
$47.07              36,294         5.6          47.07       8,306     47.07
                 ---------         ---          -----     -------     -----
                 1,052,535         5.6          $8.30     551,162     $4.67
                 =========         ===          =====     =======     =====

   Had compensation expense for Brooks' option grants to employees been determined based on the fair value at the date of grant and for shares of common stock purchased pursuant to the Employee Stock Purchase Plan, consistent with the methods prescribed by SFAS No. 123, the pro forma effect on Brooks' net income would have been as follows:

                                                       For the year ended
                                                          September 30,
                                                     -------------------------
                                                       1998     1997     1996
                                                     --------  -------  ------
                                                         (In thousands,
                                                     except per share data)
Pro forma net income (loss) attributable to Common
 Stockholders....................................... $(20,721) $(3,061) $7,474
Pro forma basic earnings per share.................. $  (2.02) $ (0.39) $ 0.98
Pro forma diluted earnings per share................ $  (2.02) $ (0.39) $ 0.82

   Because most options vest over several years and additional option grants are expected to be made subsequent to September 30, 1998, the results of applying the fair value method may have a materially different effect on proforma net income in future years.

 Rights Distribution

   In July 1997, the Board of Directors declared a dividend of one preferred share purchase right (a "right") for each share of common stock outstanding on August 12, 1997. Each right entitles the registered holder to purchase from Brooks, upon certain triggering events, one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Shares"), of Brooks, at a purchase price of $135 per one one-thousandth of a Series A Preferred Share, subject to adjustment. Redemption of the rights could generally discourage a merger or tender offer involving the securities of Brooks that is not approved by Brooks' Board of Directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on stockholders who might want to vote in favor of such merger or participate in such tender offer. The rights will expire on the earlier of (i) July 31, 2007, or (ii) the date on which the rights are redeemed. The terms of the rights may generally be amended by the Board of Directors without the consent of the holders of the rights.

                            BROOKS AUTOMATION, INC.

11. BENEFIT PLAN

   Brooks sponsors defined contribution plans that meets the requirements of
Section 401(k) of the Internal Revenue Code. All domestic employees of Brooks who meet minimum age and service requirements are eligible to participate in the plan. The plan allows employees to invest on a pre-tax basis a percentage of their annual salary subject to statutory limitations. Brooks' contribution expense was $0.2 million, $0.2 million, and $0.1 million in fiscal 1998, fiscal 1997, and fiscal 1996, respectively.

12. GEOGRAPHIC, SIGNIFICANT CUSTOMERS, AND RELATED PARTY INFORMATION

   Net revenues by geographic area are as follows (in thousands):

                                          For the year ended September 30,
                                        ---------------------------------------
                                           1998          1997          1996
                                        -----------  ------------  ------------
      North America.................... $58,613  59% $ 67,484  62% $ 84,536  75%
      Asia.............................  31,679  32%   33,304  31%   19,315  17%
      Europe...........................   9,570   9%    7,953   7%    8,879   8%
                                        ------- ---  -------- ---  -------- ---
                                        $99,862 100% $108,741 100% $112,730 100%
                                        ======= ===  ======== ===  ======== ===

   One of Brooks' Directors is an executive with one of Brooks' customers. Net revenue recognized from this customer was $15.9 million, $18.2 million, and $19.1 million in fiscal 1998, 1997, and 1996, respectively. Amounts due from this customer included in accounts receivable at September 30, 1998 and 1997, were $2.4 million and $5.3 million, respectively. Related party amounts included in accounts receivable are on standard terms and manner of settlement.

   Brooks did not have any other single customer that accounted for more than 10% of Brooks' net revenues in fiscal 1998, fiscal 1997, and fiscal 1996. A financial instrument which potentially exposes Brooks to concentration of credit risk is accounts receivable, as Brooks' customers are concentrated in the semiconductor industry and relatively few customers account for a significant portion of Brooks' revenues. At September 30, 1998 and 1997, three customers accounted for approximately 34% and 39%, respectively, of accounts receivable. Brooks regularly monitors the creditworthiness of its customers and believes that it has adequately provided for exposure to potential credit losses.

                            BROOKS AUTOMATION, INC.

13. COMMITMENTS AND CONTINGENCY

 Lease Commitments

   Brooks leases manufacturing and office facilities and certain equipment under operating and capital leases (Notes 4 and 5) that expire through 2003. Rent expense under operating leases for fiscal 1998, fiscal 1997, and fiscal 1996 was $4.6 million, $3.2 million, and $2.5 million, respectively. Future minimum lease payments under operating and capital leases with initial or remaining noncancelable terms of one or more years are as follows as of September 30, 1998 (in thousands):

                                                               Capital Operating
                                Year                           Leases   Leases
                                ----                           ------- ---------
      1999....................................................  $263    $1,850
      2000....................................................   113     1,822
      2001....................................................     8     1,498
      2002....................................................    --     1,636
      2003....................................................    --        12
      Thereafter..............................................    --        --
                                                                ----    ------
      Total minimum lease payments............................  $384    $6,818
                                                                ----    ------
      Less amount representing interest.......................    24
                                                                ----
      Net present value of minimum lease payments.............  $360
                                                                ----

 Contingency

   There has been substantial litigation regarding patent and other intellectual property rights in the semiconductor and related industries. Brooks has received notice from a third-party alleging infringements of such party's patent rights by certain of Brooks' products. Brooks' patent counsel is investigating the claim and Brooks believes the patents claimed may be invalid. In the event of litigation with respect to this claim, Brooks is prepared to vigorously defend its position. However, because patent litigation can be extremely expensive and time consuming, Brooks may seek to obtain a license to one or more of the disputed patents. Based upon currently available information, Brooks would only do so if such license fees would not be material to Brooks' consolidated financial statements. Currently, Brooks does not believe that it is probable that future events related to this threatened matter will have an adverse effect on Brooks' business.

14. RESTRUCTURING COSTS

   During fiscal year 1998, Brooks approved and implemented a restructuring program designed to align Brooks' cost structure with lower revenue levels indicative of the recent decline in demand for semiconductor equipment. These actions involved approximately 120 employees, all of whom were terminated prior to September 30, 1998. Accordingly, during fiscal 1998, Brooks recorded a charge of $1.3 million related to the restructuring program, primarily for employee severance costs. No significant amount remained accrued at September 30, 1998.

   In addition, Brooks recorded charges of $1.4 million in connection with its acquisition of FASTech (see Note 2), reflecting estimated costs to exit duplicate facilities. This amount is primarily comprised of estimated lease costs on FASTech's former headquarters facility and was included in accrued expenses at September 30, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Brooks Automation, Inc.

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in nonredeemable preferred stock, common stock and other stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Brooks Automation, Inc. and its subsidiaries at September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Brooks' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
-------------------------------------
PricewaterhouseCoopers LLP

Boston, Massachusetts
November 19, 1998

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Stockholders and Board of Directors of Brooks Automation, Inc.

   Our audits of the consolidated financial statements referred to in our report dated November 19, 1998 appearing in this Registration Statement on Form S-4 also included an audit of the Financial Statement Schedule appearing on Page F-22 of this Form S-4. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
-------------------------------------
PricewaterhouseCoopers LLP

Boston, Massachusetts
November 19, 1998

                            BROOKS AUTOMATION, INC.

          SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                         Additions
                                                     -----------------
                                                     Charged
                                            Balance     to    Charged
                                              at      costs      to    Deductions Balance
                                           beginning   and     other      and     at end
Description                 Year ended      of year  expenses accounts write-offs of year
-----------             ------------------ --------- -------- -------- ---------- -------
                                                 (In thousands)
Allowance for doubtful
 accounts:
                        September 30, 1998   $ 776    $1,295    $--      $(173)   $1,898
                        September 30, 1997     840       322     --       (386)      776
                        September 30, 1996     563       516     --       (239)      840
Deferred tax asset
 valuation allowance:
                        September 30, 1998   3,651     2,278     --        --      5,929
                        September 30, 1997   1,334     2,317     --        --      3,651
                        September 30, 1996   1,021       313     --        --      1,334

                            BROOKS AUTOMATION, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                      March 31,   September 30,
                                                         1999         1998
                                                      ----------  -------------
                                                      (unaudited)
                                                           (In thousands,
                                                         except share data)
                       ASSETS
Current assets:
  Cash and cash equivalents..........................  $ 69,277     $ 68,161
  Accounts receivable, net of allowances for doubtful
   accounts of $1,981 and $1,898, respectively, and
   including related party receivables of $2,940 and
   $2,365, respectively..............................    23,123       20,701
  Inventories........................................    16,839       19,589
  Prepaid expenses and other current assets..........     9,075        9,641
                                                       --------     --------
    Total current assets.............................   118,314      118,092
Fixed assets, net....................................    17,488       18,606
Other assets.........................................     4,370        4,254
                                                       --------     --------
    Total assets.....................................  $140,172     $140,952
                                                       ========     ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................  $  5,473     $  5,505
  Accrued expenses and other current liabilities.....    12,099       12,666
                                                       --------     --------
    Total current liabilities........................    17,572       18,171
Other long-term liabilities..........................       759        1,018
                                                       --------     --------
    Total liabilities................................    18,331       19,189
                                                       --------     --------
Stockholders' equity:
  Preferred stock, $0.01 par value; 1,000,000 shares
   authorized; none issued and outstanding...........        --           --
  Common stock, $0.01 par value; 21,500,000 shares
   authorized; 11,057,058 and 11,007,281 shares
   issued and outstanding, respectively..............       111          110
  Additional paid-in capital.........................   129,237      128,839
  Cumulative translation adjustment..................      (431)        (536)
  Deferred compensation..............................      (104)        (119)
  Accumulated deficit................................    (6,972)      (6,531)
                                                       --------     --------
    Total stockholders' equity.......................   121,841      121,763
                                                       --------     --------
    Total liabilities and stockholders' equity.......  $140,172     $140,952
                                                       ========     ========

   The accompanying notes are an integral part of these condensed consolidated financial statements.

                            BROOKS AUTOMATION, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (unaudited)

                                          Six months ended    Three months
                                             March 31,       ended March 31,
                                          -----------------  ----------------
                                           1999      1998     1999     1998
                                          -------  --------  -------  -------
                                            (In thousands, except share
                                                   related data)
Revenues:
  Product................................ $33,635  $ 43,779  $18,480  $18,746
  Services...............................   9,450     9,944    4,796    5,329
                                          -------  --------  -------  -------
    Total revenues.......................  43,085    53,723   23,276   24,075
                                          -------  --------  -------  -------
Cost of revenues:
  Product................................  18,024    30,714    9,456   16,235
  Services...............................   5,953     7,635    3,453    4,105
                                          -------  --------  -------  -------
    Total cost of revenues...............  23,977    38,349   12,909   20,340
                                          -------  --------  -------  -------
Gross profit.............................  19,108    15,374   10,367    3,735
                                          -------  --------  -------  -------
Operating expenses:
  Research and development...............   8,797    12,944    4,705    6,200
  Selling, general and administrative....  11,920    14,501    6,193    7,426
                                          -------  --------  -------  -------
    Total operating expenses.............  20,717    27,445   10,898   13,626
                                          -------  --------  -------  -------
Loss from operations.....................  (1,609)  (12,071)    (531)  (9,891)
Interest income, net.....................   1,473     1,508      749      818
                                          -------  --------  -------  -------
Income (loss) before income taxes........    (136)  (10,563)     218   (9,073)
Income tax provision (benefit)...........     305    (1,287)      83   (2,651)
                                          -------  --------  -------  -------
Net income (loss)........................    (441)   (9,276)     135   (6,422)
Dividends on preferred stock.............      --       261       --      130
                                          -------  --------  -------  -------
Net income (loss) attributable to common
 stockholders............................ $  (441) $ (9,537) $   135  $(6,552)
                                          =======  ========  =======  =======
Earnings (loss) per share:
  Basic.................................. $ (0.04) $  (0.93) $  0.01  $ (0.64)
  Diluted................................ $ (0.04) $  (0.93) $  0.01  $ (0.64)

Shares used in computing earnings (loss)
 per share:
  Basic..................................  11,028    10,235   11,045   10,275
  Diluted................................  11,028    10,235   11,793   10,275

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            BROOKS AUTOMATION, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (unaudited)

                                                           Six months ended
                                                               March 31,
                                                             1999      1998
                                                           --------  --------
                                                            (In thousands)
Cash flows from operating activities
Net loss.................................................. $   (441) $ (9,276)
 Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization...........................    3,369     3,802
  Compensation expense related to common stock options....       15        73
  Deferred income taxes...................................     (277)   (1,370)
  Changes in operating assets and liabilities:
   Accounts receivable....................................   (2,402)    9,281
   Inventories............................................    2,765    (3,602)
   Prepaid expenses and other current assets..............      566      (619)
   Accounts payable.......................................      (38)      709
   Accrued expenses and other current liabilities.........     (477)     (700)
                                                           --------  --------
    Net cash provided by (used in) operating activities...    3,080    (1,702)
                                                           --------  --------

Cash flows from investing activities
Purchases of fixed assets, net............................   (2,085)   (3,631)
Increase in other assets..................................     (194)     (373)
                                                           --------  --------
    Net cash used in investing activities.................   (2,279)   (4,004)
                                                           --------  --------

Cash flows from financing activities
Payments on capital leases................................     (200)     (417)
Proceeds from sale and leaseback of equipment.............       --       151
Proceeds from issuance of common stock....................      399       388
                                                           --------  --------
Net cash provided by financing activities.................      199       122
                                                           --------  --------

Elimination of net cash activities of FASTech for the
 three months ended December 31, 1997.....................       --    (1,761)
                                                           --------  --------

Effects of exchange rate changes on cash and cash
 equivalents..............................................      116        93
                                                           --------  --------

Net increase (decrease) in cash and cash equivalents......    1,116    (7,252)

Cash and cash equivalents, beginning of period............   68,161    75,253
                                                           --------  --------
Cash and cash equivalents, end of period.................. $ 69,277  $ 68,001
                                                           ========  ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            BROOKS AUTOMATION, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (unaudited)

1. BASIS OF PRESENTATION

   The accompanying unaudited condensed consolidated financial statements of Brooks Automation, Inc. and its subsidiaries have been prepared in accordance with generally accepted accounting principles and the instructions to Article 10 of Securities and Exchange Commission Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. The financial statements for the six and three months ended March 31, 1998, have been restated to reflect the fiscal 1998 acquisition of FASTech Integration, Inc., which was accounted for under the pooling of interests method. Certain prior year balances have been reclassified to conform to the current year presentation. For further information, refer to the audited consolidated financial statements of Brooks that are included in Brooks' Annual Report on Form 10-K for the year ended September 30, 1998.

   The results of operations for the six months and three months ended March 31, 1999, are not necessarily indicative of the results that may be expected for other quarters or the entire fiscal year.

2. INVENTORIES

   Inventories consist of the following (in thousands):

                                                         March 31, September 30,
                                                           1999        1998
                                                         --------- -------------
      Raw materials and purchased parts.................  $ 5,377     $ 8,815
      Work-in-process...................................    8,666       7,878
      Finished goods....................................    2,796       2,896
                                                          -------     -------
                                                          $16,839     $19,589
                                                          =======     =======

3. EARNINGS (LOSS) PER SHARE

   The following is a summary of the shares used in computing basic and diluted earnings (loss) per share (in thousands):

                                                    Six months   Three months
                                                    ended March   ended March
                                                        31,           31,
                                                   ------------- -------------
                                                    1999   1998   1999   1998
                                                   ------ ------ ------ ------
Weighted average shares outstanding used in
 computing basic earnings (loss) per share........ 11,028 10,235 11,045 10,275
Dilutive securities...............................     --     --    748     --
                                                   ------ ------ ------ ------
Shares used in computing diluted earnings (loss)
 per share........................................ 11,028 10,235 11,793 10,275
                                                   ====== ====== ====== ======

                            BROOKS AUTOMATION, INC.

                                  (unaudited)


4. COMPREHENSIVE INCOME (LOSS)

   Brooks adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" in the first quarter of fiscal 1999. SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components. The adoption of SFAS No. 130 had no impact on Brooks' net income (loss) or stockholders' equity. Total comprehensive income (loss), which was comprised of net income (loss) and foreign currency translation adjustments, was as follows (in thousands):

                                                   Six months     Three months
                                                   ended March    ended March
                                                       31,            31,
                                                  --------------  ------------
                                                  1999    1998    1999  1998
                                                  -----  -------  ---- -------
      Net income (loss).......................... $(441) $(9,276) $135 $(6,422)
      Foreign currency translation adjustments...   105     (211)   30     504
                                                  -----  -------  ---- -------
      Total comprehensive income (loss).......... $(336) $(9,487) $165 $(5,918)
                                                  =====  =======  ==== =======

5. RECENT ACCOUNTING PRONOUNCEMENTS

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information on operating segments in interim and annual financial statements. The statement is effective for Brooks for fiscal 1999, however, there are no interim disclosure requirements in the year of adoption. Adoption of this statement will not have an impact on Brooks' results of operations or financial position.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In July 1999, the FASB issued SFAS No. 137, which delayed the effective date of SFAS 133 to fiscal years beginning after June 15, 2000 (fiscal 2001 for Brooks) and requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management anticipates that the adoption of SFAS No. 133 will not have a material impact on Brooks' results of operations or financial position.

6. SIGNIFICANT CUSTOMERS AND RELATED PARTY INFORMATION

   For the six months ended March 31, 1999 and 1998, Brooks had revenues from a related party representing 10% and 19% of revenues, respectively. For the three months ended March 31, 1999 and 1998, Brooks had revenues from a related party representing 15% and 29% of revenues, respectively. At March 31, 1999 and September 30, 1998, accounts receivable from a related party accounted for 13% and 11% of total accounts receivable, respectively.

   For the six months ended March 31, 1999 and 1998, Brooks had revenues from a customer (not the same customer in each period and not a related party) representing 13% and 10% of revenues, respectively. For the three months ended March 31, 1999, Brooks had revenues from a customer (not a related party) representing 10% of revenues. For the three months ended March 31, 1998, Brooks had revenues from two customers (not related parties) which each represented 12% of revenues. At March 31, 1999, there were no non-related parties representing more than 10% of accounts receivable. At September 30, 1998, accounts receivable from one customer (not a related party) represented 14% of total accounts receivable.

                            BROOKS AUTOMATION, INC.

                                  (unaudited)


7. CONTINGENCY

   There has been substantial litigation regarding patent and other intellectual property rights in the semiconductor and related industries. Brooks has received notice from a third party alleging infringements of such party's patent rights by certain of Brooks' products. Brooks believes the patents claimed may be invalid. In the event of litigation with respect to this claim, Brooks is prepared to vigorously defend its position. However, because patent litigation can be extremely expensive and time consuming, Brooks may seek to obtain a license to one or more of the disputed patents. There can be no assurance, however, that a license will be available on reasonable terms or at all. Brooks could decide, in the alternative to resort to litigation to challenge such claims or to design around the patented technology. Currently, Brooks does not believe that it is probable that future events related to this threatened matter will have a material adverse effect on Brooks' business.

8. SUBSEQUENT EVENTS

   In April 1999 Brooks acquired the assets of Hanyon Technology, Inc. for $6.6 million in cash. Hanyon is based in Korea and provides manufacturing execution systems and automation software and systems integration services to the semiconductor and liquid crystal display industries in Korea and Taiwan. The Hanyon acquisition was accounted for as a purchase of assets.

   In June 1999 Brooks formed a joint venture in Korea with Samsung Electronics. Brooks' initial cash investment in this joint venture was $3.5 million. This joint venture is 70% owned by Brooks and 30% owned by Samsung, and has been organized to design, develop, and manufacture atmospheric flat panel display loaders along with other products.

   In June 1999 Brooks acquired the assets of Domain Manufacturing Corporation for $3.8 million in cash. Domain provides process development, process control, and data analysis solutions. The Domain acquisition was accounted for as a purchase of assets.

   In July 1999 Brooks signed a letter of intent to acquire substantially all of the assets and assume certain liabilities of the Infab division of Jenoptik AG in exchange for 1,086,630 shares of Brooks common stock. The Infab division is a worldwide supplier of advanced factory automation systems headquartered in Germany. As part of the proposed transaction, Jenoptic would be entitled to representation on the Brooks Board of Directors and Jenoptik would agree to various restrictions on its acquisition or disposition of Brooks common stock. The proposed acquisition is subject to the completion by Brooks of substantial due diligence on the Infab division, the negotiation and resolution of significant unresolved business and legal issues, and the negotiation and completion of a mutually satisfactory acquisition agreement among the parties. Brooks cannot guarantee that this transaction will be completed on acceptable terms, or be completed at all. The proposed acquisition, if completed, would be accounted for as a purchase of assets.

   In July 1999 Brooks entered into an agreement and plan of merger with Smart Machines Inc. subject to Smart Machines shareholders' approval. Smart Machines is located in San Jose, California, and manufacturers direct drive Selectively Compliant Assembly Robot Arm, or SCARA, atmospheric and vacuum robots. This merger is expected to be accounted for as a pooling of interests.

                              SMART MACHINES INC.
                      (a company in the development stage)

                                 BALANCE SHEETS

                                                           December 31,
                                                     -------------------------
                                                         1998         1997
                                                     ------------  -----------
                                   ASSETS
Current assets:
  Cash and cash equivalents......................... $  1,318,073  $ 2,079,742
  Accounts receivable, net..........................      154,943       23,842
  Inventories.......................................      581,377      893,392
  Prepaid expenses and other current assets.........       95,585      172,669
  Receivable from related party.....................           --       70,368
                                                     ------------  -----------
    Total current assets............................    2,149,978    3,240,013

Fixed assets, net...................................      342,619      567,806
Other assets........................................       14,662       16,260
                                                     ------------  -----------
    Total assets.................................... $  2,507,259  $ 3,824,079
                                                     ============  ===========
              LIABILITIES, AND REDEEMABLE CONVERTIBLE PREFERRED
           STOCK, AND NONREDEEMABLE PREFERRED STOCK, COMMON STOCK,
                   AND OTHER SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable--current portion.................... $    265,468  $    61,298
  Capital lease obligations--current portion........        9,299      108,908
  Accounts payable..................................      174,163      278,399
  Accrued interest payable..........................       97,223          341
  Accrued compensation and benefits.................       68,257       54,890
  Allowance for warranty............................       19,098       33,214
  Accrued expenses and other current liabilities....       88,588       71,453
                                                     ------------  -----------
    Total current liabilities.......................      722,096      608,503
Notes payable--less current portion.................      713,913       91,947
Convertible notes...................................    2,500,008           --
Capital lease obligations--less current portion.....           --       12,095
                                                     ------------  -----------
    Total liabilities...............................    3,936,017      712,545
                                                     ------------  -----------
Commitments (Note 8)
Redeemable convertible preferred stock: no par
 value; authorized 3,249,511 shares; issued and
 outstanding 1,166,581 shares at December 31, 1998
 and 1997...........................................    3,561,828    2,662,801
                                                     ------------  -----------
Nonredeemable convertible preferred stock, common
 stock, and other shareholders' equity (deficit):
  Convertible preferred stock: no par value;
   authorized: 12,750,489 shares; issued and
   outstanding; 3,331,478 shares at December 31,
   1998 and 1997 (Liquidation value; $6,481,482)....    6,467,306    6,467,306
  Common stock; no par value: authorized; 33,000,000
   shares; issued and outstanding; 4,554,712 shares
   at December 31, 1998, and 4,486,151 shares at
   December 31, 1997................................      746,649      688,639
  Preferred stock warrant value.....................    1,838,256    1,838,256
  Deficit accumulated during the development stage..  (14,042,797)  (8,545,468)
                                                     ------------  -----------
    Total nonredeemable convertible preferred stock,
     common stock, and other shareholders' equity
     (deficit)......................................   (4,990,586)     448,733
                                                     ------------  -----------
    Total liabilities, and redeemable convertible
     preferred stock, and nonredeemable convertible
     preferred stock, common stock, and other
     shareholders' equity (deficit)................. $  2,507,259  $ 3,824,079
                                                     ============  ===========

    The accompanying notes are an integral part of these financial statements.

                              SMART MACHINES INC.
                      (a company in the development stage)

                            STATEMENTS OF OPERATIONS

                                                                  Cumulative
                                                                 Period from
                                                                  October 1,
                                                                  1994 (date
                                                                      of
                               Years Ended December 31,           inception)
                          -------------------------------------  to December
                             1998         1997         1996        31, 1998
                          -----------  -----------  -----------  ------------
Net sales................ $   382,374  $   686,564  $        --  $  1,068,938
Cost of sales............   1,171,460    1,549,441           --     2,720,901
                          -----------  -----------  -----------  ------------
 Gross profit............    (789,086)    (862,877)          --    (1,651,963)
                          -----------  -----------  -----------  ------------
Research and
 development.............   2,715,223    1,615,835    1,979,343     7,669,475
Selling, general and
 administrative..........   1,029,413      953,721      851,706     3,411,330
                          -----------  -----------  -----------  ------------
 Loss from operations....  (4,533,722)  (3,432,433)  (2,831,049)  (12,732,768)
Interest income..........      65,764       94,677       49,397       257,228
Interest expense.........     130,344       30,157       19,292       181,852
Other expense............          --           --        2,400         2,400
                          -----------  -----------  -----------  ------------
Net loss.................  (4,598,302)  (3,367,913)  (2,803,344)  (12,659,792)
Dividends on preferred
 stock...................     899,027      483,978           --     1,383,005
                          -----------  -----------  -----------  ------------
Net loss attributable to
 common shareholders..... $(5,497,329) $(3,851,891) $(2,803,344) $(14,042,797)
                          ===========  ===========  ===========  ============

Loss per share:
 Basic................... $     (1.22) $     (0.94) $     (0.80)
 Diluted................. $     (1.22) $     (0.94) $     (0.80)

Shares used in computing
 loss per share:
 Basic...................   4,524,067    4,103,896    3,502,676
 Diluted.................   4,524,067    4,103,896    3,502,676


   The accompanying notes are an integral part of these financial statements.

                              SMART MACHINES INC.
                      (a company in the development stage)

STATEMENTS OF CHANGES IN NONREDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
                                   (DEFICIT)

  For the Period from October 1, 1994 (date of inception) to December 31, 1998

                                                                                        Deficit
                              Convertible                        Preferred   Notes    Accumulated
                            Preferred Stock      Common Stock      Stock   Receivable   During
                          -------------------- -----------------  Warrant  for Common Development
                           Shares     Amount    Shares   Amount    Value     Stock       Stage        Total
                          --------- ---------- --------- ------- --------- ---------- -----------  -----------
Issuance of series A
 preferred stock for
 cash and transfer of
 predecessor company net
 assets and technology
 at $1.00 per share in
 May 1995...............  1,965,000 $1,965,000        -- $    --    $--     $    --   $        --  $ 1,965,000
Issuance of Series B
 preferred stock for
 cash at $3.00 per share
 in May 1995............    333,333  1,000,000        --      --     --          --            --    1,000,000
Issuance of common stock
 for cash at $.0001 per
 share in June 1995.....         --         -- 2,860,000     286     --          --            --          286
Issuance of common stock
 for cash and notes
 receivable at $.001 per
 share in June 1995.....         --         --   195,000     195     --        (175)           --           20
Issuance of common stock
 for services rendered
 at $.10 per share in
 September 1995.........         --         --    45,311   4,531     --          --            --        4,531
Issuance of common stock
 for cash and notes
 receivable at $.10 per
 share in August and
 October 1995...........         --         --   405,000  40,500     --      (5,500)           --       35,000
Net loss................         --         --        --      --     --          --    (1,890,233)  (1,890,233)
                          --------- ---------- --------- -------    ---     -------   -----------  -----------
Balances, December 31,
 1995...................  2,298,333 $2,965,000 3,505,311 $45,512    $--     $(5,675)  $(1,890,233) $ 1,114,604
                          ========= ========== ========= =======    ===     =======   ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                              SMART MACHINES INC.
                      (a company in the development stage)

STATEMENTS OF CHANGES IN NONREDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
                             (DEFICIT) (Continued)

  For the Period from October 1, 1994 (date of inception) to December 31, 1998

                                                                                          Deficit
                              Convertible                          Preferred   Notes    Accumulated
                            Preferred Stock      Common Stock        Stock   Receivable   During
                          -------------------- ------------------   Warrant  for Common Development
                           Shares     Amount    Shares    Amount     Value     Stock       Stage        Total
                          --------- ---------- ---------  -------  --------- ---------- -----------  -----------
Balances, December 31,
 1995...................  2,298,333 $2,965,000 3,505,311  $45,512     $--     $(5,675)  $(1,890,233) $ 1,114,604
                          --------- ---------- ---------  -------     ---     -------   -----------  -----------
Issuance of Series B
 preferred stock for
 cash at $3.00 per share
 in February, March,
 April and May 1996.....    199,049    597,147        --       --      --          --            --      597,147
Issuance of series C
 preferred stock for
 cash at $3.50 per share
 in June, July August
 and October 1996, net
 of issuance costs of
 $14,177................    679,088  2,362,631        --       --      --          --            --    2,362,631
Issuance of Series C
 preferred stock for
 services rendered at
 $3.50 per share in
 November 1996..........      8,294     29,029        --       --      --          --            --       29,029
Issuance of common stock
 for services rendered
 at $0.30 per share in
 June 1996..............         --         --     1,000      300      --          --            --          300
Issuance of common stock
 for services rendered
 at $0.35 per share in
 November 1996..........         --         --     8,921    3,122      --          --            --        3,122
Repurchase of common
 stock..................         --         --    (5,000)    (500)     --          --            --         (500)
Repayment of notes
 receivable.............         --         --        --       --      --       5,675            --        5,675
Net loss................         --         --        --       --      --          --    (2,803,344)  (2,803,344)
                          --------- ---------- ---------  -------     ---     -------   -----------  -----------
Balances, December 31,
 1996...................  3,184,764 $5,953,807 3,510,232  $48,434     $--     $    --   $(4,693,577) $ 1,308,664
                          ========= ========== =========  =======     ===     =======   ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                              SMART MACHINES INC.
                      (a company in the development stage)

STATEMENTS OF CHANGES IN NONREDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
                             (DEFICIT) (Continued)

  For the Period from October 1, 1994 (date of inception) to December 31, 1998

                                                                                          Deficit
                              Convertible                         Preferred    Notes    Accumulated
                            Preferred Stock       Common Stock      Stock    Receivable    During
                          -------------------- ------------------  Warrant   for Common Development
                           Shares     Amount    Shares    Amount    Value      Stock       Stage        Total
                          --------- ---------- --------- -------- ---------- ---------- ------------  ----------
Balances, December 31,
 1996...................  3,184,764 $5,953,807 3,510,232 $ 48,434 $       --    $--     $ (4,693,577) $1,308,664
Issuance of common stock
 for cash at $0.70 per
 share and 2,333,162
 Series E warrants at
 $0.79 in June 1997.....         --         --   870,254  599,363  1,838,256     --               --   2,437,619
Dividends on preferred
 stock..................         --         --        --       --         --     --         (483,978)   (483,978)
Issuance of Series C
 preferred stock for
 services rendered at
 $3.50 per share in
 March 1997.............      1,716      6,006        --       --         --     --               --       6,006
Issuance of Series C
 preferred stock for
 cash at $3.50 per share
 in January, February
 and March 1997.........    144,998    507,493        --       --         --     --               --     507,493
Exercise of common stock
 options................         --         --    34,999   11,875         --     --               --      11,875
Issuance of common stock
 for services rendered
 at $.30 per share in
 May 1997...............         --         --    25,000    7,500         --     --               --       7,500
Issuance of common stock
 for services rendered
 at $.35 per share in
 January and October
 1997...................         --         --    30,000   10,500         --     --               --      10,500
Issuance of common stock
 for services rendered
 at $.70 per share in
 September and December
 1997...................         --         --    15,666   10,967         --     --               --      10,967
Net loss................         --         --        --       --         --     --       (3,367,913) (3,367,913)
                          --------- ---------- --------- -------- ----------    ---     ------------  ----------
Balances, December 31,
 1997...................  3,331,478 $6,467,306 4,486,151 $688,639 $1,838,256    $--     $ (8,545,468) $  448,733
                          ========= ========== ========= ======== ==========    ===     ============  ==========


   The accompanying notes are an integral part of these financial statements.

                              SMART MACHINES INC.
                      (a company in the development stage)

STATEMENTS OF CHANGES IN NONREDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
                             (DEFICIT) (Continued)
  For the Period from October 1, 1994 (date of inception) to December 31, 1998


                                                                                            Deficit
                              Convertible                           Preferred    Notes    Accumulated
                            Preferred Stock       Common Stock        Stock    Receivable    During
                          -------------------- -------------------   Warrant   for Common Development
                           Shares     Amount    Shares     Amount     Value      Stock       Stage         Total
                          --------- ---------- ---------  --------  ---------- ---------- ------------  -----------
Balances, December 31,
 1997...................  3,331,478 $6,467,306 4,486,151  $688,639  $1,838,256 $      --  $ (8,545,468) $   448,733
Dividends on preferred
 stock..................         --         --        --        --          --        --      (899,027)    (899,027)
Exercise of common stock
 options................         --         --    11,812     4,134          --        --            --        4,134
Issuance of common stock
 for services rendered
 at $.70 per share in
 May, June and August
 1998...................         --         --    79,161    55,413          --        --            --       55,413
Repurchase of common
 stock..................         --         --   (22,412)   (1,537)         --        --            --       (1,537)
Net loss................         --         --        --        --          --        --    (4,598,302)  (4,598,302)
                          --------- ---------- ---------  --------  ---------- ---------  ------------  -----------
Balances, December 31,
 1998...................  3,331,478 $6,467,306 4,554,712  $746,649  $1,838,256 $      --  $(14,042,797) $(4,990,586)
                          ========= ========== =========  ========  ========== =========  ============  ===========


   The accompanying notes are an integral part of these financial statements.

                              SMART MACHINES INC.
                      (a company in the development stage)

                            STATEMENTS OF CASH FLOWS

                                                                 Cumulative Period
                                                                       from
                                                                  October 1, 1994
                              Years Ended December 31,          (date of inception)
                         -------------------------------------    to December 31,
                            1998         1997         1996             1998
                         -----------  -----------  -----------  -------------------
Cash flows from
 operating activities:
  Net loss.............. $(4,598,302) $(3,367,913) $(2,803,344)    $(12,659,792)
  Adjustments to
   reconcile net loss to
   net cash used in
   operating activities:
    Depreciation and
     amortization.......     398,839      359,507      179,012          982,377
    Increase in
     allowance for
     excess and obsolete
     inventory..........          --       42,752       30,000           72,752
    Technology acquired
     for Series A
     preferred stock....          --           --           --          459,354
    Issuance of common
     and preferred stock
     for services
     rendered...........      55,413       34,973       32,451          127,368
    Change in assets and
     liabilities:
      Accounts
       receivable.......    (131,101)     (23,842)          --         (154,943)
      Inventories.......     312,015     (367,314)    (598,830)        (654,129)
      Prepaid expenses
       and other current
       assets...........      77,084       38,885     (185,073)         (84,977)
      Receivable from
       related party....      70,368      (57,593)     (10,162)              --
      Accounts payable..    (104,236)      84,652      121,813          108,052
      Accrued
       liabilities......     113,268      102,240       31,027          234,449
                         -----------  -----------  -----------     ------------
        Net cash used in
         operating
         activities.....  (3,806,652)  (3,153,653)  (3,203,106)     (11,569,489)
                         -----------  -----------  -----------     ------------
Cash flows from
 investing activities:
  Purchase of fixed
   assets...............    (173,652)    (269,111)    (140,875)        (667,180)
  Decrease (increase) in
   other assets.........       1,598       55,879      (25,412)         (14,662)
                         -----------  -----------  -----------     ------------
      Net cash used in
       investing
       activities.......    (172,054)    (213,232)    (166,287)        (681,842)
                         -----------  -----------  -----------     ------------
Cash flows from
 financing activities:
  Proceeds from issuance
   of notes payable.....   1,000,000           --           --        1,000,000
  Proceeds from issuance
   of convertible
   notes................   2,500,008           --           --        2,500,008
  Proceeds from issuance
   of preferred stock...          --    4,524,572    2,959,778        9,983,513
  Proceeds from issuance
   of common stock......       4,134      611,238           --          650,678
  Repurchase of common
   stock................      (1,537)          --         (500)          (2,037)
  Repayment of notes
   receivable for common
   stock................          --           --        5,675            5,675
  Repayment of notes
   payable..............    (173,864)          --           --         (173,864)
  Repayment of capital
   lease obligations....    (111,704)    (158,494)    (108,970)        (394,569)
                         -----------  -----------  -----------     ------------
        Net cash
         provided by
         financing
         activities.....   3,217,037    4,977,316    2,855,983       13,569,404
                         -----------  -----------  -----------     ------------
(Decrease) increase in
 cash and cash
 equivalents............    (761,669)   1,610,431     (513,410)       1,318,073
Cash and cash
 equivalents at
 beginning of period....   2,079,742      469,311      982,721               --
                         -----------  -----------  -----------     ------------
Cash and cash
 equivalents at end of
 period................. $ 1,318,073  $ 2,079,742  $   469,311     $  1,318,073
                         ===========  ===========  ===========     ============
Supplemental
 disclosures:
  Series A preferred
   stock issued upon
   acquisition of net
   assets and technology
   from predecessor
   company..............                                           $    500,000
  Capital lease
   obligations incurred
   upon acquisition of
   fixed assets.........                           $   238,276     $    403,868
  Loan obligation
   incurred upon
   acquisition of fixed
   assets...............              $   153,245                  $    153,245
  Interest paid......... $    33,121  $    30,157  $    19,292     $     84,629

   The accompanying notes are an integral part of these financial statements.

                              SMART MACHINES INC.
                      (a company in the development stage)

                         NOTES TO FINANCIAL STATEMENTS

1. Formation and Business of the Company

   Smart Machines, Inc. (the "Company") was started as a partnership on October 1, 1994, and incorporated on May 16, 1995. Concurrent with the initial sale of preferred stock, the Company issued 500,000 shares of Series A preferred stock and 2,860,000 shares of common stock to the founders in exchange for their interest in the partnership. Operations from October 1, 1994 to December 31, 1994 were insignificant. To date, the Company has been primarily involved in developing its semiconductor manufacturing equipment technology, recruiting personnel and raising capital.

2. Summary of Significant Accounting Policies

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of presentation

   The Company's financial statements have been prepared on a basis which contemplates realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred operating losses and negative cash flows from operations since inception. As a development stage company, Smart Machines Inc.'s ability to continue as a going concern is highly dependent, among other factors, on its ability to complete the development and commercialization of its products, obtain sufficient financing to produce the products, and obtain adequate customers for its products. The Company is currently pursuing additional funding to further the development of its products and markets. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue in existence.

Financial instruments

   Amounts reported for cash and cash equivalents, accounts receivable, receivable from related parties, accounts payable and other accrued liabilities are considered to approximate fair value primarily due to their short maturities.

Cash and cash equivalents

   The Company's policy is to invest cash in excess of operating requirements in interest-bearing investments with maturities of one year or less. Investments with original or remaining maturities of three months or less at the date of purchase are included in cash and cash equivalents. Cash and cash equivalents at December 31, 1998 include approximately $1,300,000 held in two demand accounts with two financial institutions. Cash and cash equivalents at December 31, 1997 included $1,485,558 in commercial paper of U.S. companies maturing in January through March 1998, whose fair value approximated the carrying value, and approximately $593,000 held in four demand accounts with the two financial institutions. Deposits in these banks may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its cash and cash equivalents.

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Inventories

   Inventories are stated at the lower of cost (standard cost which approximates first-in, first-out basis) or market.

Depreciation and amortization

   Depreciation is computed using the straight-line method over the estimated useful lives of the related assets (generally three years). Leasehold improvements are amortized over their estimated useful lives or the remaining lease term, whichever is less.

Revenue recognition

   Revenue from product sales are recorded upon shipment to the customer provided that no significant obligations remain and collection of the related receivable is probable. When insignificant obligations remain after shipment of the product, Smart Machines accrues the estimated costs of such obligations upon shipment. A provision for product warranty costs is recorded at the time of sale. In the event significant post-shipment obligations or uncertainties remain, revenue is deferred and recognized when such obligations are fulfilled by Smart Machines or the uncertainties are resolved.

Significant Customers

   In 1998 the Company had revenues from five customers that represented 12%, 12%, 18%, 21%, and 20% of revenues and in 1997 the Company had revenues from four customers that represented 11%, 15%, 16%, and 40% of revenues.

Earnings Per Share

   Earnings per share has been calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated based on the weighted average number of common shares and dilutive common equivalent shares assumed outstanding during the period. Shared used to compute diluted earnings per share in loss years exclude common share equivalents, as their inclusion would have an anti-dilutive effect.

Stock-based compensation

   The Company accounts for its stock based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," with the pro forma disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

Research and Development and Software Development Costs

   Costs incurred in the research and development of the Company's products are expensed as incurred, except for certain software development costs. Software development costs are expensed prior to establishing technological feasibility and capitalized thereafter until the related product is available for general release to customers. Capitalized software development costs are amortized to cost of sales on a product-by-product basis over the estimated lives of the related products.

Income taxes

   The Company reports income taxes in accordance with the liability method whereby deferred tax asset and liability account balances are calculated at the balance sheet date using current tax laws and rates in effect.

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Reclassification

   Certain amounts in the 1997 financial statements have been reclassified to conform to the 1998 presentation. These reclassifications did not change previously reported net assets or net loss.

3. Inventories

   Inventories consist of the following:

                                                                 December 31,
                                                               -----------------
                                                                 1998     1997
                                                               -------- --------
      Raw materials........................................... $501,588 $847,953
      Work in process.........................................   79,789   45,439
                                                               -------- --------
                                                               $581,377 $893,392
                                                               ======== ========

4. Fixed Assets

   Fixed assets, including furniture, equipment and software, under capital leases (cost $145,707 and $371,708 and accumulated amortization of $127,617 and $252,441 at December 31, 1998 and 1997, respectively) consist of the following:

                                            Estimated      December 31,
                                              Useful   ----------------------
                                               Life       1998        1997
                                            ---------- ----------  ----------
Machinery and equipment....................    3 years $  609,245  $  508,102
Furniture and fixtures.....................    3 years    141,725     136,800
Software...................................    3 years    252,479     214,684
Test and demonstration equipment...........    2 years    256,457     256,457
Leasehold improvements..................... lease term     40,301      35,301
                                                       ----------  ----------
                                                        1,300,207   1,151,344
Less: Accumulated depreciation and
 amortization..............................              (957,588)   (583,538)
                                                       ----------  ----------
                                                       $  342,619  $  567,806
                                                       ==========  ==========

   Amortization expense for fixed assets under capital lease was $56,567, $130,480, $93,350 and $289,664 for the years ended December 31, 1998, 1997, and
1996, and the cumulative period from October 1, 1994 (date of inception to December 31, 1998).

5. Notes Payable

   In November 1998, the Company entered into an agreement, expiring December 31, 1999, which allows for working capital borrowings of up to $2,000,000, and equipment loans of $500,000. Working capital advances over $1,500,000 are permitted only to the extent of 80% of eligible accounts receivable plus 50% of inventories. All borrowings are collateralized by the Company's assets, have a stated interest rate of 8.92% per annum for working capital borrowings, and 8.63% for equipment loans, and are payable in monthly installments of principal and interest. (See also Note 10--Warrants.) At December 31, 1998, working capital

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

borrowings of $979,381 were outstanding, payable in monthly installments of $31,400. Annual maturities are as follows:

1999................................................................. $ 265,468
2000.................................................................   301,925
2001.................................................................   411,988
                                                                      ---------
                                                                        979,381
Less current portion.................................................  (265,468)
                                                                      ---------
                                                                      $ 713,913
                                                                      =========

   In March 1999, the Company increased its working capital borrowings to $1,500,000.

   Notes payable at December 31, 1997, consisting of bank borrowings to purchase equipment and software, were paid off in 1998.

6. Convertible Notes

   On June 15, 1998, the Company issued convertible promissory notes in the amount of $2,500,008. Each of $4.022 of outstanding principal will automatically convert into one unit consisting of one share of Series D preferred stock and 0.746 of a share of common stock, upon the earliest of (i) consent of the holders of 60% of the principal amount of all the notes, (ii) the closing of an investment by an institutional investor unanimously accepted by the Company's Board of Directors with gross proceeds to the Company of at least $1,500,000, (iii) June 15, 2000, or (iv) the conversion of all of the Company's Series D preferred stock into common stock. Interest of 7.00% per annum is payable in cash upon conversion of the notes. Accrued interest of $97,223 is included in accrued liabilities at December 31, 1998. The note holders may declare the entire unpaid principal and accrued interest immediately due and payable in case of default, as defined in the promissory notes. These notes are subordinated to the notes payable described in Note 5 above. The Company reserved 621,552 shares of Series D preferred stock and 463,778 shares of common stock in the event of conversion.

7. Capital Lease Obligations

   The Company leases certain furniture, equipment and software under capital leases expiring in January and February 1999. Future minimum lease payments are $9,442, including interest of $143.

8. Commitments

   The Company leases its facility under an operating lease expiring on November 30, 2001. Under the terms of the lease, the Company is responsible for its share of common area expenses. Future minimum lease payments are as follows:

      1999............................................................. $313,092
      2000.............................................................  313,092
      2001.............................................................  287,001
                                                                        --------
                                                                        $913,185
                                                                        ========

   Rent expense for the years ended December 31, 1998, 1997, and 1996, and the cumulative period from October 1, 1994 (date of inception) to December 31, 1998, was approximately $186,000, $117,000, $98,000 and $446,000, respectively.

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


9. Preferred Stock

Convertible preferred stock

   The convertible preferred stock at December 31, 1998 comprises:

                                     Number of
                         Number of    Shares    Dividend Liquidation    Total
                           Shares   Issued and    Per     Value Per  Liquidation
                         Authorized Outstanding  Share      Share       Value
                         ---------- ----------- -------- ----------- -----------
Series A................  1,965,000  1,965,000    $0.05     $1.00    $ 1,965,000
Series B................    532,382    532,382    $0.15     $3.00      1,597,146
Series C................    879,096    834,096   $0.175     $3.50      2,919,336
Series D*...............  2,287,250  1,166,581    $0.18     $3.50      4,083,034
Series E*...............    962,261         --    $0.23     $4.25             --
Undesignated............  9,374,011         --                                --
                         ----------  ---------                       -----------
                         16,000,000  4,498,059                       $10,564,516
                         ==========  =========                       ===========

--------
* Redeemable preferred stock. See redemption features below.

   The rights, preferences and privileges of the preferred shareholders are as follows:

 Dividends

   The holders of Series D and E preferred stock are entitled to noncumulative dividends, in preference to the Series C, Series B and Series A preferred stock and common stock, when and as declared by the Board of Directors, at the annual rate stated above. After the dividends on Series D stock have been paid, the holders of Series C preferred stock are entitled to noncumulative dividends, in preference to the Series B and Series A preferred stock and common stock, when and as declared by the Board of Directors, at the annual rate stated above. After the dividends on Series D and Series C preferred stock have been paid, the holders of Series B preferred stock are entitled to noncumulative dividends, in preference to the Series A preferred stock and common stock, when and as declared by the Board of Directors, at the annual rate stated above. After the dividends on Series D, Series C and Series B preferred stock have been paid, the holders of the Series A preferred stock are entitled to noncumulative dividends, in preference to common stock, when and as declared by the Board of Directors, at the annual rate stated above. After payment of all dividends of the preferred stock, the holders of such stock are entitled to participate, on an as converted basis, with the holders of common stock as to any dividends payable on common stock. No dividends have been declared as of December 31, 1998.

 Liquidation

   Holders of Series D and E preferred stock are entitled to a preference in liquidation to Series C, Series B and Series A preferred shareholders and common shareholders of $3.50 and $4.25 per share, respectively, plus declared but unpaid dividends. Holders of Series C preferred stock are entitled to a preference in liquidation to Series B and Series A preferred shareholders and common shareholders of $3.50 per share plus declared but unpaid dividends. Holders of Series B preferred stock are entitled to a preference in liquidation to Series A preferred shareholders and common shareholders of $3.00 per share plus declared but unpaid dividends. The holders of the Series A preferred stock are entitled to a preference in liquidation to common shareholders of $1.00 per share plus declared but unpaid dividends. After the above amounts have been paid on the preferred

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

stock, the holders of common stock are entitled to a distribution of $3,000,000. Any remaining assets are distributed to the holders of common and preferred stock on an as converted basis.

 Conversion and registration

   The preferred stock is convertible, at the option of the holders, at any time, into common stock on a one-for-one basis subject to certain adjustments. Conversion is automatic upon the closing of a public offering of the Company's common shares for aggregate proceeds of not less than $10,000,000, with an offering price of not less than $10.00 per share, or the vote of a majority of the holders of the outstanding shares of Series A, B and C preferred stock, voting together as a single class and the vote of 75% of the holders of Series D and E preferred stock, voting together as a single class. The preferred shareholders have certain registration rights. The Company has reserved 4,641,565 shares of common stock in the event of conversion.

 Voting

   Each share of preferred stock is entitled to vote on an "as converted" basis along with common shareholders. So long as any shares of preferred stock are outstanding, the Company shall not, without the vote or written consent by a majority of the preferred shareholders, voting as a single class, and at least 66 2/3% of the Series D and E holders, voting as a single class, (i) amend the Company's articles of incorporation, (ii) alter or change any of the rights, preferences or privileges of the preferred stock, (iii) create or issue any new class or series of preferred stock that has rights equal to or superior to the rights, preferences and privileges of the preferred stock, (iv) increase the authorized number of shares of any series of preferred stock, (v) pay or declare any dividends, (vi) authorize a change in the number of directors on the Company's Board of Directors, (vii) merge or sell all or substantially all of the assets, or liquidate, dissolve or wind up the corporation, or (viii) redeem, purchase or otherwise acquire shares of preferred or common stock. As long as at least 250,000 shares of originally issued shares of Series D preferred stock are outstanding, the holders of Series D and E preferred stock, voting as a single class, are entitled to elect one member of the Company's Board of Directors.

 Redemption

   At any time after May 2, 2003, upon written request from the holders of at least 66 2/3% of the Series D and E preferred stock, the Company is required to redeem the shares specified in the request at a price of $3.50 and $4.25 per share, respectively, plus $0.175 and $0.225 per share, compounded annually, per share of Series D and E preferred stock, respectively. The difference between the issuance price and the redemption value is accreted annually.

10. Shareholders' Equity

Warrants

   In connection with the notes payable agreement discussed in Note 5, the Company issued warrants to purchase 57,182 shares of Series D preferred stock at $3.50 per share and 42,658 shares of common stock at $0.70 per share. These warrants are exercisable at any time and expire on December 31, 2004.

   In connection with the sale of equity units in June 1997, the Company issued warrants to purchase 961,234 shares of Series E preferred stock at $4.25 per share. These warrants are exercisable at any time. Warrants to purchase 480,617 shares each expire upon the earlier of (i) May 30, 1999 and May 30, 2001, respectively, (ii) dissolution of the Company or sale of substantially all of the Company' assets, or (iii) merger

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

or acquisition of the Company in which more than 50% of the voting power is disposed of, unless the warrants are assumed by the surviving entity. The Company also issued warrants to purchase 10,000 shares of Series C preferred stock at $3.50 per share, exercisable at any time and expiring on September 30, 2006.

   The Company reserved 961,234 shares of Series E, 57,182 shares of Series D and 10,000 shares of Series C preferred stock in the event of issuance.

Common stock

   Common stock held by the Company's founders and employees is subject to stock purchase agreements whereby the Company has the option to repurchase unvested shares upon termination of employment at the initial issuance price. These shares generally vest as follows: 12.5% at the date of the agreement and 2.0833% per month thereafter in the case of founders, and 25% one year from the date of the agreement and 2.0833% per month thereafter in the case of other employees. At December 31, 1998, 321,142 shares of common stock remain subject to repurchase by the Company. The Company has the right of first refusal should any shareholder decide to sell shares. The Company, the Series D preferred shareholders and the holders of promissory notes convertible into Series D preferred stock also have the right of first refusal and the right to participate in the sale, should any founder decide to sell shares.

Stock Option Plan

   During 1996, the Company adopted the 1996 Stock Option Plan (the "Plan") and reserved 619,689 shares for issuance under the Plan. In April 1997 and February 1998, the shareholders approved increases in shares reserved for issuance under the Plan to 1,119,689 and 1,419,689 shares respectively. Management allocated 100,000 of these shares for issuance to employees under a special incentive plan. 49,988 of the incentive plan shares were issued in 1998; the remaining 50,012 shares are included in shares available under the Plan at December 31, 1998. Under the Plan, incentive options to purchase the Company's common stock may be granted to employees at prices not lower than fair market value at the date of grant (110% of fair market value in certain instances), as determined by the Board of Directors. Nonqualified stock options may be granted to employees, directors and consultants at prices not less than 85% of fair market value at the date of grant, as determined by the Board of Directors. The Board of Directors also has the authority to set the term of the options (no longer than ten years from the date of grant, five years in certain instances). Options generally vest at a rate of 25% one year from the vesting date, and 2.0833% per month thereafter and expire in five to ten years. Unexercised options expire 30 days after termination of employment or consultancy with the Company.

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Activity under the Plan is set forth below:

                                                                      Weighted
                                      Number                          Average
                           Shares       of      Price Per             Exercise
                          Available   Shares      Share      Total     Price
                          ---------  --------  ----------- ---------  --------
Shares reserved..........  619,689         --      --      $      --      --
Options granted.......... (114,000)   114,000  $0.30-$0.35    36,400   $0.32
                          --------   --------              ---------
Balances, December 31,
 1996....................  505,689    114,000  $0.30-$0.35    36,400   $0.32
Shares reserved..........  500,000         --      --             --      --
Options granted.......... (588,000)   588,000  $0.35-$0.70   279,300   $0.48
Options exercised........       --    (34,999) $0.30-$0.35   (11,875)  $0.34
Options forfeited........   36,001    (36,001) $0.30-$0.35   (11,975)  $0.33
                          --------   --------              ---------
Balances, December 31,
 1997....................  453,690    631,000  $0.30-$0.70   291,850   $0.46
Shares reserved..........  300,000         --      --             --      --
Shares issued under
 incentive plan..........  (49,988)        --      --             --      --
Options granted.......... (404,502)   404,502     $0.70      283,151   $0.70
Options exercised........       --    (11,812)    $0.35       (4,134)  $0.35
Options forfeited........  363,188   (363,188) $0.35-$0.70  (166,250)  $0.46
                          --------   --------              ---------
Balances, December 31,
 1998....................  662,388    660,502  $0.30-$0.70 $ 404,617   $0.61
                          --------   --------              ---------

   The following table summarizes information with respect to stock options outstanding and currently exercisable at December 31, 1998:

                                                           Options Currently
                    Options Outstanding                       Exercisable
                  --------------------------             -----------------------
                                 Weighted
                                  Average     Weighted                 Weighted
                                 Remaining    Average                  Average
      Exercise      Number      Contractual   Exercise     Number      Exercise
       Price      Outstanding      Life        Price     Exercisable    Price
      --------    -----------   -----------   --------   -----------   --------
      $0.30          50,000         7.4        $0.30        31,250      $0.30
      $0.35         103,000         8.1        $0.35        48,833      $0.35
      $0.70         507,502         9.4        $0.70       156,161      $0.70
                    -------                                -------
                    660,502                                236,244
                    -------                                -------

   The following table summarizes information with respect to stock options outstanding and currently exercisable at December 31, 1997:

                                                           Options Currently
                    Options Outstanding                       Exercisable
                  --------------------------             -----------------------
                                 Weighted
                                  Average     Weighted                 Weighted
                                 Remaining    Average                  Average
      Exercise      Number      Contractual   Exercise     Number      Exercise
       Price      Outstanding      Life        Price     Exercisable    Price
      --------    -----------   -----------   --------   -----------   --------
      $0.30          50,000         8.4        $0.30       18,749       $0.30
      $0.35         371,000         9.2        $0.35       11,000       $0.35
      $0.70         210,000         9.8        $0.70       45,000       $0.70
                    -------                                ------
                    631,000                    $0.46       74,749       $0.54
                    -------                                ------

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   No options were exercisable at December 31, 1996.

   No compensation cost has been recognized for the Plan in the financial statements. Had compensation cost for the Plan been determined based on the fair value of the options at the grant date consistent with the provisions of SFAS 123, it would not result in a significant difference from the reported net loss for 1998, 1997, and 1996. However, such differences may not be representative of future compensation cost because options vest over several years and additional grants are made each year.

11. Earnings per share

   The following table is a summary of shares used in calculating basic and diluted earnings per share:

                                                   1998      1997      1996
                                                 --------- --------- ---------
Weighted average number of shares outstanding
 used in computing basic earnings per share..... 4,524,067 4,103,896 3,502,676
Dilutive securities*............................        --        --        --
                                                 --------- --------- ---------
Shares used in computing diluted earnings per
 share.......................................... 4,524,067 4,103,896 3,502,676
                                                 ========= ========= =========

--------
* Dilutive securities excluded in loss years, as inclusion would be anti-dilutive.

12. Income Taxes

   At December 31, 1998, the Company had net operating loss carryforwards of approximately $7,453,000 and $5,549,000 available to reduce future federal and state taxable income, respectively. The carryforwards expire by the year 2013 for federal and 2003 for state tax purposes unless utilized.

   For federal and state tax purposes, the Company's net operating loss carryforwards may be subject to an annual utilization limitation in case of a change in stock ownership, as defined by federal and state tax law.

   Temporary differences which gave rise to significant portions of deferred tax assets are as follows:

                                                             December 31,
                                                         ----------------------
                                                            1998        1997
                                                         ----------  ----------
Net operating losses.................................... $2,862,000  $1,004,000
Capitalized research and development....................  1,953,000   1,875,000
Tax credit carryforwards................................    375,000     229,000
Other...................................................    148,000     330,000
                                                         ----------  ----------
                                                          5,338,000   3,438,000
Valuation Allowance..................................... (5,338,000) (3,438,000)
                                                         ----------  ----------
                                                         $       --  $       --
                                                         ==========  ==========

   A valuation allowance must be established for a deferred tax asset if a tax benefit may not be realized from the asset. The Company has established a 100% valuation allowance to the extent of its deferred tax assets as no immediate benefit is expected to be received due to the Company's recurring losses. The changes in the valuation allowance during 1998 and 1997 were increases of $1,900,000 and $1,503,000, respectively.

                              SMART MACHINES INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


13. Employee Benefit Plan

   Effective January 1, 1995, the Company adopted a plan (the "Plan"), which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986. The Plan covers essentially all employees. Eligible employees may make voluntary contributions to the Plan up to 20% of their annual eligible compensation.

14. Related Party Transactions

   A shareholder and member of the Company's Board of Directors is also a shareholder of Xulu Entertainment, Inc. ("Xulu"). The Company subleased part of its facility to Xulu and provided certain clerical support until May 1998, when Xulu left the premises. The expense charged to Xulu for the years ended December 31, 1998, 1997, and 1996, and the cumulative period from October 1, 1994 (date of inception) to December 31, 1998 was $109,149, $201,327 and $110,744, and $429,587, respectively.

   In January 1997, the Company entered into a revolving credit agreement with its president and chief executive officer, who is also a shareholder, which allows for borrowings up to $400,000 for working capital. Borrowings are subordinated to the note payable to bank discussed in Note 5, bear interest at the Silicon Valley Bank's prime rate plus 2% per annum, payable semi-annually, mature after one year, and are collateralized by the Company's assets. During 1997, the Company borrowed $100,000 under this agreement. This amount, plus accrued interest thereon, was repaid during the year.

   In connection with this agreement, the Company issued a warrant to purchase 25,000 shares of Series C preferred stock at $3.50 per share, exercisable at any time and expiring on January 9, 2002. The Company reserved 25,000 shares of Series C preferred stock in the event of issuance.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Smart Machines Inc.

   In our opinion, the accompanying balance sheets and the related statements of operations, of changes in nonredeemable preferred stock and shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Smart Machines Inc. (a company in the development stage) at December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, and for the cumulative period from October 1, 1994 (date of inception) to December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage and has not yet generated significant revenues and, as a result, has incurred losses and negative cash flows from operations since inception that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP
----------------------------------
PricewaterhouseCoopers LLP

San Jose, California
June 1, 1999

                              SMART MACHINES INC.

                            CONDENSED BALANCE SHEETS

                                                        March 31,  December 31,
                                                          1999         1998
                                                       ----------- ------------
                                                       (unaudited)
                                                            (In thousands,
                                                          except share data)
                                    ASSETS
Current assets:
  Cash and cash equivalents...........................  $    977     $  1,318
  Accounts receivable, net............................       105          155
  Inventories.........................................       521          581
  Prepaid expenses and other current assets...........        83           96
                                                        --------     --------
    Total current assets..............................     1,686        2,150
Fixed assets, net.....................................       303          343
Other assets..........................................        15           14
                                                        --------     --------
    Total assets......................................  $  2,004     $  2,507
                                                        --------     --------


                 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
            STOCK, AND NONREDEEMABLE PREFERRED STOCK, COMMON STOCK,
                        AND OTHER STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of long term debt...................  $    407     $    265
  Current portion of capital lease obligations........        --           10
  Accounts payable....................................       152          174
  Accrued interest payable............................       141           97
  Accrued expenses and other current liabilities......       138          176
                                                        --------     --------
    Total current liabilities.........................       838          722
Other long-term liabilities...........................     3,499        3,214
                                                        --------     --------
    Total liabilities.................................     4,337        3,936
                                                        --------     --------
Redeemable convertible preferred stock................     3,787        3,562
                                                        --------     --------
Nonredeemable convertible preferred stock, common
 stock and other stockholders' equity:
  Preferred stock, no par value; 12,750,489 shares
   authorized; 3,331,478 issued and outstanding,
   respectively ......................................     6,467        6,467
  Common stock, no par value; 33,000,000 shares
   authorized; 4,577,422 and 4,554,712 shares issued
   and outstanding, respectively......................       747          747
  Preferred stock warrant value.......................     1,838        1,838
  Accumulated deficit during development stage........   (15,172)     (14,043)
                                                        --------     --------
    Total nonredeemable convertible preferred stock,
     common stock, and other stockholders' deficit....    (6,120)      (4,991)
                                                        --------     --------
    Total liabilities, redeemable convertible
     preferred stock, and nonredeemable convertible
     preferred stock, common stock, and other
     stockholders' deficit............................  $  2,004     $  2,507
                                                        ========     ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              SMART MACHINES INC.

                       CONDENSED STATEMENTS OF OPERATIONS

                                  (unaudited)

                                                               Three months
                                                              ended March 31,
                                                              ----------------
                                                               1999     1998
                                                              -------  -------
                                                              (In thousands,
                                                               except share
                                                                   data)
Net sales.................................................... $   230  $    32
Cost of sales................................................    (397)    (260)
                                                              -------  -------
    Gross profit ............................................    (167)    (228)
                                                              -------  -------

Operating expenses:
  Research and development...................................     474      509
  Selling, general and administrative........................     193      179
                                                              -------  -------
    Loss from operations.....................................    (834)    (916)
Interest income..............................................       9       20
Interest expense.............................................      80        7
                                                              -------  -------
Net loss.....................................................    (905)    (903)
Dividends on preferred stock.................................     225      225
                                                              -------  -------
Net loss attributable to common shareholders................. $(1,130) $(1,128)
                                                              =======  =======

Loss per share:
  Basic...................................................... $ (0.25) $ (0.25)
  Diluted.................................................... $ (0.25) $ (0.25)

Shares used in computing loss per share:
  Basic......................................................   4,566    4,491
  Diluted....................................................   4,566    4,491


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              SMART MACHINES INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                  (unaudited)

                                                      Three months Three months
                                                         ended        ended
                                                       March 31,    March 31,
                                                          1999         1998
                                                      ------------ ------------
                                                           (In thousands)
Cash flows from operating activities
Net loss.............................................    $ (905)      $ (903)
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
  Depreciation and amortization......................        70          107
  Issuance of common stock for services rendered.....        --           55
  Changes in operating assets and liabilities:
   Accounts receivable...............................        50          (15)
   Inventories.......................................        60          (51)
   Prepaid expenses and other current assets.........        13           (4)
   Accounts payable..................................       (22)        (129)
   Accrued expenses and other current liabilities....        (5)          58
                                                         ------       ------
    Net cash used in operating activities............      (739)        (882)
                                                         ------       ------
Cash flows from investing activities
Purchases of fixed assets, net.......................       (30)         (27)
Increase in other assets.............................        --           --
                                                         ------       ------
    Net cash used in investing activities............       (30)         (27)
                                                         ------       ------
Cash flows from financing activities
Proceeds from issuance of long term debt.............       500           --
Proceeds from issuance of common stock...............         1           --
Proceeds from issuance of convertible notes..........        --           --
Repayment of long term debt..........................       (73)        (132)
Repurchase of common stock...........................        --           --
                                                         ------       ------
    Net cash provided by (used in) financing
     activities......................................       428         (132)
                                                         ------       ------
Net decrease in cash and cash equivalents............      (341)      (1,041)
Cash and cash equivalents, beginning of period.......     1,318        2,080
                                                         ------       ------
Cash and cash equivalents, end of period.............    $  977       $1,039
                                                         ======       ======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              SMART MACHINES INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                                  (unaudited)

1. BASIS OF PRESENTATION

   The accompanying unaudited condensed financial statements of Smart Machines Inc. have been prepared in accordance with generally accepted accounting principles and the instructions to Article 10 of Securities and Exchange Commission Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included.

   The results of operations for the three months ended March 31, 1999, are not necessarily indicative of the results that may be expected for other quarters or the entire fiscal year.

2. INVENTORIES

   Inventories consist of the following (in thousands):

                                                          March 31, December 31,
                                                            1999        1998
                                                          --------- ------------
   Raw materials and purchased parts.....................   $443        $501
   Work-in-process.......................................     78          80
                                                            ----        ----
                                                            $521        $581
                                                            ====        ====

3. EARNINGS (LOSS) PER SHARE

   The following is a summary of the shares used in computing basic and diluted loss per share (in thousands):

                                                                     Three
                                                                    months
                                                                     ended
                                                                   March 31,
                                                                  -----------
                                                                  1999  1998
                                                                  ----- -----
   Weighted average shares outstanding used in computing basic loss per share............................................... 4,566 4,491
   Dilutive securities(a)........................................    --    --
                                                                  ----- -----
   Shares used in computing diluted loss per share............... 4,566 4,491
                                                                  ===== =====

--------
(a) Shares used to compute diluted earnings per share in loss years exclude common share equivalents as their inclusion would be anti-dilutive.

                              SMART MACHINES INC.

                                  (unaudited)


4. SIGNIFICANT CUSTOMERS

   For the three months ended March 31, 1999, Smart Machines had revenues from four customers representing 19%, 20%, 30% and 31% of revenues and for the three months ended March 31, 1998, Smart Machines had revenues from one customer representing 98% of revenues.

5. SUBSEQUENT EVENTS

   In July 1999 Smart Machines entered into an Agreement and Plan of Merger with Brooks Automation, Inc. This merger is expected to be accounted for as a pooling-of-interests. Brooks Automation is based in Massachusetts and manufacturers process tool automation, components, systems and factory automation software for the semiconductor, flat panel and disk drive industries.

                            HANYON TECHNOLOGY, INC.

                                 BALANCE SHEET

                                                                  Korean Won
                                                               -----------------
                                                               December 31, 1998
                                                               -----------------
Current assets;
  Cash & cash equivalents (Note 3)............................      64,356,360
  Bank deposits (Notes 4, 10).................................   5,324,316,479
  Short-term loans to shareholders and employees..............      45,129,640
  Other current assets (Note 5)...............................     125,210,253
                                                                 -------------
    sub-total.................................................   5,559,012,732
Non-current assets;
  Restricted deposits (Note 4)................................       3,000,000
  Investment securities (Note 6)..............................      91,922,000
  Key money deposits..........................................     417,895,000
  Long-term loans to shareholders and employees (Note 7)......     215,000,000
  Group severance deposit (Note 2)............................     200,049,315
  Telephone right.............................................         790,000
  Membership..................................................      39,000,000
  PP&E, net (Notes 2, 8)......................................     481,365,210
                                                                 -------------
    Total assets..............................................   7,008,034,257
                                                                 =============
Current liabilities;
  Accounts payable............................................      70,317,925
  Accrued expenses (Note 9)...................................     219,000,000
  Withholdings................................................      26,502,645
  Advance receipts (Notes 2, 13)..............................     519,051,100
  Current income tax liability................................     937,218,816
  Short term borrowings from shareholders and employees.......      45,000,000
                                                                 -------------
    sub-total.................................................   1,817,090,486
Non-current liabilities;
  Accrued severance indemnities (Note 2)......................     414,688,798
                                                                 -------------
    Total liabilities.........................................   2,231,779,284
                                                                 -------------
Common stock (Note 1).........................................     150,000,000
Capital surplus...............................................     115,557,000
Retained earnings (Note 12)...................................   4,510,697,973
                                                                 -------------
    Total shareholders' equity................................   4,776,254,973
                                                                 -------------
  Total liability and shareholders' equity....................   7,008,034,257
                                                                 =============

            See the accompanying notes to the financial statements.

                            HANYON TECHNOLOGY, INC.

                                INCOME STATEMENT

                                                                 Korean Won
                                                             ------------------
                                                             For the year ended
                                                             December 31, 1998
                                                             ------------------
Net sales (Notes 2, 13).....................................   8,211,607,541
Cost of goods sold..........................................     574,825,500
                                                               -------------
Gross profit................................................   7,636,782,041
Selling, general and administrative expenses (Note 14)......   3,662,837,495
                                                               -------------
Operating income............................................   3,973,944,546
                                                               -------------
Other income (expenses), net;
  Interest income...........................................     499,575,424
  Rent income...............................................       1,175,000
  Foreign exchange gain (losses), net.......................    (469,018,460)
  Gain on exemption of debt.................................      34,027,650
  Prior period adjustment (Note 2, 13)......................    (446,852,156)
  Miscellaneous.............................................    (139,076,348)
                                                               -------------
                                                                (520,168,890)
                                                               -------------
Income before income tax provision..........................   3,453,775,656
Income tax provision........................................   1,116,353,836
                                                               -------------
Net Income..................................................   2,337,421,820
                                                               -------------


            See the accompanying notes to the financial statements.

                            HANYON TECHNOLOGY, INC.

                STATEMENT OF APPROPRIATION OF RETAINED EARNINGS

                                                                 Korean Won
                                                             ------------------
                                                             For the year ended
                                                             December 31, 1998
                                                             ------------------
Unappropriated retained earnings before appropriation:
  Retained earnings brought forward from prior year........    1,786,803,523
  Net income for the year..................................    2,337,421,820
                                                               -------------
                                                               4,124,225,343
Appropriations:
  Reserve for business rationalization.....................       74,039,946
  Reserve for technical development........................      355,924,193
                                                               -------------
                                                                 429,964,139
                                                               -------------
Unappropriated retained earnings carried to subsequent year
 (Note 12).................................................    3,694,261,204
                                                               =============



            See the accompanying notes to the financial statements.

                             HANYON TECHNOLOGY, INC

                            STATEMENT OF CASH FLOWS

                                                                Korean Won
                                                            ------------------
                                                            For the year ended
                                                            December 31, 1998
                                                            ------------------
Cash flows from operating activities;
Net income.................................................    2,337,421,820
Adjustments to reconcile net income to cash provided by
 operating activities
  Depreciation.............................................      241,971,758
  Provision for accrued severance indemnities..............      168,564,690
  Payments of severance indemnities........................     (107,504,300)
  Decrease in accounts receivable..........................      189,943,168
  Decrease in advance payments.............................      (74,000,412)
  Increase in accounts payable.............................       38,539,504
  Increase in accrued expenses.............................      219,000,000
  Increase in income tax payable...........................      834,765,841
  Others, net..............................................      102,016,007
                                                              --------------
Net cash flows provided by operating activities............    3,950,718,076
                                                              --------------
Cash flows from investing activities;
  Increase in bank deposits................................   (3,981,567,723)
  Increase in short-term loans.............................       (2,797,448)
  Decrease in key money deposit............................       47,532,000
  Disposition of fixed asset...............................        1,570,820
  Increase in group severance deposit......................      (25,049,315)
  Acquisition of fixed asset...............................     (122,066,439)
  Acquisition of investment securities.....................      (91,872,000)
  Increase in restricted deposits..........................       (3,000,000)
                                                              --------------
Net cash used by investing activities......................   (4,177,250,105)
                                                              --------------
Cash flows from financing activities;
  Decrease in short-term borrowing.........................      (34,656,850)
                                                              --------------
Net cash used by financing activities......................      (34,656,850)
                                                              --------------
Net decrease in cash and cash equivalents..................     (261,188,879)
Cash and cash equivalents at beginning of year.............      325,545,239
                                                              --------------
Cash and cash equivalents at end of year...................       64,356,360
                                                              ==============

            See the accompanying notes to the financial statements.

                            HANYON TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998

1. Organization and business of the Company

   Hanyon Technology Inc. (the Company) was incorporated on July 21, 1989 under the laws of the Republic of Korea to engage in the software development, planning, research and consulting service of the automation system integration for semiconductor and electronic industries.

   As of December 31, 1998, the Company was authorized to issue 150,000 shares of common stock with (Won)5,000 par value, and the number of shares of common stock issued and outstanding was 30,000 shares. On January 15, 1999, the Company issued 10,000 common shares for cash of (Won)50 million to increase its capital.

   As of April 20, 1999, the Company's issued and outstanding common shares are 40,000 shares and paid-in capital amounts to (Won)200 million. Under the "Stock for Cash Purchase Agreement" between Brooks Automation Inc. and shareholders of the Company dated March 31, 1999, Brooks Automation Inc. will purchase 90.5% of shares of the Company from the shareholders.

2. Summary of significant accounting policies

 Basis of preparation of the financial statements

   The Company's books of accounts are maintained in Korean Won in accordance with the pertinent laws and regulations of the Republic of Korea and the accompanying Korean Won financial statements are prepared in conformity with generally accepted accounting principles in Korea (Korean GAAP).

 Accounting changes

   The Company will change its accounting principles effective fiscal year 1999, in accordance with the revised Financial Accounting Standards (FAS) generally accepted in Korea. Initial application of these accounting changes are applied on a retroactive basis and the cumulative effect of such changes will be presented as an adjustment to the opening balance of retained earnings. In 1999, according to the revised FAS, the Company will adopt deferred income tax accounting and record its cumulative effect as an adjustment of beginning retained earnings at January 1, 1999.

 Management's estimates and assumptions

   The preparation of financial statements in conformity with generally accepted accounting principles requires management of making estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Financial instruments

   The amounts reported for cash and cash equivalents, bank deposits, accounts receivable, certain other assets, accounts payable and accrued expenses approximate fair value due to their short maturities or market interest rates.

 Allowance for doubtful accounts

   The Company records an allowance for doubtful accounts considering the collectibility of the outstanding accounts receivable balances at the balance sheet date and historical bad debt experience.

                            HANYON TECHNOLOGY, INC.

 Investment securities

   Investment securities consist of government bonds and equity securities and are stated at cost.

 Foreign exchange

   The assets and liabilities of the Company include amounts denominated in foreign currencies. As of December 31, 1998, these amounts have been translated into Korean won at the exchange rates in effect as of the balance sheet date. Gains and losses resulting from translation are included in current operating results.

 Property, plant and equipment

   Property, plant and equipment are stated at acquisition cost. Depreciation is computed using the declining balance method based on estimated useful lives as prescribed by the Korean Corporate Income Tax Law.

   Improvements that significantly add to the productive capacity or extend the life of assets are capitalized. Expenditures for maintenance and repairs are charged to operation as incurred.

 Accrued severance indemnities.

   Under provisions of the Korean Labor Standards Law, an employee with more than one year of continuous service is entitled, upon termination of employment, to one month's pay, equivalent to the average of the last three months' compensation, for each year of service. The accruals for employees' severance indemnities at December 31, 1998 amounting to (Won)414 million, approximate these liabilities. The accrued severance indemnities are funded approximately 48.2% at December 31, 1998 through a group insurance contract with Daehan Life Insurance Co. The amounts funded under this insurance contract are classified as group severance deposit. Subsequent accruals are to be funded at the discretion of the Company. Group severance deposits may only be withdrawn for the payment of severance benefits. Severance indemnities paid by the Company in 1998 amounted to (Won)107 million.

 Prior period adjustments

   Prior period adjustments are corrections of errors and accounted for as direct charges to current income in 1998.

 Revenue recognition

   A majority of the Company's contracts with customers consist of fixed price contracts and service revenue is recognized when a billing invoice is issued upon completion of each agreed-upon phase of the contracts. Downpayments received from the customer under the fixed price contract are deferred as advance receipts and amortized and recognized as service revenue at the time each phase of the contract is completed, in proportion to the billing amount of each phase.

 Income taxes

   The provision for income taxes in 1998 is based on corporation tax and resident tax surcharges currently payable.

                            HANYON TECHNOLOGY, INC.

3. Cash and cash equivalents

   The Company considers all highly liquid investments with a maturity date of three months or less when purchased to be cash and cash equivalents. Cash and cash equivalents at December 31, 1998 consist of the following:

   Cash on hand.................................................    (Won) 55,029
   Demand deposits..............................................      64,301,331
                                                                 ---------------
                                                                 (Won)64,356,360
                                                                 ===============

4. Bank deposits

   Bank deposits at December 31, 1998 consist of the following:

   Saving deposits........................................... (Won)2,525,680,453
   Deposit in foreign currencies.............................      2,798,636,026
                                                              ------------------
                                                              (Won)5,324,316,479
                                                              ==================

   Deposits of (Won)3 million included in non-current assets are restricted as to withdrawal as key money deposits for a checking account.

5. Other current assets

   Other current assets as of December 31, 1998 are as follows:

   Accounts receivable--other.................................. (Won) 21,495,848
   Advance payment.............................................      101,467,000
   Prepaid expenses............................................        2,247,405
                                                                ----------------
                                                                (Won)125,210,253
                                                                ================

6. Investment securities

   Investment securities as of December 31, 1998 consist of the following:

                                                           Rate      Amount
                                                           ----  ---------------
   Government Bond........................................  N/A  (Won)    50,000
   Investment in common shares............................   22%      45,936,000
   Stock subscription right...............................            45,936,000
                                                                 ---------------
                                                                 (Won)91,922,000
                                                                 ===============

   The Company invested US$66,000 to purchase 22% of Synergy Integration Technology Inc., located in Taiwan, on June 3, 1998. As of December 31, 1998, however, shares were issued for only 50% of the Company's investment with the remainder awaiting issuance until the other shareholders inject their portion of additional capital, which was completed on May 3, 1999.

7. Long-term loans to shareholders and employees

   The Company provided housing loans to employees in the form of key money deposits amounting to (Won)215 million as of December 31, 1998.

                            HANYON TECHNOLOGY, INC.

8. Property, plant and equipment

   Property, plant and equipment as of December 31, 1998 consist of the following:

   Land..................................................... (Won)  161,851,432
   Building.................................................        118,416,880
   Vehicle..................................................         76,740,286
   Furniture and fixture....................................        964,027,834
   Equipment................................................        130,214,832
                                                             ------------------
                                                                  1,451,251,264
   Less: accumulated depreciation...........................       (969,886,054)
                                                             ------------------
                                                             (Won)  481,365,210
                                                             ==================

9. Accrued expenses

   Accrued expenses as of December 31,1998 are as follows:

   Performance bonuses......................................... (Won)219,000,000
                                                                ----------------
                                                                (Won)219,000,000
                                                                ================

   According to the Company's profit sharing system for employees, the Company provides performance bonuses to employees determined as ten percent of net income generated under Korean GAAP. As of December 31, 1998, the Company accrued performance bonuses amounting to (Won)219 million.

10. Assets and liabilities denominated in foreign currencies

   Assets and liabilities denominated in foreign currencies at December 31, 1998, consist of the following:

                                                             (Won)2,798,636,026
                                                             ------------------
   Bank deposits............................................      (U$ 2,317,135)
                                                             ------------------

11. Income taxes

   The statutory corporate income tax rate for 1998 was 30.80% including resident tax surcharge.

12. Retained earnings

   (1) Retained earnings at December 31, 1998 consist of the following:

   Appropriated retained earnings:
     Reserve for business rationalization..................  (Won)  245,307,255
     Reserve for technical development.....................         571,129,514
                                                             ------------------
                                                                    816,436,769
   Unappropriated retained earnings carried forward to sub-
    sequent year...........................................       3,694,261,204
                                                             ------------------
                                                             (Won)4,510,697,973
                                                             ==================

                            HANYON TECHNOLOGY, INC.

(2) Reserve for business rationalization

   The Tax Exemption Control Law requires that a company claiming tax credits should appropriate current tax reduction amount to reserve for business rationalization. This reserve is not available for other purpose except for deficit offset or capital transfer.

(3) Reserve for technical development

   The Company is allowed to claim the amount of retained earnings appropriated for the reserve for technical development as deductions in its income tax return under the Tax Exemption Control Law. Actual expenses incurred for technical development should be offset against this reserve and any unused balance should be returned to taxable income within four years.

13. Sales contracts

   The Company recognized its service revenue when a billing invoice is issued upon completion of each agreed-upon phase of the contract. Total contract amounts outstanding and unbilled amounts as of December 31, 1998 are as follows:

                                                             Total     Unbilled
                                                           contracts   amounts
                                                           ---------- ----------
   Winbond Fab4........................................... $4,135,125 $1,544,343
   USIC from SCU..........................................  2,059,819  1,108,379
   Promos add-on..........................................    163,000    163,000
   USIC add-on............................................    517,000    517,000
   Hyundai LCD............................................  2,330,000  1,398,000
                                                           ---------- ----------
                                                           $9,204,944 $4,730,722
                                                           ========== ==========

   Advance receipts from the customer under fixed price contracts are deferred and recognized as revenue at the time each phase of the contract is completed in proportion to the billing amount of each phase. Advance receipts by contract are as follows:

   Winbond Fab4............................................. (Won)304,479,805(*)
   Winbond add-on...........................................       36,720,000
                                                             ----------------
     Winbond total..........................................      341,199,805
                                                             ----------------
   USIC from SCU(B).........................................      177,851,295
                                                             ----------------
     Advance total.......................................... (Won)519,051,100
                                                             ================

--------
(*) During 1997, downpayment amounting to (Won)442,879,716 (US $437,312) received from the Winbond Fab4 project were recorded as service revenue instead of advance receipts. The Company corrected this error in 1998 and recorded the amount as prior period adjustments in 1998.

                            HANYON TECHNOLOGY, INC.

14. Selling, general and administrative expenses

   Selling, general and administrative expenses for the year ended December 31, 1998 are as follows:

                                                              December 31, 1998
                                                              ------------------
   Salaries..................................................      1,115,479,500
   Bonus.....................................................        763,149,090
   Provision for severance indemnities.......................        168,564,690
   Fringe benefits...........................................         85,742,715
   Travel....................................................        698,043,660
   Entertainment.............................................         82,873,140
   Communications............................................         45,502,111
   Water and electricity.....................................          8,134,398
   Taxes and dues............................................         53,251,710
   Depreciation..............................................        241,971,758
   Rent......................................................        177,535,859
   Repair....................................................          3,076,125
   Insurance.................................................         20,047,318
   Vehicle maintenance.......................................         16,243,765
   Delivery..................................................          3,891,626
   Training..................................................         15,499,778
   Printing expenses.........................................         43,770,659
   Supplies..................................................         32,389,205
   Fees and commissions......................................         47,192,340
   Advertising...............................................         13,685,000
   Samples...................................................          1,823,000
   Subcontracts fee..........................................          5,000,000
   Miscellaneous.............................................         19,970,048
                                                              ------------------
     Total................................................... (Won)3,662,837,495
                                                              ==================

Pricewaterhousecoopers Logo Appears Here   Samil Accounting Corporation Logo
                                           Appears Here

                       REPORT OF INDEPENDENT ACCOUNTANTS

June 2, 1999

To the Board of Directors and Shareholders of Hanyon Technology, Inc.

   We have audited the accompanying balance sheet of Hanyon Technology, Inc. as of December 31, 1998 and the related statements of income, appropriations of retained earnings and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion, as independent accountants, on these financial statements, as to whether they have been prepared in conformity with financial accounting standards generally accepted in the Republic of Korea. For this purpose, we conducted our audit in accordance with auditing standards generally accepted in the Republic of Korea.

   In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Hanyon Technology, Inc. as of December 31, 1998 and the results of their operations, the changes in their retained earnings and their cash flows for the year ended December 31, 1998, in conformity with financial accounting standards generally accepted in the Republic of Korea.

   The accompanying financial statements are not intended to present the financial position, results of operations and cash flows in accordance with accounting principles and jurisdictions other than Korea. The standards, procedures and practices utilized to audit such financial statements are those generally accepted and applied in the Republic of Korea.

                                          /s/ Samil Accounting Corporation

                            BROOKS AUTOMATION, INC.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The unaudited pro forma condensed consolidated financial information gives effect to the acquisition of Hanyon Technology, Inc. ("Hanyon") by Brooks Automation, Inc. (the "Company") on April 21, 1999. The Company acquired a 90.5% interest in Hanyon for approximately $6.6 million in cash. The acquisition has been accounted for under the purchase method of accounting. The pro forma combined balance sheet gives effect to the acquisition of Hanyon as if the acquisition had been completed as of March 31, 1999. The pro forma combined statements of operations give effect to the acquisition of Hanyon as if the acquisition had been completed at the beginning of the period.

   The pro forma combined statement of income for the year ended September 30, 1998, includes the audited financial information of the Company for the year ended September 30, 1998, and the unaudited financial information of Hanyon for the year ended December 31, 1998. The pro forma combined statement of income for the six months ended March 31, 1999, includes the unaudited financial information for the six months ended March 31, 1999, of both the Company and Hanyon. Hanyon's unaudited results of operations for the three months ended December 31, 1998, (including revenues and net income of $829,000 and $183,000, respectively) are included in the Unaudited Pro Forma Condensed Consolidated Statements of Operations for both the year ended September 30, 1998, and the six months ended March 31, 1999.

   The unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of the Company and the unaudited historical financial statements of Hanyon and reflects certain pro forma adjustments based upon preliminary estimates, available information, and certain assumptions that management deems appropriate.

   These Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with (1) the historical financial statements of Hanyon for the year ended December 31, 1998, which is included elsewhere in this proxy statement/prospectus and (2) the historical consolidated financial statements of the Company that are included elsewhere in this proxy statement/prospectus for the year ended September 30, 1998, and Interim Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

   The Unaudited Pro Forma Condensed Consolidated Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual consolidated results of operations or consolidated financial position that would have been achieved had the acquisition of Hanyon been consummated as of the dates indicated above nor do they purport to indicate results that may be attained in the future.

                            BROOKS AUTOMATION, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1999

                                 (In thousands)

                                                     (Pro Forma)
                                                     Adjustments
                           (Historical) (Historical)     and        (Pro Forma)
                              Brooks     Hanyon (a)  Eliminations   Consolidated
                           ------------ ------------ ------------   ------------
          ASSETS
Current assets:
  Cash and cash
   equivalents............   $ 69,277      $4,357      $(7,320)(b)    $ 66,314
  Accounts receivable,
   net....................     23,123       2,398         (426)(e)      25,095
  Inventories.............     16,839          --                       16,839
  Prepaids expenses and
   other current assets...      9,075         186                        9,261
                             --------      ------      -------        --------
    Total current assets..    118,314       6,941       (7,746)        117,509
                             --------      ------      -------        --------
  Fixed assets, net.......     17,488         372                       17,860
  Goodwill................                               1,914 (c)       1,914
  Other assets............      4,370         729                        5,099
                             --------      ------      -------        --------
    Total assets..........   $140,172      $8,042      $(5,832)       $142,382
                             ========      ======      =======        ========
     LIABILITIES AND
   STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........   $  5,473      $   46         (426)(e)    $  5,093
  Accrued expenses and
   other current
   liabilities............     12,099       1,589                       13,688
                             --------      ------      -------        --------
    Total current
     liabilities               17,572       1,635         (426)         18,781
                             --------      ------      -------        --------
Other long-term
 liabilities..............        759         427                        1,186
                             --------      ------      -------        --------
    Total liabilities.....     18,331       2,062         (426)         19,967
                             --------      ------      -------        --------
Stockholders' equity:
  Minority shareholders'
   interest...............                                 574 (c)         574
  Preferred stock.........         --          --                           --
  Common stock............        111         239         (239)(c)         111
  Additional paid-in
   capital................    129,237          83          (83)(c)     129,237
  Cumulative translation
   adjustment.............       (431)       (382)         382            (431)
  Deferred compensation...       (104)         --                         (104)
  Retained earnings
   (accumulated deficit)..     (6,972)      6,040       (6,040)(c)      (6,972)
                             --------      ------      -------        --------
    Total stockholders'
     equity...............    121,841       5,980       (5,406)        122,415
                             --------      ------      -------        --------
    Total liabilities and
     stockholders'
     equity...............   $140,172      $8,042      $(5,832)       $142,382
                             ========      ======      =======        ========

                            BROOKS AUTOMATION, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                    FOR THE SIX MONTHS ENDED MARCH 31, 1999

                       (In thousands, except share data)

                                                    (Pro Forma)
                                                    Adjustments
                          (Historical) (Historical)     and       (Pro Forma)
                             Brooks     Hanyon (A)  Eliminations  Consolidated
                          ------------ ------------ ------------  ------------
Revenues.................   $43,085       $2,075        (552)(e)    $44,608
Cost of revenues.........    23,977          117        (552)(e)     23,542
                            -------       ------       -----        -------
Gross profit.............    19,108        1,958           0         21,066
                            -------       ------       -----        -------
Operating expenses:
  Research and
   development...........     8,797            0                      8,797
  Selling, general and
   administrative........    11,920        1,377         191 (d)     13,488
                            -------       ------       -----        -------
    Total operating
     expenses............    20,717        1,377         191         22,285
                            -------       ------       -----        -------
Net income (loss) from
 operations..............    (1,609)         581        (191)        (1,219)
Interest income, net.....     1,473          (78)                     1,395
                            -------       ------       -----        -------
Net income (loss) before
 income taxes............      (136)         503        (191)           176
Income tax provision
 (benefit)...............       305          (40)                       265
                            -------       ------       -----        -------
                               (441)         543        (191)           (89)
Minority shareholders'
 interest................                                (52)(f)        (52)
                            -------       ------       -----        -------
Net income (loss)........   $  (441)      $  543       $(139)       $   (37)
                            =======       ======       =====        =======
Loss per share:
  Basic..................   $ (0.04)                                $ (0.00)
  Diluted................   $ (0.04)                                $ (0.00)
Shares used in computing
 loss per share:
  Basic..................    11,028                                  11,028
  Diluted................    11,028                                  11,028

                            BROOKS AUTOMATION, INC.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                            STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED SEPTEMBER 30, 1998

                       (In thousands, except share data)

                                                    (Pro Forma)
                                                    Adjustments
                          (Historical) (Historical)     and       (Pro Forma)
                             Brooks     Hanyon (a)  Eliminations  Consolidated
                          ------------ ------------ ------------  ------------
Revenues.................   $ 99,862      $7,453                    $107,315
Cost of revenues.........     72,357         396                      72,753
                            --------      ------       -----        --------
Gross profit.............     27,505       7,057                      34,562
                            --------      ------       -----        --------
Operating expenses:
  Research and
   development...........     22,674           0                      22,674
  Selling, general and
   administrative........     26,464       2,516         383 (d)      29,363
  Acquisition-related and
   restructuring.........      3,722           0                       3,722
                            --------      ------       -----        --------
    Total operating
     expenses............     52,860       2,516         383          55,759
                            --------      ------       -----        --------
Net income (loss) from
 operations..............    (25,355)      4,541        (383)        (21,196)
Interest income, net.....      2,694          18                       2,712
                            --------      ------       -----        --------
Net income (loss) before
 income taxes............    (22,661)      4,559        (383)        (18,485)
Income tax provision
 (benefit)...............     (4,300)      1,465                      (2,835)
                            --------      ------       -----        --------
Net income (loss)........    (18,361)      3,094        (383)        (15,650)
Dividends on preferred
 stock...................        521           0                         521
                            --------      ------       -----        --------
                            (18,882)       3,094        (383)        (16,171)
Minority shareholders'
 interest................                               (294)(f)        (294)
                            --------      ------       -----        --------
Net income (loss)
 attributable to common
 stockholders............   $(18,882)     $3,094       $ (89)       $(15,877)
                            ========      ======       =====        ========
Loss per share:
  Basic..................   $  (1.84)                               $  (1.55)
  Diluted................   $  (1.84)                               $  (1.55)
Shares used in computing
 loss per share:
  Basic..................     10,269                                  10,269
  Diluted................     10,269                                  10,269

                 NOTES TO BROOKS PRO FORMA FINANCIAL STATEMENTS

   (a) The balance sheet as of March 31, 1999, has been translated to US Dollars at a rate of 1228.00 Korean Won to 1.0 US Dollar. The statement of operations for the 6 months ended March 31, 1999, and the year ended September 30, 1998, have been translated to US Dollars at a rate of 1240.84 Korean Won and 1450.04 Korean Won, respectively, to 1.0 US Dollar. The Hanyon historical financial statements have been converted to US GAAP.

   (b) To reflect the cash paid to acquire Hanyon.

   (c) To eliminate Hanyon historical equity, to reflect transaction costs, and to reflect goodwill. This purchase accounting is based upon preliminary estimates. Goodwill will be amortized on a straight-line basis over 5 years.

   (d) To reflect six months and twelve months of amortization of goodwill for the six months ended March 31, 1999, and the year ended September 30, 1998, respectively.

   (e) To eliminate intercompany transactions as a result of intercompany software product sales.

   (f) To reflect the 9.5% minority shareholders' interest in Hanyon's earnings.

                            BROOKS AUTOMATION, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed consolidated financial statements give effect to the Merger of Brooks Automation, Inc. ("Brooks") and Smart Machines Inc. ("Smart Machines") to be accounted for as a pooling of interests. The unaudited pro forma condensed consolidated balance sheet presents the combined financial position of Brooks and Smart Machines as of March 31, 1999, assuming that the proposed merger had occurred as of March 31, 1999. Such pro forma information is based upon the historical balance sheets of Brooks and Smart Machines as of that date. The unaudited pro forma condensed consolidated statements of operations give effect to the proposed merger of Brooks and Smart Machines by combining the results of operations of Brooks for the three years ended September 30, 1998, and the six months ended March 31, 1999 and 1998, with the results of operations of Smart Machines for the three years ended December 31, 1998, and the six months ended March 31, 1999 and 1998, respectively, on a pooling-of-interests basis.

   The operations of Smart Machines, Inc. for the three months ended December 31, 1998, resulting in net revenues of $244,000 and a net loss of $1,613,000, have been included in the pro forma statements of income for the year ended September 30, 1998, and for the six-month period ended March 31, 1999. The operations of Smart Machines for the three months ended December 31, 1997, resulting in net revenues of $127,000 and a net loss of $1,224,000, have been included in the pro forma statements of income for the year ended September 30, 1997, and for the six-month period ended March 31, 1998.

   On July 6, 1999, Brooks filed Form 8-K/A to give the effect of the acquisition of Hanyon Technologies, Inc., ("Hanyon") by Brooks, which was accounted for under the purchase method. The pro forma information filed in that Form 8-K/A, has been used in lieu of the historical information for Brooks in the unaudited pro forma condensed consolidated balance sheet as of March 31, 1999, and the unaudited pro forma condensed consolidated statements of operations for the fiscal year ended September 30, 1998, and the six months ended March 31, 1999.

   These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of Brooks, Smart Machines, and Hanyon included elsewhere in the proxy statement/prospectus.

   Brooks and Smart Machines estimate that they will incur direct transaction costs of approximately $750,000 associated with the Merger, which will be charged to operations as incurred. There can be no assurance that the combined company will not incur additional charges to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies. See "Risk Factors--Integration of the Two Companies."

   The unaudited pro forma condensed combined financial information set forth below is presented for illustrative purposes only, and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger occurred at the beginning of the periods presented, nor is it necessarily indicative of the future financial position or results of operations of the combined companies.

   Risks related to merger--the integration of Smart Machines with Brooks will be expensive and time-consuming and poses a number of challenges that may materially adversely affect Brooks' buisiness.

                            BROOKS AUTOMATION, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1999

                     (In thousands, except per share data)

                                                                         Pro
                                           Historical  Pro Forma        Forma
                                Brooks(1)    SMART    Adjustments      Combined
                                ---------  ---------- -----------      --------
            ASSETS
Current assets:
  Cash and cash equivalents.... $ 66,314    $    977    $    --        $ 67,291
  Accounts receivable, net.....   25,095         105         --          25,200
  Inventories..................   16,839         521         --          17,360
  Prepaids expenses and other
   current assets..............    9,261          83         --           9,344
                                --------    --------    -------        --------
    Total current assets.......  117,509       1,686         --         119,195
  Fixed assets, net............   17,860         303         --          18,163
  Goodwill.....................    1,914          --         --           1,914
  Other assets.................    5,099          15         --           5,114
                                --------    --------    -------        --------
    Total assets............... $142,382    $  2,004    $    --        $144,386
                                ========    ========    =======        ========

 LIABILITIES AND STOCKHOLDERS'
            EQUITY
Current liabilities:
  Accounts payable............. $  5,093    $    152    $    --        $  5,245
  Accrued expenses and other
   current liabilities.........   13,688         686        609 (1)(4)   14,983
                                --------    --------    -------        --------
    Total current liabilities..   18,781         838        609          20,228
Other long-term liabilities....    1,760       3,499     (2,500)(1)       2,759
                                --------    --------    -------        --------
    Total liabilities..........   20,541       4,337     (1,891)         22,987
                                --------    --------    -------        --------
Redeemable convertible
 preferred stock...............       --       3,787     (3,787)             --
                                --------    --------    -------        --------
Stockholders' equity:
  Preferred stock..............       --       6,467     (6,467)(1)          --
  Common stock.................      111         747       (742)(1)         116
  Additional paid-in capital...  129,237       1,838     13,637 (1)     144,712
  Cumulative translation
   adjustment..................     (431)         --         --            (431)
  Deferred compensation........     (104)         --         --            (104)
  Accumulated deficit..........   (6,972)    (15,172)      (750)(4)     (22,894)
                                --------    --------    -------        --------
    Total stockholders'
     equity....................  121,841      (6,120)     5,678         121,399
                                --------    --------    -------        --------
    Total liabilities and
     stockholders' equity...... $142,382    $  2,004    $    --        $144,386
                                ========    ========    =======        ========


     See Notes to the Unaudited Pro Forma Condensed Consolidated Financial
                                  Statements.

                            BROOKS AUTOMATION, INC.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (In thousands, except per share data)

                              Six months ended
                                 March 31,        Year ended September 30,
                              -----------------  ----------------------------
                               1999      1998      1998      1997      1996
                              -------  --------  --------  --------  --------
Revenues (a)................. $45,082  $ 53,882  $107,697  $109,428  $112,730
Cost of revenues.............  24,358    39,015    73,924    65,311    57,961
                              -------  --------  --------  --------  --------
Gross profit.................  20,724    14,867    33,773    44,117    54,769
                              -------  --------  --------  --------  --------
Operating expenses:
  Research and development...  10,122    13,919    25,389    22,207    20,315
  Selling, general and
   administrative............  13,997    14,957    30,392    24,906    23,798
  Acquisition-related and
   restructuring.............     --        --      3,722       --        230
                              -------  --------  --------  --------  --------
    Total operating
     expenses................  24,119    28,876    59,503    47,113    44,343
                              -------  --------  --------  --------  --------
Net income (loss) from
 operations..................  (3,395)  (14,009)  (25,730)   (2,996)   10,426
Interest income (expense),
 net.........................   1,330     1,544     2,941      (705)      (36)
                              -------  --------  --------  --------  --------
Net income (loss) before
 income taxes................  (2,065)  (12,465)  (22,789)   (3,701)   10,390
Income tax provision
 (benefit)...................     265    (1,287)   (2,835)    1,267     4,599
                              -------  --------  --------  --------  --------
Net income (loss)............  (2,330)  (11,178)  (19,954)   (4,968)    5,791
Dividends on preferred
 stock.......................     450       711     1,420     1,005       521
                              -------  --------  --------  --------  --------
Net income (loss)
 attributable to common
 stockholders................ $(2,780) $(11,889) $(21,374) $ (5,973) $  5,270
                              =======  ========  ========  ========  ========
Earnings (loss) per share:
  Basic...................... $ (0.24) $  (1.12) $  (1.99) $  (0.73) $   0.67
  Diluted.................... $ (0.24) $  (1.12) $  (1.99) $  (0.73) $   0.62

Shares used in computing
 earnings (loss) per share:
  Basic......................  11,502    10,609    10,739     8,175     7,846
  Diluted....................  11,502    10,609    10,739     8,175     9,326

--------
(a) Includes revenues from a related party of $4.5 million and $10.2 million for the six months ended March 31, 1999 and 1998, and $16.3 million, $18.9 million, and $19.1 million for the years ended September 30, 1998, 1997, and 1996.

     See Notes to the Unaudited Pro Forma Condensed Consolidated Financial
                                  Statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                       CONSOLIDATED FINANCIAL STATEMENTS

1. PRO FORMA BASIS OF PRESENTATION

   These unaudited pro forma condensed consolidated financial statements give effect to the Merger as if it had occurred at the beginning of the earliest period presented. The shares issued were based upon a purchase price of $14.2 million minus the outstanding obligations of Smart Machines under its existing third party credit facility. There were 478,000 shares of Brooks common stock, at $27.49 per share, issued in exchange for all of the Smart Machines outstanding common stock, preferred stock, and convertible notes and related interest. For the purposes of these pro forma condensed consolidated financial statements, the price per share of the Books common stock was based upon the average of the closing price for Brooks common stock on the Nasdaq National Market for the 20 consecutive trading-day period ending July 29, 1999. In addition, all outstanding options and warrants to purchase Smart Machines capital stock will be exchanged for options and warrants to purchase Brooks common stock, based on the Capital Stock Conversion Ratios of $0.015, $0.0370, $0.1111, $0.1296, 0.1296 for Common Stock, Preferred Stock Series A, Preferred Stock Series B, Preferred Stock Series C and Preferred Stock Series D, respectively. As of March 31, 1999, options to purchase a total of 480,617 shares and warrants to purchase a total of 592,064 shares of Smart Machines common stock were outstanding.

   On July 6, 1999, Brooks filed Form 8-K/A to give the effect of the acquisition of Hanyon Technologies, Inc., by Brooks, which was accounted for under the purchase method. The pro forma information filed in that Form 8-K/A, has been used in lieu of the historical information for Brooks in the unaudited pro forma condensed consolidated balance sheet as of March 31, 1999, and in the unaudited pro forma condensed consolidated statements of operations for the fiscal year ended September 30, 1998, and the six months ended March 31, 1999.

   The unaudited pro forma condensed consolidated financial statements give effect to the Merger on a retroactive basis. The unaudited pro forma condensed consolidated balance sheet as of March 31, 1999, gives effect to the Merger as if it had occurred on March 31, 1999, and combines the pro forma balance sheet of Brooks and the unaudited historical balance sheet of Smart Machines as of March 31, 1999. The unaudited pro forma condensed consolidated statements of operations give effect to the Merger as if it had occurred at the beginning of the earliest period presented. The unaudited pro forma condensed consolidated statements of operations for the fiscal years ended September 30, 1998, 1997, and 1996, and the six months ended March 31, 1999 and 1998, combine the historical results of operations of Brooks for the fiscal years ended September 30, 1998, 1997, and 1996, and the six months ended March 31, 1999 and 1998, with the historical results of operations of Smart Machines for the three years ended December 31, 1998, and the six months ended March 31, 1999 and 1998, respectively, on a pooling-of-interests basis.

   The operations of Smart Machines for the three months ended December 31, 1998, resulting in net revenues of $244,000 and a net loss of $1,613,000, have been included in the pro forma statements of income for the year ended September 30, 1998, and for the six-month period ended March 31, 1999. The operations of Smart Machines for the three months ended December 31, 1997, resulting in net sales of $127,000 and a net loss of $1,224,000, have been included in the pro forma statements of income for the year ended September 30, 1997, and for the six-month period ended March 31, 1998.

2. PRO FORMA EARNINGS PER SHARE

   The unaudited pro forma combined earnings per share information is based upon the weighted average number of common and dilutive potential common shares outstanding of Brooks and Smart Machines for each period presented, giving effect to the Merger as if it occurred at the beginning of the earliest period presented, using the per share price for Brooks common stock of $27.49 and a purchase price of $14.2 million minus the outstanding obligations of Smart Machines under its existing third party credit facility.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

3. CONFORMING ADJUSTMENTS AND INTERCOMPANY TRANSACTIONS

   There were no material adjustments required to conform the accounting policies of Brooks and Smart Machines. There are no material intercompany transactions included in the unaudited pro forma condensed consolidated financial statements.

4. TRANSACTION COSTS

   It is estimated that the combined company will incur charges to operations of approximately $750,000 representing direct transaction costs of the Merger, primarily for accounting and legal fees. The estimated charge is reflected in the unaudited condensed consolidated balance sheet as March 31, 1999, but is not reflected in the unaudited pro forma condensed consolidated statements of operations. These nonrecurring transaction costs will be charged to operations as incurred. These costs reflect a preliminary estimate only, and therefore, are subject to change.

   It is expected that following the Merger, the combined company will incur additional significant costs associated with integrating the two companies, which amounts will be charged to operations as incurred. The amount of such costs is not currently reasonably estimable and, accordingly, the amount has not been reflected in the unaudited pro forma condensed consolidated balance sheet as of March 31, 1999. There can be no assurance that the combined company will not incur additional material charges to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            BROOKS AUTOMATION, INC.

                            SMART ACQUISITION CORP.

                                      And

                              SMART MACHINES INC.

                              DATED: JULY 7, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

  1. Definitions..........................................................  A-1

  2. The Merger; Closing..................................................  A-7

    2.1  The Merger......................................................   A-7
    2.2  Effective Time..................................................   A-7
    2.3  Effects of the Merger...........................................   A-7
    2.4  Articles of Incorporation of Surviving Corporation..............   A-8
    2.5  Bylaws of Surviving Corporation.................................   A-8
    2.6  Officers and Directors of Surviving Corporation.................   A-8
    2.7  Conversion or Cancellation of Capital Stock of the Company......   A-8
    2.8  Surrender of Certificates.......................................  A-10
    2.9  No Fractional Shares; Multiple Certificates.....................  A-11
    2.10 Escrow Shares...................................................  A-12
    2.11 Shareholder Representative......................................  A-12
    2.12 Stock Transfer Books............................................  A-13
    2.13 Tax and Accounting Consequences.................................  A-13
    2.14 Regulation D....................................................  A-13

  3. Representations and Warranties Concerning the Company................ A-13

    3.1  Organization and Good Standing..................................  A-13
    3.2  Authority; No Conflict..........................................  A-13
    3.3  Capitalization..................................................  A-14
    3.4  Books, Records and Accounts.....................................  A-15
    3.5  Financial Statements............................................  A-15
    3.6  No Undisclosed Liabilities......................................  A-16
    3.7  No Material Adverse Change......................................  A-16
    3.8  Taxes...........................................................  A-16
    3.9  Accounts Receivable.............................................  A-17
    3.10 Title to Properties; Encumbrances...............................  A-18
    3.11 Condition and Sufficiency of Assets.............................  A-19
    3.12 Compliance with Laws; Governmental Authorizations...............  A-19
    3.13 Legal Proceedings...............................................  A-19
    3.14 Absence of Certain Changes and Events...........................  A-19
    3.15 Contracts; No Defaults..........................................  A-21
    3.16 Insurance.......................................................  A-23
    3.17 Environmental Matters...........................................  A-24
    3.18 Employees.......................................................  A-24
    3.19 Employee Benefits...............................................  A-25
    3.20 Labor Relations.................................................  A-27
    3.21 Intellectual Property...........................................  A-28
    3.22 Certain Payments................................................  A-30
    3.23 Relationships with Related Persons..............................  A-30
    3.24 Brokers or Finders..............................................  A-31
    3.25 Customer Relationships..........................................  A-31
    3.26 Outstanding Indebtedness........................................  A-31
    3.27 Suppliers; Raw Materials Contractors............................  A-31
    3.28 Customers.......................................................  A-31
    3.29 Year 2000 Compliance............................................  A-32
    3.30 Payables........................................................  A-32

    3.31 Inventories......................................................  A-32
    3.32 Product Warranties; Product Liability............................  A-33
    3.33 Financial Service Relations and Powers of Attorney...............  A-33
    3.34 Pooling..........................................................  A-33
    3.35 Regulatory Correspondence........................................  A-33
    3.36 HSR Act..........................................................  A-33
    3.37 Company Action...................................................  A-33
    3.38 Disclosure.......................................................  A-34

  4. Representations and Warranties of Parent and Merger Sub............... A-34

    4.1  Organization and Good Standing...................................  A-34
    4.2  Authority; No Conflict...........................................  A-34
    4.3  Capitalization; Parent Shares....................................  A-35
    4.4  Filings with the Commission......................................  A-35
    4.5  No Material Adverse Change.......................................  A-36
    4.6  Legal Proceedings................................................  A-36
    4.7  Brokers or Finders...............................................  A-36
    4.8  Disclosure.......................................................  A-36

  5. Covenants............................................................. A-36

    5.1  Normal Course....................................................  A-36
    5.2  Conduct of Business..............................................  A-36
    5.3  Regulation D.....................................................  A-38
    5.4  Private Placement Memorandum.....................................  A-38
    5.5  Company Shareholder Documents....................................  A-39
    5.6  S-4 Registration Statement.......................................  A-39
    5.7  Special Meeting..................................................  A-40
    5.8  Agreements with Respect to Affiliates............................  A-40
    5.9  Certain Filings..................................................  A-41
    5.10 Notification of Certain Matters..................................  A-41
    5.11 Pooling Accounting Treatment.....................................  A-41
    5.12 No Solicitation..................................................  A-41
    5.13 Access to Information; Confidentiality...........................  A-42
    5.14 Reasonable Best Efforts; Further Action..........................  A-42

  6. Additional Covenants of Parent and Merger Sub......................... A-42

    6.1  Certain Filings..................................................  A-42
    6.2  Notification of Certain Matters..................................  A-43
    6.3  Employment Matters...............................................  A-43
    6.4  Indemnification and Insurance....................................  A-43
    6.5  Registration.....................................................  A-44
    6.6  NMS Listing......................................................  A-46
    6.7  Payment of Fees and Interest.....................................  A-46

  7. Conditions to Obligations of Parent and Merger Sub.................... A-47

    7.1  Representations and Warranties...................................  A-47
    7.2  Performance of Covenants.........................................  A-47
    7.3  Convertible Notes................................................  A-47
    7.4  Dissenting Shareholders..........................................  A-47
    7.5  Update Certificate...............................................  A-47

    7.6   No Governmental or Other Proceeding; Illegality.................  A-47
    7.7   Approvals and Consents..........................................  A-48
    7.8   Opinion of Counsel..............................................  A-48
    7.9   Shareholder Approval............................................  A-48
    7.10  Opinions of Accountants; Pooling................................  A-48
    7.11  Escrow Agreement................................................  A-48
    7.12  Noncompetition and Proprietary Information Agreements...........  A-48
    7.13  Termination of Rights and Voting Agreements.....................  A-48
    7.14  Nasdaq National Market..........................................  A-49
    7.15  Registration....................................................  A-49
    7.16  Other Documents.................................................  A-49

  8. Conditions to Obligations of the Company.............................. A-49

    8.1   Representations and Warranties..................................  A-49
    8.2   Performance of Covenants........................................  A-49
    8.3   Update Certificate..............................................  A-49
    8.4   No Governmental or Other Proceeding; Illegality.................  A-49
    8.5   Opinion of Counsel..............................................  A-50
    8.6   Shareholder Approval............................................  A-50
    8.7   Registration....................................................  A-50

  9. Survival; Indemnification............................................. A-50

    9.1   Survival........................................................  A-50
    9.2   Indemnification.................................................  A-50
    9.3   Third Person Claims.............................................  A-51
    9.4   Method of Payment...............................................  A-51
    9.5   Limitations.....................................................  A-51
    9.6   Maximum Liability and Remedies..................................  A-51

 10. Termination of Agreement.............................................. A-52

    10.1  Termination.....................................................  A-52
    10.2  Termination by the Parent.......................................  A-52
    10.3  Termination by the Company......................................  A-52
    10.4  Procedure for Termination.......................................  A-53
    10.5  Effect of Termination...........................................  A-53
    10.6  Right to Proceed................................................  A-54

 11. General Provisions.................................................... A-54

    11.1  Termination of Representations And Warranties...................  A-54
    11.2  Expenses........................................................  A-54
    11.3  Public Announcements............................................  A-54
    11.4  Notices.........................................................  A-55
    11.5  Jurisdiction; Service of Process................................  A-55
    11.6  Reset Election..................................................  A-55
    11.7  Failure or Indulgence Not Waiver; Remedies Cumulative...........  A-56
    11.8  Assignments, Successors, and No Third-Party Rights..............  A-56
    11.9  Severability....................................................  A-56
    11.10 Governing Law...................................................  A-57
    11.11 Counterparts....................................................  A-57
    11.12 Entire Agreement and Modification...............................  A-57

                          AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of July 7, 1999, among (i) Brooks Automation, Inc. ("Parent"), a Delaware corporation and a party to this Agreement but not a constituent corporation in the Merger (as hereinafter defined), (ii) SMART Acquisition Corp. ("Merger Sub"), a Delaware corporation all of whose capital stock is owned directly by Parent, and (iii) Smart Machines Inc. (the "Company"), a California corporation.

                                   RECITALS:

   A. The Boards of Directors of Parent, Merger Sub and the Company, deeming it advisable and for the respective benefit of Parent, Merger Sub and the Company, and their shareholders, have approved the Merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, and have approved this Agreement and authorized the transactions contemplated hereby.

   B. The Board of Directors of the Company has determined to recommend to all of the Company's shareholders that the Merger and this Agreement be approved.

   C. Parent, Merger Sub, and the Company intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368 of the Code (as hereinafter defined) and the regulations promulgated thereunder.

   D. Parent, Merger Sub, and the Company intend that the Merger be accounted for as a pooling-of-interests for financial reporting and accounting purposes.

   E. Pursuant to the Merger, each outstanding share of the Company's capital stock (the "Company Capital Stock"), shall be automatically converted into the right to receive the consideration specified in Section 2.7 upon the terms and subject to the conditions hereinafter set forth.

   F. Upon consummation of the Merger, the Company will be a wholly-owned subsidiary of Parent.

  THE PARTIES AGREE AS FOLLOWS:

1. Definitions

   For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

   "Accounts Receivable"--as defined in Section 3.9.

   "Actual Damages"--as defined in Section 9.2.

   "Affiliate Agreement"--as defined in Section 3.37.

   "Affiliate Letters"--as defined in Section 5.8.

   "Agreement"--this Agreement, including the Schedules and Exhibits hereto.

   "Agreement of Merger"--as defined in Section 2.2.

   "Alternative Acquisition"--as defined in Section 5.12.

   "Certificates"--as defined in Section 2.8(c).

   "CGCL"--as defined in Section 2.1(a).

   "Closing"--as defined in Section 2.1(b).

   "Closing Date"--the date and time as of which the Closing actually takes place.

   "Closing Exchange Price"--the average closing price of a share of Parent Common Stock for the 20 consecutive Trading Days ending on the Trading Day that is five Trading Days immediately prior to the Closing Date, as reported on the Nasdaq National Market (subject to appropriate adjustment for any stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to the Parent Common Stock occurring after the date hereof and prior to the Effective Time).

   "Code"--the Internal Revenue Code of 1986, as amended, or any successor law.

   "Commission"--the United States Securities and Exchange Commission.

   "Company"--as defined in the first paragraph of this Agreement.

   "Company Capital Stock"--the Company Common Stock and Company Preferred
Stock.

   "Company Common Stock"--the Common Stock, no par value, of the Company.

   "Company Preferred Stock"--the Series A, Series B, Series C and Series D Preferred Stock of the Company.

   "Company Shareholders"--the holders of the Company Common Stock and Company Preferred Stock.

   "Company Shareholder Documents"--as defined in Section 5.5(b).

   "Company Shareholder Questionnaire"--as defined in Section 5.5(a).

   "Company Subsidiary"--Smart Machines of California Inc., a California corporation.

   "Company Termination Fee"--as defined in Section 10.5(d).

   "Confidentiality Agreements"--the Confidentiality Agreement, dated July 7, 1999 between the Company and Parent and the Confidentiality Agreement, dated February 9, 1999 between Parent and Needham.

   "Continuing Employee"--as defined in Section 6.3(a).

   "Contract"--any agreement, contract, obligation, promise, commitment or undertaking (whether written or oral and whether express or implied), other than those that have been terminated.

   "Convertible Notes"--the 7% Convertible Promissory Notes issued pursuant to the Note Purchase Agreement, dated June 15, 1998.

   "Copyrights"--as defined in Section 3.21(a).

   "Credit Line"--all credit extensions and facilities provided by Venture Lending and Leasing II, Inc. or any of its affiliates.

   "Customers"--as defined in Section 3.28.

   "Damages"--as defined in Section 9.2.

   "DGCL"--as defined in Section 2.1(a).

   "Disclosure Document"--as defined in Section 5.7.

   "Disclosure Schedule"--the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement.

   "Dissenting Shareholders"--as defined in Section 2.7(b).

   "Effective Time"--as defined in Section 2.2.

   "Employee Benefit Plan"--as defined in Section 3.19(a).

   "Encumbrance"--any mortgage, charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership; and the verb "Encumber" shall be construed accordingly.

   "Environmental Claim"--any accusation, allegation, notice of violation, action, claim, Encumbrance, Lien, demand, abatement or other Order or direction (conditional or otherwise) by any Governmental Authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material or other substance, clinical, material, pollutant, contaminant, odor, audible noise, or other Release in, into or onto the environment (including, without limitation, the air soil, soil, surface water or groundwater) at, in, by, from or related to the Facilities or any activities conducted thereon; (ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of the Facilities; or (iii) the violation, or alleged violation, of any Environmental Laws, Orders or Governmental Permits of or from any Governmental Authority relating to environmental matters connected with the Facilities.

   "Environmental, Health, and Safety Liabilities"--any cost, damage, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, generation, handling and disposal of Hazardous Materials, occupational safety and health, and regulation of chemical and Hazardous Materials); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, litigation, including civil and criminal claims, demands and responses, investigative, remedial, response or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or (d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., as amended ("CERCLA").

   "Environmental Law"--any Law concerning the environment, or activities that might threaten or result in damage to the environment or human health, or any Law that is concerned in whole or in part with the environment and with protecting or improving the quality of the environment and human and employee health and safety and includes, but is not limited to, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. (S) 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), the Clean Water Act (33 U.S.C. (S) 1251 et seq.), the Clean Air Act (33 U.S.C. (S) 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. (S) 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. (S) 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.) ("OSHA"), as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

   "ERISA"--the Employee Retirement Income Security Act of 1974, as amended, or any successor law.

   "ERISA Affiliate"--as defined in Section 3.19(b).

   "Escrow Agent"--as defined in Section 2.10.

   "Escrow Agreement"--as defined in Section 2.10.

   "Escrow Shares"--as defined in Section 2.10.

   "Exchange Act"--the Securities Exchange Act of 1934, as amended, or any successor law.

   "Exchange Agent"--as defined in Section 2.8(a).

   "Exchange Ratio"--as defined in Section 2.7(a).

   "Facilities"--any real property, leaseholds or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures or equipment (including motor vehicles) currently or formerly owned or operated by the Company.

   "Financial Statements"--as defined in Section 3.5(a).

   "GAAP"--United States generally accepted accounting principles.

   "Governmental Authority"--any court, tribunal, authority, agency, commission, bureau, department, official or other instrumentality of the United States, any foreign country or any domestic, foreign, state, local, county, city or other political subdivision.

   "Governmental Permit"--any license, franchise, permit or other authorization of any Governmental Authority.

   "Hazardous Materials"--any substance, material or waste which is regulated by Environmental Law, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "subject waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, including but not limited to, petroleum products, asbestos and polychlorinated biphenyls.

   "HSR Act"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law.

   "Indemnitee"--as defined in Section 9.2.

   "Intellectual Property Assets"--as defined in Section 3.21(a).

   "Interim Financial Statements"--as defined in Section 3.5(a).

   "ISO"--as defined in Section 3.19(i).

   "Key Employees"--Messrs. K. Charles Janac, Todd Sokonyoy, Gregory Martes, Ms. Sharon Andres and Matt Fauss.

   "Law"--any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or guideline.

   "Lien"--any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

   "Marks"--as defined in Section 3.21(a).

   "Material Adverse Effect"--as defined in Section 3.7.

   "Material Personal Property"--as defined in Section 3.10.

   "Merger"--as defined in Section 2.1(a).

   "Merger Sub"--as defined in the first paragraph of this Agreement.

   "Occupational Safety and Health Law"--any legal or governmental requirement or obligation relating to safe and healthful working conditions or to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

   "Options"--as defined in Section 2.7(d).

   "Order"--any order, consent, consent order, injunction, judgment, decree, consent decree, ruling, writ, assessment or arbitration award.

   "Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any charter, trust certificate or document or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all currently effective amendments to any of the foregoing.

   "Parent"--as defined in the first paragraph of this Agreement.

   "Parent Common Stock"--the Common Stock, $0.01 par value per share, of
Parent.

   "Parent Purchase Right"--as defined in Section 2.7(g).

   "Parent SEC Report"--as defined in Section 4.4.

   "Parent Shares"--the shares of Parent Common Stock to be issued to the Company Shareholders in connection with the Merger.

   "Patents"--as defined in Section 3.21(a).

   "Pension Plan"--as defined in Section 3.19(f).

   "Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body or Governmental Authority.

   "Placement Memorandum/Proxy Statement"--as defined in Section 5.4(a).

   "Pooling Rules"--as defined in Section 5.8.

   "Proceeding"--any pending claim, action, investigation, arbitration, litigation or other judicial, regulatory or administrative proceeding.

   "Prospectus/Proxy Statement"--as defined in Section 5.6(b).

   "Purchase Price"--$11,970,406 less all principal, interest, fees and premiums, if any, relating to the Credit Line plus the principal amount of any draw down from the Credit Line from the date of this Agreement to the Closing Date aggregating up to but not exceeding $1,000,000 to satisfy the Company's working capital requirements together with interest, fees and premiums, if any, relating to such draw down.

   "Purchaser Representative Agreement"--as defined in Section 5.5(b).

   "Registration Statement"--the registration statement on Form S-3 to be filed by Parent with the SEC pursuant to Section 6.5.

   "Regulation D"--Regulation D promulgated pursuant to the Securities Act.

   "Related Person"--as defined in Section 3.23.

   "Release"--any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment of any Hazardous Material through or in the air, soil, surface water or groundwater.

   "Remedial Action"--all actions, including, without limitation, any expenditures, required or voluntarily undertaken to (i) clean up, remove, treat, or in any other way address any Hazardous Material or other substance in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or
(iv) bring any Facility into compliance with all Environmental Laws and Environmental Permits.

   "Returns"--as defined in Section 3.8(b).

   "Rule 145"--as defined in Section 5.8.

   "S-4 Registration Statement"--as defined in Section 5.6(a).

   "Securities Act"--the Securities Act of 1933, as amended, or any successor law.

   "Shareholder Representative"--as defined in Section 2.11.

   "Sophistication Certificate"--as defined in Section 5.5(b).

   "Special Consent"--as defined in Section 5.4(a).

   "Special Meeting"--as defined in Section 5.4(a).

   "Subsidiary"--with respect to any Person, any corporation, joint venture, limited liability company, partnership, association or other business entity of which more than 50% of the total voting power of stock or other equity entitled to vote generally in the election of directors or managers or equivalent persons thereof is owned or controlled, directly or indirectly, by such Person.

   "Surviving Corporation"--as defined in Section 2.1(a).

   "Systems"--as defined in Section 3.29(a).

   "Tax Authority"--as defined in Section 3.8(a).

   "Taxes"--as defined in Section 3.8(a).

   "Third Person"-- as defined in Section 9.3.

   "Trade Secrets"--as defined in Section 3.21(a).

   "Trading Day"-- any day on which the Nasdaq National Market is open for business.

   "Transaction Documents"--the Agreement of Merger and the other agreements, documents or instruments executed and delivered by a party hereto as contemplated under this Agreement.

   "WARN"--as defined in Section 3.18(d).

   "Warrants"-- as defined in Section 2.7(d).

   "Year 2000"--as defined in Section 3.29(a).

2. The Merger; Closing

  2.1 The Merger

   (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California General Corporation Law (the "CGCL") and the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (the "Merger"). Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "Smart Machines Inc."

   (b) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10 and subject to the satisfaction or waiver of the conditions set forth in Sections 7 and 8, the consummation of the Merger will take place on or as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Sections 7 and 8 at the offices of Brown, Rudnick, Freed & Gesmer, One Financial Center, Boston, Massachusetts 02111 (the "Closing"), unless another date, time or place is agreed to in writing by the Company and Parent.

  2.2 Effective Time

   As soon as practicable following the Closing, the parties hereto shall cause the Merger to be consummated by (i) filing an agreement or certificate of merger (the "Agreement of Merger") in such form as is required by and executed in accordance with the relevant provisions of the CGCL and the DGCL, and (ii) making all other filings or recordings required under the CGCL and the DGCL. The Merger shall become effective at such time as the Agreement of Merger, having previously been duly filed with the Secretary of State of the State of Delaware, is duly filed with the Secretary of State of the State of California or at such subsequent time as the Company, Merger Sub and Parent shall agree and shall be specified in the Agreement of Merger (the date and time the Merger becomes effective being the "Effective Time").

  2.3 Effects Of The Merger

   At and after the Effective Time, the Merger will have the effects set forth in this Agreement, the Agreement of Merger and the applicable provisions of the CGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  2.4 Articles of Incorporation of Surviving Corporation

   Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, unless and until thereafter changed or amended in accordance with the CGCL.

  2.5 Bylaws Of Surviving Corporation

   Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, unless and until thereafter changed or amended in accordance with the CGCL.

  2.6 Officers And Directors Of Surviving Corporation

   The officers of Merger Sub immediately prior to the Effective Time (which are identified in Section 2.6 of the Disclosure Schedule) shall be the initial officers of the Surviving Corporation, in each case until the earliest of their resignation or removal from office or their otherwise ceasing to be officers or until their respective successors are duly elected and qualified. The directors of Merger Sub immediately prior to the Effective Time (which are identified in Section 2.6 of the Disclosure Schedule) shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

  2.7 Conversion Or Cancellation Of Capital Stock Of The Company

   At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any holder thereof:

   (a) Company Capital Stock. Subject to the provisions of Sections 2.7(b) and
(e), 2.8 and 2.9, each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (except for shares held in the Company's treasury) shall be canceled and extinguished and automatically converted into the right to receive, before reduction on a pro rata basis with all the Company Capital Stock for the Escrow Shares, the number of shares of Parent Common Stock based on the Closing Exchange Price (the "Exchange Ratio") as follows:

Series of Stock                            Exchange Ratio

Common                 (Purchase Price - 8,094,625) / Closing Exchange Price
                     ----------------------------------------------------------
                      Total Number of Shares of Issued and Outstanding Company
                                    Common Stock on Closing Date

Series A Preferred               1,342,621 / Closing Exchange Price
                     ----------------------------------------------------------
                     Total Number of Shares of Issued and Outstanding Series A
                                  Preferred Stock on Closing Date

Series B Preferred               1,246,707 / Closing Exchange Price
                     ----------------------------------------------------------
                     Total Number of Shares of Issued and Outstanding Series B
                                  Preferred Stock on Closing Date

Series C Preferred               2,291,342 / Closing Exchange Price
                     ----------------------------------------------------------
                     Total Number of Shares of Issued and Outstanding Series C
                                  Preferred Stock on Closing Date

Series D Preferred               3,213,955 / Closing Exchange Price
                     ----------------------------------------------------------
                     Total Number of Shares of Issued and Outstanding Series D
                                  Preferred Stock on Closing Date

   In no event shall the aggregate number of shares of Parent Common Stock determined pursuant to this Section 2.7(a) exceed the number determined by dividing (i) the Purchase Price by (ii) the Closing Exchange Price.

   (b) Dissenters. Shares of Company Capital Stock owned by a holder who (i) shall not have voted in favor of the Merger, and (ii) shall have delivered to the Company a written notice of his intent to demand payment for his shares if the Merger is effectuated in the manner provided in Section 1300 et seq. of the CGCL and is otherwise a "dissenting shareholder" as such term is used in such sections of the CGCL (collectively, the "Dissenting Shareholders") shall not be canceled, extinguished and converted as provided in Section 2.7(a), but shall be entitled to receive such consideration as shall be provided in such sections of the CGCL, except that shares of any Dissenting Shareholder who shall thereafter cease to be a "dissenting shareholder" as provided in such sections of the CGCL shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into Parent Common Stock, as provided in
Section 2.7(a). The Company shall notify Parent in writing of the details of the Dissenting Shareholders and the number of shares of Company Capital Stock that they own. The Company shall not enter into any agreement or settlement with any Dissenting Shareholder without the prior written consent of Parent.

   (c) Treasury Shares and Unissued Shares. Each share of Company Capital Stock held in the Company's treasury and each authorized but unissued share of Company Capital Stock shall cease to exist without payment of any consideration therefor.

   (d) Warrants and Options. As of the Effective Time, all (i) outstanding options to purchase Company Common Stock granted by the Company pursuant to its stock option plans or otherwise ("Options") and (ii) warrants to purchase Company Preferred Stock or Company Common Stock ("Warrants"), whether vested or unvested, whether or not exercisable, shall be assumed by the Parent. Immediately after the Effective Time, each Option and Warrant outstanding immediately prior to the Effective Time shall be deemed to constitute an option or warrant to acquire, on the same terms and conditions as were applicable under such Option or Warrant at the Effective Time (without giving effect to the Merger), such number of shares of Parent Common Stock equal to the number of shares of Company Common Stock or Company Preferred Stock subject to the unexercised portion of such Option or Warrant, as applicable, multiplied by the appropriate Exchange Ratio, with any fraction resulting from such multiplication to be paid in cash upon the exercise of such Option or Warrant based upon the closing price of Parent Common Stock on the Nasdaq National Market on the date of exercise. The exercise price per share of each such assumed Option and Warrant shall be equal to the exercise price of such Option and Warrant immediately prior to the Effective Time, divided by the Exchange Ratio (rounded to the nearest whole cent). The terms, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Options and Warrants shall otherwise remain unchanged. As soon as practicable after the Effective Time, the Parent or the Surviving Corporation shall deliver to the holders of Options and Warrants appropriate notices setting forth such holders' rights pursuant to such Options and Warrants, as amended by this Section 2.7, and the agreements evidencing such Options and Warrants shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 2.7.) The Board of Directors of the Company (or if appropriate, a committee thereof) shall adopt such resolutions and take such actions as may be required to cause each Option and Warrant outstanding at the Effective Time to be assumed by the Parent in accordance with Section 2.7(d). The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Options and Warrants assumed in accordance with this Section 2.7.

   (e) Merger Sub's Common Stock. Each share of Merger Sub's Common Stock, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and automatically converted into one (1) validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation.

   (f) Adjustments to Exchange Ratio Computation. The Exchange Ratio computation pursuant to Section 2.7(a) shall be appropriately adjusted for any stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to the Parent Common Stock occurring after the date hereof and prior to the Effective Time.

   (g) Parent Purchase Rights. Holders of shares of Company Capital Stock shall also receive together with each share of Parent Common Stock issued in the Merger pursuant to this Section 2.7 an associated preferred stock purchase right ("Parent Purchase Right") pursuant to the Rights Agreement, as amended, between the Parent and the Rights Agent named therein. References herein to Parent Common Stock shall be deemed to include the associated Parent Purchase Rights.

  2.8 Surrender of Certificates

   (a) Exchange Agent. The transfer agent for the Parent Common Stock, or a bank or trust company designated by Parent prior to the Effective Time, shall act as exchange agent (the "Exchange Agent") in the Merger.

   (b) Parent to Provide Common Stock and Cash. Promptly after the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this Section 2, the aggregate number of shares of Parent Common Stock issuable pursuant to Section 2.7 in exchange for the issued and outstanding shares of Company Capital Stock and the cash to be paid in lieu of fractional shares pursuant to Section 2.9. At any time following six months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent any Parent Common Stock or cash which had been made available to the Exchange Agent by or on behalf of Parent and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent with respect to such Parent Common Stock or cash payable upon due surrender of their Certificates.

   (c) Exchange Procedures. Within five business days after the Effective Time, the Exchange Agent shall cause to be delivered to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time evidenced outstanding shares of Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.7 and, if applicable, cash in lieu of fractional shares pursuant to Section 2.9 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required by such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate evidencing the number of whole shares of Parent Common Stock, plus cash in lieu of fractional shares in accordance with Section 2.9, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, evidenced shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions, to evidence the ownership of the number of whole shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with
Section 2.9.

   (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock evidenced thereby until the holder of record of such Certificate shall surrender such Certificate pursuant to Section 2.8(c). Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates evidencing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

   (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.8(e), and that the Person requesting such transfer will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Taxes have been paid or are not payable.

   (f) No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

   (g) No Further Ownership Rights in Company Capital Stock. From and after the Effective Time, no shares of Company Capital Stock shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, other than the right to receive Parent Common Stock and cash in accordance with Sections 2.7, 2.8 and 2.9 hereof. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof in accordance with Section 2.9) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.8.

   (h) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent may require, before issuing certificates in respect of the shares of Parent Common Stock evidenced thereby, such affidavits and indemnities and bonds in support thereof, as it may reasonably require with respect to such loss, theft or destruction.

   (i) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by Parent or the Exchange Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Capital Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

  2.9 No Fractional Shares; Multiple Certificates

   Notwithstanding any provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of Parent Capital Stock shall be issued in connection with the Merger, but in lieu thereof each holder of shares of Company Capital Stock otherwise entitled to a fraction of a share of Parent Common Stock pursuant to the provisions of Section 2.7 shall be paid in cash in accordance with Section 2.8 an amount equal to such fraction multiplied by the Closing Exchange Price. No such holder shall be entitled to dividends or interest on or, except for the cash payment referred to in the preceding sentence, other rights in respect of any such fractional interest. If more than one Certificate shall be surrendered for the account of the same Company

Shareholder, the number of whole shares of Parent Common Stock for which such Certificates shall be exchanged pursuant to Section 2.8 shall be computed on the basis of the aggregate number of shares of Company Capital Stock evidenced by such Certificates.

  2.10 Escrow Shares

   At the Effective Time, the Parent shall deliver to State Street Bank and Trust Company or any successor escrow agent ("Escrow Agent") appointed pursuant to the escrow agreement (the "Escrow Agreement"), Parent Shares based upon the Closing Exchange Price in an amount equal to 5% of the Purchase Price, such shares (the "Escrow Shares") to be held for a period of one (1) year from the Closing and applied in accordance with the terms of the Escrow Agreement substantially in the form attached hereto as Exhibit 2.10.

  2.11 Shareholder Representative

   (a) Each Company Shareholder will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, K. Charles Janac (together with his permitted successors, the "Shareholder Representative"), as his true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement and any transactions contemplated by the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to waive any terms and conditions of any such agreement (other than the Parent Common Stock and cash issuable in accordance with Sections 2.7, 2.8 and 2.9), to give and receive notices on his behalf and to be his exclusive representative with respect to any matter, suit, claim, action or Proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which Parent or the Surviving Corporation may be entitled to indemnification and the Shareholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable.

   (b) The Shareholder Representative shall not be liable to anyone for any action taken or not taken by him in good faith or for any mistake of fact or law for anything that he may do or refrain from doing in connection with his obligations under this Agreement (i) with the consent of stockholders who, as of the date of this Agreement, owned a majority in number of the outstanding shares of Company Common Stock (treating the Company Preferred Stock on an as-converted basis) or (ii) in the absence of his own gross negligence or willful misconduct. Any action taken or not taken pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Shareholders and Parent shall, jointly and severally, indemnify and hold the Shareholder Representative, and each successor thereof, harmless from any and all liability and expenses (including, without limitation, counsel fees) which may arise out of any action taken or omitted by him as Shareholder Representative in accordance with this Agreement, as the same may be amended, modified or supplemented, except such liability and expense as may result from the gross negligence or willful misconduct of the Shareholder Representative.

   (c) The Shareholder Representative may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Shareholder Representative shall not be liable for other parties' forgeries, fraud or false presentations.

   (d) The Shareholder Representative shall have reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

   (e) If the Shareholder Representative shall be unable or unwilling to serve in such capacity, his successor shall be named by those persons holding a majority of the shares of Company Common Stock outstanding (treating the Company Preferred Stock on an as-converted basis) at the Effective Time, and such successors shall serve and exercise the powers of the Shareholder Representative hereunder.

  2.12 Stock Transfer Books

   At the close of business on the day prior to the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Capital Stock shall there-after be made on such stock transfer books.

  2.13 Tax And Accounting Consequences

   It is intended by the parties hereto that the Merger shall (i) constitute a tax-free plan of reorganization within the meaning of Section 368 of the Code, and (ii) subject to applicable accounting standards, qualify for accounting treatment as a pooling-of-interests. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

  2.14 Regulation D

   Unless the S-4 Registration Statement is effective, all Parent Shares issued pursuant to this Agreement will be subject to certain resale restrictions pursuant to Regulation D and all certificates representing such Parent Shares shall bear a restrictive legend.

3. Representations And Warranties Concerning The Company

   Except as set forth on the disclosure schedule attached hereto (the "Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub that the statements contained in this Section 3 are true and correct. The Disclosure Schedule shall be initialed by the parties and shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3.

  3.1 Organization And Good Standing

   (a) Section 3.1 of the Disclosure Schedule contains a complete and accurate list of the jurisdictions in which the Company and the Company Subsidiary is each authorized to do business. The Company and the Company Subsidiary are each a corporation duly organized, validly existing and in good standing under the laws of California, with full corporate power and authority to conduct its business as it is now being conducted and where it is now being conducted and to own or use the assets and properties that it purports to own or use. Neither the Company nor the Company Subsidiary is qualified to do business as a foreign corporation under the Laws of any jurisdiction and is not required to be licensed or qualified in any other state or jurisdiction by either its ownership or use of assets or properties, or the nature of the activities conducted by it, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiary, taken as a whole. The Company does not have, and has never had, any Subsidiaries, except for the Company Subsidiary.

   (b) The Company has attached as Schedule 3.1(b) of the Disclosure Schedule correct and complete copies of the Organizational Documents of the Company and the Company Subsidiary.

  3.2 Authority; No Conflict

   (a) The Company has the right, power, authority and capacity to execute and deliver this Agreement and the Transaction Documents to which it is a party, to consummate the Merger and the other transactions contemplated hereby and thereby and to perform its obligations under this Agreement and the Transaction

Documents to which it is a party. This Agreement has been duly authorized and approved, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Upon the authorization and approval, execution and delivery by the Company of the Transaction Documents to which it is a party, such Transaction Documents will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

   (b) Neither the execution and delivery of this Agreement or any Transaction Document by the Company nor the consummation or performance by the Company of the Merger or any of the other transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time or both):

     (i) contravene, conflict with or result in a violation or breach of (A) any provision of the Organizational Documents of the Company or the Company Subsidiary, (B) any resolution adopted by the board of directors or the shareholders of the Company or the Company Subsidiary, (C) any legal requirement or any Order, award, decision, settlement or process to which the Company or the Company Subsidiary or any of the assets or properties owned or used by the Company or the Company Subsidiary may be subject, or
  (D) any Governmental Permit, which is held or used by the Company or the Company Subsidiary excluding from clauses (C) and (D) any contravention, conflict, violation or breach which would not, either individually or in the aggregate, materially, adversely affect the Company or materially impair or preclude the Company's ability to consummate the Merger or the transactions contemplated hereby;

     (ii) result in a breach of or constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, or require the consent, authorization or approval of or any notice to or filing with any third Person under any material Contract or any debt instrument to which the Company or the Company Subsidiary is a party or to which its or their assets or properties are bound, or require the consent, authorization or approval of or any notice to or filing with any Governmental Authority to which the Company or the Company Subsidiary or its or their assets or properties is subject except for any breaches, defaults, rights of termination, cancellation or acceleration, entitlements, consents, approvals, notices or filings which would not, either individually or in the aggregate, materially, adversely affect the Company or materially impair or preclude the Company's ability to consummate the Merger or the transactions contemplated hereby; or

     (iii) result in the imposition or creation of any Encumbrance or Lien upon or with respect to any of the assets or properties owned or used by the Company or the Company Subsidiary.

  3.3 Capitalization

   (a) The authorized equity securities of the Company consists of (i) 16,000,000 shares of Preferred Stock, 1,965,000 of which shares have been designated Series A Preferred Stock, 532,382 of which shares have been designated Series B Preferred Stock, 879,096 of which shares have been designated Series C Preferred Stock, 2,287,250 of which shares have been designated Series D Preferred Stock, and 962,261 of which have been designated Series E Preferred Stock, and (ii) 33,000,000 shares of Common Stock. Immediately prior to the Closing, 4,626,218 shares of Common Stock, 1,965,000 shares of Series A Preferred Stock, 532,382 shares of Series B Preferred Stock, 834,096 shares of Series C Preferred Stock, and 1,166,581 shares of Series D Preferred Stock and no shares of Series E Preferred Stock are issued and outstanding. Options to purchase 592,064 shares of Common Stock and warrants to purchase 35,000 shares of Series C Preferred Stock, 57,182 shares of Series D Preferred Stock, 480,617 shares of Series E Preferred Stock and 42,658 shares of Common Stock are issued and outstanding immediately prior to Closing. No equity securities of the Company are held in the treasury of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Section 3.3 of the Disclosure Schedule sets forth a complete and correct list of all of the Company Shareholders and the number of shares of Company

Capital Stock owned, of record and beneficially, by each such Company Shareholder. Section 3.3 of the Disclosure Schedule sets forth a complete and correct list of all warrants, options or similar rights, including as to each holder thereof, the name of such holder, the number of shares of Company Capital Stock subject thereto and the exercisability, exercise price or conversion rate and termination date thereof. Section 3.3 of the Disclosure Schedule sets forth all outstanding securities of the Company and the Company Subsidiary, including but not limited to all debt securities, Company Common Stock, options, warrants, rights and all other securities or outstanding or authorized subscriptions convertible or exercisable into, or exchangeable for, capital stock. No "phantom" stock, stock appreciation rights or agreements or similar rights or agreements exist which are intended to confer on any person rights similar to any rights accruing to Company Shareholders. There are no voting trusts or other Contracts or understandings to which the Company, the Company Subsidiary or any Company Shareholder is a party with respect to the transfer, voting or registration of the capital stock of the Company or the Company Subsidiary. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary owns or has any Contract to acquire any equity securities or other securities of any Person or any, direct or indirect, equity or ownership interest in any other business, except for the Company Subsidiary (with respect to the Company). No Person has any preemptive rights with respect to any security of the Company or the Company Subsidiary.

   (b) The Company directly owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer all of the issued and outstanding capital stock of the Company Subsidiary, free and clear of any and all Encumbrances and Liens of any kind or nature whatsoever. There are no voting trusts, shareholder agreements or any other Contracts or understandings to which the Company or the Company Subsidiary is a party with respect to the capital stock of the Company Subsidiary. All of the outstanding capital stock of the Company Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable.

  3.4 Books, Records and Accounts

   (a) The books of account and other records of the Company and the Company Subsidiary, all of which have been made available to Parent, are true, complete and correct in all material respects. The minute books of the Company and the Company Subsidiary contain true, accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors, and committees of the board of directors of the Company and the Company Subsidiary, respectively. The stock books of the Company and the Company Subsidiary are true, complete and correct.

   (b) The Company's books, records and accounts fairly and accurately reflect transactions and dispositions of assets by the Company, and the system of internal accounting controls of the Company is sufficient to assure that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

   (c) At the Closing, all of such books, records and accounts will be in the possession of the Company.

  3.5 Financial Statements

   (a) For purposes of this Agreement: "Financial Statements" shall mean (i) the audited consolidated balance sheets of the Company as of December 31, 1997 and December 31, 1998, and the related consolidated income statements and statements of cash flows for the three years ended December 31, 1998, and (ii) the unaudited balance sheet of the Company as of May 31, 1999 and the related income statement for the five (5) months ended on such date (the "Interim Financial Statements"). True and complete copies of such Financial Statements and Interim Financial Statements are attached as Section 3.5(a) to the Disclosure Schedule.

   (b) The Financial Statements and the Interim Financial Statements (i) have been prepared from the books and records of the Company in accordance with GAAP consistently applied during the periods covered thereby, (ii) fully reflect all liabilities and contingent liabilities of the Company (on a consolidated basis) required to be reflected therein on such basis as at the date thereof, and
(iii) fairly present the financial position of the Company (on a consolidated basis) as of the date of the balance sheet included in the Interim Financial Statements and the results of its operations (on a consolidated basis) for the period indicated; provided, however, the Interim Financial Statements (x) are subject to normal year-end adjustments and (y) do not include footnotes. The Auditors have not delivered management's letters to management of the Company for fiscal years 1998, 1997 or 1996.

  3.6 No Undisclosed Liabilities

   The Company and the Company Subsidiary do not have any material liabilities or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due), except for (i) liabilities or obligations reflected or reserved against in the Financial Statements and (ii) current liabilities incurred in the ordinary course of business since the date of the Financial Statements, consistent with past practices, (none of which is a claim for breach of contract, breach of duty, breach of warranty, tort or infringement of an intellectual property right).

  3.7 No Material Adverse Change

   Since May 31, 1999, there has not been any material adverse change in the business, operations, properties, assets, liabilities, results of operations or condition (financial or otherwise) (a "Material Adverse Effect") of the Company or the Company Subsidiary, and no event has occurred or circumstance exists that could reasonably be expected to result in a Material Adverse Effect on the Company and the Company Subsidiary, taken as a whole, provided that the effect of any of the following shall not be considered a Material Adverse Effect: (A) general economic or financial conditions, (B) other developments that are not unique to the Company and/or the Company Subsidiary but also affect other Persons who participate or are engaged in the lines of business in which the Company and/or the Company Subsidiary participate or are engaged or
(C) continued losses in amounts substantially consistent with the three month period ended May 31, 1999. To the knowledge of the Company, there is no fact that would be reasonably likely to result in a Material Adverse Effect on the Company or the Company Subsidiary which has not been specifically disclosed herein or in a schedule hereto.

  3.8 Taxes

   (a) "Taxes" shall mean all taxes, charges, fees, Encumbrances, Liens, customs, duties or other assessments, however denominated, including any interest, penalties, additions to tax or additional taxes that may become payable in respect thereof, imposed by the United States government, any state, local or foreign government, or any agency or political subdivision of any such government (a "Tax Authority"), which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, capital taxes, franchise taxes, gross receipt taxes, occupation taxes, real and personal property taxes, value added taxes, stamp taxes, transfer taxes, workers' compensation taxes, taxes relating to benefit plans and other obligations of the same or similar nature.

   (b) (i) Each of the Company and the Company Subsidiary has filed or caused to be filed with the appropriate Taxing Authorities in a timely manner all Tax returns, reports and forms ("Returns") required to be filed by them; (ii) the information on such Returns is complete and accurate in all material respects;
(iii) each of the Company and the Company Subsidiary has paid in full on a timely basis all Taxes or made adequate provision in the Financial Statements for all Taxes (whether or not shown on any Return) required to be paid by them;
(iv) there are no Encumbrances or Liens for Taxes upon the assets or properties of the Company or the Company Subsidiary other than for Taxes not yet due and payable; and (v) no deficiencies for

Taxes have been claimed, proposed, or assessed by any Tax Authority or other Governmental Authority with respect to the Company or the Company Subsidiary, and there are no pending or, to the Company's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the Company or the Company Subsidiary.

   (c) There are no outstanding Contracts or waivers with respect to the Company extending the statutory period of limitation applicable to any Taxes, and neither the Company nor the Company Subsidiary has requested any extension of time within which to file any Return, which has not yet been filed.

   (d) (i) Each of the Company and the Company Subsidiary has made provision for all Taxes payable by it and such provision is reflected on the Financial Statements with respect to any period covered thereby as to Taxes which are not payable prior to the date of such Financial Statements; (ii) the provisions for Taxes with respect to the Company (on a consolidated basis) for any period prior to the Closing (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) are adequate to cover all Taxes with respect to such period; (iii) each of the Company and the Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third Person; (iv) all material elections with respect to Taxes made by the Company or the Company Subsidiary as of the date hereof are set forth in Section 3.8 of the Disclosure Schedule; (v) there are no private letter rulings in respect of any Tax pending between the Company or the Company Subsidiary and any Tax Authority, if such ruling would affect the Company or the Company Subsidiary; (vi) neither the Company nor the Company Subsidiary has ever been a member of an affiliated group within the meaning of Section 1504 of the Code, or filed or been included in a combined, consolidated or unitary return of any Person (other than with respect to the Company and the Company Subsidiary); (vii) neither the Company nor the Company Subsidiary is liable for Taxes of any other Person except with respect to sales taxes, and neither the Company nor the Company Subsidiary is currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by the Company or the Company Subsidiary with respect to Taxes; (viii) neither the Company nor the Company Subsidiary is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code), during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ix) neither the Company nor the Company Subsidiary is a "collapsible corporation" under Section 341 of the Code; (x) neither the Company nor the Company Subsidiary is a personal holding company within the meaning of Section 542 of the Code; (xi) neither the Company nor any Company Subsidiary is a party to any joint venture, partnership or other arrangement or Contract which could be treated as a partnership for Tax purposes; (xii) neither the Company nor any Company Subsidiary has agreed to or is required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign Law) in taxable income; (xiii) neither the Company nor the Company Subsidiary is a party to any Contract, arrangement or plan that could result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; and (xiv)
Section 4.8 of the Disclosure Schedule contains a list of all jurisdictions to which any Tax is properly payable or in which any Return is required to be filed by the Company or the Company Subsidiary, and no written claim has ever been made by any Tax Authority in any other jurisdiction that the Company or the Company Subsidiary is subject to taxation in such jurisdiction.

  3.9 Accounts Receivable

   All accounts receivable, notes receivable, contracts receivable, unbilled invoices and other receivables of the Company that are reflected on the Financial Statements or on the accounts receivable ledger of the Company or the Company Subsidiary as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid and enforceable obligations (i) arising from sales actually made or services actually performed in the ordinary course of business, (ii) arising out of transactions with unaffiliated parties and (iii) subject to no setoff, defense or counterclaim. All of the Accounts Receivable are or will be collectible at the full recorded amount thereof within ninety (90) days of invoice date through normal means of collection, less any applicable reserves established in accordance with GAAP. An accurate summary of the aging of the Accounts Receivable on May 31, 1999 is attached as
Section 3.9 to the Disclosure Schedule. Since January 1, 1998, there has not been a material change in the Company's receivables aging practice.

  3.10 Title to Properties; Encumbrances

   (a) Neither the Company nor the Company Subsidiary owns, or has ever owned, any real property. Section 3.10 of the Disclosure Schedule contains a complete and accurate list of all leaseholds or other interests in real property held by the Company or the Company Subsidiary. Section 3.10 of the Disclosure Schedule sets forth for each such property, the owner thereof, a brief description thereof (including approximate square footage), the use made of such property and the approximate annual costs, fees and taxes associated with such property. The Company has delivered or made available to Parent true, correct and complete copies of the real property leases to which the Company or the Company Subsidiary is party or pursuant to which they use or occupy any real property.

   (b) Also set forth on Section 3.10 of the Disclosure Schedule is a listing of the machinery, equipment and other tangible personal property with an original cost in excess of $25,000 used or owned by the Company and the Company Subsidiary and a listing of all leases under which the Company or the Company Subsidiary leases any personal property as of the Closing Date requiring annual rental payments in excess of $10,000, together with a description of such property (collectively, the "Material Personal Property"). All Material Personal Property is located at 651 River Oaks Parkway, San Jose, California. Except as set forth on Section 3.10 of the Disclosure Schedule, all of the assets and properties of the Company are reflected on the Financial Statements (except to the extent not required to be so reflected by GAAP). The only intangible assets and properties owned by the Company or used in the conduct of its business are the Intellectual Property Assets.

   (c) All of the foregoing agreements set forth on Section 3.10 of the Disclosure Schedule are valid, subsisting and enforceable in accordance with their terms against the parties thereto. The Company and the Company Subsidiary are in compliance with all terms and conditions of such agreements and no event has occurred nor does any circumstance exist that (with or without notice or the passage of time or both) would constitute a material violation or default under any such agreements and neither the Company nor the Company Subsidiary has given or received written notice of any alleged violation or of any default under any such agreement.

   (d) Each of the Company and the Company Subsidiary has good and marketable title to all of the assets and properties, real and personal, tangible and intangible, it owns or purports to own, or uses in its business, including those reflected on its books and records and in the Financial Statements (except for accounts receivable collected and inventories, materials and supplies disposed of in the ordinary course of business consistent with past practice after the date of the most recent Financial Statements). Each of the Company and the Company Subsidiary has a valid leasehold, license or other interest in all of the other tangible assets or properties, real or personal, which are used in the operation of its business. Except as set forth on Section
3.10 of the Disclosure Schedule, all assets and properties owned, leased or used by the Company or the Company Subsidiary are free and clear of all Encumbrances and Liens and other adverse claims or charges or interests of any kind, except for (a) liens for current Taxes not yet due, (b) workmen's, common carrier and other similar liens arising in the ordinary course of business, none of which materially detracts from the value or impairs the use of the asset or property subject thereto, or impairs the operations of the Company or the Company Subsidiary, and (c) Encumbrances or Liens disclosed in the Financial Statements.

   (e) To the best of the Company's knowledge, there are no condemnation, environmental, zoning or other land use regulation proceedings, either instituted or planned to be instituted, that would detrimentally affect the use and operation of the Company's leased real property for its intended purpose.

  3.11 Condition and Sufficiency of Assets

   The Facilities and other assets and property owned or used by the Company or the Company Subsidiary are structurally sound, are in good operating condition and repair (normal wear and tear excepted), and are adequate for the uses to which they are being put, and none of such Facilities or other property and assets owned or used by the Company or the Company Subsidiary is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Facilities and other assets and property owned or used by the Company and the Company Subsidiary are sufficient for the continued conduct of its business after the Closing in substantially the same manner as conducted prior to the Closing.

  3.12 Compliance with Laws; Governmental Authorizations

   (a) Each of the Company and the Company Subsidiary is in compliance in all material respects with all Laws, licenses and Orders affecting the assets or properties owned or used by the Company or the Company Subsidiary or the business or operations of the Company or the Company Subsidiary including federal, state, local and foreign Laws, licenses and Orders. Neither the Company nor the Company Subsidiary has been charged with violating, or to the knowledge of the Company, threatened with a charge of violating, nor is the Company or the Company Subsidiary under investigation with respect to a possible violation of, any provision of any federal, state, local or foreign Law, Order or administrative ruling or license relating to any of its or their assets or properties or any aspect of its or their business.

   (b) Section 3.12 of the Disclosure Schedule contains a complete and accurate list of each Governmental Permit that is held by the Company or the Company Subsidiary or that otherwise relates to the business of, or to any of the assets or properties owned or used by, the Company or the Company Subsidiary. Each Governmental Permit listed or required to be listed in Section 3.12 of the Disclosure Schedule is valid and in full force and effect and is not subject to any Proceedings for suspension, modification or revocation.

  3.13 Legal Proceedings

   (a) The Company has not received notice of, nor to the knowledge of the Company does there exist, any Proceeding that has been commenced by or against the Company, the Company Subsidiary or any of the officers, directors, former officers or directors, employees, shareholders or agents of the Company or the Company Subsidiary (in their capacities as such) or that otherwise relates to the business of, or any of the assets or properties owned or used by, the Company or the Company Subsidiary; or

   (b) There is no Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

   (c) To the knowledge of the Company, no Proceeding has been threatened.

  3.14 Absence of Certain Changes and Events

   Except as set forth in Section 3.14 of the Disclosure Schedule, since May 31, 1999, each of the Company and the Company Subsidiary has conducted its business only in the ordinary course, consistent with past practice, and there has not been any:

     (a) contingent liability incurred by the Company or the Company Subsidiary as guarantor or otherwise with respect to the obligations of others;

     (b) declaration, setting aside, making or payment of any dividend or other distribution or repurchase or payment in respect of shares of capital stock;

     (c) issuance, sale, disposition or Encumbrance of, or authorization for issuance, sale, disposition or Encumbrance of, or grant or issue of any options, warrants or rights to acquire with respect to, any shares of its capital stock or any other of its securities or any security convertible or exercisable into or exchangeable for any such shares or securities, or any change in its outstanding securities or shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

     (d) obligation or liability incurred by the Company or the Company Subsidiary other than obligations and liabilities incurred in the ordinary course of business consistent with past practice (none of which is a claim for breach of contract, breach of duty, breach of warranty, tort or infringement of an intellectual property right);

     (e) encumbrance of its assets or properties;

     (f) payment of any bonuses, salaries or other compensation to any shareholder, director, officer, consultant, agent or sales representative or (except in the ordinary course of business consistent with past practice) employee, increase of any bonuses, salaries or other compensation to any shareholder, director, officer, consultant, agent, sales representative or employee, or entry into or variation of any employment, severance or similar Contract with any director, officer or employee;

     (g) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees;

     (h) damage to or destruction of any asset or property, whether or not covered by insurance, or loss of any Customer, which could reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiary, taken as a whole;

     (i) entry into, termination of, or receipt of notice of termination of any Contract or transaction involving a total remaining commitment by or to the Company or the Company Subsidiary of at least $25,000 including the entry into (i) any document evidencing any indebtedness; (ii) any capital or other lease; or (iii) any guaranty;

     (j) sale, lease or other disposition (other than in the ordinary course of business consistent with past practice) of any asset or property;

     (k) cancellation, compromise, release or waiver of any debt, claim or right with a value to the Company or the Company Subsidiary in excess of $10,000;

     (l) creation, incurrence or assumption of any indebtedness for borrowed money or guarantee of any obligation in an aggregate amount in excess of $10,000, except for endorsements of negotiable instruments for collection in the ordinary course of business;

     (m) discharge or satisfaction of any Encumbrance or Lien other than those which are required to be discharged or satisfied during such period in accordance with their original terms;

     (n) payment, discharge or satisfaction of any material obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the Financial Statements (or not required as of the date thereof to be shown thereon in accordance with
  GAAP) or incurred since the date of the most recent balance sheet in the ordinary course of business consistent with past practice;

     (o) loan or advance to any Person other than travel and other similar routine advances in the ordinary course of business consistent with past practice, or acquisition of any capital stock or other securities of or any ownership interest in, or a significant portion of the assets of, any other business enterprise;

     (p) capital investment or capital expenditure or capital improvement, addition or betterment in amounts which exceed $10,000 in the aggregate or lease or agreement to lease assets with an annual rental which exceeds $10,000 in the aggregate;

     (q) institution or settlement of any Proceeding before any Governmental Authority relating to it or its assets or properties;

     (r) except in the ordinary course of business consistent with past practice, commitment to provide services or goods for an indefinite period or a period of more than six (6) months;

     (s) change in the method of accounting or the accounting principles or practices used by the Company in the preparation of the Financial Statements except as required by GAAP;

     (t) entry into other Contracts, except Contracts made in the ordinary course of business consistent with past practice;

     (u) amendment or other modification of any of the Organizational Documents of the Company or the Company Subsidiary;

     (v) transfer or grant of any rights or licenses under, or entry into any settlement regarding the infringement of, any Intellectual Property Assets, or entry into any licensing or similar agreements or arrangements;

     (w) agreement, whether oral or written, by the Company or the Company Subsidiary to do any of the foregoing;

     (x) change in the management or supervisory personnel of the Company or the Company Subsidiary; or

     (y) labor trouble or claim of unfair labor practices involving the Company or the Company Subsidiary.

  3.15 Contracts; No Defaults

   (a) Section 3.15(a) of the Disclosure Schedule contains a complete and accurate list, and the Company has delivered to Parent true, correct and complete copies, of:

     (i) each Contract involving payments of at least $10,000 that involves performance of services or delivery of goods or materials by the Company or the Company Subsidiary;

     (ii) each Contract involving payments of at least $10,000 that involves performance of services or delivery of goods or materials to the Company or the Company Subsidiary;

     (iii) each Contract providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

     (iv) each Contract or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

     (v) each Contract for joint marketing, teaming or development;

     (vi) each Contract with any dealer, franchiser, original equipment manufacturer, value-added reseller, or manufacturer's representative;

     (vii) each Contract pertaining to the Company's or the Company Subsidiary's maintenance or support of its products, services or supplies;

     (viii) each Contract for the sale of its products not made in the ordinary course of business;

     (ix) each Contract with any sales agent or distributor of products of the Company or the Company Subsidiary;

     (x) each Contract for a license (other than off-the-shelf, fully paid up, shrink wrap software licenses) or franchise (as licensor or licensee or franchisor or franchisee);

     (xi) each Contract involving any arrangement or obligation with respect to the return of products other than on account of a defect in condition, or failure to conform to the applicable Contract;

     (xii) each Contract with the United States government;

     (xiii) each Contract which is material to the assets or business of the Company and the Company Subsidiary considered as one enterprise;

     (xiv) each lease, license and other Contract affecting any leasehold or other interest in any real or personal property to which the Company or the Company Subsidiary is a party;

     (xv) each licensing agreement or other Contract to which the Company or the Company Subsidiary is a party with respect to patents, trademarks, copyrights, trade secrets or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the use or disclosure of any intellectual property;

     (xvi) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees involving or affecting the Company or the Company Subsidiary;

     (xvii) each joint venture, partnership and other Contract involving a sharing of profits, losses, costs or liabilities by the Company or the Company Subsidiary with any other Person or requiring the Company or the Company Subsidiary to make a capital contribution;

     (xviii) each Contract to which the Company or the Company Subsidiary is a party containing covenants that in any way purport to restrict the business activity of the Company or the Company Subsidiary or any of the employees of the Company or the Company Subsidiary or limit the freedom of the Company or the Company Subsidiary or any of the employees to engage in any line of business or to compete with any Person or hire any Person;

     (xix) each employment or consulting agreement between the Company or any Company Subsidiary and its employees and consultants (other than agreements that are terminable on 30 days notice or less without penalty);

     (xx) each agreement between the Company or the Company Subsidiary and an officer or director of the Company or the Company Subsidiary or any affiliate of any of the foregoing;

     (xxi) each power of attorney granted by the Company or the Company Subsidiary that is currently effective and outstanding;

     (xxii) each Contract for capital expenditures by the Company or the Company Subsidiary in excess of $10,000;

     (xxiii) each agreement of the Company or the Company Subsidiary under which any money has been or may be borrowed or loaned or any note, bond, factoring agreement, indenture or other evidence of indebtedness has been issued or assumed (other than those under which there remain no ongoing obligations of the Company or the Company Subsidiary), and each guaranty by the Company or the Company Subsidiary of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the ordinary course of business);

     (xxiv) each agreement of the Company or the Company Subsidiary containing restrictions with respect to the payment of dividends or other distributions in respect of its capital stock;

     (xxv) each stock purchase, merger or other agreement pursuant to which the Company or the Company Subsidiary acquired any material amount of assets (other than capital expenditures), and all relevant documents and agreements delivered in connection therewith;

     (xxvi) each material agreement to which the Company or the Company Subsidiary is a party containing a change of control provision applicable to the Merger;

     (xxvii) each other agreement to which the Company or the Company Subsidiary is a party having an indefinite term or a fixed term of more than one (1) year (other than those that are terminable at will or upon not more than thirty (30) days' notice by the Company or the Company Subsidiary without penalty) or requiring payments by the Company or the Company Subsidiary of more than $25,000 per year; and

     (xxviii) each standard form of agreement pursuant to which the Company provides services or goods to customers.

   (b) Each Contract identified or required to be identified in Section 3.15(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable against the Company or such Company Subsidiary and, to the knowledge of the Company, against the other parties thereto in accordance with its terms.

   (c) Each of the Company and the Company Subsidiary is in full compliance in all material respects with all applicable terms and requirements of each Contract under which the Company or the Company Subsidiary has any obligation or liability or by which the Company or the Company Subsidiary or any of the assets or properties owned or used by the Company or such Company Subsidiary is or was bound;

     (i) to the knowledge of the Company, each other Person that has or had any obligation or liability under any Contract under which the Company or the Company Subsidiary has any rights is in full compliance with all applicable terms and requirements of such Contract; and

     (ii) to the knowledge of the Company, no event has occurred and no circumstance exists that (with or without notice or lapse of time or both) is likely to result in a violation or breach of any Contract.

  3.16 Insurance

   (a) Section 3.16 of the Disclosure Schedule sets forth the premium payments and describes all the insurance policies of the Company and the Company Subsidiary (except policies relating to Employee Benefit Plans listed on Section 3.19 of the Disclosure Schedule), which policies are now in full force and effect in accordance with their terms and expire on the dates shown on
Section 3.16 of the Disclosure Schedule. There has been no default in the payment of premiums on any of such policies, and there is no ground for cancellation or avoidance of any such policies, or any increase in the premiums thereof, or for reduction of the coverage provided thereby. Such policies shall continue in full force and effect up to the expiration dates shown in Section
3.16 of the Disclosure Schedule. True, correct and complete copies of all insurance policies listed in Section 3.16 of the Disclosure Schedule have been previously furnished to Parent.

   (b) The policies listed on Section 3.16 of the Disclosure Schedule (i) are sufficient to enable the Company and the Company Subsidiary to comply with all requirements of Laws and all agreements to which it is subject, (ii) will remain in full force and effect through the respective expiration dates of such policies without payment of additional premiums, and (iii) will not be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Section 3.16 of the Disclosure Schedule also sets forth all other insurance policies in effect at any time during the 3 year period ended May 31, 1999 under which the Company currently may be entitled to give notice or otherwise assert a claim.

   (c) Except for amounts deductible under the policies of insurance described on Section 3.16 of the Disclosure Schedule or with respect to risks assumed as a self-insurer and described on such Section, neither the Company nor the Company Subsidiary is, nor has the Company or the Company Subsidiary at any time been subject to any liability as a self-insurer of the business or assets of the Company or the Company Subsidiary.

   (d) Except as set forth on Section 3.16 of the Disclosure Schedule, there are no claims, by or with respect to the Company, pending under any of said policies, or disputes with insurers. No notice of cancellation or termination has been received with respect to any such policy. The Company has not been refused any insurance with respect to assets or operations, nor has its coverage been limited by any insurance carrier with which it has applied for any such insurance or with which it has carried insurance. The Company has no knowledge of any insurance carrier's insolvency or inability to perform its obligations or pay any claims pursuant to any of the insurance policies maintained by the Company.

   (e) Except as set forth on Section 3.16 of the Disclosure Schedule, neither the Company nor the Company Subsidiary has any current or prior insurance policy which remains subject to a retrospective adjustment of the premiums payable thereunder.

  3.17 Environmental Matters

   (a) Each of the Company and the Company Subsidiary is in compliance with all applicable Environmental Laws which compliance includes, but is not limited to, the possession by the Company and the Company Subsidiary of all Governmental Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor the Company Subsidiary has received notice of, and neither the Company nor the Company Subsidiary, nor any predecessor of any of them is the subject of, any Environmental Claim, Remedial Action. The Company and the Company Subsidiary have no Environmental, Health and Safety Liabilities. There are no circumstances or conditions related to the Company or the Company Subsidiary, the Company's or the Company Subsidiary's operations or any of the Company's or the Company Subsidiary's Facilities that are reasonably likely to prevent or interfere with such compliance or give rise to an Environmental Claim or Remedial Action in the future.

   (b) There are no Environmental Claims that are pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiary, the Company's or the Company Subsidiary's Facilities or against any Person whose liability for any Environmental Claim the Company or the Company Subsidiary has retained or assumed either contractually or by operation of Law.

   (c) Neither the Company, nor the Company Subsidiary, nor any other Person acting on behalf of the Company or the Company Subsidiary (solely with respect to any such other Person, with the Company's, the Company Subsidiary's knowledge) has (A) disposed of, transported, stored, or arranged for the disposal of any Hazardous Materials to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Materials, (ii) any Facilities or (iii) any site which, pursuant to CERCLA or any similar state Law, has been placed on the National Priorities List, CERCLIS or their state equivalents, and (B) there has not occurred during the period the Company or the Company Subsidiary operated or possessed any Facility or is presently occurring a Release, or threatened Release, of any Hazardous Materials on, into or beneath the surface of, or adjacent to, any Facilities.

  3.18 Employees

   (a) Section 3.18 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Company: name; job title; base salary; bonus; vacation accrued; service credited for purposes of vesting and eligibility to participate under any employee benefit plan of any nature. The Company Subsidiary has no employees.

   (b) To the knowledge of the Company, no officer or employee of the Company or the Company Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such officer or employee and any other Person that could adversely affect (i) the performance of his duties as an officer or employee of the Company or the Company Subsidiary, or (ii) the ability of the Company or the Company Subsidiary to conduct its business.

   (c) No employee of the Company is bound by any agreement with any other Person that is violated or breached by such employee performing the services he is performing for the Company.

   (d) Neither the Company nor the Company Subsidiary has had a "Plant Closing" or a "Mass Layoff" within the meaning of the federal Workers Adjustment and Retraining Notification Act of 1988 ("WARN").

   (e) The Company has delivered to Parent or its counsel prior to the date hereof true and complete copies of any employment agreements and any procedures and policies relating to the employment of employees of the Company and the use of temporary employees and independent contractors by the Company (including summaries of any procedures and policies that are unwritten).

  3.19 Employee Benefits

   (a) Except for the Employee Benefit Plans listed on Section 3.19 of the Disclosure Schedule, the Company and the Company Subsidiary (either individually or collectively) do not maintain, have an obligation to contribute to or have any actual or contingent liability with respect to any Employee Benefit Plan. "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits (other than ordinary cash compensation) to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof), of the Company or any Company Subsidiary, which are now, or were within the past five years, maintained by the Company or the Company Subsidiary, or under which the Company or the Company Subsidiary has or could have any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. The Company has delivered to Parent or its counsel prior to the date hereof true and complete copies of (i) plan instruments and amendments thereto for all Employee Benefit Plans (or written summaries of any Employee Benefit Plans that are unwritten) and related trust agreements, insurance and other contracts, summary plan descriptions, and summaries of material modifications, and material communications distributed to the participants of each Plan, (ii) to the extent annual reports on Form 5500 are required with respect to any Employee Benefit Plan, the three most recent annual reports and attached schedules for each Employee Benefit Plan as to which such report is required to be filed and (iii) where applicable, the most recent (A) opinion, notification and determination letters, (B) audited financial statements, (C) actuarial valuation reports and (D) nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Employee Benefit Plan.

   (b) The Company and the Company Subsidiary do not have and have never had an ERISA Affiliate. "ERISA Affiliate" means any entity (whether or not incorporated) other than the Company or a Company Subsidiary that, together with the Company and the Company Subsidiary, is a member of (i) a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) a group of trades or businesses under common control within the meaning of
Section 414(c) of the Code; or (iii) an affiliated service group within the meaning of Section 414(m) of the Code.

   (c) Neither the Company nor the Company Subsidiary maintains or has ever maintained or contributes to or has ever contributed to an Employee Benefit Plan subject to Title IV of ERISA (including a multiemployer plan) and no facts exist under which the Company or the Company Subsidiary could incur any liability under Title IV of ERISA.

   (d) With respect to each Employee Benefit Plan, (i) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction which could subject Parent, Merger Sub or the Company or the Company Subsidiary, directly or indirectly, to a tax, penalty or liability for prohibited transactions imposed by ERISA or the Code and (ii) no fiduciary (as defined in Section 3(21) of ERISA) with respect to any Employee Benefit Plan, for whose conduct the Company or the Company Subsidiary could have any liability (by reason of indemnities or otherwise), has breached any of the responsibilities or obligations imposed upon the fiduciary under Title I of ERISA.

   (e) Each Employee Benefit Plan which is a "welfare plan" within the meaning of Section 3(1) of ERISA and which provides health, disability or death benefits is fully insured; neither the Company nor the Company Subsidiary is obligated to directly pay any such benefits or to reimburse any third Person payor for the payment of such benefits.

   (f) Each Employee Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is subject to Sections 201, 301 or 401 of ERISA has received a favorable determination letter from the Internal Revenue Service covering all amendments required by the Tax Reform Act of 1986 and prior legislation and there are no circumstances that are likely to result in revocation of any such favorable determination letter. Except as noted on Section 3.19 of the Disclosure Schedule, no Pension Plan has assets other than securities listed on a public exchange, mutual fund shares registered under federal law, publicly traded debt or government debt instruments, or participant loans extended in accordance with Plan Terms. Each Employee Benefit Plan is and has been operated in material compliance with its terms and all applicable Laws, Orders or governmental rules and regulations currently in effect with respect thereto, and by its terms can be amended and/or terminated at any time. As of and including the Closing Date, the Company, the Company Subsidiary (i) shall have performed all material obligations required to be performed by it under, and shall not be in material default under or in material violation of any Employee Benefit Plan and (ii) shall have made all contributions or payments required to be made by it up to and including the Closing Date with respect to each Employee Benefit Plan, or adequate accruals (including accruals for 401(k) match, if any) therefor will have been provided for and will be reflected on the Financial Statements provided to Parent by the Company. All notices, filings and disclosures required by ERISA or the Code (including notices under Section 4980B of the Code and certifications under the Health Insurance Portability and Accountability Act) have been timely made.

   (g) Neither the Company nor the Company Subsidiary has received or is aware of any Proceeding (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan, and there are no facts that could give rise to any such Proceeding. There has not occurred any circumstances by reason of which the Company or the Company Subsidiary may be liable for an act, or a failure to act, by a fiduciary with respect to any Employee Benefit Plan.

   (h) There are no complaints, charges or claims against the Company or the Company Subsidiary pending or, to the Company's knowledge, threatened to be brought by or filed with any Governmental Authority and no facts exist as a result of which the Company or the Company Subsidiary could have any liability based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company or the Company Subsidiary as an independent contractor or "leased employee" (within the meaning of Section 414(n) of the Code) rather than as an employee.

   (i) Section 3.19(i) of the Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any Company Subsidiary who holds (i) any option to purchase Company Common Stock, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determinable), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any shares of Company Common Stock that are restricted as a result of an agreement with the Company or the stock plan of the Company; and (iii) any other right, directly or indirectly, to receive Company Common Stock or any other compensation based in whole or in part on the value of Company Common Stock, together with the number of shares of Company Common Stock subject to such right.

   (j) Section 3.19(j) of the Disclosure Schedule sets forth a true and complete list of (i) all agreements with consultants who are individuals obligating the Company or the Company Subsidiary to make annual cash payments in an amount exceeding $25,000; and (ii) all agreements with respect to the services of independent contractors or leased employees who are individuals or individuals doing business in a corporate form whether or not they participate in any of the Employee Benefit Plans.

   (k) (i) No Employee Benefit Plan is an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in Company Common Stock; and (ii) the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (A) entitle any employee or former employee of the Company or the Company Subsidiary to any payment, (B) result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee or former employee or (C) result in any parachute payment under Section 280G of the Code, whether or not such payment is considered reasonable compensa-tion for services rendered. The Company will take all actions within its control to ensure that all actions required to be taken by a fiduciary of any Employee Benefit Plan in order to effectuate the transaction contemplated by this Agreement shall comply with the terms of such Plan, ERISA and other applicable Laws.

   (l) No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (through insurance or otherwise) with respect to any employee or former employee of the Company or the Company Subsidiary beyond their retirement or other termination of service other than
(i) coverage mandated by applicable Law, (ii) retirement or death benefits under any Pension Plan, (iii) disability benefits under any welfare plan that have been fully provided for by insurance or otherwise, (iv) deferred compensation benefits accrued as liabilities on the consolidated books of the Company or (v) benefits in the nature of severance pay.

   (m) No Employee Benefit Plan is a "multiple employer plan" as described in
Section 3(40) of ERISA or Section 413(c) of the Code.

   (n) No Employee Benefit Plan, other than a Pension Plan, is funded through a trust intended to be exempt from tax pursuant to Section 501 of the Code.

   (o) Neither the Company nor the Company Subsidiary has proposed, agreed to or announced any changes to any Employee Benefit Plan that would cause an increase in benefits under any such Employee Benefit Plan (or the creation of new benefits or plans) or to change any employee coverage which would cause an increase in the expense of maintaining any such plan.

  3.20 Labor Relations

   (a) No condition or state of facts or circumstances exists which could materially adversely affect the Company's or the Company Subsidiary's relations with its employees, including the consummation of the transactions contemplated by this Agreement.

   (b) Each of the Company and the Company Subsidiary is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and none of them is engaged in any unfair labor practice.

   (c) No collective bargaining agreement with respect to the business of the Company or the Company Subsidiary is currently in effect or being negotiated. Neither the Company nor the Company Subsidiary has encountered any labor union or collective bargaining organizing activity with respect to its employees. Neither the Company nor the Company Subsidiary has any obligation to negotiate any such collective bargaining agreement, and, to the knowledge of the Company, there is no indication that the employees of the Company desire to be covered by a collective bargaining agreement.

   (d) There are no strikes, slowdowns, work stoppages or other labor trouble pending or, to the knowledge of the Company, threatened with respect to the employees of the Company, nor has any of the above occurred or, to the knowledge of the Company, been threatened.

   (e) There is no representation claim or petition pending before the National Labor Relations Board or any state or local labor agency and, to the knowledge of the Company, no question concerning representation has been raised or threatened respecting the employees of the Company.

   (f) There are no complaints or charges against the Company or the Company Subsidiary pending before the National Labor Relations Board or any state or local labor agency and, to the knowledge of the Company, no complaints or charges have been filed or threatened to be filed against the Company or the Company Subsidiary with any such board or agency.

   (g) To the knowledge of the Company, no charges with respect to or relating to the business of the Company or the Company Subsidiary are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices.

   (h) Section 3.20 of the Disclosure Schedule accurately sets forth all unpaid severance which, as of the date hereof, is due or claimed, in writing, to be due from the Company or the Company Subsidiary to any Person whose employment with the Company or the Company Subsidiary was terminated.

   (i) Neither the Company nor the Company Subsidiary has received notice of the intent of any government body or Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company or the Company Subsidiary and no such investigation is in progress.

   (j) Neither the Company nor the Company Subsidiary is and, to the knowledge of the Company, no employee of the Company is, in violation in any material respect of any employment agreement, non-disclosure agreement, non-compete agreement or any other agreement regarding an employee's employment with the Company or the Company Subsidiary.

   (k) Each of the Company and the Company Subsidiary has paid all wages which are due and payable to each of its employees and each of its independent contractors.

   (l) The Company and the Company Subsidiary do not have and will not have at the date of Closing, any contingent liabilities for sick leave, vacation, holiday pay, severance pay or similar items not set forth in the Financial Statements except for such obligations incurred in the ordinary course of business and consistent with past practices.

   (m) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance pay obligation of the Company or the Company Subsidiary under any Contract.

  3.21 Intellectual Property

   (a) Intellectual Property Assets--As used herein, the term "Intellectual Property Assets" shall mean all worldwide intellectual property rights including without limitation: (i) all trademarks, service marks, trade names, common law trademarks, business names, Internet domain names, trade dress, slogans, and the goodwill associated therewith, and all registrations or applications therefor (collectively, "Marks"); (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, "Patents"); (iii) all copyrights in both published works and unpublished works, including training manuals, marketing and promotional materials, internal reports, business plans and any other expressions, mask works and software and videos, whether registered or unregistered, and all registrations or applications in connection therewith (collectively, "Copyrights"); and (iv) all trade secrets, know-how, confidential information, customer lists, technical information, proprietary information, technologies, processes and formulae, source code, algorithms, architecture, structure, display screens and development tools, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise (collectively, "Trade Secrets"); owned, used or licensed by the Company or the Company Subsidiary as licensee or licensor and that are used in or material to the conduct of the business of the Company or the Company Subsidiary as it is currently conducted or as proposed to be conducted.

   (b) Rights--The Company or the Company Subsidiary, as applicable, (i) owns all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances and Liens, or (ii) licenses or otherwise possesses legally valid and enforceable rights to use each of the Intellectual Property Assets, and, in each case of clause (i) or
(ii), the Company and/the Company Subsidiary may transfer such rights as contemplated by this Agreement. Each of the Company and the Company Subsidiary has made all necessary filings and recordations to protect and maintain its interest in the Intellectual Property Assets except where the failure to so protect or maintain does not relate to a material Intellectual Property Asset.

   (c) Agreements--Section 3.21(c) of the Disclosure Schedule contains a true, correct and complete list and summary description, including any royalties paid or received by the Company or the Company Subsidiary, of all Contracts relating to the Intellectual Property Assets to which the Company or the Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound. Other than as set forth on Section 3.21(c) of the Disclosure Schedule, neither the Company nor the Company Subsidiary is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in breach or violation of any agreement described on
Section 3.21(c) of the Disclosure Schedule. Each license of Intellectual Property Assets listed in Section 3.21(c) is valid, subsisting, and enforceable, and shall continue in effect on its current terms upon consummation of the transactions contemplated by this Agreement.

   (d) Patents--(i) Section 3.21(d) of the Disclosure Schedule contains a true, correct and complete list of all Patents; (ii) all Patents are valid and subsisting and all maintenance fees, annuities and the like have been paid;
(iii) to the knowledge of the Company, none of the Patents is infringed; and
(iv) none of the patents has been challenged or threatened in any way by any Person, and none of the products or technology used, sold, offered for sale or licensed or proposed for use, sale, offer for sale or license by the Company or the Company Subsidiary infringes or is alleged to infringe any rights of any Person.

   (e) Trademarks--(i) Section 3.21(e) of the Disclosure Schedule contains a true, correct and complete list of all Marks; (ii) all Marks are valid and subsisting; (iii) to the knowledge of the Company, none of the Marks is infringed, (iv) none of the Marks has been challenged or threatened in any way by any Person, and no claims exist against the use by the Company or the Company Subsidiary of any trademarks, service marks, trade names, or trade dress used in the business of the Company or the Company Subsidiary as currently conducted or as proposed to be conducted; (v) all materials encompassed by the Marks have been marked with appropriate trademark and registration notices; and (vi) all uses of registered Marks are in conformance with applicable statutory and common law so as not to compromise the strength and integrity of the Marks.

   (f) Copyrights--(i) Section 4.21(f) of the Disclosure Schedule contains a true, correct and complete list of all Copyrights; (ii) all the Copyrights owned by the Company or the Company Subsidiary, whether or not registered, are valid and enforceable; (iii) to the knowledge of the Company, none of the Copyrights is infringed or has been challenged or threatened in any way; (iv) no claims exist against the use by the Company or the Company Subsidiary of any writings or other expressions used in the business of the Company or the Company Subsidiary as currently conducted or as proposed to be conducted; and
(v) all works encompassed by the Copyrights have been marked with appropriate copyright notices.

   (g) Trade Secrets--Each of the Company and the Company Subsidiary has taken reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets. To the knowledge of the Company, the Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than the Company or the Company Subsidiary) or to the detriment of the Company or the Company Subsidiary. None of the Trade Secrets is subject to any material adverse claim or, to the knowledge of the Company, has been challenged or threatened in any way. Appropriate policies are in place to ensure the continued secrecy, confidentiality and value of its Trade Secrets, including but not limited to appropriate marking of Trade Secrets as "proprietary" and/or "confidential;" appropriate limiting of access to Trade Secrets by employees on a "need-to-know" basis; and appropriate confidentiality provisions in agreements executed by employees, contractors, joint venturers and any and all Persons potentially or actually having access to Trade Secrets.

   (h) No Restrictions--To the knowledge of the Company, no Intellectual Property Asset is subject to any outstanding Order, Proceeding (other than pending applications for patent, trademark registration or copyright registration) or stipulation restricting in any manner the licensing thereof by the Company or Company Subsidiary. Except for the Company's distribution agreement listed in Section 3.15(a)(v) of the Disclosure Schedule, neither the Company nor the Company Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property Asset.

   (i) Nondisclosure--All employees, contractors, agents and consultants of the Company and the Company Subsidiary have executed a nondisclosure and assignment of inventions agreement in the form attached as Section 3.21(i) of the Disclosure Schedule to protect the confidentiality and to vest in the Company and Company Subsidiary exclusive ownership of such Intellectual Property Assets. To the knowledge of the Company and the Company Subsidiary, no employee, contractor, agent or consultant of the Company or Company Subsidiary has used any Trade Secrets or other confidential information of any other person in the course of their work for the Company or Company Subsidiary. Neither the Company nor the Company Subsidiary has written or oral agreements with employees, contractors agents or consultants with respect to the ownership of inventions, trade secrets or other works created by them as a result of which any such employee, contractor, agent or consultant may have nonexclusive rights to the portions of the Intellectual Property Assets so created by such individual.

   (j) Agency Conflicts--To the knowledge of the Company, no officer, employee, contractor, agent or consultant of the Company or the Company Subsidiary is, or is now expected to be, in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitatin agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant relating to the right of any such officer, employee, contractor, agent or consultant to be employed or engaged by the Company or the Company Subsidiary because of the nature of the business conducted or to be conducted by the Company or the Company Subsidiary or relating to the use of Trade Secrets or proprietary information of others, and to the Company's knowledge and belief, the continued employment or retention of its officers, employees, contractors, agents or consultants does not subject the Company or the Company Subsidiary to any liability with respect to any of the foregoing matters.

   (k) Source Code Escrow--Neither the Company nor the Company Subsidiary has deposited, or is obligated to deposit, any source code regarding its products into any source code escrows or similar arrangements and neither the Company nor the Company Subsidiary is under any contractual or other obligation to disclose the source code or any other material proprietary information included in or relating to its products.

  3.22 Certain Payments

   Neither the Company nor the Company Subsidiary nor any shareholder, director, officer, agent or employee of the Company or the Company Subsidiary, or to the knowledge of the Company, any other Person associated with or acting for or on behalf of the Company or the Company Subsidiary, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services in violation of the Foreign Corrupt Practices Act or any similar Law (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or
(iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or the Company Subsidiary or any affiliate of the Company or the Company Subsidiary, (b) established or maintained any fund or asset of the Company or the Company Subsidiary that has not been recorded in the consolidated books and records of the Company.

  3.23 Relationships With Related Persons

   No shareholder, affiliate, officer, director or employee of the Company or the Company Subsidiary, nor any spouse or child of any of them or any Person associated with any of them ("Related Person"), has any interest in any assets or properties used in or pertaining to the business of the Company or the Company Subsidiary. None of the shareholders, affiliates, officers, directors or employees of the Company or the

Company Subsidiary nor any Related Person has owned, directly or indirectly, and whether on an individual, joint or other basis, any equity interest or any other financial or profit interest in a Person (other than less than two percent (2%) of the outstanding capital stock of a Person subject to the reporting requirements of the Exchange Act) that has (i) had business dealings with the Company or the Company Subsidiary, or (ii) engaged in competition with the Company or the Company Subsidiary. No shareholder, affiliate, officer, director or employee of the Company or any Company Subsidiary nor the Related Person is a party to any Contract with, or has any claim or right against, or owes any amounts to, the Company or the Company Subsidiary.

  3.24 Brokers or Finders

   Neither the Company nor the Company Subsidiary or any of their agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or financial advisory services or other similar payment in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby except for fees owed to Needham & Company pursuant to a financial advisor agreement between the Company and Needham & Company, dated September 23, 1998, a copy of which is attached as
Section 3.24 of the Disclosure Schedule.

  3.25 Customer Relationships

   To the knowledge of the Company, there are no facts or circumstances, including the consummation of the transactions contemplated by this Agreement, that are reasonably likely to result in the loss of any material Customer of the Company or the Company Subsidiary or a material change in the relationship of the Company or the Company Subsidiary with such a Customer.

  3.26 Outstanding Indebtedness

   Section 3.26 of the Disclosure Schedule sets forth as of May 31, 1999 (a) the amount of all indebtedness for borrowed money of the Company or the Company Subsidiary then outstanding (including (i) the interest rate applicable thereto, (ii) any Encumbrances or Liens which relate to such indebtedness and
(iii) the name of the lender or the other payee of each such indebtedness), (b) the amount of all lending and commitments to lend and (c) the amount of all guarantees or sureties of the Company with respect to the obligations of any Person. Complete and accurate copies of all such agreements have been delivered to Parent.

  3.27 Suppliers; Raw Materials Contractors

   Section 3.27 of the Disclosure Schedule sets forth for the year ended December 31, 1998 and the five months ended May 31, 1999, (i) the names and addresses of the five largest suppliers, contractors and subcontractors of the Company and the Company Subsidiary based on the aggregate value of raw materials, supplies, merchandise and other goods and services ordered by the Company and the Company Subsidiary from such suppliers, contractors and subcontractors during such period and (ii) the amount for which each such supplier, contractor or subcontractor invoiced the Company or the Company Subsidiary during such period. The Company and the Company Subsidiary have not received any notice or have no reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier, contractor or subcontractor will not sell raw materials, supplies, merchandise and other goods and services to the Company or the Company Subsidiary at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company or the Company Subsidiary subject to general and customary price increases.

  3.28 Customers

   Section 3.28 of the Disclosure Schedule sets forth (a) a true, complete and correct listing of the five largest customers (the "Customers") of the Company and the Company Subsidiary (based upon the amounts for which each such Customer was invoiced during the year ended December 31, 1998 and the five months ended May 31, 1999).

  3.29 Year 2000 Compliance

   All hardware, software and embedded systems used by the Company and the Company Subsidiary, including any hardware, software and embedded systems used in connection with product and service development, operations and production, financial operations, office and administration operations, human resources functions, and legal and audit functions (the "Systems") are, to the knowledge of the Company, designed to be used prior to, during, and after the calendar year 2000 ("Year 2000"). The Systems operate and will operate during each such time periods without material error relating to date data. Specifically, in all material respects:

     (i) the Systems will not provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century;

     (ii) the Systems have been designed to ensure Year 2000 compatibility, including date data century recognition, calculations which accommodate same century and multicentury formulas and date values, and date data interface values that reflect the century;

     (iii) the Systems are designed to be used prior to, during and after the Year 2000, and the Systems will operate during each such time period without error relating to date data specifically including any error relating to, or the product of, date data which represents or references different centuries;

     (iv) the date rollovers will not cause erroneous processing;

     (v) manipulation of date data will be free of error over the range of dates that the Systems are expected to handle;

     (vi) explicit century values will be correctly stored and passed across all applicable interfaces (including user interfaces);

     (vii) all leap year values will be correctly calculated and processed across all applicable interfaces (including user interfaces); and

     (viii) the Systems will handle the date September 9, 1999, as well as store and pass such date across all interfaces (including user interfaces).

  3.30 Payables

   There has been no material adverse change since the date of the Financial Statements in the amount or delinquency of accounts payable of the Company or the Company Subsidiary (either individually or in the aggregate).

  3.31 Inventories

   (a) All inventories of raw materials, supplies, work in progress and finished goods of each of the Company and the Company Subsidiary are of good, usable and merchantable quality in all material respects and do not include obsolete or discontinued items. All such inventories are of such quality as to meet the quality control standards of the Company and the Company Subsidiary and any applicable governmental quality control standards, (b) all such finished goods are saleable as current inventories at the current prices of the Company and the Company Subsidiary in the ordinary course of business, (c) all such inventories are recorded on the books at the lower of cost or market value determined in accordance with GAAP and (d) no write-down in inventory has been made or should have been made except pursuant to GAAP during the past two years.

   (b) Purchase commitments for raw materials and parts are not in excess of normal requirements and none are at prices in excess of current market prices. Since May 31, 1999, no inventory items have been sold or disposed of except through sales in the ordinary of business at prices no less than prevailing market prices.

   (c) The value of the finished goods inventory on May 31, 1999, and on the Closing, when added to the cost of the variable expenses of freight, commissions and discounts, shall not exceed the market price.

  3.32 Product Warranties; Product Liability

   Attached to Section 3.32 of the Disclosure Schedule are complete and correct copies of the standard terms and conditions of sale or lease for each of the products or services of the Company and the Company Subsidiary (containing applicable guaranty, warranty and indemnity provisions). Except as required by Law or as set forth in such standard terms and conditions, no product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, the Company or the Company Subsidiary is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions. Section 3.32 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company's customer support and service center in fulfilling its obligations under its guaranty, warranty and right of return provisions during the periods covered by the Financial Statements and the Interim Financial Statements and the Company knows of no reason why such expenses should significantly increase as a percentage of sales in the future. Except as set forth in Section 3.32 of the Disclosure Schedule, there are no existing or, to the knowledge of the Company threatened claims, against the Company or the Company Subsidiary for services or merchandise which are defective or fail to meet any service or product warranties other than in the ordinary course of business consistent with past experience. Except as set forth in Section 3.32 of the Disclosure Schedule, no claim has been asserted against the Company or the Company Subsidiary since January 1, 1997 for renegotiation or price redetermination of any completed business transaction. The Company's and the Company Subsidiary's products are free from known significant defects and, to the knowledge of the Company, conform in all material respects to the specifications, documentation and sample demonstration furnished to the Company's and the Company Subsidiary's customers and made available to Parent.

  3.33 Financial Service Relations and Powers of Attorney

   All of the arrangements that the Company or the Company Subsidiary has with any bank depository institution or other financial services entity, whether or not in the Company's or the Company Subsidiary's name, are completely and accurately described on Section 3.33 of the Disclosure Schedule, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the current balance as of the date reported, banking institution and person or persons authorized in respect thereof. Neither the Company nor the Company Subsidiary has any outstanding power of attorney.

  3.34 Pooling

   To the knowledge of the Company, neither the Company or the Company Subsidiary nor any of the Company's "affiliates" (as defined in Opinion No. 16, as amended, of the Accounting Principles Board of the American Institute of Certified Public Accountants and the interpretive rulings issued thereunder) has taken or agreed to take any action that would affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests under GAAP and applicable Securities and Exchange Commission ("SEC") interpretations.

  3.35 Regulatory Correspondence

   The Company has made available to the Parent true and correct copies of any and all material correspondence from and to any federal, governmental or regulatory agencies or bodies since January 1, 1997.

  3.36 HSR Act

   The Company and the Company Subsidiary considered as one enterprise do not have assets valued at $15,000,000 or more, or annual net sales of $25,000,000 or more within the meaning of the HSR Act.

  3.37 Company Action

   (a) The Board of Directors of the Company, at a meeting duly called and held, or through an action by written consent, unanimously has (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved the Merger in accordance with the provisions of the CGCL, (iii) approved this Agreement, the Agreement of Merger and the Transaction Documents, (iv) authorized the execution and delivery of this Agreement, the Agreement of Merger and the Transaction Documents and (v) directed that this Agreement and the Merger be submitted to the Company Shareholders for their approval and resolved to recommend that Company Shareholders vote in favor of the approval of this Agreement and the Merger.

   (b) The Company has obtained and delivered to the Parent the written agreement of each of the Company's affiliates substantially in the form attached hereto as Exhibit 3.37 (an "Affiliate Agreement") pursuant to which among other things each such person has agreed to vote all shares of Company Capital Stock owned by him or over which he has voting control, in favor of the Merger and this Agreement and irrevocably granted a proxy, coupled with an interest, to the Parent or its designee to vote such Company Capital Stock in favor of this Agreement and the Merger.

  3.38 Disclosure

   No representation or warranty of the Company in this Agreement as modified by statements in the Disclosure Schedule is inaccurate in any material respect or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

4. Representations And Warranties Of Parent And Merger Sub

   Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

  4.1 Organization and Good Standing

   Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has full corporate power and authority to conduct its business as it is now being conducted and to own or use the assets and properties that it purports to own or use. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each state or other jurisdiction in which either the ownership or use of the assets or properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

  4.2 Authority; No Conflict

   (a) Parent and Merger Sub each has the right, power, authority and capacity to execute and deliver this Agreement and the Transaction Documents to which Parent or Merger Sub is a party, to consummate the Merger and the other transactions contemplated hereby and thereby and to perform their respective obligations under this Agreement and the Transaction Documents to which Parent or Merger Sub is a party. This Agreement has been duly authorized and approved, executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms. Upon the execution and delivery by Parent and Merger Sub of the Transaction Documents to which Parent or Merger Sub is a party, such Transaction Documents will constitute the legal, valid and binding obligations of Parent and Merger Sub, enforceable against them in accordance with their respective terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

   (b) Neither the execution and delivery of this Agreement or any Transaction Document by Parent or Merger Sub nor the consummation or performance by Parent or Merger Sub of the Merger or any of the other transactions contemplated hereby or thereby, including issuance of the Parent Shares pursuant to this Agreement, will, directly or indirectly (with or without notice or lapse of time or both):

   (i) contravene, conflict with, or result in a violation or breach of (A) any provision of the Organizational Documents of Parent or Merger Sub, (B) any resolution adopted by the board of directors or the shareholders of Parent or Merger Sub, (C) any legal requirement or any Order, award, decision, settlement or process to which Parent or Merger Sub or any of the assets or properties owned or used by them may be subject, or (D) any Governmental Permit held by Parent or Merger Sub, excluding from clauses (C) and (D) any contravention, conflict, violation or breach which would not, either individually or in the aggregate, have a Material Adverse Effect or materially impair or preclude the Parent's or the Merger Sub's ability to consummate the Merger or the transactions contemplated hereby;

   (ii) result in a breach of or constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, or require the consent or approval of or any notice to or filing with any third Person, under any material Contract to which Parent or Merger Sub is a party or by which their respective assets or properties are bound, or require the consent or approval of or any notice to or filing with any Governmental Authority to which either Parent, Merger Sub or their respective assets or properties are subject except for any breaches, defaults, rights of termination, cancellation or acceleration, entitlements, consents, approvals, notices or filings which would not, either individually or in the aggregate, have a Material Adverse Effect or materially impair or preclude the Parent's or the Merger Sub's ability to consummate the Merger or the transactions contemplated hereby; or

   (iii) result in the imposition or creation of any Encumbrance or Lien upon or with respect to any of the assets or properties owned or used by Parent or Merger Sub except for any imposition or creation which would not, either individually or in the aggregate, have a Material Adverse Effect or materially impair or preclude the Parent's or the Merger Sub's ability to consummate the Merger or the transactions contemplated hereby.

  4.3 Capitalization; Parent Shares

   (a) The authorized capital stock of Parent consists of 1,000,000 shares of preferred stock, $.01 par value per share, of which as of the date of this Agreement no shares are issued or outstanding, and 21,500,000 shares of Parent Common Stock, of which as of July 6, 1999, 11,071,113 shares were issued and outstanding. All of the authorized and issued capital stock of Merger Sub is owned of record and beneficially by Parent.

   (b) The Parent Shares issuable as a result of the Merger have been duly authorized and upon the Effective Time will be validly issued, fully paid and nonassessable and approved for listing on the Nasdaq National Market. Each share of Parent Common Stock to be issued at the Effective Time will be accompanied by one Parent Purchase Right.

  4.4 Filings with the Commission

   (a) Parent has delivered or made available to the Company a true, correct and complete copy of its Annual Report on Form 10-K for the year ended September 30, 1998 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998 and March 31, 1999 (collectively, the "Parent SEC Report"). The Parent SEC Report has been timely filed pursuant to the Exchange Act.

   (b) The Parent SEC Report complied as to form in all material respects with the requirements of the Exchange Act in effect on the date thereof. The Parent SEC Report, when filed pursuant to the Exchange Act, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (c) Each of the Parent financial statements (including the related notes) included in the Parent SEC Report presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of any unaudited interim financial statements included therein, to normal year-end adjustments and to absence of complete footnotes.

  4.5 No Material Adverse Change

   Since March 31, 1999, there has not been any material adverse change in the business, operations, properties, liabilities, results of operations, assets or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, and no event has occurred or circumstance exists that could reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, provided that the effect of any of the following shall not be considered a Material Adverse Effect: (A) general economic or financial conditions or (B) other developments that are not unique to Parent and/or its Subsidiaries but also affect other Persons who participate or are engaged in the lines of business in which Parent and/or its Subsidiaries participate or are engaged.

  4.6 Legal Proceedings

   There is no pending Proceeding against Parent or Merger Sub that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby, or that otherwise could reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries, taken as whole. To the knowledge of Parent, no such Proceeding has been threatened.

  4.7 Brokers or Finders

   Neither Parent nor Merger Sub nor any of their agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or financial advisory services or other similar payment in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby.

  4.8 Disclosure

   Except as set forth in Section 4.8 of the Disclosure Schedule, no representation or warranty of Parent or Merger Sub in this Agreement is inaccurate in any material respect or omits to state a material fact necessary to make the statements herein in light of the circumstances under which they were made, not misleading.

5. Covenants

   The parties, as applicable, hereby covenant and agree as follows:

  5.1 Normal Course

   From the date hereof until the Effective Time, the Company shall, and shall cause the Company Subsidiary to: (a) maintain its corporate existence in good standing; (b) maintain the general character of its business; (c) maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage); (d) preserve intact in all material respects its business organization, preserve its goodwill and the confidentiality of its business know-how, exercise commercially reasonable efforts to keep available to the Company or the Company Subsidiary the services of its current officers and employees and preserve its present material business relationships with its collaborators, licensor, customers, suppliers and other Persons with which the Company has material business relations; and (e) in all respects conduct its business only in the usual and ordinary manner consistent with past practice and perform all Contracts.

  5.2 Conduct of Business

   From the date hereof until the Effective Time, the Company shall not, and the Company shall not permit the Company Subsidiary to, except as contemplated by this Agreement, permit the Company to, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld:

     (a) amend or otherwise modify its Organizational Documents;

     (b) issue, sell, dispose of or Encumber or authorize the issuance, sale, disposition or Encumbrance of, or grant or issue any option, warrant or other right to acquire or make any agreement of the type referred to in
  Section 3.3 with respect to, any shares of its capital stock or any other of its securities or any security convertible or exercisable into or exchangeable for any such shares or securities, or alter any term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

     (c) Encumber any material assets or properties of the Company or the Company Subsidiary;

     (d) declare, set aside, make or pay any dividend or other distribution to any shareholder with respect to its capital stock;

     (e) redeem, purchase or otherwise acquire any capital stock or other securities of the Company or the Company Subsidiary;

     (f) increase the compensation or other remuneration or benefits payable or to become payable to any director or officer of the Company or the Company Subsidiary, or increase the compensation or other remuneration or benefits payable or to become payable to any of its other employees or agents, except, with respect to such other employees or agents only, for increases in salary and payment of performance bonuses in the manner described in Section 5.2(f) of the Disclosure Schedule in either case in the ordinary course of business consistent with past practice;

     (g) adopt or (except as otherwise required by law) amend or make any unscheduled contribution to any Employee Benefit Plan for or with employees, or enter into any collective bargaining agreement;

     (h) terminate or modify any Contract requiring future payments to or from the Company or any Company Subsidiary, individually or in the aggregate, in excess of $10,000, except for termination of Contracts upon their expiration during such period in accordance with their terms;

     (i) create, incur, assume or otherwise become liable for any indebtedness in an aggregate amount (among the Company and the Company Subsidiaries) in excess of $50,000, except for draw downs made under the Credit Line to satisfy working capital requirements aggregating up to but not exceeding $1,000,000 and for blanket inventory purchases where the Company and the Company Subsidiary shall not make any payment or commitment in an aggregate amount (between the Company and the Company Subsidiary) in excess of $50,000 (for purposes of this part of Section 5.2(i), obligations or liabilities that are paid, discharged or satisfied under Section 5.2(j) shall be included in determining whether the foregoing basket amounts have been reached), or guarantee or endorse any obligation or the net worth of any Person, except for endorsements of negotiable instruments for collection in the ordinary course of business;

     (j) pay, discharge or satisfy any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, in an aggregate amount (between the Company and the Company Subsidiary) in excess of $50,000, except for liabilities incurred in the ordinary course of business prior to the date hereof and blanket inventory purchases where the Company and the Company Subsidiary shall not make any payment or commitment in an aggregate amount (between the Company and the Company Subsidiary) in excess of $50,000 (for purposes of this Section 5.2(j), indebtedness that is created, incurred, assumed or for which the Company or any Company Subsidiary is otherwise liable under Section 5.2(i) shall be included in determining whether the foregoing basket amounts have been reached);

     (k) sell, transfer, lease or otherwise dispose of any of its assets or properties, except in the ordinary course of business consistent with past practice and for a cash consideration equal to the fair value thereof at the time of such sale, transfer, lease or other disposition;

     (l) cancel, compromise, release or waive any material debt, claim or right;

     (m) make any loan or advance to any Person other than travel and other similar routine advances in the ordinary course of business consistent with past practice, or acquire any capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other business enterprise;

     (n) make any material capital investment or expenditure or capital improvement, addition or betterment;

     (o) change its method of accounting or the accounting principles or practices utilized in the preparation of the Financial Statements, other than as required by GAAP;

     (p) institute or settle any Proceeding before any Governmental Authority relating to it or its assets or properties;

     (q) adopt a plan of dissolution or liquidation with respect to the Company or the Company Subsidiary;

     (r) enter into any Contract, except Contracts made in the ordinary course of business consistent with past practice;

     (s) make any new election with respect to Taxes or any change in current elections with respect to Taxes, or settle or compromise any federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations;

     (t) take or omit to take any action that would constitute a material violation of or material default under, or waive any rights under, any material Contract; or

     (u) enter into any commitment to do any of the foregoing, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect (subject to the knowledge and materiality limitations set forth therein) or cause any covenant, condition or agreement of the Company in this Agreement not to be complied with or satisfied in any material respect.

  5.3 Regulation D

   Each party shall use all reasonable efforts to cause the Parent Shares to be issued in accordance with the applicable provisions of Regulation D, shall cooperate in all filings required pursuant to Regulation D and shall not knowingly take any action which action or failure to act would jeopardize the issuance of the Parent Shares in accordance with Regulation D.

  5.4 Private Placement Memorandum

   (a) The Parent and the Company shall jointly use commercially reasonable best efforts to promptly prepare proxy materials (in accordance with the disclosure requirements of Regulation D) for the purpose of offering the Parent Shares to the Company Shareholders and soliciting (i) proxies from holders of Company Capital Stock to vote in favor of the adoption of this Agreement and the approval of the Merger at the special meeting (the "Special Meeting") of the Company Shareholders to be called and held for such purpose or (ii) written consents from Company Shareholders in favor of the adoption of this Agreement and the approval of the Merger (the "Special Consent"). Such solicitation materials shall be in the form of a private placement memorandum/proxy statement (such private placement memorandum/proxy statement, together with any accompanying letter to stockholders, notice of meeting, form of proxy and form of written consent, shall be referred to herein as the "Placement Memorandum/Proxy Statement"). Each Party shall furnish all information reasonably requested in connection with the preparation of the Placement Memorandum/Proxy Statement.

   (b) The Parent and the Company shall use commercially reasonable efforts to comply with all applicable provisions of, and rules under the federal securities law, the DGCL and the CGCL in the preparation and distribution of the Placement Memorandum/Proxy Statement, the solicitation of proxies or written consents thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, the Parent and the Company shall use reasonable commercial efforts to make sure that the Placement Memorandum/Proxy Statement does not, as of the date on which it is distributed to Company Shareholders, and as of the date of the Special Meeting, or the effective date of the Special Consent, as applicable, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information relating to the Parent and the Merger Sub or any other information furnished by the Parent in writing for inclusion in the Placement Memorandum/Proxy Statement and provided further that neither the Parent nor the Merger Sub shall be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company in writing for inclusion in the Placement Memorandum/Proxy Statement).

   (c) The Company, acting through its Board of Directors, shall include in the Placement Memorandum/Proxy Statement the recommendation of its Board of Directors that the Company Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use commercially reasonable efforts to obtain prompt approval of the Company Shareholders of the Agreement, the Merger and the transactions contemplated hereby.

   (d) If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Placement Memorandum/Proxy Statement, the Company shall promptly inform Parent.

  5.5 Company Shareholder Documents

   The Company shall use its best efforts to obtain and deliver the following to the Parent promptly following the date of this Agreement and in any event prior to the date of any distribution of the Placement Memorandum/Proxy Statement (each in form and substance satisfactory to the Parent in its reasonable discretion):

   (a) a questionnaire executed by each Company Shareholder as to personal wealth and financial sophistication (each a "Company Shareholder
Questionnaire"); and

   (b) with respect to each Company Shareholder reasonably deemed by the Parent not to be an "Accredited Investor" as defined in Rule 501 of Regulation D, either (i) a written certification that such Company Shareholder has such knowledge and experience in financial and business matters that such Company Shareholder is capable of evaluating the merits and risks of a prospective investment in Parent Common Stock (within the meaning of Rule 506 of Regulation D (each a "Sophistication Certification") or (ii) a written agreement (each a "Purchaser Representative Agreement") between such Company Shareholder and a purchaser representative (who shall make written certifications reasonably satisfactory to Parent that he or it is a purchaser representative within the meaning of Regulation D) regarding the representation of such Company Shareholder in connection with this Agreement and the transactions contemplated hereby, together with such other representations and agreements pursuant to the provisions of Regulation D as Parent shall reasonably request.

   The Company Shareholder Questionnaires, Sophistication Certifications and Purchaser Representative Agreements are referred to herein together as the "Company Shareholder Documents."

  5.6 S-4 Registration Statement

   (a) If Parent determines in its reasonable discretion that Regulation D may not be satisfied, then (i) the no solicitation period set forth in Section 5.12 hereof shall be extended until the earlier of (A) October 31, 1999, (B) termination by Parent or (C) the Effective Time and (ii) in lieu of a Placement Memorandum/Prospectus, Parent shall prepare and file with the SEC under the Securities Act and all other applicable regulatory bodies as soon as reasonably practicable a Registration Statement on Form S-4 with respect to the Parent Shares (the "S-4 Registration Statement"). The S-4 Registration Statement shall include the prospectus/proxy statement to be used for the purpose of offering the Parent Shares to the Company Stockholders and soliciting (i) proxies from holders of Company Stock to vote in favor of the adoption of this Agreement and the approval of the Merger at the Special Meeting of the Company's Shareholders to be called and held for such purpose or (ii) written consent from Company Shareholders in favor of the adoption of this Agreement and the approval of the

Merger (such prospectus/proxy statement, together with any accompanying letter to stockholders, notice of meeting, form of proxy and form of written consent, shall be referred to herein as the "Prospectus/Proxy Statement"). The Parent shall comply with all applicable provisions of and rules under the Securities Act and state securities laws in the preparation, filing and distribution of the S-4 Registration Statement and the offering and issuance of the Parent Shares.

   (b) The Company shall promptly furnish to the Parent all information concerning the Company as the Parent may reasonably request in connection with the preparation of the S-4 Registration Statement. The information provided by the Company for inclusion in the S-4 Registration Statement shall not, at the time the S-4 Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Parent and the Company shall use commercially reasonable efforts to make sure that the Prospectus/Proxy Statement does not, as of the date on which it is distributed to Company Shareholders, and as of the date of the Special Meeting, or the effective date of the Special Consent, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the S-4 Registration Statement or a supplement to the Prospectus/Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

   (c) The Company, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the recommendation of its Board of Directors that the Company Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use reasonable efforts to obtain prompt approval of the Company Shareholders of the Agreement, the Merger and the transactions contemplated hereby.

   (d) If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Prospectus/Proxy Statement, the Company shall promptly inform Parent.

  5.7 Special Meeting

   For the purposes of this Section 5.7, the Placement Memorandum/Proxy Statement or Prospectus/Proxy Statement, as appropriate is referred to as the "Disclosure Document."

   Promptly following completion of the Disclosure Document and subject to the prior approval of the Parent, the Company shall distribute the Disclosure Document to its shareholders and, pursuant thereto and subject to the other provisions of this Agreement, solicit (i) proxies from Company Shareholders to vote in favor of the adoption of this Agreement and the approval of the Merger at the Special Meeting, or (ii) written consents from holders of Company Capital Stock in favor of the adoption of this Agreement and the approval of the Merger. The Company may elect to call and issue notice of the Special Meeting in accordance with the CGCL prior to completion and distribution of the Disclosure Document.

  5.8 Agreements With Respect To Affiliates

   The Company shall deliver to Parent, prior to the Effective Time, letters (the "Affiliate Letters") identifying all Persons who are, at the time of the action by the Company Shareholders or immediately prior to the Effective Time, anticipated to be "Affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145"), or the rules and regulations of the Commission relating to pooling-of-interests accounting treatment for merger transactions (the "Pooling Rules"). The Company shall use commercially reasonable efforts to cause each Person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent as promptly as practicable an Affiliate Agreement in connection with restrictions on affiliates under Rule 145 and the Pooling Rules. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by Company affiliates, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

  5.9 Certain Filings

   The Company shall cooperate with Parent with respect to all filings with Governmental Authorities that are required to be made by the Company to carry out the transactions contemplated by this Agreement. The Company shall assist Parent and Merger Sub in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required or which Parent may reasonably request in connection with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, if the Merger and the transactions contemplated hereby are subject to the HSR Act, the parties hereto shall promptly and in good faith file or cause to be filed the appropriate notifications with respect to the Merger and such transactions, respond to any requests for additional information and documents and provide the necessary information and make the necessary filings under such Act.

  5.10 Notification of Certain Matters

   The Company shall promptly notify Parent of (i) the occurrence or non-occurrence of any fact or event of which the Company has knowledge which would be reasonably likely (A) to cause any representation or warranty of the Company contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof to the Effective Time or (B) to cause any covenant, condition or agreement of the Company in this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of the Company, or the right of Parent and Merger Sub to rely thereon, or the conditions to the obligations of Parent and Merger Sub, or the remedies available hereunder to Parent or Merger Sub. The Company shall give prompt notice to Parent of any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

  5.11 Pooling Accounting Treatment

   Each party hereto shall use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling-of-interests. Each party hereto shall use its reasonable best efforts to cause its respective employees, officers, directors, shareholders, Subsidiaries and affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling-of-interests. Neither Parent nor the Company nor the Company Subsidiary shall take any action, including the acceleration of vesting of any options, restricted stock or other rights to acquire shares of the capital stock of the Company, which reasonably would be expected to (i) interfere with Parent's ability to account for the Merger as a pooling-of-interests or (ii) jeopardize the tax-free nature of the reorganization hereunder.

  5.12 No Solicitation

   From the date hereof until the earlier of (i) September 30, 1999 (unless extended to October 31, 1999 pursuant to Section 5.6), (ii) termination of this Agreement by Parent or (iii) the Effective Time, the Company shall not, and or shall not permit any, officer, director, shareholder, employee, investment banker or other agent of the Company, or the Company Subsidiary to, directly or indirectly, (A) solicit, engage in discussions or negotiate with any Person (whether or not such discussions or negotiations are initiated by the Company), or take any other action intended or designed to facilitate the efforts of any Person, other than Parent, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any significant portion of its capital stock or assets (with any such efforts by any such Person to make such an acquisition referred to as an "Alternative Acquisition"), (B) provide information with respect to the Company to any Person, other than Parent, relating to a possible Alternative Acquisition by any Person, other than Parent, (C) enter into an agreement with any Person, other than Parent, providing for a possible Alternative Acquisition or (D) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent.

  5.13 Access to Information; Confidentiality

   Upon reasonable written notice, each party shall permit representatives of the other to have access (at all reasonable times and in a manner so as not to interfere with the normal business operations of the other party) to all premises, properties, financial and accounting records, Contracts, other records and documents, and personnel of or pertaining to such party, all in accordance with the terms of the Confidentiality Agreements; provided that the representative of the Company may have the access to Parent permitted hereunder only in order to conduct customary due diligence regarding the completeness of the Parent SEC Report, Registration Statement and other information set forth herein as the Company may reasonably request. No investigation or examination by either party shall diminish, obviate or constitute a waiver of the enforcement of any of the representations, warranties, covenants or agreements of the other party under this Agreement.

  5.14 Reasonable Best Efforts; Further Action

   (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts (exercised diligently and in good faith) to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents, authorizations and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

   (b) Notwithstanding any provision of this Agreement to the contrary, Parent shall not be obligated to divest, abandon, license, dispose of, hold separate or take similar action with respect to any portion of the business, assets or properties (tangible or intangible) of Parent, any of its Subsidiaries or the Company in connection with seeking to obtain or obtaining any waiver, consent, authorization or approval of any Person associated with the consummation of the transactions contemplated hereby or otherwise.

   (c) If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

6. Additional Covenants of Parent and Merger Sub

   Each of Parent and Merger Sub, jointly and severally, hereby covenants and agrees as follows:

  6.1 Certain Filings

   Parent and Merger Sub agree to make or cause to be made all filings with Governmental Authorities that are required to be made by Parent or Merger Sub to carry out the transactions contemplated by this Agreement.

  6.2 Notification of Certain Matters

   Parent and Merger Sub shall promptly notify the Company of (i) the occurrence or non-occurrence of any fact or event of which Parent or Merger Sub has knowledge which would be reasonably likely (A) to cause any representation or warranty of Merger Sub or Parent contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof to the Effective Time or (B) to cause any covenant, condition or agreement of Merger Sub or Parent in this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of Merger Sub or Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of Merger Sub or Parent, or the right of the Company to rely thereon, or the conditions to the obligations of the Company, or the remedies available hereunder to the Company. Parent and Merger Sub shall give prompt notice to the Company of any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

  6.3 Employment Matters

   (a) For purposes of eligibility, vesting and, except with respect to any pension benefit plan, calculation of benefits (except to the extent crediting such service would result in the duplication of benefits) under each of Parent's employee benefit plans, programs and arrangements in which an employee of the Company who is employed as of the Closing Date and who becomes an employee of Parent or the Surviving Corporation immediately following the Closing (each, a "Continuing Employee") participates, Parent shall grant, or shall cause the Surviving Corporation to grant, each Continuing Employee with credit for all service with the Company.

   (b) Parent shall provide, or shall cause the Surviving Corporation to provide, to each Continuing Employee (and each Continuing Employee's beneficiaries and dependents) immediate coverage under a health benefit plan maintained by the Surviving Corporation or Parent. Parent shall waive, or cause the Surviving Corporation to waive, any applicable pre-existing condition exclusion (to the extent such exclusion did not apply to a pre-existing condition under the Company's plan) under any such health benefit plan, and, for purposes of any applicable deductibles, co-payments or out-of-pocket maximums under any such health benefit plan, each Continuing Employee shall receive credit under such health benefit plan for all amounts paid by them under the Company's health benefit plan.

   (c) Each Continuing Employee shall enter into Parent's standard agreements for employees relating to confidentiality, proprietary information, inventions and non-competition.

   (d) It is expressly agreed that the provisions of this Section 6.3 are not intended to be for the benefit of or otherwise enforceable by any third Person, including, without limitation, any employee of the Company, or any collective bargaining unit or employee organization.

   (e) Nothing herein shall prevent Parent, Merger Sub, the Company or the Surviving Corporation from amending or modifying any employee benefit plan, program or arrangement as permitted thereby in any respect or terminating or modifying the terms and conditions of employment or other service of any particular employee or any other Person. Nothing contained in this Agreement shall create or imply any obligation on the part of Parent, Merger Sub, the Company or the Surviving Corporation to provide any continuing employment right to any individual.

  6.4 Indemnification and Insurance

   (a) The Parent and the Merger Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current directors and officers of the Company as provided in the Articles of Incorporation, Bylaws of the Company, or written agreements with the Company attached as Section 6.4 to the Disclosure Schedule shall survive the Merger and shall continue in full force and effect in accordance with their terms and be guaranteed by Parent for a period of six years from the Effective Time.

   (b) After the Effective Time, Parent and the Surviving Corporation will, to the fullest extent permitted under applicable law or under Parent's or the Surviving Corporation's Articles of Incorporation or Bylaws, indemnify and hold harmless, each present director or officer of Company,and his or her heirs, estate, successors and assigns (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of the Company arising out of or pertaining to the transactions contemplated by this Agreement for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation and Parent, (ii) after the Effective Time, Parent will, or will cause the Surviving Corporation to, pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) Parent will, or will cause the Surviving Corporation to, cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation will be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims; provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the applicable standards of conduct, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Parent; and provided, further, that nothing in this Section 6.4 shall impair any other rights or obligations of any present or former employees, agents, directors or officers of the Company. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or (ii) sells all or substantially all of the assets of Parent and the Surviving Corporation, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.4, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation assume the obligations set forth in this Section 6.4 and none of the actions described in clause (i) or
(ii) shall be taken until such provision is made.

   (c) The performance by Parent of its obligations under this Section 6.4 shall not limit or prejudice its rights to assert a claim or claims under
Article 9 hereof, regardless whether such claim or claims arise out of the same factual circumstances constituting the claim or claims under this Section 6.4, and no Company Shareholder shall be excused from his obligations under Article 9 or the Escrow Agreement by virtue of the fact that the item constituting Parent's claim thereunder might also constitute the basis for a proper claim by such Company Shareholder under this Section 6.4 in such Company Shareholder's capacity as a former officer or director of the Company.

   (d) This Section 6.4 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, and will be binding on all successors and assigns of Parent and the Surviving Corporation.

  6.5 Registration

   (a) Unless Parent chooses to use an S-4 Registration Statement pursuant to
Section 5.6 hereof, as soon as reasonably possible after the Closing Date, but not in any event more than ten calendar days after the Closing Date, Parent shall file with the SEC, the Registration Statement (or any successor short form registration involving a similar amount of disclosure; or if then ineligible to use any such form, then any other available form of registration statement) for a public offering of all the Parent Shares then outstanding to be made on a continuous basis pursuant to Rule 415 of the Securities Act and will use its commercially reasonable efforts to cause such registration statement to become effective (subject to review of such Registration Statement by the

SEC) and remain continuously effective until the earlier of (i) two years from the Closing Date or (ii) such time as all of the Parent Shares may be sold pursuant to Rule 144 promulgated under the Securities Act on a single day. The Parent may, upon written notice to the selling shareholders listed therein, suspend use of the Registration Statement for a reasonable period if the Parent in its reasonable judgment believes it may possess material nonpublic information the disclosure of which at that point in time in its reasonable judgment would have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole.

   (b) The Company covenants and agrees that it shall provide to Parent on a timely basis such consents, representations and information and executed such documents as may reasonably be required by Parent in connection with such Registration Statement.

   (c) Parent shall pay all expenses of registration of the Parent Shares pursuant to Section 6.5(a), except brokerage commissions, legal expenses and such other expenses as may be required by law to be paid by the Company Shareholders, shall be paid by the party by which such expenses are incurred.

   (d) If the Parent chooses to use an S-4 Registration Statement pursuant to
Section 5.6 hereof, Parent will have no obligation to register under the Securities Act the Parent Shares on a Registration Statement pursuant to this
Section 6.5.

   (e) To the extent permitted by law, the Parent will indemnify and hold harmless each of the Company Shareholders, their respective officers and directors and each person, if any, who controls the Company Shareholders within the meaning of the Securities Act, against any costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement, joint or several, to which any of them may become subject under the Securities Act or otherwise, insofar as such costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages liabilities or amounts paid in settlement (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained or expressly incorporated by reference in any such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each of the Company Shareholders and their respective officers and directors and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.5(e) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Parent (which consent shall not be unreasonably withheld) nor shall the Parent be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such Registration Statement, preliminary prospectus, final prospectus or amendment or supplement thereto in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Company Shareholders or any person controlling the Company Shareholders.

   (f) To the extent permitted by law, the Company Shareholders will, severally and not jointly, indemnify and hold harmless the Parent, its directors, its officers who have signed such Registration Statement and each person, if any, who controls the Parent within the meaning of the Securities Act against any losses, claims, damages or liabilities to which the Parent or any such director, officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained or expressly incorporated by reference in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendment or supplement thereto, or arise out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such

Registration Statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by the Company Shareholders expressly for use in connection with such registration; and the Company Shareholders will reimburse any legal or other expenses reasonably incurred by the Parent or any such director, officer and controlling person in connection with investigating or defending any such loss, claim, damage, liability or action. It is agreed that the indemnity agreement contained in this Section 6.5(f) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying party (which consent shall not be unreasonably withheld).

   (g) If the indemnification provided for in Sections 6.5(e) and (f) hereof is unavailable to a person entitled to indemnification hereunder, then each person that would have been an indemnifying party hereunder will, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified person for which indemnification is provided herein in such proportion as is appropriate to reflect the relative fault of the indemnifying party and such indemnified party, respectively, in connection with the statements or omissions which resulted in the costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement underlying such indemnification obligations. Relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or such indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parent and the Company Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 6.5(g) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above in this Section 6.5(g). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

   (h) Promptly after receipt by a party indemnified under this Section 6.5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.5, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however that if the defendants in any such action include both the indemnified party and the indemnifying party and, under applicable standards of professional conduct, a conflict on any significant issue between the positions of the indemnified party and the indemnifying party exists, the indemnified party or parties shall have the right to select one separate law firm, at the indemnifying party's or parties' expense, to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. The failure to notify any indemnifying party promptly of the commencement of any such action, shall not relieve such indemnifying party of any liability to the indemnified party under this Section 6.5, except to the extent that such indemnifying party is actually prejudiced thereby.

  6.6 NMS Listing

   Parent agrees to authorize for listing on the Nasdaq National Market the of Parent Shares issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

  6.7 Payment Of Fees And Interest

   Promptly following the Effective Time, Parent shall timely pay all fees and expenses of Needham & Company, Inc. as provided in the engagement letter between the Company and Needham & Company, Inc., dated September 23, 1998. Subject to the agreement of the holders of the Convertible Notes, Parent shall pay to these holders, in exchange for their Convertible Notes:

     (a) shares of Parent Common Stock in an amount equal to $2,029,594; plus

     (b) shares of Parent Common Stock in an amount equal to the accrued and unpaid interest due on the Convertible Notes on the Closing Date.

   For purposes hereof, the value of the shares of Parent Common Stock shall be determined based upon the Closing Exchange Price.

7. Conditions to Obligations of Parent and Merger Sub

   The obligations of Parent and Merger Sub under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

  7.1 Representations and Warranties

   The representations and warranties of the Company contained in this Agreement or in the Disclosure Schedule or any certificate delivered pursuant hereto shall be complete and correct as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and, without giving effect to any qualification as to materiality (or any variation of such term) contained in any representation or warranty, shall then be complete and correct, except, in either case, if such inaccuracies, individually or in the aggregate, do not cause a Material Adverse Effect.

  7.2 Performance of Covenants

   The Company shall have taken all necessary corporate or other actions to consummate the transactions contemplated hereby and shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

  7.3 Convertible Notes

   The holders of all the Convertible Notes shall have agreed to surrender their Convertible Notes in exchange for:

     (a) shares of Parent Common Stock in an amount equal to $2,029,594; plus

     (b) shares of Parent Common Stock in an amount equal to the accrued and unpaid interest due on the Convertible Notes on the Closing Date.

   For purposes hereof, the value of the shares of Parent Common Stock shall be determined based upon the Closing Exchange Price.

  7.4 Dissenting Shareholders

   Holders of not more than 5% of the outstanding Company Common Stock shall have exercised dissenters rights pursuant to Section 1300 et. seq. of the CGCL.

  7.5 Update Certificate

   Parent and Merger Sub shall have received a certificate or certificates, dated the Closing Date, signed by the Company as to the matters set forth in Sections 7.1 through 7.4.

  7.6 No Governmental or Other Proceeding; Illegality

   No Order of any Governmental Authority shall be in effect that restrains or prohibits any transaction contemplated hereby or that would limit or affect Parent's or Merger Sub's ownership or operation of the business or assets of the Company or the Company Subsidiary; no suit, action, investigation, inquiry or Proceeding by any Governmental Authority shall be pending or threatened against Parent, Merger Sub or the Company or the Company Subsidiary or any director or officer of any thereof, as such, that challenges the validity or legality, or that restrains or seeks to restrain the consummation, of the transactions contemplated hereby, or that limits or otherwise affects or seeks to limit or otherwise affect Parent's or Merger Sub's right to own or operate the business or assets of the Company or the Company Subsidiary, or that compels or seeks to compel Parent or any of its Subsidiaries to divest, abandon, license, dispose of, hold separate or take similar action with respect to any portion of the business, assets or properties (tangible or intangible) of Parent or any of its Subsidiaries (including the Surviving Corporation) or the Company or the Company Subsidiary; and no written advice shall have been received by Parent, Merger Sub, the Company or the Company Subsidiary or by any of their respective counsel from any Governmental Authority, and remain in effect, stating that an action or Proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect Parent's or Merger Sub's ownership or operation of the business or assets of the Company or the Company Subsidiary. No Law or Order shall be enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated hereby which makes the consummation of the Merger or the other transactions contemplated hereby illegal.

  7.7 Approvals And Consents

   All material waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Company, for the authorization, execution and delivery of this Agreement, the consummation by it of the transactions contemplated hereby and the continuation in full force and effect of any and all material rights, documents, instruments or Contracts of the Company and the Company Subsidiary shall have been obtained and made, including, without limitation, the written consents of Venture Lending and Leasing II, Inc. and Montague Oaks Associates Phase I and II and all consents or approvals of any Person which may be required under any lease for real property to which the Company or the Company Subsidiary is a party. The Company shall use reasonable commercial efforts to obtain landlord consents and estoppel certificates reasonably satisfactory in form and substance to Parent from the lessors/owners of the real property leased by the Company in San Jose, California.

  7.8 Opinion Of Counsel

   The Company shall have delivered to Parent and Merger Sub an opinion of Heller Ehrman White & McAuliffe, dated the Closing Date and addressed to Parent and Merger Sub, as to the matters set forth on Exhibit 7.8 hereto.

  7.9 Shareholder Approval

   This Agreement, the Merger and the other transactions contemplated hereby shall have been duly approved by Company Shareholders in accordance with the CGCL.

  7.10 Opinions Of Accountants; Pooling

   Parent and Merger Sub shall have received a letter from PricewaterhouseCoopers LLP, independent certified public accountants of Parent, regarding the appropriateness of pooling-of-interests accounting for the Merger under APB 16 if closed and consummated in accordance with this Agreement. Such letter shall be in form and substance reasonably satisfactory to Parent.

  7.11 Escrow Agreement

   There shall have been executed and delivered to Parent an Escrow Agreement in substantially the form attached hereto as Exhibit 2.10 with such modifications thereto as may be required by the Escrow Agent and agreed to by the parties hereto.

  7.12 Noncompetition And Proprietary Information Agreements

   Parent shall have received executed noncompetition and proprietary information agreement substantially in the form of Exhibit 7.12 from each of the Key Employees.

  7.13 Termination Of Rights And Voting Agreements

   All agreements among the Company and any of its securityholders, or among any of the Company securityholders, providing for registration rights, rights of first refusal, rights of co-sale, relating to the voting of the Company securities or requiring the Company to obtain the consent or approval of any such securityholders prior to taking or failing to take any action, shall have been, as of or prior to the Closing Date, terminated in their entirely.

  7.14 Nasdaq National Market

   The Parent Shares shall not equal or exceed 20% of the total outstanding shares of Parent Common Stock.

  7.15 Registration

   If Parent elects to file an S-4 Registration Statement registering the Parent Shares pursuant to Section 5.6 hereof, the S-4 Registration Statement shall be effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Registration Statement, shall have been initiated or threatened in writing by the SEC.

  7.16 Other Documents

   At the Closing, Parent shall receive such other certificates and documents as the Parent shall have reasonably requested.

8. Conditions to Obligations of the Company

   The obligations of the Company under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

  8.1 Representations And Warranties

   The representations and warranties of Parent and Merger Sub contained in this Agreement or in the Disclosure Schedule or any certificate delivered pursuant hereto shall be complete and correct as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and, without giving effect to any qualification as to materiality (or any variation of such term) contained in any representation or warranty, shall then be complete and correct except, in either case, if such inaccuracies (i) individually or in the aggregate do not cause a Material Adverse Effect or
(ii) were disclosed in a press release or in a filing with the SEC which was released or filed, as the case may be, at least ten trading days prior to the Closing Date.

  8.2 Performance Of Covenants

   Parent and Merger Sub shall have taken all necessary corporate actions to consummate the transactions contemplated hereby and shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

  8.3 Update Certificate

   The Company and the Controlling Shareholders shall have received a certificate or certificates, dated the Closing Date, signed by Parent and Merger Sub as to the matters set forth in Sections 8.1 and 8.2.

  8.4 No Governmental Or Other Proceeding; Illegality

   No Order of any Governmental Authority shall be in effect that restrains or prohibits any transaction contemplated hereby; and no written advice shall have been received by Parent, Merger Sub, the Company or the Company Subsidiary or by any of their respective counsel from any Governmental Authority, and remain in effect, stating that an action or Proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger. No Law or Order shall be enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated hereby which makes the consummation of the Merger or the other transactions contemplated hereby illegal.

  8.5 Opinion Of Counsel

   Parent and Merger Sub shall have delivered to the Company an opinion of Brown, Rudnick, Freed & Gesmer, dated the Closing Date and addressed to the Company, as to the matters set forth on Exhibit 8.5 hereto.

  8.6 Shareholder Approval

   This Agreement, the Merger and the other transactions contemplated hereby shall have been duly approved by the Company Shareholders in accordance with the CGCL.

  8.7 Registration

   If Parent elects to file an S-4 Registration Statement registering the Parent Shares pursuant to Section 5.6 hereof, the S-4 Registration Statement shall be effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Registration Statement, shall have been initiated or threatened in writing by the SEC.

9. Survival; Indemnification

  9.1 Survival

   The covenants, agreements, representations and warranties of the Company contained in this Agreement shall survive the Closing until the one (1) year anniversary of the Effective Time, after which time claims for indemnity pursuant to this Section 9 may no longer be made. Notwithstanding the preceding sentence, any claim for indemnification regarding any covenant, agreement, representation or warranty sought under Section 9.2 shall survive the time at which such covenant, agreement, representation or warranty shall terminate pursuant to the preceding sentence, if notice of such claim for indemnification shall have been given to the party against whom such indemnity is sought prior to such time. The covenants, agreements, representations and warranties of the Company and the rights and remedies that may be exercised by any Indemnitee shall not be limited, diminished or otherwise affected by or as a result of any information that may have been provided, any investigation or examination that may have or be made by, or any knowledge of, any Indemnitee or any other party on behalf of any Indemnitee, except as otherwise contemplated herein.

  9.2 Indemnification

   The Company Shareholders severally and not jointly agree that the Escrow Shares shall be available to the extent provided in this Section 9 and in the Escrow Agreement to compensate each of Parent and, effective at and as of the Effective Time, without duplication, the Surviving Corporation and each of their respective

Subsidiaries and affiliates (each in its capacity as an indemnified party, an "Indemnitee") for any and all losses, liabilities, damages, judgments, rulings, assessments and any and all amounts paid in settlement of or related to any claim or litigation or amounts mutually agreed to by Parent and the Shareholder Representative (collectively, "Actual Damages"), and any and all costs and expenses, interest, penalties, reasonable attorneys' fees and any and all other expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever (collectively "Litigation Damages," together with "Actual Damages," "Damages") (Damages in each case shall be net of the amount of any insurance proceeds, indemnity or contribution actually recovered by such Indemnitee and such Indemnitee shall use commercially reasonable efforts to recover such amounts), incurred by such Indemnitee as a result of, arising out of or incident to any of the following with respect to which a claim for indemnification is brought by an Indemnitee within the applicable survival period described in Section 9.1: (i) any breach of any representation or warranty of the Company set forth herein, or in any certificate or other document delivered in connection herewith or therewith, or
(ii) any breach by the Company of any covenant, agreement, or obligation contained herein, or in any certificate or other document delivered in connection herewith in each case, except to the extent waived in writing by Parent. For the purposes of this Article 9, any qualification of the Company's representations and warranties by reference to the materiality of matters stated therein, and, except with respect to Section 3.34 hereof, any limitations of such representations and warranties as being "to the knowledge of" or "known to" or words of similar effect, shall be disregarded in determining any inaccuracy, untruth, incompleteness or breach thereof.

  9.3 Third Person Claims

   Promptly after an Indemnitee has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnitee shall, as a condition precedent to the claim with respect thereto being made against the Escrow Shares, give the Shareholder Representative written notice of such claim or the commencement of such action or proceeding; provided, however that the failure to give such notice will not affect the Indemnitees' right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the Shareholder Representative or the Company Shareholders have been actually prejudiced as a result of such failure. If the Shareholder Representative notifies the Indemnitee within 30 days from the receipt of the foregoing notice that he wishes to defend against the claim by the Third Person and if the estimated amount of the claim, together with all other claims made against the Escrow Shares that have not been settled, is less than the remaining balance of the Escrow Shares, then the Shareholder Representative shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Indemnitee, and the Shareholder Representative shall be entitled to reimbursement out of the Escrow Shares for such defense. The Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Shareholder Representative shall have assumed the defense pursuant to the preceding sentence, provided that counsel for the Shareholder Representative shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; provided, however, that Indemnitee shall control the defense of any claim or proceeding that in Indemnitee's reasonable judgment could have a material and adverse effect on Indemnitee's business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification under Section 9.2 (subject to the limitations set forth in Section 9.4) for the reasonable fees and expenses of its counsel for any periods during which the Shareholder Representative has not assumed the defense of any claim. Whether or not the Shareholder Representative shall have assumed the defense of any claim, neither the Indemnitee nor the Shareholder Representative shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of the party controlling the defense to act upon a request for consent to such settlement within five (5) business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Section 9.

  9.4 Method Of Payment

   Parent or the Surviving Corporation shall only be entitled to satisfy claims for indemnification pursuant to this Section 9 from the Escrow Shares. To the extent that Parent or the Surviving Corporation is entitled to indemnification hereunder, the Escrow Shares shall be valued as provided in the Escrow Agreement.

  9.5 Limitations

   Notwithstanding any other provision in this Section 9, Indemnitees shall be entitled to indemnification only to the extent that the aggregate Damages exceed $50,000. The first such $50,000 of aggregate Damage shall be considered a deductible and shall not be payable by the Company Shareholders to the Indemnitees hereunder.

  9.6 Maximum Liability And Remedies

   The rights of Parent to make claims upon the Escrow Shares in accordance with this Section 9 shall be the sole and exclusive remedy of the Indemnitees after the Effective Time for any damage, claim, cause of action or right of any nature arising out of or relating to this Agreement, the certificates or other documents executed or delivered herewith (except as expressly provided in Section 6.5 hereof or in the Escrow Agreement) and no Company Shareholder, and no person who is or was an optionholder, warrantholder, director, officer, employee or agent of the Company prior to the Effective Time shall have any personal liability to Parent or the Surviving Corporation after the Closing Date in connection with the Merger.

10. Termination of Agreement

  10.1 Termination

   This Agreement shall not be terminated, nor the Merger abandoned, except in accordance with the provisions of this Article 10, strictly construed against the party seeking such termination. This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time, whether before or after approval by the Company Shareholders:

     (a) by mutual written consent of the parties;

     (b) by either the Parent or the Company, if, without fault of such terminating party, the Merger shall not have been consummated on or before September 30, 1999, unless Parent elects to file an S-4 Registration Statement pursuant to Section 5.6 hereof, in which event the date shall be October 31, 1999, unless such failure shall be due to a material breach of any representation or warranty, or the nonfulfillment in a material respect, and failure to cure such nonfulfillment, of any covenant or agreement contained herein on the part of the party or parties seeking to terminate; and

     (c) by Parent or the Company if a Governmental Authority shall have issued a nonappealable final Order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and the other transactions contemplated hereby (provided that the right to terminate this Agreement under this Section 10.1 shall not be available to any party who has not complied with its obligations under this Agreement if such noncompliance materially contributed to the issuance of any such Order or the taking of such action).

  10.2 Termination by the Parent

   This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of the Parent, at any time prior to the Effective Time, before or after the approval by the Company Shareholders, if:

     (a) the Company shall have failed to comply with any of the covenants or agreements contained in this Agreement such that the closing condition set forth in Section 7.2 would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breach or breaches shall not have been cured within 15 days of delivery to the Company of written notice of such breach;

     (b) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.1 would not be satisfied; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time, such failure or failures shall not have been cured within 15 days of delivery to the Company of written notice of such failure; or

     (c) the Company engages in any conduct or takes any action concerning an Alternative Acquisition as provided in Section 5.12 hereof.

  10.3 Termination by the Company

   This Agreement may terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Company Shareholders, by action of the Board of Directors of the Company, if:

     (a) the Parent or the Merger Sub shall have failed to comply with any of the covenants or agreements contained in this Agreement such that the closing condition set forth in Section 8.2 would not be satisfied; provided however, that if such failure or failures are capable of being cured prior to the Effective Time, such failure or failures shall not have been cured within 15 days of delivery to the Parent of written notice of such failure; or

     (b) there exists a breach or breaches of any representation or warranty of the Parent or the Merger Sub contained in this Agreement such that the closing condition set forth in Section 8.1 would not be satisfied; provided however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breach or breaches shall not have been cured within 15 days of delivery to the Parent of written notice of such breach.

  10.4 Procedure for Termination

   In the event of termination and abandonment of the Merger by the Parent or the Company pursuant to this Article 10, written notice thereof shall forthwith be given to the other party.

  10.5 Effect of Termination

   (a) In the event of termination of this Agreement in accordance with the provisions of this Article 10, this Agreement shall forthwith become void and no party to this Agreement shall have any liability or further obligation to any other party, except as provided in the Confidentiality Agreement and in this Section 10.5 and in Sections 11.2 and 11.3 of this Agreement, which provisions shall survive such termination, and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

   (b) In the event of a termination of this Agreement pursuant to Section 10.2(c), the Company shall pay Parent a fee in the amount of $1,000,000 and all reasonable, actual and documented costs and expenses (including reasonable attorneys' and accountants' fees and expenses) incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby (collectively the "Termination Fee"). Such amounts payable to Parent shall be paid ten business days after Parent's written demand therefor.

   (c) If prior to or within six (6) months after the termination of this Agreement pursuant to Section 10.2(a) or 10.2(b), the Company or any of its Affiliates enters into a definitive agreement with a third party with respect to an Alternative Acquisition or an Alternative Acquisition is effected, then the Company, prior to entering into any such definitive agreement or any such Alternative Acquisition being effected, shall, within ten business days thereafter, pay the Parent by wire transfer of immediately available funds to an account specified by the Parent the Termination Fee.

   (d) In the event of a termination of this Agreement by the Company pursuant to Section 10.3(a) or (b) then the Parent shall pay the Company a fee equal to $1,000,000 and all reasonable, actual and documented costs and expenses (including reasonable attorneys' and accountants' fees and expenses) incurred by the Company in connection with this Agreement and the transaction contemplated hereby (the "Company Termination Fee"). Such amount payable to the Company shall be paid ten business days after the Company's written demand therefor. The Parent and the Company hereby acknowledge that Venture Lending and Leasing II, Inc. has a first priority Lien on any such amount as security for the Credit Line.

   (e) In the event of a termination of this Agreement by Parent in the event
Section 7.14 is not satisfied, then the Parent shall pay the Company the Company Termination Fee. Such amount payable to the Company shall be paid ten business days after the Company's written demand therefor. The Parent and the Company hereby acknowledge that Venture Lending and Leasing II, Inc. has a first priority Lien on any such amount as security for the Credit Line.

  10.6 Right to Proceed

   Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Article 7 hereof have not been satisfied, Parent shall have the right to waive the satisfaction of any such condition as provided in
Article 7 and to proceed with the transactions contemplated hereby, however, it shall be deemed to have waived any claim for indemnification arising out of any condition which has been so waived. If any of the conditions specified in
Article 8 hereof has not been satisfied, the Shareholder Representative shall have the right to waive the satisfaction of any such condition as provided in
Article 8 and to proceed with the transactions contemplated hereby.

11. General Provisions

  11.1 Termination of Representations and Warranties

   The parties' representations warranties and covenants in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive until the one year anniversary of the Closing Date.

  11.2 Expenses

   Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement, including all fees, costs and expenses of agents, representatives, counsel and accountants provided, however, that any legal fees of the Company in excess of $150,000, incurred in connection with the transactions contemplated hereby shall be paid by the Company Shareholders out of Escrow Shares.

  11.3 Public Announcements

   Unless required by law, any public announcement or similar publicity with respect to this Agreement, the Closing, the Merger or the other transactions contemplated hereby will be issued, if at all, at such time and in such manner as Parent determines with the concurrence of the Company, which concurrence shall not be unreasonably withheld or delayed by the Company. Unless disclosure is consented to by Parent in advance or required by law or disclosure has otherwise already been made, the Company shall keep this Agreement and the transactions contemplated hereby strictly confidential and may not make any disclosure of this Agreement or such transactions to any Person other than its or their directors, officers, employees or agents who need to know such information to enable the Company to comply with this Agreement, provided that each such director, officer, employee or agent shall agree, for the benefit of Parent, to maintain the confidentiality of such information as provided in this
Section 11.3. The Company and Parent will consult with each other concerning the means by which the Company's employees, customers and suppliers and other Persons having dealings with the Company or the Company Subsidiary will be informed of this Agreement, the Closing, the Merger and the other transactions contemplated hereby, and representatives of Parent may at its option be present for any such communication.

  11.4 Notices

   All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when
(a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or fax numbers set forth below (or to such other address, person's attention or fax number as a party may designate by notice to the other parties given in accordance with this Section 11.4):

      (a) If to Parent or Merger Sub:

         Brooks Automation, Inc.
         15 Elizabeth Drive
         Chelmsford, MA 01824
         Telecopier No.: (617) 262-2500
         Telephone No.: (617) 262-2600
         Attention: Ellen B. Richstone

       With a copy to:

         Brown, Rudnick, Freed & Gesmer
         One Financial Center
         Boston, MA 02111
         Telecopier No.: (617) 856-8201
         Telephone No.: (617) 856-8200
         Attention: Lawrence M. Levy, Esquire

      (b) If to the Company:
         Smart Machines Inc.
         651 River Oaks Parkway
         San Jose, CA 95134
         Telecopier No.: (408) 324-1966
         Telephone No.: (408) 324-1234
         Attention: K. Charles Janac

       With a copy to:

         Heller Ehrman White & McAuliffe
         2500 Sand Hill Road, Suite 100
         Menlo Park, CA 94025
         Telecopier No.: (650) 234-4299
         Telephone No.: (650) 234-4200
         Attention: August J. Moretti

  11.5 Jurisdiction; Service of Process

   Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware or any United States District Court of the State of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Service of process or any other papers in any such Proceeding may be made by registered or certified mail, return receipt requested, pursuant to the provisions of Section 11.4.

  11.6 Reset Election

   (a) Notwithstanding anything in this Agreement to the contrary, but subject to the provisions of this Section 11.6, if the Parent Shares shall equal or exceed 20% of the total outstanding shares of Parent Common Stock and this Agreement is not otherwise terminated pursuant to the terms hereof, the Parent may elect (a "Reset Election"), to pay in lieu of Parent Shares, cash in the aggregate amount of the Purchase Price.

   (b) If at any time after the date hereof the closing price per share of the Parent's Common Stock on the Nasdaq National Market is less than $6, the Parent may notify the Company that it desires to amend the Prospectus/Proxy Statement to obtain Company Shareholder approval of its right to make a Reset Election. Following such notification, the Company and the Parent, unless the Parent withdraws such notification, shall amend the Disclosure Document and take such other actions as the Company or the Parent shall reasonably deem necessary or desirable to permit the Parent to exercise the Reset Option. In addition, to the extent that any terms of this Agreement are inconsistent with a Reset Election, such terms shall be deemed to be modified to the limited extent necessary to accommodate the Reset Election. All incremental costs arising in connection with such amendment to the Disclosure Document and the resolicitation of the Company Shareholders shall be borne by the Parent.

  11.7 Failure or Indulgence Not Waiver; Remedies Cumulative

   No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  11.8 Assignments, Successors, and No Third-party Rights

   No party may assign any of its rights under this Agreement without the prior written consent of the other parties except that Parent may assign any of its rights, but not its obligations, under this Agreement to any direct wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

  11.9 Severability

   (a) If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such party or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If the final judgment of a court of competent jurisdiction declares that any item or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, to reduce the scope, duration or area of the term or provision, to delete specific words or phrases and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

   (b) The parties agree that the fees and other amounts provided in Section
10.5 are fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that such amounts exceed the maximum amount permitted by law, then such amounts shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

  11.10 Governing Law

   This Agreement will be governed by the internal laws of the State of Delaware without regard to principles of conflict of laws.

  11.11 Counterparts

   This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

  11.12 Entire Agreement and Modification

   This Agreement supersedes all prior agreements (other than the Confidentiality Agreement), whether written or oral, between or among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) the entire agreement among the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each party hereto.

   IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                          Brooks Automation, Inc.

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          Smart Acquisition Inc.

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          Smart Machines Inc.

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                   Exhibits:

Exhibit 2.10    Form of Escrow Agreement

Exhibit 3.37    Form of Affiliate Agreement

Exhibit 5.13    Confidentiality Agreements

Exhibit 7.8     Matters to be Addressed in Opinion of Company's Counsel

Exhibit 7.12    Noncompetition and Proprietary Information Agreement

Exhibit 8.5     Matters to be Addressed in Opinion of Parent's Counsel

                                  Exhibit 2.10

                                ESCROW AGREEMENT

   This Escrow Agreement dated as of [     ], 1999 (the "Closing Date"), by and
among Brooks Automation, Inc., a Delaware corporation ("Parent"), [     ] (the
"Shareholder Representative"), as the representative of the Shareholders (the "Company Shareholders") of Smart Machines, Inc., a California corporation (the "Company") and State Street Bank and Trust Company, as escrow agent ("Escrow Agent").

                                   RECITALS:

   A. On [     , 1999], Parent and the Company entered into an Agreement and
Plan of Merger (the "Merger Agreement"), pursuant to which Smart Acquisition Corp., a wholly-owned subsidiary of Parent, shall be merged with and into the Company (the "Merger").

   B. The consideration to be paid by Parent to the Company Shareholders in connection with the Merger shall be in the form of shares of Parent common stock, par value $.01 per share ("Parent Common Stock").

   C. Section 2.10 of the Merger Agreement provides that    shares of Parent
Common Stock be deposited with the Escrow Agent subject to the terms and conditions of this Escrow Agreement, as security for the indemnification and certain expense obligations of the Company Shareholders under the Merger Agreement.

   D. Pursuant to Section 2.11 of the Merger Agreement, the Company Shareholders have irrevocably appointed the Shareholder Representative as their agent and attorney-in-fact to enter into this Agreement and other transactions in connection with the Merger on behalf of the Company Shareholders.

   E. The execution and delivery of this Escrow Agreement is a condition precedent to the obligation of Parent to effect the Merger and the other transactions contemplated by the Merger Agreement.

   NOW THEREFORE, in consideration of the recitals and other good and valuable consideration, including the inducement of Parent to effect the Merger, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties agree as follows:

1. Establishment of Escrow

   (a) On the date hereof, Parent has delivered to the Escrow Agent a single certificate for the shares set forth on the attached Schedule A (the "Initial Reserve Shares") registered in the name of Escrow Agent or, in its discretion, in the name of its nominee, and Escrow Agent acknowledges receipt of such shares and agrees to hold and administer said shares subject to the terms of this Agreement. The Escrow Agent shall have no responsibility for the genuineness, validity, market value, title or sufficiency for any intended purpose of the Initial Reserve Shares. The Escrow Agent shall be under no obligation to preserve, protect or exercise rights in the Initial Reserve Shares, and shall be responsible only for reasonable measures to maintain the physical safekeeping thereof, and otherwise to perform and observe such duties on its part as are expressly set forth in this Agreement.

   (b) In the event of any stock dividend, stock split, recapitalization or other changes affecting the outstanding Parent Common Stock as a class effected without consideration, then any new, substituted or additional securities or other property (excluding money paid as a cash dividend that shall be distributed directly to the Company Shareholders) that is by reason of any such transaction distributed with respect to the Initial Reserve Shares, shall immediately be deposited with Escrow Agent. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number of Initial Reserve Shares to reflect the effect of any such transaction upon Parent's capital structure, and Parent and the Shareholder Representative shall forward a revised Schedule A to the Escrow Agent. The Initial Reserve Shares and any adjustments pursuant to this
Section 1(b) shall be collectively referred to as the "Reserve Shares."

   (c) The Reserve Shares have been deposited with the Escrow Agent to assure that funds will be available to meet certain indemnification and expense obligations of the Company Shareholders under the Merger Agreement.

   (d) Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Reserve Shares pursuant to the terms and conditions hereof. The Escrow Agent shall not be responsible for computing or ascertaining any amount of Reserve Shares required to be deposited pursuant to paragraph (b) of this Section 1. The Escrow Agent shall have no duty to invest any funds hereunder.

2. Dispute Resolution

   It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Reserve Shares, or should any claim be made upon such Reserve Shares by a third party, the Escrow Agent upon receipt of a written notice of such dispute or claim by the parties hereto or a third party, is authorized and directed to retain in its possession without liability to anyone, all or any of said Reserve Shares until such dispute shall have been settled either by the mutual agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceeding which relates to the Reserve Shares.

3. Claims

   (a) From time to time on or before one year from the date of acceptance by the California Secretary of State of the Agreement of Merger effecting the Merger (the "Expiration Time", which date shall be certified to the Escrow Agent in writing by Parent and the Shareholder Representative), Parent may give written notice ("Notice") to the Shareholder Representative and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim ("Claim") it may have under Article 9 of the Merger Agreement. Parent may make more than one Claim with respect to any underlying state of facts. If the Shareholder Representative gives written notice to Parent and Escrow Agent disputing any Claim (a "Counter Notice") within twenty (20) days following receipt by Escrow Agent and the Shareholder Representative of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 3(b) hereof. If no Counter Notice is received by Escrow Agent within such twenty day period, then the dollar amount of the Claim as set forth by Parent in its Notice shall be deemed established for purposes of this Escrow Agreement and the Merger Agreement and, at the end of such twenty-day period, Escrow Agent shall deliver the certificate representing the Reserve Shares to Boston Equiserve (the "Transfer Agent") and direct the Transfer Agent to pay Parent the full amount of such Claim by delivery of Reserve Shares (taken proportionately from each Company Shareholder holding Reserve Shares hereunder) having a fair market value (determined as hereafter provided in Section 3(c) hereof) equal to the amount of such Claim. Following any such payment, the Escrow Agent shall receive a new stock certificate representing the remaining Reserve Shares and a revised Schedule A from the Parent and the Shareholder Representative to reflect the remaining holdings of Reserve Shares by each Company Shareholder.

   (b) If a Counter Notice is given with respect to a Claim, Escrow Agent shall deliver the Reserve Shares to the Transfer Agent and direct the Transfer Agent to make payment with respect to such Claim only in accordance with (i) joint written instructions of Parent and the Shareholder Representative or (ii) a final nonappealable order of a court of competent jurisdiction which contains specific instructions to the Escrow Agent, regarding payment of any Claim. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and nonappealable. Escrow Agent shall act on such court order and legal opinion without further question.

   (c) For purposes of this Agreement, the per share fair market value of the Reserve Shares equals $[ ].

4. Termination Of Escrow

   At the Expiration Time, Escrow Agent shall deliver to the Transfer Agent for distribution to the Company Shareholders 100% of the then amount of Reserve Shares (less the amount of any Claims satisfied by the Reserve Shares) to Company Shareholders in accordance with Schedule A unless any Claims are then pending, in which case an amount equal to the aggregate dollar amount of such Claims (as shown in the Notices of such Claims) shall be retained by Escrow Agent in the Reserve Shares (and the balance, if any, paid to Company Shareholders proportionately in accordance with Schedule A). The Escrow Agent shall only retain the Reserve Shares in accordance with this Section 4 until it receives joint written instructions of Parent and the Shareholder Representative or a final nonappealable order of a court of competent jurisdiction and legal opinion as contemplated by Section 3(b) of this Escrow Agreement and, at such time, the Escrow Agent shall deliver to the Transfer Agent for distribution to the Company Shareholders such retained Reserve Shares.

5. Duties Of Escrow Agent

   (a) Parent and the Company Shareholders acknowledge and agree that the Escrow Agent (i) shall not be responsible for any of the agreements referred to herein including, without limitation the Merger Agreement, but shall be obligated only for the performance of such duties as are specifically set forth in this Escrow Agreement each of which is ministerial in nature and shall not be construed as fiduciary; (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve expense or liability unless it shall have been furnished with indemnity acceptable to it;
(iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof; and (iv) may consult counsel satisfactory to it, including in-house counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

   (b) Neither the Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers or employees hereunder except in the case of gross negligence, bad faith or willful misconduct. Parent covenants and agrees to indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability or exposure of any nature incurred by the Escrow Agent arising out of or in connection with this Escrow Agreement or with the administration of its duties hereunder, including, but not limited to, legal fees and expenses and other costs and expenses of defending or preparing to defend against any claim of liability in the premises, unless such loss, liability or expense shall be caused by the Escrow Agent's gross negligence, bad faith or willful misconduct. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

   (c) Each Company Shareholder, severally and not jointly, shall assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Reserve Shares under this Escrow Agreement, and agrees to indemnify, and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any such payment for any obligations imposed now or hereafter by applicable tax law with respect to the payment of Reserve Shares under this Escrow Agreement. Parent and the Shareholder Representative jointly undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Escrow Agreement. Each Company Shareholder, severally and not jointly, agrees to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Escrow Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The Escrow Agent shall have the right to satisfy a Company Shareholder's indemnification obligation to the Escrow Agent under this Section 5 from the sale of Reserve Shares from such Company Shareholder's ownership interest as set forth on Schedule A.

   (d) The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository or escrow agent employed by the Escrow Agent than any such book-entry depository or subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository or subescrow agent was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct.

   (e) Parent agrees to pay or reimburse the Escrow Agent for any legal fees and expenses incurred in connection with the preparation of this Escrow Agreement and to pay the Escrow Agent's reasonable compensation for its normal services hereunder in accordance with the fee schedule attached as Schedule B hereto. Any extraordinary fees and expenses including attorneys' fees, including without limitation any fees or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of the Reserve Shares or the validity of a Claim or Claims by the Parent will be paid by the nonprevailing party in such dispute, provided, however, if neither party has clearly prevailed, the judge shall apportion such fees and expenses between the Parent and the Company Shareholders, subject to the provisions of this Section 5(e) and Section 20. The Company Shareholders' liability for the extraordinary fees and expenses of the Escrow Agent pursuant to this Section 5(e) may be paid by the Parent and recovered as a Claim hereunder out of the Reserve Shares pursuant to Section 3 hereof.

   In the event the Reserve Shares remaining are not sufficient to pay the extraordinary fees and expenses of the Escrow Agent, as described in the prior paragraph, the Parent agrees to reimburse the Escrow Agent for its extraordinary fees and expenses in excess of the fair market value of the remaining Reserve Shares. Parent shall be solely responsible for such fees and expenses and Parent shall not have any right to pursue the Company Shareholders for payment of such fees and expenses. Notwithstanding the foregoing, no reimbursements need be paid in the event of the Escrow Agent's gross negligence, bad faith or willful misconduct.

   (f) The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days prior written notice of resignation to the other parties hereto. Prior to the effective date of the resignation as specified in such notice, Parent will issue to the Escrow Agent a written instruction authorizing redelivery of the Reserve Shares to a successor escrow agent that it selects subject to the reasonable consent of the Shareholders Representative. If, however, Parent shall fail to name a successor escrow agent within twenty (20) days after the notice of resignation from the Escrow Agent, the Shareholders Representative shall be entitled to name such successor escrow agent. If no successor escrow is named by Parent or the Shareholder Representative, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent. Any successor escrow agent shall be a bank or trust company, organized and existing under the laws of the United States or any state thereof, subject to examination by state or federal authorities, and have capital surplus in excess of $100,000,000. The provision of Sections 5(b) and 5(c) of this Escrow Agreement shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.

6. Incorporation by Reference

   With respect to the Parent and the Company Shareholders only, the parties agree that the terms of Article 9 of the Merger Agreement shall be deemed to be incorporated by reference in this Escrow Agreement as if such provisions had been set forth in their entirety herein provided that only the provisions of this Escrow Agreement shall control the responsibilities and obligations of the Escrow Agent and the Escrow Agent shall not have any responsibility for any matters addressed in the Merger Agreement including, without limitation Article 9 thereof.

7. Voting Rights, Etc.

   Upon its timely receipt of a notice of meeting or solicitation of shareholder consent, the Escrow Agent shall provide appropriate notice to the Shareholder Representative and shall exercise any and all voting rights pertaining to the Reserve Shares which at any time may be held by the Escrow Agent pursuant to this Agreement, as directed in writing by the Shareholder Representative not less than three business days prior to such vote. In the absence of any direction, the Escrow Agent shall not vote the Reserve Shares and shall not exercise or otherwise be responsible for any other rights.

8. Ownership For Tax Purposes

   (a) The parties hereto agree that, for tax reporting purposes, all interests or other income earned from the investment of the Reserve Shares, and any interest or other income thereon, shall be allocable to Company Shareholders according to their proportionate ownership of Reserve Shares.

   (b) The Shareholder Representative shall provide the Escrow Agent with a certified tax identification number by signing (or causing to be signed) and returning a Form W-9 (or Form W-8, in the case of non-U.S. persons) to the Escrow Agent for each Company Shareholder within thirty (30) days from the date hereof. The Shareholder Representative understands that, in the event the tax identification numbers of a Company Shareholder is not certified to the Escrow Agent, the Internal Revenue Code may require with respect to such Shareholder withholding or backup withholding of a portion of any interest or other income earned on the investment of the Reserve Shares, in accordance with the Internal Revenue Code, as amended from time to time.

9. Notices

   Any notice permitted or required hereunder shall be deemed to have been duly given: (i) if delivered personally or, (ii) if mailed, certified or registered mail, postage prepaid, to the parties at their addresses set forth below or to such other address as they may hereafter designate, and in the case of the Escrow Agent, upon its receipt of such mailed item.

   Company Shareholders:
   c/o Shareholder Representative:

   [     ]

   in each case
   with a copy to:

   Heller Ehrman White & McAuliffe
   2500 Sand Hill Road, Suite 100
   Menlo Park, CA 94025
   Attention: August J. Moretti
   Telecopy No.: (650) 234-4299

   Parent:

   Brooks Automation, Inc.
   15 Elizabeth Drive
   Chelmsford, MA 01824
   Attn: Robert J. Thierren, President
   Telecopy No.: 978 262 2500
   with a copy to:

   Brown Rudnick Freed & Gesmer
   One Financial Center
   Boston, MA 02111
   Attn: Lawrence M. Levy, Esquire
   Telecopy No.: (617) 856-8201

   Escrow Agent:

   State Street Bank and
   Trust Company
   Two International Place
   Boston, MA 02110
   Attn: Brooks Automation/Smart Machines Escrow Agreement

10. Jurisdiction; Service Of Process

   Parent, the Shareholder Representative and the Company Shareholders hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts of the Commonwealth of Massachusetts and of any federal court located in said Commonwealth in connection with any actions or proceedings brought against Parent, Shareholder Representative or the Company Shareholders by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding Parent, the Shareholder Representative and the Company Shareholders hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that service thereof may be made by certified or registered first class mail directed to Parent and the Shareholder Representative as the case may be, at their respective addresses in accordance with Section 9 hereof.

11. Counterparts

   The Escrow Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

12. Section Headings

   The headings of sections in this Escrow Agreement are provided for convenience only and will not affect its construction or interpretation.

13. Waiver

   No waiver by any party to this Escrow Agreement of any condition or of any breach of any provision of this Escrow Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or a waiver of any other condition or breach of any other provision contained in this Escrow Agreement.

14. Exclusive Agreement and Modification

   (a) Except as set forth in the Merger Agreement, this Escrow Agreement, the documents referenced in this Agreement and the exhibits to such documents, constitute the entire understanding and agreement of the parties to this Escrow Agreement with respect to the subject matter of this Escrow Agreement and of such documents and exhibits and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to this Escrow Agreement, provided that with respect to the Escrow Agent, this Escrow Agreement (without reference to any other agreements) sets forth entire understanding of the parties. Notwithstanding anything to the contrary in the previous sentence, Parent and the Company Shareholders agree that, in the event that any term(s) or provision(s) of this Escrow Agreement conflict(s) with a term or provision of the Merger Agreement, the term(s) and condition(s) of the Merger Agreement will control (except with respect to the responsibilities of the Escrow Agent). The express terms of this Escrow Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms of this Escrow Agreement.

   (b) This Escrow Agreement may not be altered or modified without the written consent of the parties hereto.

15. Force Majeure

   No party to this Escrow Agreement shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, fire, communication line failures, power failures, earthquakes or other disasters.

16. Governing Law

   This Escrow Agreement shall be governed by and construed under the laws of the State of Delaware.

17. Binding Effect

   This Escrow Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.

18. No Encumbrance

   Neither the Reserve Shares, nor any beneficial interest therein, may be pledged, sold, assigned or transferred, including by operation of law, by the Company Shareholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Company Shareholders (other than pursuant to this Escrow Agreement).

19. Reproduction of Documents

   This Escrow Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

20. Limitation of Liabilities

   Section 9.6 of the Merger Agreement provides that notwithstanding any other provision therein to the contrary, the provisions of Article 9 shall be the sole and exclusive remedy of the Indemnitees (as defined in the Merger Agreement), and no Company Shareholder, and no person who is or was an optionholder, warrantholder, director, officer, employee or agent of the Company prior to the effective time of the merger shall have any personal liability to any Indemnitee after such effective time with respect to the Merger. Except as set forth in Section 5(c) hereof, nothing in this Agreement shall be construed to expand the liability of the Company Shareholders beyond that set forth in the Merger Agreement. Notwithstanding any other provision herein to the contrary, the sole liability of the Shareholders Representative shall be as set forth in Section 21 hereof and except as set forth in Section 5(c) hereof, the sole liability of any Company Shareholder to the parties hereto shall be such Company Shareholder's several portion of the Reserve Shares.

21. Shareholder Representative

   (a) The Shareholder Representative shall not suffer any liability or loss for any act performed or omitted to be performed by him under this Escrow Agreement in the absence of adjudicated gross negligence or willful misconduct. The Shareholder Representative may consult with counsel and other experts as may be reasonably necessary to advise him with respect to his rights and obligations hereunder and shall be fully protected by any act taken, suffered, permitted, or omitted in good faith in accordance with the advice of such counsel or experts. The Shareholder Representative shall not be responsible for the sufficiency or accuracy of the form, execution, validity, or genuineness or documents or securities now or hereafter deposited hereunder, or of any endorsement thereof or for any lack of endorsement thereon, or for any description therein, nor shall he be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement, and the Shareholder Representative shall be fully protected in relying upon any written notice, demand, certificate or document which he in good faith believes to be genuine. The Escrow Agent may rely on the Shareholder Representative as the exclusive representative of the Company Shareholders in the discharge of its duties hereunder and shall be indemnified and held harmless, by the Company Shareholders in reliance thereon.

   (b) In the event of the death or permanent disability of the Shareholder Representative, or his resignation as the Shareholder's Representative, a successor Shareholder Representative shall be elected by a majority vote of the Company Shareholders, with each Company Shareholder to be given a vote equal to his proportionate share of the Reserve Shares. The Shareholders shall cause to be delivered to Parent and the Escrow Agent prompt written notice of such election of a successor Shareholder Representative. Each successor Shareholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholder Representative, and the term, "Shareholder Representative" as used herein shall be deemed to include any successor Shareholder Representative.

   IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement as of the date first written above.

                                          BROOKS AUTOMATION, INC.

                                          By: _________________________________

                                          Robert J. Therrien
                                          President and CEO

                                          ESCROW AGENT

                                          State Street Bank and Trust Company

                                          By: _________________________________

                                          Name: _______________________________

                                          SHAREHOLDER REPRESENTATIVE:

                                          Name: _______________________________

                                   Schedule A

                                 Reserve Shares

                                                           Number of
                                                Reserve Shares (as adjusted for
                               Number of        any paid Claims) Proportionate
Shareholder              Initial Reserve Shares     Ownership Percentage  %
-----------              ---------------------- -------------------------------
                                  [  ]









  Total.................          [  ]

                                   Schedule B

                                  Fee Schedule
                                      For
                                Escrow Services

                                 Merger Between
                            Brooks Automation, Inc.
                                      And
                              Smart Machines, Inc.

      Acceptance Fee:          [  ]

      Administrative Fee:      $[  ] per year or part thereof

      Out-of-Pocket Expenses:  At Cost

      Legal Fees ([  ]):       At Cost

                                  Exhibit 3.37

                             AFFILIATE'S AGREEMENT

                                                                   [     ], 1999

Brooks Automation, Inc.
Attn: President
15 Elizabeth Drive
Chelmsford, MA 01824

Dear Sirs:

   Reference is made to an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") entered into by and among Brooks Automation, Inc. (the "Parent"), Smart Acquisition Corp. (the "Acquisition Subsidiary") and Smart Machines, Inc. (the "Company"). The Merger Agreement provides for the merger of the Acquisition Subsidiary with and into the Company (the "Merger"). Terms not defined herein shall have the respective meanings set forth in the Merger Agreement.

   In consideration of the mutual agreements, provisions and covenants set forth in the Merger Agreement and hereinafter in this agreement, the undersigned represents and agrees as follows:

   1. Voting Agreement. Until the termination of the Merger Agreement, the undersigned agrees to vote or give written consents with respect to all of the Company Common Stock and Company Preferred Stock held by the undersigned and any of the Company Common Stock and Company Preferred Stock over which the undersigned has voting control, in favor of the Merger and the Merger Agreement.

   2. Irrevocable Proxy. Until the termination of the Merger Agreement, the undersigned hereby irrevocably appoints Parent or any designee of Parent as the undersigned's lawful agent, attorney and proxy to vote or give consents with respect to the shares of Company Common Stock and Company Preferred Stock held by the undersigned and any shares of Company Common Stock and Company Preferred Stock over which the undersigned has voting control, in favor of the approval of the Merger and the Merger Agreement. The undersigned intends this proxy to be irrevocable and coupled with an interest. Parent agrees that it or its designee shall vote the shares of Company Common Stock and Company Preferred Stock held by the undersigned and any shares of Company Common Stock and Company Preferred Stock over which the undersigned has voting control, in favor of the approval of the Merger and the Merger Agreement, and any amendments to the Company's Organizational Documents which are necessary to permit the Merger. The agents, attorneys and proxies named herein may not exercise this proxy on any other matter except as provided herein. The undersigned may vote all shares of Company Common Stock and Company Preferred Stock held by the undersigned and any shares of Company Common Stock and Company Preferred Stock over which the undersigned has voting control on all other matters.

   3. Pooling Requirements.

     (a) The undersigned will not sell, transfer or otherwise dispose of, or reduce his or its interest in or risk relating to, any shares of the Parent's common stock, $.01 par value per share ("Parent Common Stock"), presently owned by the undersigned, or any Parent Common Stock issued to the undersigned pursuant to the Merger or upon exercise of any stock options or warrants, until after the earlier of such time as the Parent has published (within the meaning of Accounting Series Release No. 130, as amended, of the Securities and Exchange Commission) financial results covering at least 30 days of combined operations of the Company and the Parent or the termination of the Merger Agreement.

     (b) Until the earlier of the Effective Time of the Merger or the termination of the Merger Agreement, the undersigned will not sell, transfer or otherwise dispose of, or reduce his or its interest in or risk relating to any shares of Company Capital Stock presently owned by the undersigned.

   4. No Solicitation. The undersigned shall not directly or indirectly (i) solicit, engage in discussions or negotiate with any Person (whether or not such discussions or negotiations are initiated by the undersigned), or take any other action intended or designed to facilitate the efforts of any Person, other than Parent, relating to an Alternative Acquisition, (ii) provide information with respect to the Company to any Person, other than Parent, relating to a possible Alternative Acquisition by any Person, other than Parent or (iii) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent.

   5. Rule 145. The undersigned will not offer, sell, pledge, transfer or otherwise dispose of any of the shares of Parent Common Stock issued to the undersigned in the Merger unless at such time either: (i) such transaction shall be permitted pursuant to the provisions of Rule 145 under the Securities Act of 1933, as amended, (the "Securities Act"), (ii) the undersigned shall have furnished to the Parent an opinion of counsel, satisfactory to the Parent, to the effect that no registration under the Securities Act would be required in connection with the proposed offer, sale, pledge, transfer or other disposition; or (iii) a registration statement under the Securities Act covering the proposed offer, sale, pledge, transfer or other disposition shall be effective under the Securities Act.

   6. Legend. The undersigned understands that all certificates representing the Parent Common Stock deliverable to the undersigned pursuant to the Merger shall, until the occurrence of one of the events referred to in Section 5 above, bear a legend substantially as follows:

     "The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with the requirements of Rule 145 of the Securities Act of 1933, as amended, and the other conditions specified in the Affiliates Agreement dated as of [ ], 1999 between the holder of this certificate and Brooks Automation, Inc., a copy of which Agreement may be inspected by the holder of the certificate at the offices of Brooks Automation, Inc."

   The Parent, in its discretion and in a manner consistent with the legend set forth above, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for the shares of Parent Common Stock which are required to bear the foregoing legend.

   7. Miscellaneous.

     (a) This agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

     (b) This agreement shall be binding on the undersigned's successors and assigns, including his heirs, executors and administrators.

   The undersigned has carefully read this agreement and discussed its requirements, to the extent the undersigned believed necessary, with its counsel.

                                          Very truly yours,

                                          _____________________________________
                                          Signature

                                          _____________________________________
                                          Print Name

   Accepted:

   BROOKS AUTOMATION, INC.

   By: ________________________

   Name: Robert J. Therrien
   Title: President

   Dated: _____________________

                                  Exhibit 5.13

                                  July 7, 1999

Ladies and Gentlemen:

   In connection with, and for the purpose of evaluating, the possible acquisition (the "Transaction") of 100% of the issued and outstanding capital stock of Smart Machines Inc. ("Seller") by Brooks Automation, Inc. ("Buyer"), Seller may receive or have access to confidential or proprietary information and materials and/or trade secrets of Buyer, whether furnished before or after the date of this letter (together with all notes, analyses, compilations, studies or other documents, whether prepared by either party or others, which contain or otherwise reflect such information, the "Evaluation Material"). As a condition to Buyer furnishing the Evaluation Material, Seller agrees, as set forth herein, to treat confidentially the Evaluation Material received by Seller from Buyer or its Representatives (as defined below).

   For purposes of this letter agreement, the terms Buyer and Seller, including terms referring thereto, such as "party to the Transaction", include Buyer's and Seller's respective directors, officers, employees, agents, advisors, or representatives of its agents, affiliates, advisors, or prospective lenders (collectively referred to as "Representatives"). The term "Evaluation Material" does not include information that (i) becomes generally available to the public other than as a result of a disclosure by Seller, (ii) was available to Seller on a non-confidential basis prior to its disclosure to Seller by Buyer, or
(iii) becomes available to Seller on a nonconfidential basis from a source other than Buyer, provided that such source is not bound by a confidentiality agreement with Seller or otherwise prohibited from transmitting the information to Seller by a contractual, legal or fiduciary obligation.

   It is understood that Seller may disclose the Evaluation Material only to those of its Representatives who require such material for the purpose of evaluating a possible Transaction (provided that such Representatives shall be informed by Seller of the confidential nature of the Evaluation Material). Seller agrees to keep the Evaluation Material confidential and, except with the specific prior written consent of the Buyer, or as expressly otherwise permitted by the terms hereof, will not disclose the Evaluation Material. Seller further agrees not to use any of the Evaluation Material for any reason or purpose other than to evaluate a possible Transaction.

   Without the prior written consent of Buyer, Seller will not disclose to any person (1) the fact that the Evaluation Material has been made available to Seller or that Seller has inspected any portion of the Evaluation Material, (2) the fact that any discussions or negotiations are taking place concerning a possible Transaction, or (3) any of the terms, conditions, or other facts with respect to a possible Transaction, including the status thereof, unless and only to the extent that such disclosure (after making reasonable efforts to avoid such disclosure and after advising and consulting with the other party to the Transaction about any intention to make, and the proposed contents of, such disclosure) is, in the opinion of counsel of the Seller, required by applicable law. The term "person" as used in this letter shall be broadly interpreted to include without limitation any corporation, company, partnership and individual.

   In the event that Seller is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigative Demand or similar process) to disclose any of the Evaluation Material, it is agreed that Seller will provide Buyer with prompt notice of such request(s) so that it may seek an appropriate protective order or other appropriate remedy and/or waive the Seller's compliance with the provisions of this Agreement. In the event that a protective order or other remedy is not obtained, or that the other party to the Transaction grants a waiver hereunder, the Seller may furnish that portion (and only that portion) of the Evaluation Material which, in the written opinion of its counsel, it is legally compelled to disclose and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to any Evaluation Material so furnished.

   Upon the written request of Buyer, Seller will promptly deliver to Buyer all documents or other matter furnished by Buyer to the Seller constituting Evaluation Material, together with all copies thereof in the possession of Seller. In the event of such request, all other documents or other matter constituting Evaluation Material in the possession of Seller will be destroyed, with any such destruction confirmed by Seller in writing to the other party.

   In addition, Seller hereby acknowledges that Seller is aware (and that Seller's representatives who are apprised of this matter have been or will be advised) that the securities laws of the United States restrict persons with material nonpublic information about a company obtained directly or indirectly form that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

   Although Seller understands that Buyer will endeavor to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of the other party's investigation, Seller understands that Buyer makes no representation or warranty as to the accuracy or completeness of the Evaluation Material. Seller and its respective Representatives shall have no liability resulting from the use of the Evaluation Material. Only those representations and warranties that may be made in a definitive written agreement for a Transaction, when, as, and if executed and subject to such limitations and restrictions as may be specified therein, shall have any legal effect, and Buyer and Seller agree that if the parties determine to engage in a Transaction, such determination will be based solely on the terms of such written agreement and on each party's own investigation, analysis, and assessment of the Transaction. The agreements set forth in this letter agreement may be modified or waived only by a separate writing signed by the parties, which shall expressly modify or waive such agreements.

   Seller acknowledges that money damages would be incalculable and an insufficient remedy for any breach of this Agreement and that any such breach would cause Buyer irreparable harm. Accordingly, Seller agrees that in the event of any breach or threatened breach of this Agreement, Buyer, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance.

   It is understood and agreed that no failure or delay by either party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder.

   The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect.

   This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

                                     * * *

   If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our Agreement with respect to the subject matter hereof.

                                          Very truly yours,

                                          Brooks Automation, Inc.

                                          By: _________________________________

                                                 ,

Confirmed and agreed to as of the date first above written:

Smart Machines, Inc.

By: ___________________________
Name: _________________________
Title: ________________________

                                  Exhibit 7.8

                           Opinion of Company Counsel

   The following opinions will be subject to customary assumptions and qualifications.

   1. Under the laws of the State of California each of the Company and the Company Subsidiary has legal existence and is a corporation duly incorporated and in good standing. Each of the Company and the Company Subsidiary has the corporate power and authority to own or lease its properties and to conduct its business as presently conducted. All of the issued and outstanding capital stock of the Company Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable and is owned by the Company. To the best of our knowledge, no options, warrants or other rights to acquire, agreements or obligations to issue or other rights to convert any obligation into shares of capital stock or ownership interests in the Company Subsidiary are outstanding.

   2. The Company has the corporate power and authority to enter into the Transaction Documents and to perform its obligations thereunder. The execution and delivery by the Company of the Transaction Documents has been duly authorized by all necessary corporate action on the part of the Company, and each Transaction Document has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, however, to enforcement of bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

   3. The authorized capital stock of the Company consists of (i) 16,000,000 shares of Preferred Stock, 1,965,000 of which shares have been designated Series A Preferred Stock, 532,382 of which shares have been designated Series B Preferred Stock, 879,096 of which shares have been designated Series C Preferred Stock 2,287,250 of which shares have been designated Series D Preferred Stock, and 962,261 of which have been designated Series E Preferred Stock, and (ii) 33,000,000 shares of Common Stock. Immediately prior to the Closing, 4,626,218 shares of Common Stock, 1,965,000 shares of Series A Preferred Stock, 532,328 shares of Series B Preferred Stock, 834,096 shares of Series C Preferred Stock, 1,166,581 shares of Series D Preferred Stock and no shares of Series E Preferred Stock are issued and outstanding. According to the stock records of the Company, all such outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable, and to our knowledge, are subject to no liens or restrictions imposed by or through the Company except as set forth on the Disclosure Schedule. Except as set forth on the Disclosure Schedule, to our knowledge the Company is not obligated to register under the Securities Act any of its outstanding securities or any of its securities which may hereafter be issued. Immediately prior to the Closing, to our knowledge, the stockholders of record and holders of subscriptions, warrants, options, convertible securities, and other rights (contingent or other) to purchase or otherwise acquire equity securities of the Company, and the number of shares of Preferred Stock and Common Stock and the number of such subscriptions, warrants, options, convertible securities, and other such rights held by them, are as set forth in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, to our knowledge immediately prior to the Closing no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding and there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset. To our knowledge, except as set forth in the Disclosure Schedule or as provided for in the Organizational Documents of the Company, there are no (i) special voting rights with respect to the capital stock of the Company, (ii) stock appreciation, phantom stock or similar rights granted by the Company or (iii) preemptive rights with respect to the issuance or sale of shares of the Company's capital stock.

   4. The execution and delivery of the Transaction Documents and the consummation of the Merger and the other transactions contemplated thereby will not result in (i) a breach or violation of any of terms or provisions of or constitute a default under the Organizational Documents of the Company or the Company Subsidiary, (ii) a breach or violation of any provision of any contract or agreement listed in Sections 3.15(a)(v) and 3.15(a)(xiii) of the Disclosure Schedule or otherwise known to us to which the Company or the Company Subsidiary is a party or by which the Company or the Company Subsidiary is bound, or (iii) give rise to a right of termination of any such contract or the creation of any lien on any property of the Company, the Company Subsidiary or the Surviving Corporation (except due to acts of Parent). To our knowledge, neither the Company nor the Company Subsidiary is a party to, or expressly bound by, any judgment, injunction or decree of any court or governmental authority which would restrict or interfere with the performance by the Company of its obligations under the Transaction Documents.

   5. No consent, approval, authorization, order, registration or qualification of or with any United States federal or California governmental agency or body or, to our knowledge, any United States federal or California court is required to permit the execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Documents and the consummation of the Merger and the other transactions contemplated thereby, except for the filing and acceptance of the Agreement of Merger with the California Secretary of State and except for such consents, approvals, authorizations, orders, registrations or qualifications (i) as may be required under United States federal or state securities or Blue Sky laws in connection with the issuance of the Parent Shares or (ii) which if not obtained would not have a Material Adverse Effect.

   6. Neither the execution, delivery or performance of the Transaction Documents by the Company nor the consummation of the Merger or the other transactions contemplated thereby will violate any United States federal or California statute (other than applicable provisions of United States federal securities laws and related state securities laws, as to which we express no opinion), which violation or violations, individually or in the aggregate, would have a Material Adverse Effect.

   7. Other than as set forth in the Disclosure Schedule, to the best of our knowledge there is no litigation or governmental proceeding or investigation pending or threatened against the Company or the Company Subsidiary.

   8. Upon the filing of the Agreement of Merger with the Secretary of State of the State of California, the Merger will be effective in accordance with the terms and provisions of the Merger Agreement, the Agreement of Merger and the California General Corporation Law.

                                  Exhibit 7.12

              NONCOMPETITION AND PROPRIETARY INFORMATION AGREEMENT

                                    (     )

   AGREEMENT entered into as of this   day of [     ], 1999, by and among Smart
Machines, Inc., a California corporation (the "Company"), Brooks Automation,
Inc., a Delaware corporation (the "Parent") and [     ], an individual residing
in California ("Shareholder").

                              W I T N E S S E T H:

   WHEREAS, Parent and the Company entered into an Agreement and Plan of Merger dated of even date herewith (the "Merger Agreement"), pursuant to which SMI Acquisition Corp., a wholly-owned subsidiary of Parent, shall be merged with and into the Company (the "Merger"); and

   WHEREAS, it is condition to the Merger that this Noncompetition and Proprietary Information Agreement be entered into; and

   WHEREAS, prior to the date hereof, [     ] was a shareholder, [director]
[executive officer] and employee of the Company; and

   WHEREAS, during the course of such affiliation, Shareholder has become knowledgeable and experienced in one or more aspects of the business of the Company, and the growth and success of the business of the Company has been due in part to the services and unique talents of Shareholder; and

   WHEREAS, in his capacity as an [officer] [employee] of the Company, Shareholder had access to the Company's business activities, business plans, personnel, financial status and other confidential and proprietary information including, but not limited to, existing and potential customers, customer information, target market areas, potential and future products, methods, techniques, trade secrets and other information of and about the Company and its affiliates and their customers and suppliers, all of which are of significant value to Parent and the Company and which are not generally known but are confidential; and

   WHEREAS, the Company and its affiliates currently, and will in the future, produce and license and sell products and technologies to their customers on a worldwide basis; and

   WHEREAS, as a result of Shareholder's involvement with and knowledge of the business of the Company and his access to customers of the Company and related customer information, Shareholder acknowledges the need for and agrees to impose certain restrictions on the ability of Shareholder to compete with the Company and/or any of its affiliates, including Parent, in order to keep intact the Company's business organization, to keep available its present officers, employees and agents and to preserve the good will of all suppliers, customers and other persons having business relations with the Company and/or any affiliates thereof, including Parent, and to preserve the good will of the Company and/or any affiliate thereof, including Parent, as a going concern, upon the terms and conditions contained in this Agreement;

   NOW THEREFORE, in consideration of the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, it is hereby agreed by and between the parties as follows:

   1. Covenant Not To Compete.

     (a) For a period of two years after the date hereof (the "Noncompetition Period"), for any reason or no reason, directly or indirectly, whether with or without cause, Shareholder shall not, whether as owner, partner, shareholder, director, consultant, agent, employee, guarantor, surety or otherwise, or through any person, consult with or in any way aid or assist any current competitor of Parent, the Company or any of their respective affiliates now or hereafter existing (each an "Affiliate" and collectively the "Affiliates") or any successor to all or substantially all of the business of Parent or the Company (each a "Successor"), or engage or attempt to engage in any employment, consultancy or other activity, which activity competes directly or indirectly, with the Business of Parent, the Company, any Affiliate or any Successor, anywhere in the world where the Company or Parent currently conducts the Business. Notwithstanding the foregoing, Shareholder may be an employee of or consultant to a firm, corporation, business or other commercial enterprise that engages in two or more lines of business, including the Business of the Parent, so long as Shareholder
  (i) does not provide any services to, or exercise any financial, managerial, operational or other control over the subsidiary or division that engages in the Business of the Parent and (ii) provides services or exercises any financial, managerial, operational or other control over a completely separate subsidiary or division of such person which is not involved in the Business. For purposes of this Agreement, the term "Business" shall mean activities in robotics, wafer handling and materials handling systems and components for the semiconductor, flat panel display and magnetic media industries. Shareholder acknowledges that his participation in the conduct of any such Business alone or with any person other than the Company will materially impair the business and prospects of Parent and the Company.

     (b) In addition to and without limiting the foregoing, for a period of two years after the date hereof (the "Nonsolicitation Period"), Shareholder shall not, nor shall he attempt to or assist any other person in attempting to do any of the following: (i) solicit for employment or other engagement any director, officer, employee, or agent of the Company or any Affiliate or any Successor, or encourage any such person to terminate such relationship with the Company or any Affiliate or Successor, (ii) encourage any customer, client, supplier or other business relationship of the Company or any Affiliate or Successor to terminate or alter such relationship, whether contractual or otherwise, written or oral, with the Company or any Affiliate or Successor, (iii) encourage any prospective customer or supplier not to enter into a business relationship with the Company or any Affiliate or Successor; or (iv) impair or attempt to impair any relationship, contractual or otherwise, written or oral, between the Company or any Affiliate or Successor, and any customer, supplier or other business relationship of the Company or any Affiliate or Successor.

     (c) In addition to and without limiting the foregoing, during the term of the Noncompetition Period, Shareholder will not, either directly or indirectly, solicit, pursue, call upon or take away, either for himself or for the benefit of any other person or entity, any of the customers of the Company or any Affiliate or Successor, upon whom Shareholder called or with whom Shareholder became acquainted during his employment or affiliation with the Company.

     (d) Nothing in this Agreement shall preclude Shareholder from making passive investments of not more than 1% of a class of securities of any business enterprise registered under the Securities Exchange Act of 1934, as amended, or precludes Mr. Janac from maintaining his investment in Seprogen, Cadence Design Systems, Xulu Entertainment and Redwood Ventures III.

   2. Protection of Proprietary Information. Shareholder recognizes that the Company and its Affiliates are engaged in a continuous program of research and development relating to their respective business opportunities, market forecasting, data processing, operating procedures, products, methods, systems, techniques, machinery, tooling, hardware, computer software programs and applications, designs, formulae, schematics, maskworks, specifications, processes, plans, "know how," trade secrets, and other tangible and intangible proprietary information and that the Company and its Affiliates have developed information regarding costs, profits, markets, operating procedures, products, methods, systems, techniques, customer lists, machinery, tooling, hardware, computer software programs and applications, designs, formulae, schematics, maskworks, specifications, processes, "know-how" designs, plans for present and future development and expansion into new markets and other tangible and intangible proprietary information, which is secret and confidential in nature and is not available to the public, which gives the Company and its Affiliates a special competence in their respective and various fields of endeavor which are otherwise deemed to be proprietary to the Company and/or its Affiliates, all of which have been acquired or developed at considerable expense to the

Company and its Affiliates. Shareholder acknowledges that a relationship of confidence and trust has been developed between Shareholder and the Company with respect to information of a confidential or secret nature made known to Shareholder during his employment by the Company. The information referred to in the preceding two sentences is hereafter collectively referred to as the "Company Information." Shareholder further recognizes that the Company and its Affiliates have obtained and have access to certain information concerning their respective customers and suppliers which the Company and such Affiliates treat and desire to continue to treat on a confidential basis ("Customer Information") and that Shareholder, during the course of his employment with the Company had access to such Customer Information. Shareholder acknowledges that the Company Information and the Customer Information that Shareholder may have acquired was acquired in confidence and as a fiduciary of the Company. Accordingly, Shareholder agrees that:

     (a) Shareholder shall not disclose, either directly or indirectly, under any circumstances, at any time, any of the Company Information or Customer Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever except, if employed by the Company, in connection with the performance of his duties while employed by the Company; provided that Shareholder shall not be deemed to be in breach of such covenant if (i) Shareholder makes such disclosure pursuant to an order of a court of competent jurisdiction from which no appeal may be taken, and
  (ii) Shareholder shall have promptly given written notice to the Company of the request or demand for such disclosure, and (iii) the Company has been afforded the right to participate at its own expense in objecting to or limiting the nature and scope of such disclosure, and to seek judicial protection available for like material, such as protective orders and sealed records of proceedings. Shareholder further agrees not to use any of the Company Information or Customer Information for his own benefit or for the benefit of any other person, firm, corporation, association or other entity for any reason or purpose whatsoever.

     (b) Shareholder further agrees that at any time upon the request of the Company, Shareholder will deliver to the Company all documents and data of any nature pertaining to any Company Information and Customer Information which is in the direct or indirect possession, or under the direct or indirect control, of Shareholder.

     (c) Shareholder represents that Shareholder's performance of all the terms of this Agreement does not and will not breach any agreement by which Shareholder is bound to keep in confidence proprietary information or trade secrets of any other person acquired by Shareholder in confidence or in trust and Shareholder agrees not to enter into any agreement either written or oral in conflict herewith.

     (d) The obligations of confidentiality and nondisclosure shall not include information which Shareholder can show is (i) in the public domain unless there by reason of Shareholder's improper disclosure, (ii) was disclosed to Shareholder in good faith by a third party having the right to disclose such information, (iii) already in Shareholder's possession as of the date hereof or (iv) is independently developed by or on Shareholder's behalf independently of any disclosure hereunder.

   3. Remedies. Shareholder expressly acknowledges that, in the event that the provisions of Section 1 or 2 hereof are breached, the Company will suffer damages incapable of ascertainment and will be irreparably damaged if any provision of such Sections is not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of any provision of said Sections 1 or 2, Shareholder agrees and consents that, in addition to any and all other remedies available to the Company, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach of threatened breach of any of such provisions. Shareholder consents that, for purposes of any action initiated against Shareholder hereunder, service of process may be effected by certified mail or overnight receipted courier as set forth in Section 7 hereof and shall be acceptable and adequate to satisfy the requirement that service of process be served on Shareholder in connection therewith. All such proceedings may be pursued and such remedies sought and obtained concurrently or consecutively at the election of the Company.

   4. Integral Part of Transaction; Protection of Interests. The undertakings and covenants of Shareholder contained in this Agreement are an integral part of the transactions set forth in the Merger Agreement. Shareholder acknowledges, warrants and agrees that the restrictive covenants contained in Sections 1 and 2 of this Agreement are necessary for the protection of the business investment by the Parent in the capital stock of the Company and the legitimate business interests of the Company and its Affiliates, respectively, and are reasonable in scope and content. Shareholder further acknowledges and agrees that the territorial, time and other limitations imposed hereunder upon the current and future business activities of Shareholder are reasonable and properly required for the adequate protection of the business investment by the Parent in the capital stock and the business affairs of the Company and its Affiliates, respectively, and in the event any such territorial, time or other limitations are found to be unreasonable by a court of competent jurisdiction, Shareholder agrees and submits to the reduction of such territorial, time or other limitations to such an area, period or otherwise as the court may determine to be reasonable. In the event that any limitation contained in Sections 1 or 2 of this Agreement is found to be unreasonable or otherwise invalid in whole or in part in any jurisdiction, Shareholder agrees that such limitations shall be and remain valid in all other jurisdictions.

   5. Severability. The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.

   6. Assignment. The Company and Parent shall each have the right to assign this Agreement to its respective successors of all or substantially all of their respective businesses, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

   7. Notices. All notices to be sent pursuant to this Agreement shall be in writing and shall have been deemed to have been adequately given if delivered in person or mailed by registered or certified mail, postage prepaid or overnight receipted courier.

   If to the Parent to:

   Brooks Automation, Inc.
   15 Elizabeth Drive
   Chelmsford, MA 01824
   Attention: Chief Financial Officer
   Tel: (978) 262-2610
   Fax: (978)262-2502

   with a copy to:

   Lawrence M. Levy, Esquire
   Brown, Rudnick, Freed & Gesmer, P.C.
   One Financial Center
   Boston, MA 02111
   Tel: (617) 856-8200
   Fax: (617) 856-8201

   If to the Company to:

   Smart Machines Inc.
   651 River Oaks Parkway
   San Jose, CA 95134
   Tel: (408) 324-1234
   Fax: (408) 324-1966
   [     ]
   with a copy to:

   Lawrence M. Levy, Esquire
   Brown, Rudnick, Freed & Gesmer, P.C.
   One Financial Center
   Boston, MA 02111
   Tel: (617) 856-8200
   Fax: (617) 856-8201

   If to Shareholder to:

   ______________________
   ______________________
   ______________________

   with a copy to:

   Heller Ehrman White & McAuliffe
   2500 Sand Hill Road, Suite 100
   Menlo Park, CA 94025
   Telecopier No.: (650) 234-4299
   Telephone No.: (650) 234-4200
   Attention: August J. Moretti

   8. Waivers. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed to be a continuing waiver unless specifically stated therein.

   9. Modifications. No modifications of any provisions of this Agreement shall be made unless made in writing and signed by the parties hereto.

   10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

   11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   12. Headings. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not affect the meaning or construction of any of the provisions hereof.

                           [SIGNATURES ON NEXT PAGE]

   IN WITNESS WHEREOF, the parties hereto, or their duly authorized representatives, have signed, sealed and delivered this Agreement effective as of the day and year first above written.

                                          SMART MACHINES, INC.


                                          By:__________________________________
                                            Name:
                                            Title

                                          BROOKS AUTOMATION, INC.


                                          By:__________________________________
                                            Name: Robert J. Therrien
                                            Title: President and Chief
                                            Executive Officer

                                          SHAREHOLDER


                                          _____________________________________
                                          [   ]

                                  Exhibit 8.5

                          Opinion of Parent's Counsel

   The following opinions will be subject to customary assumptions and qualifications.

     1. Under the laws of the State of Delaware, each of the Parent and the Merger Sub has legal existence and is a corporation duly incorporated and in good standing. The Parent has the corporate power and authority to own or lease its properties and to conduct its business as presently conducted.

     2. Each of the Parent and the Merger Sub has the corporate power and authority to enter into the Transaction Documents and to perform its obligations thereunder. The execution and delivery by the Parent of each of the Transaction Documents to which it is a party has been duly authorized by all necessary corporate action on the part of the Parent, and each such Transaction Document has been duly executed and delivered by the Parent, and constitutes a valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms. The execution and delivery by the Merger Sub of each of the Transaction Documents to which it is a party has been duly authorized by all necessary corporate action on the part of the Merger Sub, and each such Transaction Document has been duly executed and delivered by the Merger Sub, and constitutes a valid and binding obligation of the Merger Sub, enforceable against the Merger Sub in accordance with its terms.

     3. All of the Merger Shares will be, when issued in accordance with the Agreement, duly authorized, validly issued, fully paid and nonassessable. To our knowledge, the issuance of the Merger Shares by the Parent is not subject to the preemptive or other similar rights of any stockholder of the Parent.

     4. The execution and delivery of the Transaction Documents and the consummation of the Merger and the other transactions contemplated by the Agreement will not contravene or conflict with the Organizational Documents of the Parent or the Merger Sub. To our knowledge, neither the Parent nor the Merger Sub is a party to, or expressly bound by, any judgment, injunction or decree of any court or governmental authority which would restrict or interfere with the performance by the Parent or the Merger Sub of its obligations under the Transaction Documents to which it is a party.

     5. No consent, approval, authorization, order, registration or qualification of or with any United States federal or Massachusetts governmental agency or body or any Delaware governmental agency or body acting pursuant to the Delaware General Corporation Law or, to our knowledge, any United States federal or Massachusetts court or Delaware court acting pursuant to the Delaware General Corporation Law is required to permit the execution and delivery by each of the Parent and the Merger Sub of, and the performance of each of the Parent and the Merger Sub of their obligations under, the Transaction Documents to which each is a party and the consummation of the Merger and the other transactions contemplated by the Agreement, except for the filing and acceptance of the Certificate of Merger with the Delaware Secretary of State and except for such consents, approvals, authorizations, orders, registrations or qualifications (i) as may be required under state securities or Blue Sky laws in connection with the issuance of Parent Shares or (ii) which if not obtained would not reasonably be expected to have a Material Adverse Effect on Parent.

     6. Neither the execution, delivery or performance of the Transactions Documents by the Parent and the Merger Sub nor the consummation of the Merger and the other transactions contemplated thereby will violate any United States federal or Massachusetts statute or any provision of the Delaware General Corporation Law that is currently in effect and binding upon or applicable to the Parent or the Merger Sub (other than applicable antifraud provisions of United States federal securities laws and related state securities laws, as to which we express no opinion), except (i) as may be required under United States federal and state securities or Blue Sky laws or (ii) for a violation or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

           APPENDIX B--CALIFORNIA GENERAL CORPORATION LAW CHAPTER 13

                         CHAPTER 13. DISSENTERS' RIGHTS

   1300 [SHORT FORM MERGER; PURCHASE OF SHARES AT FAIR MARKET VALUE; "DISSENTING SHARES" AND DISSENTING SHAREHOLDER].--(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of
Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

   (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

   (c) As used in this Chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record. (Last amended by Ch. 543, L. '93, eff. 1-1-94.)

   1301 [DISSENTER'S RIGHTS; DEMAND ON CORPORATION FOR PURCHASE OF SHARES].--
(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of section 1300, unless they lose their status as dissenting shares under Section 1309.

   (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

   (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. (Last amended by Ch. 1155, L. '80, eff. 1-1-81.)

   1302 [DISSENTING SHARES, STAMPING OR ENDORSING].--Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares. (Last amended by Ch. 766, L. '86, eff. 1-1-87).

   1303 [DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST; TIME OF PAYMENT].--(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

   (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement. (Last amended by Ch. 766, L. '86, eff. 1-1-87).

   1304 [DISSENTERS ACTIONS; JOINDER; CONSOLIDATION; APPOINTMENT OF APPRAISERS].--(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

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   (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

   (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

   1305 [APPRAISERS DUTY AND REPORT; COURT JUDGEMENT; PAYMENT; APPEAL; COSTS OF ACTION].--(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

   (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

   (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

   (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

   (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301). (Last amended by Ch. 766 L. '86, eff. 1-1-87.)

   1306 [DISSENTING SHAREHOLDERS: EFFECT OF PREVENTION OF PAYMENT OF FAIR MARKET VALUE].--To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

   1307 [DISSENTING SHARES, DISPOSITION OF DIVIDENDS].--Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

   1308 [DISSENTING SHARES, RIGHTS AND PRIVILEGES].--Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.


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

   1309 [DISSENTING SHARES, LOSS OF STATUS].--Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

   (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses included in such proceedings and reasonable attorneys' fees.

   (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

   (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

   (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

   1310 [SUSPENSION OF CERTAIN PROCEEDINGS WHILE LITIGATION IS PENDING].--If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

   1311 [CHAPTER INAPPLICABLE TO CERTAIN CLASSES OF SHARES].--This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger. (Last amended by Ch. 919, L. '88, eff. 1-1-89.)

   1312 [VALIDITY OF REORGANIZATION OR SHORT FORM MERGER, ATTACK ON; SHAREHOLDERS' RIGHTS; BURDEN OF PROOF].--(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

   (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days, prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

   (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled. (Last amended by Ch. 919, L. '88, eff. 1-1-89.)

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